Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-290152

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

To the Shareholders of First Community Corporation and Signature Bank of Georgia:

On July 13, 2025, First Community Corporation, which we refer to as First Community, First Community Bank, and Signature Bank of Georgia, which we refer to as Signature Bank, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, which provides that, subject to the terms and conditions set forth in the merger agreement, Signature Bank will merge with and into First Community Bank, with First Community Bank continuing as the surviving bank following the merger.

If the merger is completed, each outstanding share of Signature Bank common stock (except for shares owned by First Community or its subsidiaries and Signature Bank or its subsidiaries, in each case, other than shares held in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by Signature Bank shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 0.6410 shares of First Community common stock, which together with cash in lieu of any fractional shares we refer to as the “merger consideration.” Although Signature Bank shareholders will receive a fixed number of shares of First Community common stock, the market value of the merger consideration will fluctuate with the market price of First Community common stock and will not be known at the time the shareholders of First Community or Signature Bank vote on the approval of the merger agreement.

First Community common stock is listed on The Nasdaq Stock Market, or Nasdaq, under the symbol “FCCO.” Signature Bank stock is quoted on The OTCID Basic Market under the trading symbol “SGBG.”

The closing price of First Community common stock on Nasdaq on July 11, 2025, the last day that there were trades in First Community common stock before the official public announcement of the merger, was $24.84 per share. The closing price of Signature Bank common stock on The OTCID Basic Market on July 11, 2025, the last day that there were trades in Signature Bank common stock before the public announcement of the merger, was $15.20 per share. The closing price of First Community common stock on Nasdaq on September 19, 2025, the last practicable trading day before the date of this joint proxy statement/prospectus, was $29.14 per share. The closing price of Signature Bank common stock on The OTCID Basic Market on September 10, 2025, the last practicable trading day on which shares of Signature Bank common stock were actively traded before the date of this joint proxy statement/prospectus, was $17.30 per share. The implied value of the merger consideration payable for each share of Signature Bank common stock on July 11, 2025 and September 19, 2025 is approximately $15.92 and $18.68, respectively. The value of the First Community common stock at the time of completion of the merger could be greater than, less than or the same as the value of First Community common stock on the date of the accompanying joint proxy statement/prospectus or the dates of the respective shareholder meetings of First Community or Signature Bank. We urge you to obtain current market quotations for both First Community common stock and Signature Bank common stock.

Based on the number of shares of Signature Bank stock outstanding as of August 31, 2025, the total maximum number of shares of First Community common stock expected to be issued in connection with the merger is approximately 1,733,434. In addition, based on the exchange ratio of 0.6410, it is expected that First Community shareholders will hold approximately 82% and Signature Bank shareholders will hold approximately 18% of the issued and outstanding shares of First Community common stock immediately following the closing of the merger.

First Community will hold a special meeting of its shareholders, which we refer to as the First Community special meeting, on November 19, 2025 at 11:00 a.m., local time, at First Community Bank, Administrative Building, 2nd Floor, 5455 Sunset Blvd., Lexington, South Carolina 29072. At the First Community special meeting, shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of First Community common stock in the merger, which is also being submitted for approval pursuant to applicable Nasdaq listing rules, which we refer to as the First Community merger proposal. First Community shareholders may attend the special meeting in person and vote their shares at the meeting by following the instructions in the accompanying proxy materials.

Signature Bank will hold a special meeting of its shareholders, which we refer to as the Signature Bank special meeting, on November 19, 2025 at 2:00 p.m., local time, at 6065 Roswell Road, Suite 110, Sandy Springs, Georgia, 30328. At the Signature Bank special meeting, shareholders will be asked to vote on a proposal to approve the merger agreement, and the transactions contemplated therein, which we refer to as the Signature Bank merger proposal.

The merger cannot be completed unless, among other things, holders of more than two-thirds of the issued and outstanding shares of First Community common stock vote to approve the First Community merger proposal and holders of a majority of the issued and outstanding shares of Signature Bank common stock vote to approve the Signature Bank merger proposal. First Community and Signature Bank are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and other matters described in this joint proxy statement/prospectus.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIRST COMMUNITY COMMON STOCK OR SIGNATURE BANK COMMON STOCK YOU OWN. To ensure your representation at the First Community special meeting or Signature Bank special meeting, as applicable, please complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit your proxy via the Internet or by telephone by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the respective meeting of shareholders. Submitting a proxy now will NOT prevent you from being able to vote at the respective meeting of shareholders. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The First Community board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of First Community and its shareholders, (ii) adopted the merger agreement and approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) approved the issuance of shares of First Community common stock in connection with the transactions contemplated by the merger agreement. The First Community board of directors unanimously recommends that First Community shareholders vote “FOR” the First Community merger proposal and “FOR” the other matters to be considered at the First Community special meeting and described in this joint proxy statement/prospectus.

The Signature Bank board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Signature Bank and its shareholders and (ii) adopted the merger agreement and approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The Signature Bank board of directors unanimously recommends that the Signature Bank shareholders vote “FOR” the Signature Bank merger proposal and “FOR” the other matter to be considered at the Signature Bank special meeting and described in this joint proxy statement/prospectus.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about First Community and Signature Bank and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 21 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about First Community from documents that have been filed with the U.S. Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

Sincerely,

Michael C. Crapps	Freddie J. Deutsch
President and Chief Executive Officer	Chairman and Chief Executive Officer
First Community Corporation	Signature Bank of Georgia

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of shares of First Community common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated September 24, 2025, and is first being mailed to First Community shareholders and Signature Bank shareholders on or about September 25, 2025.

FIRST COMMUNITY CORPORATION
5455 Sunset Blvd.
Lexington, South Carolina 29072
(803) 951-2265

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 19, 2025

To the shareholders of First Community Corporation:

A special meeting of shareholders of First Community Corporation, which we refer to as First Community, will be held at the main office of First Community, Administrative Building, 2nd Floor, 5455 Sunset Blvd., Lexington, South Carolina 29072, on November 19, 2025 at 11:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 13, 2025, by and among First Community Corporation, First Community Bank, and Signature Bank of Georgia, under which Signature Bank will be merged with and into First Community Bank, and the transactions contemplated by the merger agreement, including the issuance of shares of First Community common stock in the merger, which is also being submitted for approval pursuant to applicable Nasdaq listing rules, which we refer to as the First Community merger proposal. A copy of the merger agreement is attached to the accompanying joint proxy statement/prospectus as Appendix A.

2.	To consider and vote on a proposal to authorize the board of directors to adjourn the special meeting, if necessary or appropriate, to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the First Community merger proposal, which we refer to as the First Community adjournment proposal.

3.	To transact any other business as may properly come before the meeting or any adjournment or postponement.

Only shareholders of record of First Community common stock at the close of business on September 10, 2025 will be entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. A complete list of shareholders entitled to vote at the meeting may be available for inspection by shareholders during ordinary business hours for the 10 days prior to the special meeting at First Community’s principal executive office and will be available at the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to vote as soon as possible. If you hold your shares of record in your name, you can vote by signing, dating, and mailing your proxy card in the envelope enclosed. If your shares are held in “street name,” please follow the instructions provided by your broker or other nominee to vote your shares. If your shares are held in street name and you wish to attend the special meeting and vote in person, you must present proof of beneficial ownership and appropriate voting authority from your bank, broker or other nominee. If you hold your shares of record in your name, you may change or revoke your proxy at any time before it is voted by giving written notice of revocation to First Community’s Corporate Secretary, by filing a properly executed proxy of a later date with First Community’s Corporate Secretary at or before the meeting, or by attending and voting your shares in person at the meeting. If your shares are held in street name, you may change or revoke your voting instructions by submitting new voting instructions to your broker, bank or other nominee as specified in their instructions.

If you have any questions or need assistance with voting, please contact our proxy solicitor Laurel Hill Advisory Group, LLC, by calling 516-933-3100, or toll-free at 888-742-1305.

First Community’s board of directors has approved and adopted the merger agreement and the transactions it contemplates, including the issuance of shares of First Community common stock as merger consideration, and has determined that the merger is in the best interests of First Community and its shareholders. FIRST COMMUNITY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.

We are not aware of any other matters to be presented at the special meeting; however, if other matters are properly presented, the persons named as proxies will vote on such matters in their discretion.

By Order of the Board of Directors,

/s/ Michael C. Crapps
Michael C. Crapps
President and Chief Executive Officer

Lexington, South Carolina
September 24, 2025

SIGNATURE BANK OF GEORGIA

6065 Roswell Road, Suite 600

Sandy Springs, Georgia 30328

(404) 256-7702

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 19, 2025

To the Shareholders of Signature Bank of Georgia:

NOTICE IS HEREBY GIVEN that Signature Bank of Georgia, which we refer to as Signature Bank, will hold a special meeting of its shareholders, which we refer to as the Signature Bank special meeting on November 19, 2025 at 6065 Roswell Road, Suite 110, Sandy Springs, Georgia 30328 at 2:00 p.m., local time, to consider and vote upon the following matters:

(1)	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, which we refer to as the merger agreement, dated July 13, 2025, by and among First Community Corporation, First Community Bank, and Signature Bank, pursuant to which Signature Bank will merge with and into First Community Bank, which we refer to as the merger, with First Community Bank surviving the merger, and approve the merger, each as more fully described in the accompanying joint proxy statement/prospectus, which we refer to as the Signature Bank merger proposal. A copy of the merger agreement is attached to the accompanying joint proxy statement/prospectus as Appendix A; and
(2)	To consider and vote upon a proposal to adjourn the Signature Bank special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Signature Bank merger proposal, which we refer to as the Signature Bank adjournment proposal.

The affirmative vote of a majority of the outstanding shares of Signature Bank common stock entitled to vote thereon is required to approve the Signature Bank merger proposal. Approval of the Signature Bank adjournment proposal, if necessary or appropriate, requires the affirmative vote of at least a majority of the shares of Signature Bank common stock represented, in person or by proxy, at the Signature Bank special meeting.

Signature Bank shareholders must approve the Signature Bank merger proposal in order for the merger to occur. If Signature Bank’s shareholders fail to approve the Signature Bank merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby. Please review the joint proxy statement/prospectus carefully.

Signature Bank shareholders are entitled to dissenters’ rights under the provisions of the Financial Institutions Code of Georgia (“FICG”) and the Georgia Business Corporation Code (“GBCC”) in connection with the proposed merger. If the merger is completed, shareholders perfecting their dissenters’ rights are entitled, if they have complied with the provisions of the FICG and GBCC regarding rights of dissenting shareholders, to be paid the “fair value” of their shares in cash, as provided in the relevant sections of the FICG and GBCC. A copy of the applicable statutory provisions of the FICG and GBCC are included with the accompanying joint proxy statement/prospectus as Appendix B, and a summary of the provisions can be found under the section of the joint proxy statement/prospectus entitled “Dissenters’ Rights.” It is a condition to the consummation of the merger that holders of no more than 10% of the outstanding shares of Signature Bank common stock exercise dissenters’ rights.

The Signature Bank board of directors has fixed the close of business on September 10, 2025 as the record date for the special meeting. Only Signature Bank shareholders of record as of the record date are entitled to notice of the special meeting, or any adjournment or postponement of the special meeting. All holders of Signature Bank common stock as of the record date are entitled to vote on the Signature Bank merger proposal and on the Signature Bank adjournment proposal.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF SIGNATURE BANK COMMON STOCK YOU OWN. Whether or not you plan to attend the Signature Bank special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy via the internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Signature Bank board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Signature Bank shareholders vote “FOR” the Signature Bank merger proposal and “FOR” the Signature Bank adjournment proposal (if necessary or appropriate).

By Order of the Board of Directors,

Freddie J. Deutsch
Chairman and Chief Executive Officer

Sandy Springs, Georgia
September 24, 2025

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about First Community from documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Community at no cost from the SEC’s website at http://www.sec.gov. Such filings are also available free of charge at First Community’s website at https://www.firstcommunitysc.com/ under the “About” tab and then under the “Investors” heading. Information on First Community’s website is not part of this joint proxy statement/prospectus.

If you are a First Community shareholder and have any questions about the merger agreement, the merger, the First Community special meeting or the joint proxy statement/prospectus, or would like additional copies of the joint proxy statement/prospectus, or need a proxy card or need help voting your shares of First Community common stock, please contact our proxy solicitor, Laurel Hill Advisory Group, LLC, at 516-933-3100 or toll-free at 888-742-1305.

If you are a Signature Bank shareholder and have any questions about the merger agreement, the merger, the Signature Bank special meeting or the joint proxy statement/prospectus, or would like additional copies of the joint proxy statement/prospectus, or need a proxy card or need help voting your shares of Signature Bank common stock, please contact Lawanna Saxon, Corporate Secretary of Signature Bank, at (404) 256-7702.

First Community has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that First Community has previously filed, and that it may file through the date of the special meetings of First Community shareholders and Signature Bank shareholders, with the SEC. They contain important information about First Community and its financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to First Community’s principal executive offices. The address and telephone numbers of such principal executive office is listed below.

First Community Corporation

5455 Sunset Blvd.

Lexington, South Carolina 29072

Attention: D. Shawn Jordan

Executive Vice President and Chief Financial Officer

(803) 951-2265

 To obtain timely delivery of these documents, you must request them no later than five business days before the applicable special meeting, or November 12, 2025 in order to receive them before the First Community special meeting and no later than November 12, 2025 in order to receive them before the Signature Bank special meeting.

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ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by First Community, constitutes a prospectus of First Community under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of First Community common stock to be offered to Signature Bank shareholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both First Community and Signature Bank under Section 14(a) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the First Community special meeting of shareholders and a notice of meeting with respect to the Signature Bank special meeting of shareholders.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 24, 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to First Community shareholders and Signature Bank shareholders nor the issuance by First Community of shares of First Community common stock in connection with the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding First Community has been provided by First Community and information contained in this document regarding Signature Bank has been provided by Signature Bank.

All references in this joint proxy statement/prospectus to “First Community” refer to First Community Corporation, a South Carolina corporation. All references in this joint proxy statement/prospectus to “Signature Bank” refer to Signature Bank of Georgia, a Georgia state-chartered bank.

All references to the “merger” in this joint proxy statement/prospectus refers to the merger between First Community Bank and Signature Bank of Georgia. All references in this joint proxy statement/prospectus to the “combined bank” or the “surviving bank,” refer to First Community Bank immediately following completion of the merger.

All references in this joint proxy statement/prospectus to “First Community common stock” refer to the common stock of First Community, par value $1.00 per share, and all references in this joint proxy statement/prospectus to “Signature Bank common stock” refer to the common stock of Signature Bank, par value $2.00 per share.

Any reference to “First Community shareholders” or to the “shareholders of First Community” refer to the holders of common stock of First Community. Any reference to “Signature Bank shareholders” or to the “shareholders of Signature Bank” refer to the holders of common stock of Signature Bank.

All references in this joint proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger, dated July 13, 2025, by and between First Community Corporation, First Community Bank, and Signature Bank, as it may be amended from time to time. All references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to First Community and Signature Bank collectively, unless otherwise indicated or as the context requires.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the merger and the First Community special meeting or Signature Bank special meeting. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

Q:	WHAT IS THE MERGER?

A:	First Community, First Community Bank, and Signature Bank have entered into an Agreement and Plan of Merger, dated as of July 13, 2025. Under the merger agreement, Signature Bank will merge with and into First Community Bank, with First Community Bank continuing as the surviving bank.

First Community and Signature Bank will each hold a special meeting of their shareholders to obtain the required approvals, and you are being provided with this joint proxy statement/prospectus in connection with those meetings. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	In order to complete the merger, among other things:

•	First Community shareholders must approve the merger agreement, and the transactions contemplated by the merger agreement, including the issuance of shares of First Community common stock in the merger, which is also being submitted for approval pursuant to applicable Nasdaq listing rules; and

•	Signature Bank common shareholders must approve the merger agreement.

Each of First Community and Signature Bank is sending this joint proxy statement/prospectus to its shareholders to help them decide how to vote their shares of common stock with respect to such matters to be considered at their respective meetings of shareholders.

Information about these meetings, the merger and the other business to be considered by First Community shareholders at its special meeting or by Signature Bank shareholders at its special meeting, as applicable, is contained in this joint proxy statement/prospectus and you should read it carefully.

This document constitutes both a joint proxy statement of First Community and Signature Bank and a prospectus of First Community. It is a joint proxy statement because each of the boards of directors of First Community and Signature Bank is soliciting proxies from their shareholders using this document. It is a prospectus because First Community, in connection with the merger, will issue shares of First Community common stock to holders of Signature Bank common stock and this joint proxy statement/prospectus contains information about the First Community common stock.

Q:	WHAT WILL SIGNATURE BANK COMMON SHAREHOLDERS RECEIVE IN THE MERGER?

A:	If the merger is completed, each outstanding share of Signature Bank common stock (except for shares owned by First Community or its subsidiaries and Signature Bank or its subsidiaries, in each case, other than shares held in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by Signature Bank shareholders who properly exercise dissenters’ rights), will be automatically converted into the right to receive 0.6410 shares, which we refer to as the exchange ratio, of First Community common stock. First Community will not issue any fractional shares of First Community common stock in the merger. Instead, a Signature Bank shareholder who otherwise would have received a fraction of a share of First Community common stock will receive an amount in cash determined by multiplying (i) the volume weighted average price (rounded up to the nearest cent) of a share of First Community common stock on Nasdaq (as reported by Bloomberg L.P. or, if not so reported, in another authoritative source selected by First Community) during the ten consecutive trading days ending immediately prior to the fifth business day before the effective time of the merger by (ii) the fraction of a share of First Community common stock to which such shareholder would otherwise have been entitled.

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Q:	WILL THE VALUE OF THE MERGER CONSIDERATION TO SIGNATURE BANK COMMON SHAREHOLDERS CHANGE BETWEEN THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE TIME THE MERGER IS COMPLETED?

A:	Yes. Although the exchange ratio is fixed, the value of the merger consideration is dependent upon the value of First Community common stock and therefore will fluctuate with the market price of First Community common stock. Accordingly, any change in the market price of First Community common stock prior to the merger will affect the market value of the merger consideration that Signature Bank’s shareholders will receive as a result of the merger.

Q:	WHAT WILL HAPPEN TO SHARES OF FIRST COMMUNITY COMMON STOCK IN THE MERGER?

A:	Nothing. Each share of First Community common stock outstanding will remain outstanding as a share of First Community common stock following the effective time of the merger.

Q:	WHAT AM I BEING ASKED TO VOTE ON?

A:	First Community Special Meeting: First Community shareholders are being asked to consider and vote on the following proposals:

•	a proposal to approve the merger agreement, and the transactions contemplated by the merger agreement, including the issuance of shares of First Community common stock in the merger, which is also being submitted for approval pursuant to applicable Nasdaq listing rules, which we refer to as the First Community merger proposal; and

•	a proposal to approve the adjournment of the First Community special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the First Community merger proposal, which we refer to as the First Community adjournment proposal.

Signature Bank Special Meeting: Signature Bank shareholders are being asked to consider and vote on the following proposals:

•	a proposal to approve the merger agreement, which we refer to as the Signature Bank merger proposal;

•	a proposal to approve the adjournment of the Signature Bank special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Signature Bank merger proposal, which we refer to as the Signature Bank adjournment proposal.

Q:	WHEN AND WHERE ARE THE FIRST COMMUNITY SPECIAL MEETING AND SIGNATURE BANK SPECIAL MEETING?

A:	First Community Special Meeting: The First Community special meeting will be held at First Community Bank, Administrative Building, 2nd Floor, 5455 Sunset Blvd., Lexington, South Carolina 29072 on November 19, 2025 at 11:00 a.m.

Signature Bank Special Meeting: The Signature Bank special meeting will be held at 6065 Roswell Road, Suite 110, Sandy Springs, Georgia, 30328 on November 19, 2025 at 2:00 p.m.

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Q:	WHO IS ENTITLED TO VOTE AT EACH MEETING?

A:	First Community Special Meeting: All holders of First Community common stock who held shares at the close of business on September 10, 2025, which we refer to as the First Community record date, are entitled to receive notice of and to vote at the First Community special meeting, provided that such shares of First Community common stock remain outstanding on the date of the First Community special meeting.

Signature Bank Special Meeting: All holders of Signature Bank common stock who held shares at the close of business on September 10, 2025, which we refer to as the Signature Bank record date, are entitled to receive notice of and to vote at the Signature Bank special meeting, provided that such shares of Signature Bank common stock remain outstanding on the date of the Signature Bank special meeting.

Q:	WHAT CONSTITUTES A QUORUM AT EACH MEETING?

A:	First Community Special Meeting: The presence, in person or represented by proxy, of holders of at least a majority of the outstanding shares of First Community common stock entitled to vote at the First Community special meeting will constitute a quorum for purposes of conducting business at the meeting, unless otherwise required by applicable law. If a quorum is not present or represented, the shareholders entitled to vote at the meeting, present in person or represented by proxy, may adjourn the meeting from time to time, without further notice other than announcement at the meeting, until a quorum is present or represented. Once a share is represented at the meeting for any purpose, it will be deemed present for quorum purposes for the remainder of the meeting and for any adjournment thereof.

Abstentions will be included in determining the number of shares present at the First Community special meeting for the purpose of determining the presence of a quorum, but broker non-votes will not be counted for the purposes of determining whether a quorum exists.

Signature Bank Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Signature Bank common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Signature Bank special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. No business may be transacted by the holders of Signature Bank common stock at the Signature Bank special meeting unless a quorum is present.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE FIRST COMMUNITY SPECIAL MEETING?

A:	First Community merger proposal:

•	Standard: Approval of the First Community merger proposal requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of First Community common stock entitled to vote. First Community shareholders must approve the First Community merger proposal in order for the merger to occur. If First Community shareholders fail to approve the First Community merger proposal, the merger will not occur.

•	Effect of abstentions and broker non-votes: Failure to vote, marking “ABSTAIN” on your proxy card, or failing to instruct your broker, bank or other nominee how to vote with respect to the First Community merger proposal will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the proposal.

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First Community adjournment proposal:

•	Standard: Assuming a quorum is present, approval of the First Community adjournment proposal requires the affirmative vote of a majority of the votes cast, either in person or by proxy, at the First Community special meeting. Votes “FOR” must exceed votes “AGAINST” for the proposal to be approved. If First Community shareholders fail to approve the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

•	Effect of abstentions and broker non-votes: Shares represented by proxies marked “ABSTAIN” and broker non-votes will not be considered votes cast for or against the proposal and, therefore, will have no effect on the outcome of the vote. Because the adjournment proposal related to the merger proposal is a non-routine matter, brokers, banks, and other nominees do not have discretionary authority to vote uninstructed shares on this proposal, and such uninstructed shares will not be considered votes cast for or against the proposal.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SIGNATURE BANK SPECIAL MEETING?

A:	Signature Bank merger proposal:

•	Standard: The affirmative vote of the holders of at least a majority of the outstanding shares of Signature Bank common stock is required to approve the Signature Bank merger proposal.

•	Effect of abstentions and broker non-votes: If you fail to vote in person or by proxy or fail to instruct your bank, broker, or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Signature Bank merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Signature Bank adjournment proposal:

•	Standard: Assuming a quorum is present, approval of the Signature Bank adjournment proposal, if necessary or appropriate, requires the affirmative vote of at least a majority of the shares of Signature Bank common stock represented, in person or by proxy, at the Signature Bank special meeting.

•	Effect of abstentions and broker non-votes: Because shares represented by proxies marked “ABSTAIN” and broker non-votes will be considered present at the Signature Bank special meeting, abstentions and broker non-votes will have the effect of a vote “AGAINST” the Signature Bank adjournment proposal.

Q:	WHAT ARE THE CONDITIONS TO COMPLETE THE MERGER?

A:	The obligations of First Community and Signature Bank to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, tax opinions, approval by First Community shareholders of the First Community merger proposal and approval by Signature Bank shareholders of the Signature Bank merger proposal. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 74.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	Under the merger agreement, the closing date will be no earlier than January 8, 2026 (unless First Community chooses to close sooner) and will occur as soon as reasonably possible thereafter all closing conditions have been met or waived. Because some of these conditions are outside of our control, we cannot predict the exact timing of completion. The merger will become effective when the Articles of Merger are filed with, and accepted by, the Secretaries of State of South Carolina and Georgia, on the date specified in those filings.

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Q:	HOW DOES THE FIRST COMMUNITY BOARD OF DIRECTORS AND THE SIGNATURE BANK BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:	The First Community board of directors has unanimously adopted the merger agreement and approved the transactions contemplated thereby, including the issuance of First Community common stock, and recommends that First Community shareholders vote “FOR” the First Community merger proposal and “FOR” the First Community adjournment proposal.

The Signature Bank board of directors unanimously adopted the merger agreement and approved the transactions contemplated thereby and recommends that the Signature Bank shareholders vote “FOR” the Signature Bank merger proposal and “FOR” the Signature Bank adjournment proposal.

Q:	WHAT DO I NEED TO DO NOW?

A:	After carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, including its appendices, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting of shareholders. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a shareholder of record of First Community as of September 10, 2025, the First Community record date, you may submit your proxy before the First Community special meeting in any of the following ways:

•	by mail, by completing, signing, dating and returning the enclosed proxy card to First Community using the enclosed postage-paid envelope;
•	by telephone, by calling toll-free 1-800-690-6903 and following the recorded instructions; or
•	via the Internet, by accessing the website www.proxyvote.com and following the instructions on the website.

If you are a shareholder of record of Signature Bank as of September 10, 2025, the Signature Bank record date, you may submit your proxy before the Signature Bank special meeting in any of the following ways:

•	by mail, by completing, signing, dating and returning the enclosed proxy card to Signature Bank using the enclosed postage-paid envelope; or
•	via the Internet, by following the instructions on your proxy card and using the unique control number printed on your proxy card.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 P.M. Eastern Time on the day before your respective company’s special meeting of shareholders. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting of shareholders.

If you are a First Community shareholder as of the First Community record date or Signature Bank shareholder as of the Signature Bank record date, you may also cast your vote in person at your respective company’s special meeting of shareholders. If you plan to attend your respective company’s special meeting, you must either be a shareholder of record or, if you hold your shares in “street name,” present proof of beneficial ownership (such as a recent brokerage statement) together with a legal proxy from the record holder authorizing you to vote in person. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Each of First Community and Signature Bank reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at your respective company’s special meeting of shareholders, you are urged to complete, sign, date and return the enclosed proxy card to First Community or Signature Bank, as applicable, in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet as described on the enclosed instructions as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at your respective company’s special meeting of shareholders.

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If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at your respective company’s special meeting of shareholders.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:	No. Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion only on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. Under the NYSE rules, all of the proposals to be voted on at the First Community special meeting and the Signature Bank special meeting are considered “non-routine” matters. Because none of the proposals to be voted on at the First Community special meeting and Signature Bank special meeting are “routine” matters for which brokers may have discretionary authority to vote, neither First Community nor Signature Bank expects any broker non-votes at the First Community special meeting or the Signature Bank special meeting. As a result, if you hold your shares of First Community common stock or Signature Bank common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your broker, bank or other nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. It is therefore critical that you cast your vote by instructing your broker, bank or other nominee on how to vote.

Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to First Community or Signature Bank or by voting in person at your respective company’s special meeting of shareholders, unless you provide a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee. In addition to such legal proxy, if you plan to attend your respective company’s special meeting of shareholders, but you are not a shareholder of record because you hold your shares in “street name,” please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to such company’s meeting of shareholders.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of First Community common stock represented by your proxy will be voted as recommended by the First Community board of directors with respect to such proposal or the shares of Signature Bank common stock represented by your proxy will be voted as recommended by the Signature Bank board of directors with respect to such proposal, as the case may be.

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Q:	MAY I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. If you are the record holder of either First Community or Signature Bank common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Corporate Secretary of First Community or Signature Bank, as applicable;

•	timely delivering a new, valid proxy bearing a later date; or

•	attending the special meeting and voting in person. Simply attending the First Community special meeting or the Signature Bank special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you hold shares of either First Community or Signature Bank common stock in “street name,” you must contact your broker, bank or other nominee to change your vote.

Q:	ARE SIGNATURE BANK SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A:	Yes. Signature Bank shareholders are entitled to assert dissenters’ rights with respect to the Signature Bank merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Article 13 of the Georgia Business Corporations Code (the “GBCC”). Please see “Dissenters’ Rights,” beginning on page 104, and the full text of Article 13 of the GBCC, which is reproduced in full in Appendix B to this joint proxy statement/prospectus, for additional information.

Q:	ARE FIRST COMMUNITY SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	No. Under Section 33-13-102 of the South Carolina Business Corporation Act, which we refer to as the SCBCA, which governs dissenters’ rights for South Carolina corporations, holders of First Community common stock will not be entitled to dissenters’ rights in connection with the merger. Because First Community common stock is listed on Nasdaq, it meets the “market-out” exception under South Carolina law, and shareholders are therefore not entitled to such rights.

Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. SIGNATURE BANK SHAREHOLDERS?

A:	The merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the respective obligations of First Community and Signature Bank to complete the merger that each receives a legal opinion to that effect. Accordingly, for U.S. federal income tax purposes, a U.S. holder of shares of Signature Bank common stock generally will not recognize gain or loss on the exchange of Signature Bank common stock for First Community common stock in the merger. However, gain or loss will be recognized (i) with respect to any cash received in lieu of fractional shares of First Community common stock and (ii) with respect to the cash-out of Signature Bank stock options in the merger.

The actual tax consequences to each shareholder will depend on that shareholder’s particular circumstances. You should consult your own tax advisor regarding the specific tax consequences to you in light of your particular circumstances, including the applicability and effect of any U.S. federal, state, local, or foreign tax laws.

For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78.

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Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the merger is not completed, Signature Bank’s shareholders will not receive any consideration for their shares of Signature Bank common stock in connection with the merger. Instead, Signature Bank will remain an independent company and Signature Bank common stock will continue to be quoted on The OTCID Basic Market, the newly established tier effective July 1, 2025, that replaces the former OTC Pink Current market. In addition, if the merger agreement is terminated in certain circumstances, Signature Bank may be required to pay First Community a fee with respect to such termination of the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement; Termination Fee” beginning on page 76.

Q:	WHAT HAPPENS IF I SELL MY SHARES AFTER THE APPLICABLE RECORD DATE BUT BEFORE MY COMPANY’S MEETING OF SHAREHOLDERS?

A:	Each of the First Community record date and Signature Bank record date is earlier than the date of the First Community special meeting or Signature Bank special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of First Community common stock or Signature Bank common stock, as applicable, after the applicable record date but before the date of the applicable shareholder meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but, with respect to Signature Bank common stock, you will not have the right to receive the merger consideration to be received by Signature Bank shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Signature Bank common stock through completion of the merger.

Q:	WHAT DO I DO IF I RECEIVE MORE THAN ONE JOINT PROXY STATEMENT/PROSPECTUS OR SET OF VOTING INSTRUCTIONS?

A:	First Community shareholders and Signature Bank shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of First Community or Signature Bank common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the applicable shareholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	WHAT IS HOUSEHOLDING AND HOW DOES IT AFFECT ME?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of First Community common stock or Signature Bank common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding First Community common stock or Signature Bank common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	SHOULD SIGNATURE BANK SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:	No. Signature Bank common shareholders SHOULD NOT send in any stock certificates now. After the merger is complete, you will receive separate written instructions for surrendering your shares of Signature Bank common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

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Q:	WILL A PROXY SOLICITOR BE USED?

A	First Community has retained Laurel Hill Advisory Group, LLC to assist with the solicitation of proxies for the First Community special meeting for a fee of $8,000 plus reimbursement for certain out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

Signature Bank has not engaged a proxy solicitor in connection with the Signature Bank special meeting.

Officers and employees of First Community and Signature Bank may also contact shareholders directly by mail, telephone, electronic mail, or in person to request their proxies. No additional compensation will be paid to these individuals for soliciting proxies.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A:	You can find more information about First Community from the various sources described under “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 134. The shares of Signature Bank common stock are quoted on The OTCID Basic Market, the newly established tier effective July 1, 2025, that replaces the former OTC Pink Current market and requires issuers to meet baseline disclosure standards. Signature Bank is not an SEC-reporting company, and therefore its business, financial, and other information is not generally available through the SEC’s website. The OTCID Basic Market provides only limited disclosures regarding Signature Bank, which may not include complete or current information about Signature Bank. Information about Signature Bank that is relevant to the merger is included in this joint proxy statement/prospectus.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS?

A:	You may contact First Community or Signature Bank at the telephone numbers listed under “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus. If you are a First Community shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Laurel Hill Advisory Group, LLC, the proxy solicitor for First Community, by calling 516-933-3100, or toll-free at 888-742-1305. If you are a Signature Bank shareholder, you should contact Lawanna Saxon, Corporate Secretary of Signature Bank, at (404) 256-7702.
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SUMMARY

This summary highlights material information about the merger and the special meetings of shareholders of both First Community and Signature Bank contained later in this joint proxy statement/prospectus. This summary does not contain all of the information that may be important to you, and we urge you to carefully read this entire document, including the appendices, to better understand the merger and its potential impact on you before deciding how to vote. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 134 for information on First Community and page 108 for information on Signature Bank.)

First Community Corporation
5455 Sunset Blvd.
Lexington, South Carolina 29072
(803) 951-2265
Attention: Michael C. Crapps, President and Chief Executive Officer

First Community, a bank holding company registered under the Bank Holding Company Act of 1956, was incorporated under the laws of South Carolina in 1994 to own and control all of the capital stock of First Community Bank, which commenced operations in August 1995. First Community Bank’s primary federal regulator is the Federal Deposit Insurance Corporation (“FDIC”), and it is also regulated and examined by the South Carolina Board of Financial Institutions (“SCBFI”).

First Community Bank engages in commercial and retail banking from its main office in Lexington, South Carolina and 21 full-service offices across the Midlands of South Carolina, the Upstate of South Carolina, the Piedmont Region of South Carolina and the Central Savannah River area of South Carolina and Georgia. First Community Bank offers a broad range of traditional banking products and services for professionals and small- to medium-sized businesses, including consumer, commercial, mortgage, brokerage, investment, and insurance services, as well as online and mobile banking.

As of June 30, 2025, First Community had total assets of $2.05 billion, total loans of $1.26 billion, total deposits of $1.75 billion, and total shareholders’ equity of $155.5 million.

Signature Bank of Georgia
6065 Roswell Road, Suite 600

Sandy Springs, Georgia 30328
(404) 256-7702
Attention: Freddie Deutsch, President and Chief Executive Officer

Signature Bank is a Georgia state-chartered non-member bank with its main office in Sandy Springs, Georgia. Signature Bank was founded on November 7, 2005, and offers a wide array of financial products and services to customers in Sandy Springs and the greater Atlanta, Georgia metropolitan area. Signature Bank operates from its main office located at 6065 Roswell Road, Sandy Springs, Georgia 30328, and from its loan production office located at 1186 Satellite Boulevard, Suite 100, Suwanee, Georgia 30024.

As a Georgia state-chartered non-member bank, Signature Bank is subject to regulation, supervision, and examination by the FDIC and the Georgia Department of Banking and Finance (the “GDBF”). As of June 30, 2025, Signature Bank had total assets of $266.0 million, total loans of $205.9 million, total deposits of $206.0 million, and total equity capital of $35.3 million.

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The Merger (page 37)

Under the terms of the merger agreement, Signature Bank will merge with and into First Community Bank, with First Community Bank as the surviving bank. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference. You should read it carefully because it is the legal document that governs the merger.

What Signature Bank Shareholders Will Receive (page 67)

If the merger is completed, each outstanding share of Signature Bank common stock (except for shares owned by First Community or its subsidiaries and Signature Bank or its subsidiaries, in each case, other than shares held in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by Signature Bank shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 0.6410 shares of First Community common stock, plus cash in lieu of any fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market price of First Community common stock before the merger is completed.

After the merger, First Community’s existing shareholders will own approximately 82% of First Community’s total outstanding shares, on a fully diluted basis, and Signature Bank’s shareholders will own approximately18% of First Community’s outstanding shares, on a fully diluted basis.

Effect of the Merger on Signature Bank Stock Options (page 67)

At the effective time of the merger, each outstanding stock option to acquire Signature Bank common stock, whether or not vested, will be converted into the right to receive a cash payment. The amount payable will equal the number of shares of Signature Bank common stock subject to the option multiplied by the excess, if any, of the fair market value per share of Signature Bank common stock (based on the value of the merger consideration) over the option’s exercise price. If the exercise price equals or exceeds the fair market value, a nominal payment of $0.01 per share will be made. All payments will be subject to applicable tax withholdings.

Shareholder Approvals Required (page 72)

The merger requires approval by both First Community’s and Signature Bank’s shareholders. Approval of the First Community merger proposal requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of First Community common stock entitled to vote. Approval of the Signature Bank merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Signature Bank common stock entitled to vote.

Regulatory Approvals (page 73)

Under the merger agreement, it is contemplated that Signature Bank will be merged with and into First Community Bank. The bank merger is subject to the prior approvals of the FDIC, SCBFI, and the GDBF. First Community Bank has filed the required applications with the FDIC, SCBFI, and GDBF. As of the date of this joint proxy statement/prospectus, none of these agencies had granted its approval.

Meetings of Shareholders (page 27 for First Community and page 32 for Signature Bank)

First Community will hold a special meeting of its shareholders on November 19, 2025 at 11:00 a.m., local time, at First Community Bank, Administrative Building, 2nd Floor, 5455 Sunset Blvd., Lexington, South Carolina 29072. If you owned shares of First Community common stock at the close of business on September 10, 2025 you are entitled to vote at the First Community special meeting.

Signature Bank of Georgia will hold a special meeting of its shareholders on November 19, 2025 at 2:00 p.m., local time, at 6065 Roswell Road, Suite 110, Sandy Springs, Georgia 30328. If you owned shares of Signature Bank common stock at the close of business on September 10, 2025 you are entitled to vote at the Signature Bank special meeting.

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Dissenters’ Rights (page 106 and Appendix B)

•	First Community shareholders: Because First Community common stock is listed on Nasdaq, South Carolina’s “market-out” exception applies, and First Community shareholders are not entitled to dissenters’ rights in connection with the merger.

•	Signature Bank shareholders: Under Article 13 of the GBCC, holders of Signature Bank common stock will be entitled to dissenters’ rights in connection with the merger. See “Dissenters’ Rights” on page 106 and Appendix B for details.

First Community’s Record Date and Voting (page 27)

If you owned shares of First Community common stock at the close of business on September 10, 2025, the record date for the First Community special meeting, you are entitled to vote on the First Community merger proposal, the First Community adjournment proposal, and any other matters considered at the meeting. On the record date, there were 7,679,605 shares of First Community common stock outstanding. You will have one vote at the meeting for each share of common stock you owned on the record date.

The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of First Community common stock entitled to vote is required to approve the First Community merger proposal. Abstentions and broker non-votes will have the same effect as votes against the First Community merger proposal.

Approval of the adjournment proposal, if necessary or appropriate to permit further solicitation of proxies in favor of the merger proposal, requires that more shares be voted in favor of the proposal than against it. Abstentions and broker non-votes will have no effect on the results of the vote on the adjournment proposal.

As of the record date, First Community’s directors and executive officers and their affiliates beneficially owned approximately 5.98% of the outstanding shares of First Community common stock.

First Community’s Board of Directors Recommends that First Community Shareholders Vote “FOR” the First Community Merger Proposal and “FOR” the First Community Adjournment Proposal

First Community’s board of directors has determined that the merger, the merger agreement, and the transactions contemplated thereby are advisable, fair to, and in the best interests of First Community and its shareholders, and has adopted the merger agreement. First Community’s board of directors recommends that First Community shareholders vote “FOR” the approval of the First Community merger proposal and “FOR” the Signature Bank adjournment proposal.

For the factors considered by the First Community board in reaching its decision, see “The Merger—First Community’s Reasons for the Merger; Recommendation of the First Community Board of Directors” beginning on page 41.

Signature Bank’s Record Date and Voting (page 32)

If you owned shares of Signature Bank common stock at the close of business on September 10, 2025, the record date for the Signature Bank special shareholders meeting, you are entitled to vote on the Signature Bank merger proposal and the adjournment proposal, as well as any other matters considered at the meeting. On the record date, there were 2,575,731 shares of Signature Bank common stock outstanding. You will have one vote at the meeting for each share of common stock you owned on the record date.

The affirmative vote of the holders of at least a majority of the outstanding shares of Signature Bank common stock is required to approve the Signature Bank merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker, or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Signature Bank merger proposal, it will have the same effect as a vote “AGAINST” the Signature Bank merger proposal.

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Approval of the Signature Bank adjournment proposal, if necessary or appropriate, requires the affirmative vote of at least a majority of the shares of Signature Bank common stock represented, in person or by proxy, at the Signature Bank special meeting. Because shares represented by proxies marked “ABSTAIN” and broker non-votes will be considered present at the Signature Bank special meeting, abstentions and broker non-votes will have the effect of a vote “AGAINST” the Signature Bank adjournment proposal.

As of the record date, Signature Bank’s directors and executive officers and their affiliates beneficially owned approximately 46.42% of the outstanding shares of Signature Bank common stock. Each of Signature Bank’s directors and executive officers has agreed, subject to certain conditions, to vote his or her shares in favor of the Signature Bank merger proposal.

Signature Bank’s Board of Directors Recommends that Signature Bank Shareholders Vote “FOR” the Signature Bank Merger Proposal and “FOR” the Approval of the Adjournment Proposal

Signature Bank’s board of directors has determined that the merger, the merger agreement, and the transactions contemplated thereby are advisable and in the best interests of Signature Bank and its shareholders, and has adopted the merger agreement. Signature Bank’s board of directors recommends that Signature Bank shareholders vote “FOR” the Signature Bank merger proposal and “FOR” the Signature Bank adjournment proposal. For the factors considered by Signature Bank’s board of directors in reaching its decision, see “The Merger—Signature Bank’s Reasons for the Merger; Recommendation of the Signature Bank Board of Directors” beginning on page 43.

Interests of Signature Bank’s Directors and Executive Officers in the Merger (page 63)

In considering the Signature Bank board of director’s recommendation, shareholders should be aware that certain directors and executive officers have interests in the merger that may differ from, or be in addition to, those of other shareholders. These include:

•	Treatment of Stock Options: At closing, all outstanding Signature Bank stock options will be cashed out for the excess, if any, of the merger consideration value over the exercise price, based on the First Community stock volume weighted average price for the 10 trading days ending five business days before closing. Directors and officers are expected to receive aggregate pre-tax payments of approximately $398,000 in respect of their options.
•	Employment Agreements with First Community Bank: Upon completion of the merger, Freddie Deutsch, Maria Lawson, and Steve Reagin will enter into new employment agreements with First Community Bank providing specified base salaries, incentive opportunities, equity awards, retention bonuses (ranging from $100,000 to $150,000, payable in installments), and severance protections in certain termination scenarios.
•	Change in Control Payments under Existing Signature Bank Agreements: Certain executives have existing agreements with Signature Bank providing for change in control payments upon completion of the merger, estimated in the aggregate at approximately $2.4 million.
•	Indemnification and Insurance: First Community Bank will provide indemnification and six years of “tail” D&O insurance coverage for Signature Bank directors and officers for acts or omissions prior to closing.
•	Board Appointments: Two current directors of Signature Bank, Freddie Deutsch and Jonathan Been, will be invited to join the boards of First Community and First Community Bank following the merger.

These interests were considered by Signature Bank’s board when it adopted the merger agreement and recommended it to shareholders.

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Federal Income Tax Consequences (page 78)

First Community shareholders will not recognize any gain or loss as a result of the merger. Signature Bank shareholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Signature Bank common stock for shares of First Community common stock in the merger. However, gain or loss will be recognized (i) on any cash received in lieu of fractional shares and (ii) on the cash-out of Signature Bank stock options in the merger. Tax consequences may vary depending on your individual circumstances. You are urged to consult your tax advisor regarding the specific consequences of the merger to you.

Opinion of First Community’s Financial Advisor (page 47)

On July 11, 2025, at the request of the First Community board of directors, Hovde Group, LLC (“Hovde”), as financial advisor to First Community, rendered its written opinion to the board that, as of such date and subject to the assumptions, qualifications, and limitations set forth in its opinion, the total value of the merger to be paid by First Community to the shareholders of Signature Bank in the merger is fair, from a financial point of view, to the shareholders of the First Community Common Stock. The full text of Hovde’s opinion, dated July 11, 2025, which sets forth the scope of its review, the methodologies employed, and the assumptions and limitations underlying its analysis, is attached as Appendix C to this joint proxy statement/prospectus. The opinion was provided for the information and assistance of the First Community board of directors (solely in its capacity as such) in connection with its evaluation of the merger. Hovde’s opinion addresses only the fairness, from a financial point of view, of the total value of the merger to be paid by First Community and does not address any other terms or aspects of the merger agreement or the merger. Hovde’s opinion does not constitute a recommendation to the First Community board of directors, the shareholders of First Community or Signature Bank, or any other person as to how such person should vote or act with respect to the merger or any related matter.

For further information, please see the section entitled “The Merger—Opinion of First Community’s Financial Advisor” beginning on page 47.

Opinion of Signature Bank’s Financial Advisor (page 57)

In connection with the merger, Signature Bank’s financial advisor, Olsen Palmer LLC, which we refer to as Olsen Palmer, delivered a written opinion, dated July 11, 2025, to the Signature Bank board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Signature Bank common stock of the merger consideration. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer in preparing the opinion, is attached as Appendix D to this joint proxy statement/prospectus.

The opinion was for the information of, and was directed to, the Signature Bank board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of Signature Bank to engage in the merger or enter into the merger agreement or constitute a recommendation to the Signature Bank board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Signature Bank common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

For further information, please see the section entitled “The Merger—Opinion of Signature Bank’s Financial Advisor” beginning on page 57.

Comparative Rights of Shareholders (page 95)

The rights of Signature Bank shareholders are currently governed by the Georgia Business Corporation Code, as well as Signature Bank’s articles of incorporation and bylaws. Following the merger, Signature Bank shareholders who receive First Community common stock will become shareholders of First Community, and their rights will be governed by South Carolina corporate law and First Community’s articles of incorporation and bylaws, which differ in certain respects from those of Signature Bank. See “Comparative Rights of First Community and Signature Bank Shareholders” beginning on page 95 for more information.

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Conditions to Completion (page 74)

The obligations of both parties to complete the merger are subject to customary closing conditions, including:

•	receipt of shareholder approvals of the First Community merger proposal by First Community shareholders and of the Signature Bank merger proposal by Signature Bank shareholders;
•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition;
•	the effectiveness of the registration statement on Form S-4;
•	the listing on Nasdaq of the First Community shares to be issued as merger consideration; and
•	receipt of required tax opinions.

In addition, each party’s obligation to complete the merger is subject to conditions specific to that party, including:

•	the accuracy of the other party’s representations and warranties, subject to materiality qualifications set forth in the merger agreement;
•	performance in all material respects by the other party of its covenants and agreements; and
•	the absence of a material adverse effect with respect to the other party since the date of the merger agreement.

No assurance can be given that all conditions will be satisfied or waived, or that the merger will be completed within any specific timeframe.

Termination of the Merger Agreement and Termination Fee (page 76)

The merger agreement may be terminated under certain circumstances, including:

•	By either party if the merger is not completed by July 13, 2026, unless extended by mutual written consent;
•	By either party if the other party breaches its representations, warranties or covenants, subject to cure periods;
•	By either party if required regulatory approvals are denied or a governmental authority prohibits the merger;
•	By First Community if Signature Bank’s board changes, withdraws, or fails to reaffirm its recommendation;
•	By Signature Bank to accept a superior proposal, after providing First Community specified period to propose revised terms.

The merger agreement may also be terminated by mutual written consent of both parties at any time before closing.

If the merger agreement is terminated under certain circumstances, including due to Signature Bank’s board of directors withdrawing its recommendation or approving a superior proposal, Signature Bank may be required to pay First Community a termination fee of $1,600,000. The termination fee may also be payable if the merger agreement is terminated following certain breaches by Signature Bank that result in a competing transaction being entered into within 12 months after termination.

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Accounting Treatment (page 77)

The merger will be accounted for by First Community using the acquisition method of accounting. First Community will record the identifiable assets acquired and liabilities assumed at their estimated fair values as of the closing date. Any excess purchase price over the fair value of net assets will be recorded as goodwill. The operating results of Signature Bank will be included in First Community’s financial statements beginning as of the closing date.

Market Price and Dividend Information

First Community common stock is currently listed on Nasdaq under the symbol “FCCO”. Signature Bank’s common stock is not listed on an exchange but is quoted on the OTCID Basic Market under the symbol “SGBG”.

As of the First Community record date, there were approximately 1,684 holders of record of First Community common stock. As of the Signature Bank record date, there were 303 holders of record of Signature Bank common stock. The following table presents the closing sale prices per share of First Community common stock and Signature Bank common stock on July 11, 2025, the last trading day before we publicly announced the merger agreement, and the closing sale prices per share for First Community common stock and Signature Bank common stock on the date indicated below the last practicable trading day prior to mailing this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Signature Bank common stock on those dates, calculated by multiplying the closing price of First Community common stock on those dates by the exchange ratio.

Date	First Community Closing Price	Signature Bank Closing Price	Equivalent Signature Bank Per Share Value
July 11, 2025	$24.84	$15.20	$15.92
September 19, 2025	$29.14	$17.30(1)	$18.68

(1) Represents the closing price of Signature Bank common stock on September 10, 2025, the last practical trading day on which shares of Signature Bank common stock were actively traded before the date of this joint proxy statement/prospectus.

The table below sets forth, for the periods indicated, the high and low sales prices per share of First Community common stock as reported on Nasdaq under the symbol “FCCO,” and the high and low sales prices for Signature Bank common stock as reported on The OTCID Basic Market under the symbol “SGBG,” as well as the cash dividends declared by each company for the periods shown.

	First Community Common Stock			Signature Bank Common Stock
	High	Low	Dividend	High	Low	Dividend
2025
Third Quarter (through August 31, 2025)	$27.47	24.00	0.16	$16.50	10.60	—
Second Quarter	24.94	19.46	0.15	11.96	10.11	—
First Quarter	27.96	21.55	0.15	11.76	11.10	—

2024
Fourth Quarter	26.48	20.49	0.15	11.40	11.00	—
Third Quarter	23.30	16.06	0.15	11.60	10.60	—
Second Quarter	18.33	15.40	0.14	11.39	11.12	—
First Quarter	21.90	16.00	0.14	12.00	11.11	—

2023
Fourth Quarter	22.00	17.00	0.14	12.50	10.80	—
Third Quarter	20.00	16.77	0.14	15.00	9.75	—
Second Quarter	21.50	16.30	0.14	11.90	8.54	—
First Quarter	22.25	18.30	0.14	14.00	10.50	—
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Because the exchange ratio is fixed, the market value of the First Community common stock that Signature Bank shareholders will receive in the merger will vary with changes in the market price of First Community common stock. As a result, the value of the merger consideration may increase or decrease before and after completion of the merger. Signature Bank shareholders should review current market quotations for First Community common stock.

Notwithstanding the foregoing, the future dividend policy of First Community is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. First Community’s ability to pay dividends is generally limited by the ability of First Community Bank to pay dividends to it. As a South Carolina chartered bank, First Community Bank is subject to limitations on the amount of dividends that it is permitted to pay. Unless otherwise instructed by the SCBFI, First Community Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the SCBFI.

Resale of First Community Common Stock

The shares of First Community common stock to be issued to the shareholders of Signature Bank in connection with the merger will be freely tradable by such shareholders, except that if any Signature Bank shareholders are deemed to be affiliates of First Community, they must abide by certain transfer restrictions under the Securities Act.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this document, contains statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements may relate to, among other matters, the financial condition, results of operations, plans, objectives, future performance, and business of each of First Community and Signature Bank, as well as certain information relating to the merger, including the strategic benefits and financial benefits of the merger, including the expected impact of the transaction on the combined bank’s future financial performance and the timing of the closing of the transaction. Forward-looking statements are based on many assumptions and estimates and are not guarantees of future performance. The actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which First Community and Signature Bank are unsure, including many factors that are beyond their control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “indicate,” “point to,” “target,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those described under “Risk Factors” section beginning on page 21 and the following:

•	the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined bank or the expected benefits of the transaction);
•	the failure of either First Community or Signature Bank to obtain the requisite shareholder approvals, or to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the possibility that the anticipated benefits of the merger, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two banks or as a result of the strength of the economy, competitive factors in the areas where First Community and Signature Bank do business or as a result of other unexpected factors or events;
•	the impact of purchase accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;
•	challenges retaining or hiring key personnel;
•	business disruptions resulting from or following the merger;
•	delay in closing the bank merger;
•	the outcome of pending or threatened litigation or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;
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•	Credit losses arising from factors such as declining real estate values, rising interest rates, increasing unemployment, changes in customer payment behavior, or other adverse changes in asset quality, as well as the adequacy of First Community’s allowance for credit losses and the potential need for higher provisions in future periods, including as a result of examinations by regulatory authorities that may require increases in reserves, asset write-downs, or other corrective actions;
•	the amount of First Community’s loan portfolio collateralized by real estate and weaknesses in the real estate market;
•	restrictions or conditions imposed by First Community’s regulators on its operations;
•	risks associated with actual or potential information gatherings, investigations or legal proceedings by customers, regulatory agencies or others;
•	reduced earnings due to higher credit impairment charges resulting from additional decline in the value of First Community’s securities portfolio, specifically as a result of increasing default rates, and loss severities on the underlying real estate collateral;
•	increases in competitive pressure in the banking and financial services industries;
•	changes in the interest rate environment, which are affected by many factors beyond First Community’s control, including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets, and that could reduce anticipated or actual margins; temporarily reduce the market value of First Community’s available-for-sale investment securities and temporarily reduce accumulated other comprehensive income or increase accumulated other comprehensive loss, which temporarily could reduce shareholders’ equity;
•	enterprise risk management may not be effective in mitigating risk and reducing the potential for losses;
•	changes in political conditions or the legislative or regulatory environment, including governmental initiatives affecting the financial services industry, including as a result of the presidential administration and congressional elections;
•	general economic conditions resulting in, among other things, a deterioration in credit quality;
•	changes occurring in business conditions and inflation, including the impact of inflation on First Community, including a decrease in demand for new mortgage loan and commercial real estate loan originations and refinancings, an increase in competition for deposits, and an increase in non-interest expense, which may have an adverse impact on First Community’s financial performance;
•	changes in access to funding or increased regulatory requirements with regard to funding, which could impair First Community’s liquidity;
•	FDIC assessment which has increased, and may continue to increase, First Community’s cost of doing business;
•	cybersecurity risk related to First Community’s dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, which subject First Community to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events;
•	changes in deposit flows, which may be negatively affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, and returns available to customers on alternative investments;
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•	changes in technology, including the increasing use of artificial intelligence;
•	First Community’s current and future products, services, applications and functionality and plans to promote them;
•	changes in monetary and tax policies, including potential changes in tax laws and regulations;
•	changes in accounting standards, policies, estimates and practices as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board;
•	First Community’s assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results;
•	the rate of delinquencies and amounts of loans charged-off;
•	the rate of loan growth in recent years and the lack of seasoning of a portion of First Community’s loan portfolio;
•	First Community’s ability to maintain appropriate levels of capital, including levels of capital required under the capital rules implementing Basel III;
•	First Community’s ability to successfully execute its business strategy;
•	First Community’s use of brokered deposits may be an unstable and/or an expensive deposit source to fund earning asset growth;
•	adverse changes in asset quality and resulting credit risk-related losses and expenses;
•	the potential effects of events beyond First Community’s control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, such as the war in Ukraine, the Middle East conflict, and the conflict between China and Taiwan, disruptions in First Community’s customers’ supply chains, disruptions in transportation, essential utility outages or trade disputes and related tariffs, and disruptions caused by widespread cybersecurity incidents;
•	disruptions due to flooding, severe weather or other natural disasters; and
•	other risks and uncertainties described under “Risk Factors” below.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in First Community’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. These and other risks and uncertainties could cause actual outcomes to differ significantly from those anticipated in the forward-looking statements contained in this joint proxy statement/prospectus.

As a result, actual future results of First Community or Signature Bank may differ materially from historical performance or from the results implied by any forward-looking statements. Neither company guarantees the achievement of any forward-looking expectations and cautions you not to place undue reliance on such statements.

All forward-looking statements in this document are made as of the date of this joint proxy statement/prospectus and are based on information available to First Community and Signature Bank as of that date. Except as required by law, neither company undertakes any obligation to publicly update or revise any forward-looking statements to reflect new information, future events, or otherwise.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 134.

Risks Related to the Merger

First Community and Signature Bank shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

First Community shareholders and Signature Bank shareholders will experience a reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in First Community and Signature Bank compared to their ownership interests and voting power prior to the merger. If the merger is consummated, current First Community shareholders will own approximately 82% of First Community’s outstanding common stock, on a fully diluted basis, and current Signature Bank shareholders will own approximately 18% of First Community’s outstanding common stock, on a fully diluted basis. Accordingly, former Signature Bank shareholders will own less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by current First Community shareholders if such current First Community shareholders voted together as a group. Shareholders of both companies will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

Because the exchange ratio is fixed and the market price of First Community common stock will fluctuate, Signature Bank shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of Signature Bank common stock (except for shares owned by First Community or its subsidiaries and Signature Bank or its subsidiaries, in each case, other than shares held in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by Signature Bank shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 0.6410 shares of First Community common stock. This exchange ratio is fixed in the merger agreement. The market value of the merger consideration will vary from the closing price of First Community common stock on the date First Community and Signature Bank announced the merger, on the date that this joint proxy statement/prospectus is mailed to First Community shareholders and Signature Bank shareholders, on the date of the First Community special meeting and the date of the Signature Bank special meeting, and on the date the merger is completed. Any change in the market price of First Community common stock prior to the completion of the merger will affect the market value of the merger consideration that Signature Bank shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of First Community common stock or Signature Bank common stock.

Changes in the market price of First Community common stock and Signature Bank common stock may result from a variety of factors, including, but not limited to, changes in sentiment in the market regarding First Community’s and Signature Bank’s operations or business prospects, including market sentiment regarding First Community’s and/or Signature Bank’s entry into the merger agreement. These risks may also be affected by:

•	operating results that vary from the expectations of First Community’s and/or Signature Bank’s management or of securities analysts and investors;
•	developments in First Community’s and/or Signature Bank’s business or in the financial services sector generally;
•	regulatory or legislative changes affecting the banking industry generally or First Community’s and/or Signature Bank’s business and operations;
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•	operating and securities price performance of companies that investors consider to be comparable to First Community and/or Signature Bank;

•	changes in estimates or recommendations by securities analysts or rating agencies;
•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by First Community, Signature Bank or their competitors; and
•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Many of these factors are outside the control of First Community and Signature Bank. Accordingly, at the time of the First Community special meeting and the Signature Bank special meeting, First Community shareholders and Signature Bank shareholders will not know the precise market value of the merger consideration that Signature Bank shareholders will receive upon completion of the merger. You should obtain current market quotations for both First Community common stock and Signature Bank common stock.

Combining the two banks may be more difficult, costly, or time consuming than First Community or Signature Bank expects.

The success of the merger will depend, in part, on First Community’s ability to realize the anticipated benefits and cost savings from combining the businesses of First Community Bank and Signature Bank. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of First Community Bank and Signature Bank. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

First Community and Signature Bank have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures, and policies that would adversely affect First Community’s ability to maintain relationships with clients, depositors, and employees or to achieve the anticipated benefits of the merger. This includes the potential loss of key commercial lending officers or executives of Signature Bank, whose relationships with customers and knowledge of local markets may be critical to the success of the combined operations in the Atlanta market.

Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of First Community and Signature Bank during that transition period. In addition, despite the due diligence conducted prior to signing the merger agreement, First Community may discover liabilities or obligations of Signature Bank that were not previously disclosed or anticipated, which could increase integration costs or otherwise negatively affect the combined bank.

First Community and Signature Bank will incur significant transaction and merger-related integration costs in connection with the merger.

First Community and Signature Bank expect to incur significant costs associated with completing the merger and integrating the operations of the two banks. First Community and Signature Bank are continuing to assess the impact of these costs. Although First Community and Signature Bank believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

First Community has not previously operated in the Atlanta Metropolitan Statistical Area

Signature Bank’s service areas are within the Atlanta metropolitan statistical area (“MSA”). The banking business in this region is highly competitive, and the level of competition may continue to increase. First Community has not previously operated in the Atlanta MSA, and entering this market may present unforeseen challenges or difficulties that could adversely affect First Community following the merger. In addition, First Community will need to manage regulatory capital, liquidity, and enterprise risk across a broader footprint, which may introduce additional compliance and operational complexity.

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The opinions of First Community’s and Signature Bank’s financial advisors delivered to the parties’ respective boards of directors prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinions.

The opinion of First Community’s financial advisor was delivered on, and dated, July 11, 2025 and the opinion of Signature Bank’s financial advisor was delivered on, and dated, July 11, 2025. Changes in the operations and prospects of First Community or Signature Bank, general market and economic conditions and other factors that may be beyond the control of First Community or Signature Bank may significantly alter the value of First Community or Signature Bank or the prices of the First Community common stock or Signature Bank common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. See “The Merger—Opinion of First Community’s Financial Advisor” beginning on page 47 and “The Merger—Opinion of Signature Bank’s Financial Advisor” beginning on page 57.

First Community and Signature Bank may not receive required regulatory approvals, or such approvals may be delayed or subject to unexpected conditions.

Completion of the merger is subject to the receipt of required regulatory approvals, including approvals from the FDIC, the SCBFI, and the GDBF. These agencies will consider, among other things, the financial and managerial resources of each bank, the competitive effects of the merger, legal and regulatory compliance, and the convenience and needs of the communities to be served, including Community Reinvestment Act performance. There can be no assurance as to whether the required regulatory approvals will be obtained, the timing of such approvals, or whether any regulatory authority will impose conditions or requirements that could adversely affect the combined bank or result in a failure to complete the merger.

The merger agreement limits Signature Bank’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Signature Bank’s ability to discuss competing third party proposals to acquire all or a significant part of Signature Bank. In addition, Signature Bank has agreed to pay First Community a termination fee of $1,600,000 if the transaction is terminated because Signature Bank decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Signature Bank from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with First Community, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Signature Bank than it might otherwise have proposed to pay.

Signature Bank directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Signature Bank shareholders.

Executive officers of Signature Bank negotiated certain terms of the merger agreement with their counterparts at First Community, and Signature Bank’s board of directors adopted the merger agreement and by a unanimous vote of the directors recommended that Signature Bank shareholders vote to approve the merger agreement and the merger on the terms set forth in the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, Signature Bank shareholders should be aware that Signature Bank’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Signature Bank shareholders. For example, each of the Signature Bank directors will be provided with indemnification and liability insurance. In addition, Freddie Deutsch, Maria Lawson, and Steve Reagin, each of whom is currently an executive officer of Signature Bank, have entered into new employment agreements with First Community Bank that become effective upon completion of the merger. Mr. Deutsch will serve as Regional Market President and Director of Specialty Business Lending, Ms. Lawson will serve as Senior Vice President, Managing Director – Government Guaranteed Lending, and Mr. Reagin will serve as Senior Vice President, Senior Commercial Banker. These agreements were entered into as a condition to the merger.

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In connection with the merger, Mr. Deutsch, Ms. Lawson, Mr. Reagin, and certain other officers of Signature Bank will receive lump-sum cash payments pursuant to existing change in control agreements or other compensatory arrangements with Signature Bank. These and other interests of Signature Bank’s directors and executive officers in the merger may create potential conflicts of interest and may cause some of these individuals to view the transaction differently than other Signature Bank shareholders. See “The Merger—Interests of Signature Bank’s Directors and Executive Officers in the Merger” beginning on page 63 for more information.

If the merger is not completed, the market price of First Community common stock and Signature Bank common stock may decline, and both companies may be adversely affected.

The completion of the merger is subject to a number of conditions, including approval by the shareholders of both First Community and Signature Bank. The merger agreement may also be terminated under certain circumstances. If the merger is not completed, the market price of First Community or Signature Bank common stock may decline to the extent that current market prices reflect an assumption that the merger will be consummated.

In addition, each company will have incurred significant transaction-related costs, including legal, accounting, and financial advisory fees, without realizing any of the expected benefits of the merger. The failure to complete the merger could also result in other adverse consequences, such as the diversion of management attention, potential harm to employee morale and retention, and disruption to business relationships. There can be no assurance that these or other risks would not materially and adversely affect the business, financial results, or stock prices of First Community and Signature Bank.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The completion of the merger is subject to various closing conditions, including: (i) approval of the merger agreement by the shareholders of both First Community and Signature Bank; (ii) receipt of all required regulatory approvals, without the imposition of any materially burdensome regulatory condition; (iii) the accuracy of each party’s representations and warranties, subject to certain materiality qualifications; (iv) performance in all material respects by each party of its covenants and obligations under the merger agreement; and (v) the absence of any injunction, order or law prohibiting the consummation of the merger.

There can be no assurance that these conditions will be satisfied or waived. Moreover, the merger agreement may be terminated by either party in certain circumstances, including if the merger is not completed by July 13, 2026. The merger agreement may also be terminated by either party in the event of a material breach by the other party, subject to certain cure periods, or if Signature Bank approves a superior proposal and pays a termination fee.

The merger agreement also contains representations, warranties, and covenants that are subject to limitations and qualifications. These provisions were negotiated to allocate risk between the parties and may not reflect all risks that may arise after the merger. As such, the merger parties and their shareholders may be subject to risks not fully captured by the terms of the agreement.

If the merger is not completed, First Community and Signature Bank will remain independent entities and may each be adversely affected. See “The Merger Agreement—Termination of the Merger Agreement; Termination Fee” beginning on page 76.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and subject to change.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the merger occurred on the dates indicated or the future financial condition or results of operations of the combined bank. The pro forma financial information reflects preliminary estimates and assumptions, including fair value estimates of Signature Bank’s assets and liabilities, which are subject to change. The final acquisition accounting adjustments could differ materially from those presented in this document. See “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 81.

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Following the merger, shareholders of Signature Bank, a Georgia corporation, will become shareholders of First Community, a South Carolina corporation, and their rights as shareholders will be governed by South Carolina law.

Upon completion of the merger, Signature Bank shareholders will become shareholders of First Community. Although their rights as shareholders will continue to be governed by applicable corporate law, those rights will be determined by the SCBCA and by First Community’s articles of incorporation and bylaws. These may differ in certain respects from the GBCC and the organizational documents that currently govern Signature Bank. As a result, there may be differences between the rights Signature Bank shareholders currently have and those they will have as shareholders of First Community. See “Comparative Rights of First Community and Signature Bank Shareholders” beginning on page 95.

Uncertainty related to the merger and pre-closing covenants may adversely affect the business and operations of both First Community and Signature Bank.

Uncertainty about the effect of the merger on employees, customers, and business relationships may have an adverse effect on the operations of First Community and Signature Bank. These uncertainties could impair First Community’s and/or Signature Bank’s ability to attract, retain, and motivate key personnel and could cause customers, suppliers, or others to seek to change their existing business relationships. In addition, the merger agreement includes covenants that restrict First Community and Signature Bank from taking certain actions prior to the completion of the merger without the other party’s consent. These restrictions may prevent either company from pursuing attractive business opportunities or responding effectively to market changes, which could adversely affect business operations if the merger is delayed or not completed. See “The Merger Agreement—Covenants and Agreements.”

Litigation related to the merger could prevent or delay completion of the merger or otherwise negatively impact the combined bank.

Securities class actions and other lawsuits are often brought against public companies that have entered into merger agreements. First Community and Signature Bank may be subject to such actions, whether or not the merger is consummated. Among other remedies, plaintiffs may seek to enjoin the merger or rescind it after completion. If any such legal actions are successful in obtaining an injunction prohibiting the merger, that could prevent or delay the consummation of the merger and result in substantial costs to the parties. Even if the parties prevail in such litigation, defending against these claims could be time-consuming and expensive and could divert management’s attention and resources.

Signature Bank shareholders who dissent from the merger have dissenters’ rights under Georgia law.

If Signature Bank shareholders do not vote in favor of the merger and properly comply with all requirements of the GBCC, they may be entitled to receive the fair value of their shares, as determined by a court, rather than the merger consideration. The process for asserting dissenters’ rights can be complex, and shareholders who fail to follow the required statutory procedures may lose their right to receive cash instead of the merger consideration. For more information, see “Dissenters’ Rights” beginning on page 106 and Appendix B.

The merger may result in dilution to existing First Community shareholders in terms of earnings per share and book value.

While the merger is expected to provide long-term strategic and financial benefits, the issuance of shares of First Community common stock in the merger will dilute the ownership interests of current First Community shareholders and may also result in dilution to First Community’s earnings per share and book value per share. Such dilution may negatively impact the market value of First Community common stock following the merger. The extent of any dilution will depend on numerous factors, including the actual financial performance of the combined bank, synergies realized (if any), and broader market conditions. There is no assurance that the surviving bank will achieve earnings or book value accretion in the short or long term. Furthermore, the surviving bank’s dividend policy may be reevaluated following the merger, and there is no assurance that dividends will be paid at current or historical levels.

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The accounting treatment of the merger may impact the reported financial results of the combined bank.

The merger is expected to be accounted for under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”), with First Community treated as the acquirer. Under this method, Signature Bank’s assets and liabilities will be recorded at their respective estimated fair values as of the completion date of the merger. If the assumptions underlying those fair value estimates prove incorrect, or if the merger were to be treated differently for accounting purposes, the financial condition or results of operations of the combined bank could be adversely affected. In addition, transaction-related expenses and one-time accounting charges incurred in connection with the merger may negatively impact the financial results of the combined bank in the period in which they are incurred.

The merger may result in the loss of customers, depositors, or business relationships, and may negatively affect the reputation of the combined bank.

In the course of combining the businesses of First Community Bank and Signature Bank, the combined bank may lose customers or clients due to factors such as disruption of service, changes in personnel, unfamiliarity with the First Community brand, or general uncertainty surrounding the transaction. In addition, employees or market participants may perceive the transaction as unfavorable, which could harm the reputation of the combined bank in existing or new markets. Any loss of customer relationships or reputational harm may reduce revenues, increase expenses related to customer retention efforts, and ultimately affect the financial performance and growth prospects of the combined bank.

There are certain risks relating to First Community’s business that will also affect the combined bank after the merger.

In addition to the risks described in this joint proxy statement/prospectus, you should carefully consider the risks associated with First Community’s ongoing business operations, as these risks will also apply to the combined bank following the completion of the merger. These risks are discussed in detail under the heading “Risk Factors” in First Community’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as well as in other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 134.

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FIRST COMMUNITY SPECIAL SHAREHOLDERS’ MEETING

General

This joint proxy statement/prospectus is being delivered to First Community shareholders in connection with the solicitation of proxies for use at a special meeting of shareholders to consider the proposals described below.

Meeting Date, Time, and Place and Record Date

The First Community special shareholders’ meeting will be held at First Community Bank, Administrative Building, 2nd Floor, 5455 Sunset Blvd., Lexington, South Carolina 29072, at 11:00 a.m., local time, on November 19, 2025. Only holders of First Community common stock of record at the close of business on September 10, 2025 will be entitled to receive notice of and to vote at the special shareholders’ meeting. As of the record date, there were 7,679,605 shares of First Community common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

At the First Community special shareholders’ meeting, First Community shareholders will be asked to approve the merger agreement, and the transactions contemplated by the merger agreement, including the issuance of shares of First Community common stock in the merger, which is also being submitted for approval pursuant to applicable Nasdaq listing rules. First Community shareholders will also be asked to consider a proposal to authorize the board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies if there are not sufficient votes to approve the share issuance proposal at the time of the special meeting.

Completion of the merger is conditioned on approval of the First Community merger proposal, among other conditions. Completion of the merger is not conditioned on the approval of the First Community adjournment proposal.

Quorum and Adjournment

No business may be transacted at the First Community special meeting unless a quorum is present. The presence, in person or represented by proxy, of holders of at least a majority of the outstanding shares of First Community common stock entitled to vote at the meeting will constitute a quorum, unless otherwise required by applicable law. If a quorum is not present, the chairman of the special meeting may adjourn the meeting to another place, date, or time to solicit additional proxies.

If the number of shares voted at the special meeting is insufficient to approve the First Community merger proposal, the special meeting may be adjourned to allow additional time for the solicitation of additional proxies if the votes cast in favor of the First Community adjournment proposal exceed the votes cast against it.

No notice of an adjourned meeting need be given if the time and place of the adjourned meeting are announced at the special meeting, unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice will be given to each shareholder of record entitled to vote at the meeting. Once a share is represented at the meeting for any purpose, it will be deemed present for quorum purposes for the remainder of the meeting and for any adjournment thereof, except for any shares whose proxies have been effectively revoked or withdrawn before the adjourned meeting.

Abstentions will be included in determining the number of shares present at the First Community special meeting for the purpose of determining the presence of a quorum, but broker non-votes will not be counted for the purposes of determining whether a quorum exists.

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Voting by First Community’s Directors and Executive Officers

At the close of business on the record date for the First Community special meeting, First Community directors and executive officers and their affiliates were entitled to vote 351,455 shares of First Community common stock or approximately 4.58% of the shares of First Community common stock outstanding on that date. First Community currently expects that its directors and executive officers will vote their shares in favor of the First Community merger proposal and the First Community adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failure to Vote

The following is a summary of the voting requirements applicable to the proposals to be considered at the First Community special meeting. Shareholders should review this information carefully to understand how their votes will be counted and the effect of abstentions or broker non-votes on the outcome of each proposal.

First Community merger proposal:

•	Standard: Approval of the First Community merger proposal requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of First Community common stock entitled to vote. First Community shareholders must approve the First Community merger proposal in order for the merger to occur. If First Community shareholders fail to approve the First Community merger proposal, the merger will not occur.

•	Effect of abstentions and broker non-votes: Failure to vote, marking “ABSTAIN” on your proxy card, or failing to instruct your bank or broker how to vote with respect to the First Community merger proposal will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the proposal.

First Community adjournment proposal:

•	Standard: Assuming a quorum is present, approval of the First Community adjournment proposal requires the affirmative vote of a majority of the votes cast, either in person or by proxy, at the First Community special meeting. Votes “FOR” must exceed votes “AGAINST” for the proposal to be approved. If First Community shareholders fail to approve the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

•	Effect of abstentions and broker non-votes: Shares represented by proxies marked “ABSTAIN” and broker non-votes will not be considered votes cast for or against the proposal and, therefore, will have no effect on the outcome of the vote. Because the adjournment proposal related to the First Community merger proposal is a non-routine matter, brokers, banks, and other nominees do not have discretionary authority to vote uninstructed shares on this proposal, and such uninstructed shares will not be considered votes cast for or against the proposal.

The final voting results for First Community will be disclosed in a Current Report on Form 8-K filed with the SEC following the special meeting.

Voting of Proxies

If you were a record holder of First Community common stock at the close of business on the record date of the First Community special meeting, a proxy card is enclosed for your use. First Community requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the First Community proxy card, (ii) calling the toll-free number listed on the First Community proxy card or (iii) submitting your First Community proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of First Community common stock represented by it will be voted at the First Community special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

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If a proxy is returned without an indication as to how the shares of First Community common stock represented are to be voted with regard to a particular proposal, the First Community common stock represented by the proxy will be voted in accordance with the recommendation of the First Community board of directors and, therefore, “FOR” the First Community merger proposal and “FOR” the First Community adjournment proposal.

As of the date hereof, the First Community board of directors has no knowledge of any business that will be presented for consideration at the First Community special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in First Community’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the First Community special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. If you were a record holder of First Community common stock on the record date of the First Community special meeting, please sign and return the enclosed proxy card, or vote via the internet or telephone, regardless of whether or not you plan to attend the First Community special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 P.M., Eastern Time, on November 18, 2025.

Shares Held in Street Name

If you hold shares of First Community common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to First Community or by voting in person at the First Community special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of First Community common stock on behalf of their customers may not give a proxy to First Community to vote those shares without specific instructions from their customers.

If you are a First Community shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the First Community proposals.

Revocability of Proxies

If you are a record shareholder, the grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a record shareholder, you may revoke a proxy at any time prior to its exercise by delivering to the Corporate Secretary of First Community either a duly executed revocation or a proxy bearing a later date. In addition, if you are a record shareholder, you may revoke a proxy prior to its exercise by voting in person at the special shareholders’ meeting. All written notices of revocation and other communications with respect to the revocation of First Community proxies should be addressed to First Community Corporation, 5455 Sunset Blvd., Lexington, SC 29072, Attention: Corporate Secretary.

Attendance at the special shareholders’ meeting will not in and of itself constitute revocation of a proxy.

If your shares are held in “street name” with a broker, you must follow your broker’s instructions to revoke your voting instructions. Further, if your shares are held in “street name”, you may not vote in person at the meeting unless your broker provides you voting authorization.

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Solicitation of Proxies

First Community will bear all costs associated with the solicitation of proxies in connection with its special shareholders’ meeting, the costs of filing the registration statement with the SEC, and one-half of the costs of printing this joint proxy statement/prospectus. Proxies may be solicited by directors, officers, or employees of First Community in person or by mail, telephone, or other means of communication; these individuals will not receive any additional compensation for such solicitation. First Community has retained Laurel Hill Advisory Group, LLC to assist with the solicitation of proxies for the First Community special meeting for a fee of $8,000 plus reimbursement for certain out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to obtain voting instructions, where necessary. First Community will reimburse such parties for their reasonable expenses incurred in distributing proxy materials and obtaining voting instructions.

No person is authorized to provide any information or make any representation not contained in this joint proxy statement/prospectus, and any such information or representation should not be relied upon as having been authorized by First Community, Signature Bank, or any other person. The delivery of this joint proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of First Community or Signature Bank since the date of this joint proxy statement/prospectus.

Attending the First Community Special Meeting

Only First Community shareholders, their duly appointed proxies and invited guests may attend the meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders of record, beneficial owners, or proxy holders.

A First Community shareholder who holds shares directly registered in such shareholder’s name with First Community’s transfer agent, Computershare, and who wishes to attend the special meeting in person should bring government-issued photo identification.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee, such shareholder referred to in this joint proxy statement/prospectus as a beneficial owner, and who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of First Community common stock and who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the First Community shareholder, and proof of the signing shareholder’s record ownership as of the record date.

No cameras, recording equipment, or other electronic devices, including cell phones with recording capabilities, may be used during the meeting. Attendees may be asked to silence or turn off such devices upon entering the meeting room. Failure to comply with these procedures or to provide the required documentation at the door may result in denial of entry to the First Community special meeting.

Recommendation of the Board of Directors

The board of directors of First Community has unanimously determined that the merger and the related share issuance are in the best interests of First Community and its shareholders. Accordingly, the board unanimously recommends that First Community shareholders vote “FOR” the First Community merger proposal and “FOR” the First Community adjournment proposal.

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FIRST COMMUNITY PROPOSALS

At the First Community special shareholders’ meeting, First Community shareholders will be asked to consider and vote on the following proposals:

1. First Community Merger Proposal

To approve the merger agreement and the transactions contemplated thereby, including the issuance of shares of First Community common stock to the shareholders of Signature Bank in connection with the merger. The share issuance is also being submitted for approval pursuant to applicable Nasdaq listing rules. Approval of the First Community merger proposal is a condition to the closing of the merger.

•	Vote Required: The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of First Community common stock entitled to vote is required to approve the First Community merger proposal.

•	Effect of Abstentions and Broker Non-Votes: Failure to vote, marking “ABSTAIN” on your proxy card, or failing to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” the First Community merger proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the proposal.

After careful consideration, the First Community board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of First Community and its shareholders.

The First Community board of directors unanimously recommends that First Community shareholders vote “FOR” the First Community merger proposal.

2. First Community Adjournment Proposal

To approve the adjournment of the First Community special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the meeting to approve the First Community merger proposal. Approval of the First Community adjournment proposal is not a condition to the closing of the merger.

•	Vote Required: Assuming a quorum is present, approval of the First Community adjournment proposal requires the affirmative vote of a majority of the votes cast, either in person or by proxy, at the First Community special meeting. Votes “FOR” must exceed votes “AGAINST” for the proposal to be approved.

•	Effect of Abstentions and Broker Non-Votes: Shares represented by proxies marked “ABSTAIN” and broker non-votes will not be considered votes cast for or against the proposal and will have no effect on the outcome. Because the adjournment proposal is considered a non-routine matter, brokers, banks, and other nominees may not vote uninstructed shares, and such shares will not be considered votes cast.

The First Community board of directors unanimously recommends that First Community shareholders vote “FOR” approval of the First Community adjournment proposal.

The final voting results on each proposal will be disclosed in a Current Report on Form 8-K filed by First Community with the SEC following the special meeting.

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SIGNATURE BANK SPECIAL SHAREHOLDERS’ MEETING

Date, Time and Place of Signature Bank Special Meeting

The Signature Bank special meeting of shareholders will be held on November 19, 2025, at 6065 Roswell Road, Suite 110, Sandy Springs, Georgia 30328 at 2:00 p.m., local time. On or about September 25, 2025, Signature Bank commenced mailing this document and the enclosed proxy cards to its shareholders entitled to vote at the Signature Bank special meeting.

Matters to be Considered

At the Signature Bank special meeting, the holders of Signature Bank common stock will be asked to consider and vote upon the Signature Bank merger proposal. If necessary, holders of Signature Bank common stock will be asked to consider and vote upon the Signature Bank adjournment proposal. Completion of the merger is conditioned on, among other things, Signature Bank shareholder approval of the Signature Bank merger proposal. No other business may be conducted at the Signature Bank special meeting.

Recommendation of the Signature Bank Board of Directors

On July 11, 2025, the Signature Bank board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on Signature Bank’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger—Signature Bank’s Reasons for the Merger; Recommendation of the Signature Bank Board of Directors” beginning on page 43, the Signature Bank board of directors believes that the merger is in the best interests of Signature Bank shareholders.

Accordingly, the Signature Bank board of directors unanimously recommends that Signature Bank shareholders vote “FOR” the Signature Bank merger proposal and, if necessary, that Signature Bank shareholders vote “FOR” the Signature Bank adjournment proposal.

Record Date and Quorum

The Signature Bank board of directors has fixed the close of business on September 10, 2025 as the Signature Bank record date, which is the date for determining the holders of Signature Bank common stock entitled to receive notice of and to vote at the Signature Bank special meeting. As of the Signature Bank record date, there were an aggregate of 2,575,731 shares of Signature Bank common stock entitled to vote at the Signature Bank special meeting or any adjournment thereof. Such outstanding shares of Signature Bank common stock were held by 303 shareholders of record. For purposes of the Signature Bank merger proposal and the Signature Bank adjournment proposal (if necessary), each share of Signature Bank common stock entitles the holder to one vote at the Signature Bank special meeting.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Signature Bank common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Signature Bank special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. No business may be transacted by the holders of Signature Bank common stock at the Signature Bank special meeting unless a quorum is present.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

The Signature Bank Merger Proposal. The affirmative vote of the holders of at least a majority of the outstanding shares of Signature Bank common stock is required to approve the Signature Bank merger proposal. If you fail to vote in person or by proxy or fail to instruct your broker, bank or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Signature Bank merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

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The Signature Bank Adjournment Proposal. Approval of the Signature Bank adjournment proposal, if necessary or appropriate, requires the affirmative vote of at least a majority of the shares of Signature Bank common stock represented, in person or by proxy, at the Signature Bank special meeting. Because shares represented by proxies marked “ABSTAIN” and broker non-votes will be considered present at the Signature Bank special meeting, abstentions and broker non-votes will have the effect of a vote “AGAINST” the Signature Bank adjournment proposal.

The Signature Bank board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of Signature Bank common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Signature Bank merger proposal and “FOR” the Signature Bank adjournment proposal, if applicable.

If you are a Signature Bank shareholder of record as of September 10, 2025, the Signature Bank record date, you may submit your proxy before the Signature Bank special meeting by completing, signing, dating and returning the enclosed proxy card to Signature Bank using the enclosed postage-paid envelope. You may also submit a proxy via the internet by following the instructions on your proxy card. You will also need the unique control number that is printed on your proxy card in order to vote via the internet.

Your completed proxy card must be received prior to the Signature Bank special meeting.

If you are the record holder of your Signature Bank shares, you may revoke your proxy at any time before it is voted at the Signature Bank special meeting by:

•	submitting another properly completed proxy card bearing a later date which is received prior to the Signature Bank special meeting;
•	sending a written notice which is received prior to the special meeting that you are revoking your proxy to: Signature Bank of Georgia, 6065 Roswell Road, Suite 600, Sandy Springs, Georgia 30328, attention Lawanna Saxon, Corporation Secretary; or
•	attending the special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

Attendance at the Signature Bank special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Shares Held in “Street Name”; Broker Non-Votes

Banks, brokers, and other nominees who hold shares of Signature Bank common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee represented at the Signature Bank special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

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If your broker, bank or other nominee holds your shares of Signature Bank common stock in “street name,” your broker, bank or other nominee will vote your shares of Signature Bank common stock only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Shares Subject to Shareholder Support Agreement; Shares Held by Directors and Executive Officers

Each director and executive officer of Signature Bank, solely in their capacity as shareholders of Signature Bank, have entered into shareholder support agreements with First Community pursuant to which they have agreed to vote their shares of Signature Bank common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the Signature Bank record date, 1,196,733 shares, or 46.42% of the outstanding shares of Signature Bank common stock entitled to vote at the Signature Bank special meeting, are bound by the shareholder support agreements.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the Signature Bank board of directors. Signature Bank is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus to Signature Bank shareholders. Proxies will be solicited through the mail. Additionally, directors and officers of Signature Bank intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Signature Bank will reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Signature Bank retains the discretion to engage a third-party proxy solicitor to assist Signature Bank in soliciting proxies from the Signature Bank shareholders.

Dissenters’ Rights

Signature Bank shareholders are entitled to assert dissenters’ rights with respect to the Signature Bank merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Article 13 of the GBCC. Please see “Dissenters’ Rights,” beginning on page 106, and the full text of Article 13 of the GBCC, which is reproduced in full in Appendix B to this joint proxy statement/prospectus, for additional information.

Attending the Signature Bank Special Meeting

All shareholders of Signature Bank common stock as of the Signature Bank record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the Signature Bank record date, are invited to attend the Signature Bank special meeting. Shareholders of record of Signature Bank can vote in person at the Signature Bank special meeting. If you are not a shareholder of record as of the Signature Bank record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank, or other nominee, to be able to vote in person at the Signature Bank special meeting. If you plan to attend the Signature Bank special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, all Signature Bank shareholders must bring a form of personal photo identification with you in order to be admitted. Signature Bank reserves the right to refuse admittance to anyone without proper proof of share ownership or proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Signature Bank special meeting is prohibited without Signature Bank’s express written consent.

A Signature Bank shareholder who holds shares in “street name” through a broker, bank, trustee, or other nominee (which we refer to as a “beneficial owner”) who desires to attend the Signature Bank special meeting in person must bring proof of beneficial ownership as of the Signature Bank record date, such as a letter from the broker, bank, trustee, or other nominee that is the record holder of such beneficial owner’s shares or the voting instruction form provided by the broker.

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Signature Bank Merger Proposal

Signature Bank is asking its shareholders to approve the Signature Bank merger proposal. Holders of Signature Bank common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A. In addition, holders of Signature Bank common stock should read the documents incorporated by reference herein for further information about First Community.

After careful consideration, the Signature Bank board of directors, by a unanimous vote of all directors, approved the merger and declared the merger agreement and the transactions contemplated thereby, including the merger, to be in the best interest of Signature Bank and its shareholders. See “The Merger—Signature Bank’s Reasons for the Merger; Recommendation of the Signature Bank Board of Directors” beginning on page 43 of this joint proxy statement/prospectus for a more detailed discussion of the Signature Bank board of directors’ recommendation.

The Signature Bank board of directors unanimously recommends a vote “FOR” the Signature Bank merger proposal.

Signature Bank Adjournment Proposal

The Signature Bank special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Signature Bank special meeting to approve the Signature Bank merger proposal.

If, at the Signature Bank special meeting, the number of shares of Signature Bank common stock present or represented and voting in favor of the Signature Bank merger proposal is insufficient to approve the Signature Bank merger proposal, Signature Bank intends to move to adjourn the Signature Bank special meeting in order to enable the Signature Bank board of directors to solicit additional proxies for approval of the Signature Bank merger proposal. In that event, Signature Bank will ask the holders of Signature Bank common stock to vote upon the Signature Bank adjournment proposal, but not the Signature Bank merger proposal.

In this proposal, Signature Bank is asking the holders of Signature Bank common stock to authorize the holder of any proxy solicited by the Signature Bank board of directors to vote in favor of adjourning the Signature Bank special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Signature Bank shareholders who have previously voted, if necessary to obtain approval of the merger proposal.

The Signature Bank board of directors unanimously recommends a vote “FOR” the Signature Bank adjournment proposal.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Signature Bank special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Lawanna Saxon, Corporate Secretary of Signature Bank, by phone at (404) 256-7702 or by email at lsaxon@signaturebankga.com.

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SIGNATURE BANK PROPOSALS

At the Signature Bank special shareholders’ meeting, Signature Bank shareholders will be asked to consider and vote on the following proposals:

1. Signature Bank Merger Proposal

To approve the merger agreement and the transactions contemplated thereby. Approval of the Signature Bank merger proposal is a condition to the closing of the merger.

•	Vote Required: The affirmative vote of the holders of at least a majority of the outstanding shares of Signature Bank common stock entitled to vote is required to approve the Signature Bank merger proposal.

•	Effect of Abstentions and Broker Non-Votes: Failure to vote, marking “ABSTAIN” on your proxy card, or failing to instruct your broker, bank or other nominee how to vote will have the same effect as a vote “AGAINST” the Signature Bank merger proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the Signature Bank merger proposal.

After careful consideration, the Signature Bank board of directors unanimously approved the merger agreement, determined that the merger is in the best interests of Signature Bank and its shareholders, and recommends that Signature Bank shareholders vote “FOR” the Signature Bank merger proposal.

2. Signature Bank Adjournment Proposal

To approve the adjournment of the Signature Bank special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the meeting to approve the Signature Bank merger proposal.

•	Vote Required: Assuming a quorum is present, approval of the Signature Bank adjournment proposal, if necessary or appropriate, requires the affirmative vote of at least a majority of the shares of Signature Bank common stock represented, in person or by proxy, at the Signature Bank special meeting.

•	Effect of Abstentions and Broker Non-Votes: Because shares represented by proxies marked “ABSTAIN” and broker non-votes will be considered present at the Signature Bank special meeting, abstentions and broker non-votes will have the effect of a vote “AGAINST” the Signature Bank adjournment proposal.

The Signature Bank board of directors unanimously recommends that Signature Bank shareholders vote “FOR” approval of the Signature Bank adjournment proposal.

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THE MERGER

The descriptions of the terms and conditions of the merger, the merger agreement, and any related documents in this joint proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference, to the registration statement, of which this joint proxy statement/prospectus is a part, and to the exhibits to the registration statement.

The Parties

First Community Corporation
5455 Sunset Blvd.
Lexington, South Carolina 29072
(803) 951-2265
Attention: Michael C. Crapps, President and Chief Executive Officer

First Community, a bank holding company registered under the Bank Holding Company Act of 1956, was incorporated under the laws of South Carolina in 1994 to own and control all of the capital stock of First Community Bank, which commenced operations in August 1995. First Community Bank’s primary federal regulator is the FDIC, and it is also regulated and examined by the SCBFI.

First Community Bank engages in commercial and retail banking from its main office in Lexington, South Carolina and 21 full-service offices across the Midlands of South Carolina, the Upstate of South Carolina, the Piedmont Region of South Carolina and the Central Savannah River area of South Carolina and Georgia. First Community Bank offers a broad range of traditional banking products and services for professionals and small- to medium-sized businesses, including consumer, commercial, mortgage, brokerage, investment, and insurance services, as well as online and mobile banking.

As of June 30, 2025, First Community had total assets of $2.05 billion, total loans of $1.26 billion, total deposits of $1.75 billion, and total shareholders’ equity of $155.5 million.

Signature Bank of Georgia
6065 Roswell Road, Suite 600

Sandy Springs, Georgia 30328
(404) 256-7702

Attention: Freddie Deutsch, Chairman and Chief Executive Officer

Signature Bank is a Georgia state-chartered non-member bank with its main office in Sandy Springs, Georgia. Signature Bank was founded on November 7, 2005, and offers a wide array of financial products and services to customers in Sandy Springs and the greater Atlanta, Georgia metropolitan area. Signature Bank operates from its main office located at 6065 Roswell Road, Sandy Springs, Georgia 30328, and from its loan production office located at 1186 Satellite Boulevard, Suite 100, Suwanee, Georgia 30024.

As a Georgia state-chartered non-member bank, Signature Bank is subject to regulation, supervision, and examination by the FDIC and the GDBF. As of June 30, 2025, Signature Bank had total assets of $266.0 million, total loans of $205.9 million, total deposits of $206.0 million, and total equity capital of $35.3 million.

Terms of the Merger

First Community, First Community Bank, and Signature Bank have entered into an Agreement and Plan of Merger, dated as of July 13, 2025. Under the merger agreement, Signature Bank will merge with and into First Community Bank, with First Community Bank continuing as the surviving bank, in a transaction we refer to as the merger. Subject to the terms and conditions of the merger agreement, each share of Signature Bank common stock will be converted into the right to receive 0.6410 shares of First Community common stock. Holders of Signature Bank common stock will receive a cash payment in lieu of any fractional shares. The merger agreement also addresses the treatment of Signature Bank stock options, exchange and payment procedures, dividend eligibility, adjustments to the exchange ratio, withholding obligations, and dissenters’ rights. These provisions are described in detail under “The Merger Agreement” beginning on page 67.

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The boards of directors of First Community and Signature Bank each unanimously approved the merger agreement and the transactions contemplated thereby, including, in the case of the First Community board of directors, the issuance of shares of First Community common stock in connection with the merger.

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, Signature Bank’s board of directors and executive management have regularly reviewed and assessed Signature Bank’s business strategies and objectives, all with the goal of enhancing long-term value for its shareholders. These reviews and assessments have included discussions regarding strategic alternatives, including capital planning (such as offerings of stock to new investors), earnings improvement, and growth strategies. Signature Bank’s board of directors has conducted periodic strategic planning meetings and have included the services of outside advisors who have provided reviews of factors influencing the banking industry generally and Signature Bank in particular, including the economic, interest rate, and regulatory environments; the competitive landscape of community banking in Georgia, the Southeast region, and the nation, public trading prices of bank stocks; and bank merger acquisition and activity and valuations. These strategic planning sessions have included discussions regarding potential business combinations, economies of scale, increased client service, and shareholder value benefits that might be achieved if Signature Bank engaged in a merger with a larger financial institution or institution with greater financial resources.

During the fourth quarter of 2024, First Community’s board of directors and executive leadership team updated its strategic plan, which included initiatives to expand geographically into new growth markets and to add an additional line of business, with SBA lending identified as a possible area of expansion. As part of this strategic planning process, First Community also evaluated other strategic alternatives, including continuing to pursue internal growth initiatives.

In October 2024, Signature Bank’s board of directors invited Olsen Palmer LLC (“Olsen Palmer”) to discuss the current bank merger and acquisition environment and Signature Bank’s strategic options. On November 18, 2024, Signature Bank engaged Olsen Palmer to perform advisory services, including the exploration of a potential strategic transaction. Signature Bank’s board of directors selected Olsen Palmer as its financial advisor in connection with a potential strategic transaction because of Olsen Palmer’s recognized expertise in advising community banks and financial institutions in merger and acquisition transactions, its familiarity with the regional banking market, and its track record of providing independent financial analyses and fairness opinions to institutions of similar size and profile.

From December 2024 to February 2025, Olsen Palmer engaged in a marketing process for Signature Bank, contacting potential transaction partners to discuss the merits of a potential business combination. Olsen Palmer initially contacted 39 potential transaction partners to gauge their interest in mergers and acquisitions generally. Of the 39 potential transaction partners contacted by Olsen Palmer, 13 parties were interested in further discussions and entered into non-disclosure agreements. Olsen Palmer provided these 13 potential transaction partners with Signature Bank’s identity and additional non-public information regarding the merits of a transaction with Signature Bank. These 13 potential transaction partners, including First Community, conducted initial due diligence during February and early March 2025.

On February 5, 2025, Hovde Group, LLC introduced First Community to the Signature Bank opportunity, and on February 10, 2025, First Community and Signature Bank executed a confidentiality agreement. On February 24, 2025, Mike C. Crapps and J. Ted Nissen of First Community met with Freddie Deutsch of Signature Bank in Atlanta, Georgia. On February 28, 2025, First Community’s executive committee voted to recommend to the First Community board to move forward with a non-binding indication of interest.

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On March 6, 2025, the board of directors of First Community held a special meeting at which management, together with its financial advisor, Hovde, provided an overview of Signature Bank and the potential strategic benefits of a business combination. At the meeting, First Community’s management as well as Hovde reviewed Signature Bank’s financial condition, operating profile, and market position, and discussed preliminary terms that might be included in a non-binding indication of interest. Following discussion, the board unanimously approved a motion authorizing management to move forward with the preparation and issuance of a non-binding indication of interest to Signature Bank.

On March 11, 2025, Signature Bank representatives met with First Community’s executive leadership team in Lexington, South Carolina. Following this meeting, on March 12, 2025, First Community delivered a non-binding indication of interest to Signature Bank.

Ultimately, seven potential transaction partners, including First Community, submitted preliminary non-binding indication of interest to Olsen Palmer and Signature Bank as of March 12, 2025. On March 19, 2025, Olsen Palmer attended the Signature Bank board meeting and presented the seven preliminary non-binding indications of interest and additional information on the seven potential transaction partners to the Signature Bank board of directors. After review and discussion of each potential transaction partner and their respective proposal, three, including First Community, were selected to move forward into a mutual due diligence period, which began in April 2025. During the month of April, the three potential transaction partners conducted financial, operational, legal, and credit diligence on Signature Bank. Signature Bank’s management met with each of the three potential transaction partners as part of diligence and reverse due diligence efforts. After meeting with the three potential transaction partners, Signature Bank and Olsen Palmer reviewed the reverse due diligence materials provided by the three continuing parties.

On April 22, 2025, the board of directors of First Community held a meeting at which Hovde presented an updated financial analysis incorporating more recent due diligence findings relating to Signature Bank. Hovde reviewed the preliminary financial analysis and related assumptions, and management discussed with the board the potential transaction structure, pricing considerations, and anticipated regulatory and operational matters. Following discussion, the board approved a motion authorizing management to proceed with negotiations with Signature Bank, including potential pricing terms.

Subsequently, on April 24 and 25, 2025, senior representatives of First Community, including Robin D. Brown, J. Ted Nissen, and Mike C. Crapps, met in Atlanta with Signature Bank executives Freddie Deutsch, Steve Reagin, Maria Lawson, and Signature Bank director Jon Been. The meetings included a dinner and other sessions intended to provide First Community directors and executives an opportunity to become better acquainted with members of Signature Bank’s leadership team, particularly Mr. Reagin and Ms. Lawson, and to continue reciprocal due diligence discussions.

In May 2025, the three continuing parties submitted updated non-binding indications of interest to Signature Bank. On May 8, 2025, Fenimore Kay Harrison LLP, Signature Bank’s legal counsel (“Fenimore”), attended a special meeting of the Signature Bank board of directors and provided an overview of Signature Bank’s board’s fiduciary duties in the context of its consideration of the non-binding indications of interest. On May 12, 2025, First Community delivered its updated non-binding indication of interest to Signature Bank. First Community’s updated indication of interest reflected revisions that were consistent with the parameters previously authorized by the First Community board, including at its April 22, 2025 meeting when it authorized management to proceed with negotiations with Signature Bank. On May 14, 2025, Olsen Palmer presented the three updated indications of interest to the Signature Bank board of directors and discussed them with the board. After careful review and consideration, Signature Bank executed a non-binding letter of intent with First Community on May 14, 2025, which was subject to the completion of further due diligence and the negotiation of definitive merger agreement. Following the May 14, 2025 board meeting, the parties engaged in broader and more extensive reciprocal due diligence. Contemporaneously with the parties’ reciprocal due diligence, management of Signature Bank and First Community engaged in negotiations over the other business and legal terms of the potential merger.

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On May 20, 2025, the board of directors of First Community held a meeting at which management reviewed updated financial analysis reflecting further diligence and ongoing discussions with Signature Bank. Michael C. Crapps informed the board that, following execution of the letter of intent, First Community had entered into a period of exclusivity with Signature Bank to facilitate negotiations of a definitive merger agreement and related ancillary agreements. The board discussed the updated analyses, the exclusivity arrangement, and the progress of negotiations.

On May 30, 2025, Nelson Mullins Riley & Scarborough LLP, First Community’s legal counsel (“Nelson Mullins”), distributed a draft merger agreement to Signature Bank and Fenimore, which formed the basis of the further negotiation of deal terms. The primary subjects of these negotiations included the scope of operational covenants; employment matters; tax, accounting and contract issues relating to the executive compensation agreements; the scope of termination rights and the amount of any fees upon termination; and the scope of ancillary agreements. Following the May 30, 2025 delivery of the initial draft of the merger agreement, representatives of Fenimore and Nelson Mullins exchanged drafts of the merger agreement and the related transaction documents.

On June 2 and 3, 2025, senior executives of Signature Bank, including Freddie Deutsch, Steve Reagin, Maria Lawson, Rebecca Abraham, and Stevie Vickers, met in Lexington, South Carolina with members of First Community’s executive leadership team. The visit included a dinner and a series of meetings designed to provide further opportunities for the parties to exchange information and continue reciprocal due diligence. The sessions also allowed First Community’s management to engage more directly with Signature Bank’s senior executives regarding business operations, integration considerations, and cultural alignment in the context of the proposed transaction.

Through June and early July, the parties finalized aspects of due diligence, exchanged and reviewed disclosure schedules and engaged in final negotiations related to the definitive merger agreement. First Community also engaged in negotiations with certain executive officers of Signature Bank with respect to the terms of proposed employment agreements that would become effective at the effective time of the merger. The board of directors of Signature Bank was regularly apprised of these negotiations and reviewed the terms of such employment agreements, which were customary in the context of community bank mergers.

On June 17, 2025, the board of directors of First Community convened to receive a general update from management regarding the potential merger with Signature Bank. Management discussed the progress of reciprocal due diligence, the status of merger agreement negotiations, and provided the board with a tentative timeline for completion of negotiations and potential announcement of the transaction.

On July 7, 2025, the board of directors of First Community held a special meeting at which management provided an update on the status of negotiations with Signature Bank. Management reported that substantial progress had been made toward finalizing the definitive merger agreement and related employment arrangements, while certain matters remained under discussion. The board discussed the progress of negotiations and the steps necessary to finalize the transaction.

On July 1, 2025, the board of directors of Signature Bank convened a special meeting at which Fenimore provided an update on the negotiations related to the definitive merger agreement and related ancillary agreements, including employment agreements.

On July 8, 2025, while due diligence and negotiations were still ongoing, Signature Bank inadvertently issued a draft press release regarding the potential merger before the parties had reached a definitive agreement. Later that same day, Signature Bank retracted the press release, and First Community filed a Form 8-K confirming that the parties were engaged in preliminary discussions but that no definitive agreement had been entered into. Further, First Community’s executive committee met that day to review the potential merger and the inadvertent disclosure of the draft press release, and subsequent meetings of the executive committee and board considered related updates. On July 10, 2025, representatives of First Community and Signature Bank met in Lexington, South Carolina to continue discussions regarding the merger. As part of these discussions, the parties also addressed certain revisions to the terms of the merger, including an adjustment to the exchange ratio, which reflected the results of the parties’ continuing due diligence.

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On July 11, 2025, the Signature Bank board convened to review and consider the final form of the definitive merger agreement. At the meeting, representatives of Fenimore explained certain final terms of the merger agreement and the related transaction documents and answered questions from the Signature Bank board regarding the terms of the merger agreement and the ancillary agreements. Also at this meeting, representatives of Olsen Palmer reviewed the financial aspects of the proposed merger and summarized the strategic and financial rationale for the transaction and responded to questions by the Signature Bank board. Olsen Palmer then delivered its oral opinion, which was confirmed in writing on July 11, 2025, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer, the merger consideration to be received by Signature Bank shareholders in connection with the merger was fair, from a financial standpoint, to the holders of Signature Bank common stock. See “—Opinion of Signature Bank’s Financial Advisor.” After further discussion among the directors and Signature Bank’s advisors, including with respect to the factors described in “—Signature Bank’s Reasons for the Merger; Recommendation of the Signature Bank Board of Directors,” Signature Bank’s board unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of Signature Bank and its shareholders, and unanimously approved the merger agreement and recommended the adoption and approval of such agreement and transactions to the Signature Bank shareholders.

That same day, on July 11, 2025, the executive committee of the First Community board met to debrief on the prior day’s meetings and to receive updates from Michael C. Crapps, J. Ted Nissen and Robin D. Brown regarding their discussions with Signature Bank. Following discussion, the executive committee approved a motion recommending to the full board of directors that First Community proceed with the consideration of the merger with Signature Bank. Later that day, the board of directors of First Community held a special meeting. At this meeting, the board received the executive committee’s recommendation, and Nelson Mullins, outside counsel to First Community, reviewed the material provisions of the definitive merger agreement, the related employment agreements, and other matters. At this meeting, representatives of Hovde reviewed with the First Community board the financial aspects of the proposed merger and summarized the strategic and financial rationale for the transaction. At the meeting, Hovde orally delivered its opinion to the First Community board of directors that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations described in its opinion, the total value of the merger to be paid by First Community to the shareholders of Signature Bank in the merger is fair, from a financial point of view, to the shareholders of First Community common stock. See “—Opinion of First Community’s Financial Advisor” beginning on page 47. Hovde subsequently confirmed its opinion in a written letter delivered to the board on July 11, 2025. After further discussion among the directors and their advisors, the First Community board unanimously determined that the merger agreement was advisable and in the best interests of First Community and its shareholders, and unanimously approved the merger agreement and the transactions contemplated thereby.

On July 13, 2025, the parties entered into the merger agreement and announced the transaction in a press release on July 14, 2025.

First Community’s Reasons for the Merger; Recommendation of the First Community Board of Directors

After careful consideration, the First Community board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of First Community and its shareholders. The First Community board of directors unanimously recommends that First Community shareholders vote “FOR” the First Community merger proposal.

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In reaching its decision to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement, and to recommend that First Community’s shareholders approve the First Community merger proposal and the First Community adjournment proposal, the First Community board of directors evaluated the merger and the merger agreement in consultation with First Community management, as well as First Community’s financial and legal advisors, and considered a number of factors, including the following principal factors:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both First Community and Signature Bank;

•	the board’s understanding of the current and prospective environment in which First Community and Signature Bank operate, including national, regional and local economic conditions, the competitive and regulatory environment for financial institutions generally, and the likely effect of these factors on First Community in the context of the proposed merger;

•	the board’s review and discussions with First Community’s management concerning the due diligence examination of Signature Bank, including First Community’s evaluation of key management, review of the composition and quality of Signature Bank’s loan portfolio and First Community’s use of a third party valuation firm;

•	the fact that Signature Bank’s markets in the Atlanta metropolitan area and surrounding region are attractive, growth-oriented markets that are complementary to—but do not overlap with—First Community’s existing branch footprint, providing an opportunity for geographic expansion without cannibalizing existing operations;

•	the board’s assessment of Signature Bank’s established government guaranteed lending platform, including Small Business Administration lending, which First Community does not currently have, and the opportunity to leverage this platform to expand First Community’s small business lending capabilities, diversify revenue streams, and enhance fee income;

•	the board’s recognition that First Community has a growing wealth management and residential mortgage businesses, which Signature Bank does not currently offer, and the view that this difference in business lines could allow the combined bank to pursue additional cross-selling opportunities and diversification of revenue sources;

•	the directors’ beliefs with respect to the compatibility of the business cultures of First Community and Signature Bank, including the strategic focus on serving local businesses and professionals;

•	the opinion of Hovde Group, LLC, First Community’s independent financial advisor, that, as of July 11, 2025, and based on and subject to the assumptions, procedures, qualifications, and limitations described in its written opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to First Community;

•	the belief that the combination would create opportunities to realize economies of scale, cost savings, operational efficiencies, and revenue synergies, balanced against the risks that some anticipated benefits might not be realized;

•	the views of the First Community board of directors as to the anticipated pro forma impact of the merger on the profitability, earnings per share, tangible book value per share, capital ratios, and loan to deposit ratio of First Community;

•	the costs associated with the merger and integrating the operations of First Community and Signature Bank;

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•	the board’s belief that the greater scale that will be achieved by the merger will better position the combined bank for further growth and profitability;

•	the anticipated increase in market capitalization, which could result in higher visibility in the capital markets and potentially improved valuation metrics;

•	the structure of the merger and the terms of the merger agreement, including the fixed exchange ratio; and

•	the views of the board of directors as to the likelihood that the regulatory approvals necessary to complete the transaction would be obtained.

The foregoing discussion includes material factors considered by the First Community board of directors but is not exhaustive. The board did not assign specific weights to the factors considered, but rather viewed them in their totality. These matters were discussed with First Community’s management and, as appropriate, with its legal and financial advisors, and the board reached the consensus that the merger was in the best interests of First Community and its shareholders. The board also relied on the experience and expertise of its financial advisor in evaluating the financial terms of the transaction. Individual directors may have assigned different weights to different factors.

Signature Bank’s Reasons for the Merger; Recommendation of the Signature Bank Board of Directors

After careful consideration, at its meeting on July 11, 2025, the Signature Bank board of directors determined that the merger is in the best interests of Signature Bank and its shareholders and that the consideration to be received in the merger is fair to the Signature Bank shareholders. Accordingly, the Signature Bank board of directors unanimously approved the merger agreement and recommended that the Signature Bank shareholders vote “FOR” the Signature Bank merger proposal.

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Signature Bank board of directors evaluated the merger and the merger agreement, in consultation with Signature Bank’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following factors, which are not presented in order of priority:

•	the value and consideration to be received by the shareholders of Signature Bank relative to the recent trading prices and earnings per share of Signature Bank’s capital stock;
•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combination with the terms of the merger;
•	the alternatives to the merger, including remaining an independent institution;
•	the competitive and regulatory environment for financial institutions generally;
•	the business prospects for Signature Bank going forward, as projected by management and viewed in light of the changing economic and competitive landscape, taking into account investments in technology and management infrastructure required to continue the growth of Signature Bank as an independent institution;
•	the fact that the merger presents a liquidity opportunity for shareholders of Signature Bank;
•	the fact that First Community pays a dividend to its shareholders;
•	the opinion of Olsen Palmer that the consideration to be received by Signature Bank’s shareholders as a result of the merger is fair, from a financial point of view, as well as the analysis provided by Olsen Palmer;
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•	the prospects of First Community Bank as a standalone entity as analyzed through Signature Bank’s reverse due diligence efforts, consensus earnings estimates, and recommendations of equity analysts;
•	Signature Bank’s prospects to recruit and develop sufficient personnel to continue to grow its business;
•	the competence, experience, and integrity of First Community Bank and its management, which the board of directors of Signature Bank considers favorable;
•	the prospects for successful conclusion of the merger, which the board of directors of Signature Bank considers favorable; and
•	the economy of the State of Georgia and the nation.

The board of directors of Signature Bank also considered potential risks related to the merger in evaluating the merger and merger agreement, including, but not limited to:

•	the risk that the merger may not be consummated or that closing may be unduly delayed, including as a result of factors outside either party’s control;
•	the potential risk of diverting management attention and resources away from the operation of Signature Bank’s business and towards the completion of the merger;
•	the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;
•	that under the merger agreement, subject to certain exceptions, Signature Bank cannot solicit competing acquisition proposals;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Signature Bank’s business, operations and workforce with those of First Community Bank;
•	the potential risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;
•	the possibility that Signature Bank will have to pay a $1.6 million termination fee to First Community if the merger agreement is terminated under certain circumstances; and
•	that the exchange ratio is fixed so that if the market price of First Community common stock falls, the value of the consideration payable to the shareholders of Signature Bank will be reduced proportionately.

The foregoing discussions of the factors considered by the Signature Bank board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Signature Bank board of directors. The Signature Bank board of directors collectively reached the unanimous decision to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Signature Bank board of directors determined was appropriate.

In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Signature Bank board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Signature Bank board of directors may have given different weight to different factors. The Signature Bank board of directors conducted an overall analysis of the factors described above including thorough discussions with Signature Bank management and Signature Bank’s financial and legal advisors, and considered the factors overall to be favorable to, and to support, its decision. It should be noted that this explanation of the Signature Bank board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

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THE SIGNATURE BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SIGNATURE BANK SHAREHOLDERS VOTE “FOR” THE SIGNATURE BANK MERGER PROPOSAL AT THE SIGNATURE BANK SHAREHOLDERS’ MEETING.

Unaudited Prospective Financial Information

First Community and Signature Bank do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, First Community’s senior management and Signature Bank’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Hovde and Olsen Palmer for the purpose of performing financial analyses in connection with its respective fairness opinion, as described in this joint proxy statement/prospectus under “— Opinion of First Community’s Financial Advisor” beginning on page 47 and “— Opinion of Signature Bank’s Financial Advisor” beginning on page 57. We refer to this information collectively as the “prospective financial information.”

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles, or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of First Community common stock and Signature Bank common stock access to certain nonpublic information made available to Hovde and Olsen Palmer for the purpose of performing financial analyses in connection with their respective fairness opinion.

Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by First Community’s senior management or Signature Bank’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by Signature Bank’s financial advisor and represents First Community senior management’s or Signature Bank senior management’s respective evaluation of First Community’s expected future financial performance on a stand-alone basis, without reference to the merger, and Signature Bank’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which First Community and Signature Bank operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of First Community and Signature Bank and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of First Community or Signature Bank could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that First Community, Signature Bank or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of First Community common stock or Signature Bank common stock, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

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The prospective financial information included in this document has been prepared by, and is the responsibility of, management of First Community and Signature Bank. Neither Elliott Davis, LLC, First Community’s independent registered public accounting firm, nor Mauldin & Jenkins, LLC, Signature Bank’s independent auditor, has audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, neither Elliott Davis, LLC nor Mauldin & Jenkins, LLC has expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The reports of First Community’s independent registered public accounting firm and Signature Bank’s independent auditor included in this joint proxy statement/prospectus relate to the historical financial information of First Community and Signature Bank, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

In light of the foregoing, and taking into account that each of the First Community special meeting and the Signature Bank special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, holders of First Community common stock and Signature Bank common stock are strongly cautioned not to place unwarranted reliance on such information.

Signature Bank Prospective Financial Information

The following prospective Signature Bank financial information was approved by Signature Bank senior management for use by Olsen Palmer in connection with Olsen Palmer performing its financial analyses with respect to Signature Bank on a stand-alone basis: (i) estimates of net income for the years ending December 31, 2025 through December 31, 2031 of approximately $2.2 million for 2025, $2.7 million for 2026, $2.9 million for 2027, $3.0 million for 2028, $3.2 million for 2029, $3.3 million for 2030, and $3.3 million for 2031; (ii) estimates of year-end total assets as of December 31, 2025 through December 31, 2031 of approximately $267.4 million for 2025, $280.8 million for 2026, $294.8 million for 2027, $309.6 million for 2028, $325.1 million for 2029, $341.3 million for 2030, and $358.4 million for 2031; (iii) estimates of tangible common equity as of December 31, 2025 through December 31, 2031 of approximately $35.9 million as of December 31, 2025, $38.8 million as of December 31, 2026, $41.8 million as of December 31, 2027, $45.0 million as of December 31, 2028, $48.4 million as of December 31, 2029, $51.9 million as of December 31, 2030, and $55.3 million as of December 31, 2031; and (iv) no Signature Bank dividends for the years ending December 31, 2025 through December 31, 2031.

The following prospective Signature Bank financial information was approved by FCCO senior management for use by Hovde in connection with Hovde performing its financial analyses with respect to Signature Bank on a stand-alone basis: (i) estimates of net income for the years ending December 31, 2025 through December 31, 2029 of approximately $2.9 million for 2025, $3.1 million for 2026, $3.1 million for 2027, and $3.4 million for 2028, and $4.2 million for 2029; (ii) estimates of total assets as of December 31, 2025 through December 31, 2029 of approximately $273.3 million as of December 31, 2025, $276.4 million as of December 31, 2026, $279.5 million as of December 31, 2027, $300.7 million as of December 31, 2028, and $324.1 million as of December 31, 2029; (iii) estimates of tangible common equity as of December 31, 2025 through December 31, 2029 of approximately $36.8 million as of December 31, 2025, $39.8 million as of December 31, 2026, $43.0 million as of December 31, 2027, $46.3 million as of December 31, 2028, and $50.5 million as of December 31, 2029; and (iv) no Signature Bank dividends for the years ending December 31, 2025 through December 31, 2029.

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First Community Prospective Financial Information

The following prospective First Community financial information was approved by First Community senior management for use by Hovde in connection with Hovde performing its financial analyses with respect to First Community on a stand-alone basis: (i) estimates of net income for the years ending December 31, 2025 through December 31, 2029 of $17.9 million for 2025, $21.3 million for 2026, $23.7 million for 2027, $25.4 million for 2028, and $27.3 million for 2029; (ii) estimates of diluted earnings per share for the years ending December 31, 2025 through December 31, 2029 of $2.31 for 2025, $2.74 for 2026, $3.05 for 2027, $3.27 for 2028, and $3.51 for 2029; and (iii) estimates of tangible book value per share as of December 31, 2025 through December 31, 2029 of $18.93 for 2025, $21.08 for 2026, $23.47 for 2027, $26.01 for 2028, and $28.74 for 2029.

Pro Forma Assumptions—Estimated Cost Savings and Expenses Resulting or Derived from the Merger and Purchase Accounting Adjustments

For purposes of the Pro Forma Impact Analysis performed by Hovde, senior management of First Community provided to Hovde certain additional prospective financial information (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments), including estimates of (i) $7.6 million of pre-tax transaction expenses; (ii) cost savings of 30.9% of Signature Bank’s non-interest expense base (0% realized in 2025; 100% thereafter), resulting in estimated after-tax cost savings of $2.7 million in 2026 and thereafter; (iii) total pre-tax loan credit mark of 1.4% of gross loans, or ($3.1) million, estimated at closing, comprised of: a 0.5% purchase credit deteriorated loan credit mark on gross loans, or ($1.1) million, estimated at closing, a 0.45% non-purchase credit deteriorated loan credit mark on gross loans, or ($1.0) million estimated at closing (accreted back through earnings over a 2.5 year period, straight-line), and an additional day 1 current expected credit losses reserve of 0.45% of gross loans, or $1.0 million, estimated at closing, (iv) gross interest rate mark of 0.62% on gross loans or ($1.4) million, accreted back over 2.5 years (straight-line), (v) existing $2.7 million mark on available-for-sale securities portfolio is accreted back over 5 years (straight-line), (vi) $0.3 million other real estate owned markdown and $0.2 million deferred tax asset markdown, and (vii) core deposit intangible of 3.5% of Signature Bank’s core deposits, amortized over ten years utilizing the sum-of-the-years’ digits methodology.

Opinion of First Community’s Financial Advisor

For purposes of Hovde’s analysis and opinion, the term “Agreement” as used herein shall refer to the draft Agreement and Plan of merger dated July 9, 2025 provided to Hovde by First Community. Capitalized terms used in this discussion of Hovde’s opinion that are not otherwise defined shall have the same meanings attributed to them in the Agreement.

Hovde was engaged by First Community to provide the board of directors of First Community with a fairness opinion with respect to the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with First Community. The board of directors of First Community selected Hovde to provide a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Hovde reviewed the financial aspects of the proposed merger with the board of directors of First Community and on July 11, 2025 delivered an opinion, initially rendered verbally and confirmed in a written opinion dated July 11, 2025, to the board of directors of First Community that, subject to the review, assumptions and limitations set forth in the opinion, the total value of the merger to be paid by First Community to the shareholders of Signature Bank in the merger is fair, from a financial point of view, to the shareholders of First Community Common Stock. In requesting Hovde’s advice and opinion, no limitations were imposed by First Community upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.

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The full text of Hovde’s written opinion is included in this joint proxy statement/prospectus as Appendix C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

For purposes of Hovde’s analysis and opinion, the term “Agreement” as used herein shall refer to the draft Agreement and Plan of merger dated July 9, 2025 provided to Hovde by First Community. Capitalized terms used in this discussion of Hovde’s opinion that are not otherwise defined shall have the same meanings attributed to them in the Agreement.

Hovde’s opinion was directed to the board of directors of First Community and addresses only the fairness of the total value of the merger to be paid to shareholders of Signature Bank by First Community pursuant to the Agreement in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion did not constitute a recommendation to First Community as to whether or not First Community should enter into the Agreement or to any shareholders of First Community as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger. Hovde’s opinion should not be construed as implying that the total value of the merger is necessarily the lowest or best price that could be obtained by First Community in an acquisition, merger, or combination transaction with Signature Bank. Hovde does not express any opinion as to the value of First Community Common Stock following the announcement of the proposed merger, or the value of First Community Common Stock following the consummation of the merger, or the prices at which shares of First Community Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, Hovde is not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of First Community or Signature Bank.

First Community engaged Hovde on May 19, 2025 to issue a fairness opinion to the board of directors of First Community in connection with the proposed merger. Hovde’s fairness opinion was approved by Hovde’s fairness opinion committee. Pursuant to First Community’s engagement agreement with Hovde, Hovde received from First Community a fairness opinion fee of $150,000 upon the delivery of the fairness opinion to First Community, and upon consummation of the merger, Hovde will receive a completion fee equal to 1.25% of the total value of the merger to be paid by First Community to the shareholders and option holders of Signature Bank in the merger, less the fairness opinion fee. Additionally, First Community has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and has agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.

Other than this present engagement, during the two years preceding the date of the opinion, Hovde has not provided any investment banking or financial advisory services to either First Community or Signature Bank for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from First Community in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge, none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, First Community or Signature Bank or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Community or Signature Bank for its own accounts and for the accounts of customers. Except for the foregoing, during the two years preceding the date of the opinion there have not been, and there currently are, no mutual understandings contemplating in the future any material relationships between Hovde and First Community.

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In rendering its opinion, Hovde reviewed the terms of the proposed merger as set for in the Agreement and performed a variety of financial analyses. With the knowledge and consent of First Community and for purposes of its analysis and opinion, Hovde assumed that (i) the Agreement will not be terminated, (ii) there will be no adjustment to the Exchange Ratio, (iii) all closing conditions will be satisfied, and (iv) the merger will proceed and be consummated substantially in accordance with the terms of the Agreement.

With the knowledge and consent of First Community for purposes of its analysis and opinion, Hovde assumed that (i) there are 2,585,764 shares of Signature Bank Common Stock outstanding (including 10,033 shares issuable upon the exercise of Signature Bank Options that will expire in the fourth quarter of 2025 and are assumed to be exercised prior to the closing of the merger), (ii) based on the Exchange Ratio of 0.6410, there will be issued 1,657,475 shares of First Community Common Stock, and (iii) based upon the assumed closing price per share of First Community Common Stock of $25.33 (the closing price as of July 10, 2025) the Aggregate merger Consideration for the Signature Bank Common Stock will be $41,983,835. Additionally, Hovde assumed that there are 118,500 Signature Bank Options outstanding with a weighted average exercise price of $12.20 per share of Signature Bank Common Stock, and therefore, based upon the aforementioned assumed closing price per share of First Community Common Stock of $25.33, the total value of the Signature Bank Options will be $478,417. As a result, the total value of the merger Hovde assumed to be paid by First Community to the shareholders of Signature Bank would be the sum of the Aggregate merger Consideration ($41,983,835) plus the total value of the Signature Bank Options ($478,417) or $42,462,251. Based upon the total value of the merger, Hovde calculated the following implied transaction metrics that were utilized in Hovde’s financial analysis:

Price to Common Tangible Book Value	Signature Bank Financial Data	Total merger Consideration Multiples
Common Tangible Book Value	$34,458,000	123.2%
Adjusted Tangible Book Value(a)	$19,939,960	140.1%
Price to Earnings
LTM Earnings	$1,696,000	25.0	x
2025E Earnings	$2,862,944	14.8	x
Purchase Price Premium/Core Deposits
Core Deposits(b)	$189,797,000	4.22%

Pay-to-Trade Ratio	Price/Tangible Book Value
Pay-to-Trade Ratio(c)	144.2%	85.4%

(a)	Total merger consideration multiple of adjusted tangible book value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the total value of the merger less excess capital (assumes dollar-for-dollar payment of excess capital).
(b)	Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposits accounts greater than $100,000.
(c)	Pay-to-Trade-Ratio is calculated by dividing (i) the Price/TBV multiple paid to Signature Bank at announcement of the merger by (ii) the public market quoted Price/TBV multiple of First Community.

During the course of its engagement and for the purposes of its fairness opinion, Hovde:

(i)	reviewed a draft of the merger agreement dated July 9, 2025 as provided to Hovde by First Community;
(ii)	reviewed audited financial statements of Signature Bank for the twelve-month periods ended December 31, 2024, December 31, 2023, and December 31, 2022 and the unaudited financial statement of Signature Bank for the three-month period ended March 31, 2025;
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(iii)	reviewed certain historical publicly available business and financial information concerning Signature Bank;
(iv)	reviewed certain internal financial statements and other financial and operating data concerning Signature Bank;
(v)	worked with First Community and Signature Bank to develop a financial forecast for Signature Bank and a pro forma projection of the combined company following the merger;
(vi)	discussed with certain members of senior management of First Community the business, financial condition, results of operations and future prospects of each entity; the history and past and current operations of Signature Bank and First Community; Signature Bank’s and First Community’s historical financial performance; and their assessment of the rationale for the merger;
(vii)	reviewed and analyzed materials detailing the merger prepared by First Community and Signature Bank, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (the “merger Adjustments”);
(viii)	analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and such other metrics Hovde deemed relevant, giving effect to the merger based on assumptions relating to the merger Adjustments;
(ix)	assessed current general economic, market and financial conditions;
(x)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;
(xi)	took into consideration Hovde’s experience in other similar transactions and securities valuations as well as its knowledge of the banking and financial services industry;
(xii)	reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and
(xiii)	performed such other analyses and considered such other factors as Hovde deemed appropriate.

Hovde assumed, without investigation, that there have been, and from the date of its opinion through the Effective Time there will be, no material changes in the financial condition and results of operations of Signature Bank or First Community since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by Signature Bank and First Community are true and complete. Hovde relied upon the managements of First Community and Signature Bank as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by First Community and Signature Bank, and Hovde assumed such forecasts, projections and other forward-looking information have been reasonably prepared by First Community and Signature Bank on a basis reflecting the best currently available information and First Community’s and Signature Bank’s managements’ judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by First Community to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

In performing its review, Hovde assumed and relied upon the accuracy and completeness of all the financial and other information that was available to Hovde from public sources that was provided to Hovde by First Community or Signature Bank or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of First Community and Signature Bank that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the Agreement would advise it promptly if any information previously provided to it became inaccurate or was required to be updated during the period of its review.

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Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for First Community and Signature Bank are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of First Community or Signature Bank, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did it review any loan or credit files of First Community or Signature Bank.

Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which First Community or Signature Bank is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with First Community’s consent, that neither First Community nor Signature Bank is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the Agreement.

Hovde relied upon and assumed with the consent of First Community and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by First Community or Signature Bank or any other party to the Agreement and that the final Agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. First Community has advised Hovde that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on First Community or Signature Bank or would have a material adverse effect on the contemplated benefits of the merger.

Hovde’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on First Community or its shareholders; (ii) any advice or opinions provided by any other advisor to the board of directors of First Community; (iii) any other strategic alternatives that might be available to First Community; or (iv) whether First Community has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the merger.

Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing Hovde’s opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.

In arriving at its opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

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The following is a summary of the material analyses prepared by Hovde and delivered to First Community’s board of directors on July 11, 2025 in connection with the delivery of its fairness opinion. This summary is not a complete description of all the analyses underlying the fairness opinion or the presentation prepared by Hovde for the board of directors of First Community, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. Therefore, the tables below alone are not a complete description of the financial analyses performed by Hovde.

Market Approach – Comparable merger and Acquisition Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia announced since June 1, 2023 in which the targets’ total assets were between $100 million and $500 million. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2024 in which the targets’ total assets were between $100 million and $350 million. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (8 transactions for the Regional Group and 12 transactions for the Nationwide Group):

Regional Group:
Buyer (State)	Acquired Company (State)
Regent Capital Corporation (OK)	DLP Bancshares, Inc. (FL)
United Community Banks, Inc. (GA)	ANB Holdings, Inc. (FL)
Georgia Banking Company, Inc. (GA)	Primary Bancshares Corporation (GA)
Skyline Bankshares, Inc. (VA)	Johnson County Bank (TN)
Southern States Bancshares, Inc. (AL)	CBB Bancorp (GA)
National Bankshares, Inc. (VA)	Frontier Community Bank (VA)
PB Financial Corporation (NC)	Coastal Bank & Trust (NC)
Piedmont Financial Holding Co. (NC)	Wake Forest Bancshares, Inc. (NC)

Nationwide Group:

Buyer (State)	Acquired Company (State)
Regent Capital Corporation (OK)	DLP Bancshares, Inc. (FL)
Community Bancorp, Inc. (KS)	Farmers National Bancshares, Inc. (KS)
Frontwave Credit Union (CA)	Community Valley Bank (CA)
Hanscom Federal Credit Union (MA)	The Peoples Bank (MD)
First Commonwealth Financial Corp. (PA)	CenterGroup Financial, Inc. (OH)
Georgia Banking Company, Inc. (GA)	Primary Bancshares Corporation (GA)
Skyline Bankshares, Inc. (VA)	Johnson County Bank (TN)
Sound Credit Union (WA)	Washington Business Bank (WA)
Southern States Bancshares, Inc. (AL)	CBB Bancorp (GA)
Beacon Credit Union (IN)	Mid-Southern Savings Bank, F.S.B. (IN)
National Bankshares, Inc. (VA)	Frontier Community Bank (VA)
Princeton Bancorp, Inc. (NJ)	Cornerstone Financial Corporation (NJ)

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For each precedent transaction, Hovde compared the implied multiple of the merger consideration to certain financial characteristics of the targets as follows:

•	the multiple of the value of the merger consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”);
•	the multiple of the value of the merger consideration to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);
•	the multiple of the value of the merger consideration to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”); and
•	the multiple of the difference between the value of the merger consideration and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the total value of the merger of $42.5 million and were based on March 31, 2025 financial results for Signature Bank.

	Price-to-LTM Earnings Multiple		Price-to-Common Tangible Book Value Multiple	Price-to-Adjusted Common Tangible Book Value Multiple(1)	Premium-to-Core Deposits Multiple(2)
Total merger Value	25.0	x	123.2%	140.1%	4.22%
Precedent merger Transactions Regional Group:
Minimum	5.82	x	108.0%	110.1%	1.44%
Median	18.3	x	133.0%	138.7%	5.71%
Maximum	33.4	x	166.3%	220.6%	15.9%
Precedent merger Transactions Nationwide Group:
Minimum	5.82	x	75.4%	77.3%	(2.30%)
Median	18.8	x	153.3%	165.4%	7.37%
Maximum	33.4	x	166.3%	222.7%	18.4%

(1)	Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of the merger Consideration less excess capital (assumes dollar-for-dollar payment on excess capital), unless the product thereof is greater than Tangible Book Value, in which case Adjusted Tangible Book Value is assumed equal to Tangible Book Value.
(2)	Represents the premium of the merger Consideration over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

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Using publicly available information, Hovde compared the financial performance of Signature Bank with that of the median of the sellers in the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance highlights are based on March 31, 2025 financial results of Signature Bank.

	Tangible Equity/ Tangible Assets	Net Loans/ Deposits	LTM ROAA	LTM ROAE	Efficiency Ratio	NPAs/ Assets(1)	LLR/ NPLS(2)
Signature Bank	13.8%	94.1%	0.72%	5.12%	82.8%	1.22%	375.1%
Precedent Transactions – Regional Group Minimum:	5.7%	44.8%	0.33%	3.31%	48.5%	0.00%	66.1%
Median:	9.9%	76.9%	1.04%	7.34%	61.7%	0.06%	109.5%
Maximum	14.6%	103.8%	1.53%	24.3%	93.5%	1.47%	529.5%
Precedent Transactions – Nationwide Group Minimum:	5.7%	44.8%	0.08%	0.93%	50.9%	0.0%	66.1%
Median:	10.5%	74.4%	0.78%	7.10%	72.1%	0.19%	144.7%
Maximum	14.9%	114.1%	1.56%	24.3%	97.3%	1.47%	676.9%

(1)	Nonperforming assets as a percentage of total assets (includes restructured loans and leases).
(2)	Loan Loss Reserve (“LLR”) as a percentage of nonperforming loans (“NPLs”).

No company or transaction used as a comparison in the above transaction analyses is identical to Signature Bank, and no transaction was consummated on terms identical to the terms of the Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $31.0 million and $45.8 million with a four factor valuation average of $41.1 million compared to the total value of the merger of $42.5 million. The resulting values of the Precedent Transactions Nationwide Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $31.9 million and $52.8 million with a four factor valuation average of $45.2 million compared to the total value of the merger of $42.5 million.

Market Approach – Pay-to-Trade Ratio Analysis. As part of its analysis, using the publicly available information, Hovde compared the Pay-to-Trade Ratio of the merger with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The Pay-to-Trade Ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.

Pay-to-Trade Ratios(1)
merger Pay-to-Trade Ratio	85.4%
Precedent merger Transactions Regional Group:
Minimum	76.6%
Median	85.1%
Maximum	118.1%
Precedent merger Transactions Nationwide Group:
Minimum	76.6%
Median	84.4%
Maximum	118.1%
(1)	Pay-to-Trade Ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.

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The resulting values of the Regional Group using the minimum and maximum Pay-to-Trade Ratios set forth above indicated an implied aggregate valuation ranging between $38.1 million and $58.7 million with a median valuation of $42.3 million compared to the total value of the merger of $42.5 million. The resulting values of the Nationwide Group using the minimum and maximum Pay-to-Trade Ratios set forth above indicated an implied aggregate valuation ranging between $38.1 million and $58.7 million with a median valuation of $41.9 million compared to the total value of the merger of $42.5 million.

Income Approach – Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, Signature Bank’s recent performance, the current banking environment and the local economy in which Signature Bank operates, and in consultation with and based on information provided by the managements of First Community and Signature Bank of the net income estimates for Signature Bank over a forward looking five year period, the forward-looking projections and key assumptions which formed the basis for the discounted cash flow analyses were developed by Hovde. The resulting projections estimated Signature Bank’s net income used for the analysis to be $2.9 million for 2025, $3.1 million for 2026, $3.1 million for 2027, $3.4 million for 2028 and $4.2 million for 2029, and assumed that there would be no Signature Bank dividends during such years.

To determine present values of Signature Bank based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and (2) Terminal Price/Adjusted Tangible Book Value Multiple (“DCF Terminal Adjusted P/ TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value of Signature Bank stock was calculated based on the present value of Signature Bank’s net income utilizing the projections developed as described above for Signature Bank over the four and three quarter year projection period. The projected 2029 net income amount was $4.2 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2029 by applying a five point range of price-to-earnings multiples of 17.5x to 19.5x, which is based around the average of the median LTM price-to-earnings multiples from the two Comparable M&A Transaction Groups of 18.5x. The present value of Signature Bank’s projected terminal value was then calculated assuming a range of discount rates between 11.70% and 13.70%, with a midpoint of 12.70% discounted over a period of 4.75 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Signature Bank’s Common Stock. The range of discount rates utilized the build-up method to determine such required rates of return and was based upon a risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 12.70% used as the midpoint of the five point range of discount rates of 11.70% to 13.70%. The resulting aggregate values of Signature Bank stock based on the DCF Terminal P/E Multiple applied to the 2029 projected net income and then discounted over a 4.75 year period utilizing the five point range of discount rates set forth above indicated an implied aggregate valuation ranging between $39.6 million and $48.0 million with a midpoint of $43.7 million compared to the total value of the merger of $42.5 million.

In the DCF Terminal Adjusted P/TBV Multiple analysis, the same earnings estimates and projected annual dividends were used as in the preceding DCF Terminal P/E Multiple analysis to determine the projected common tangible book value for Signature Bank as of December 31, 2029 of $50.5 million, an adjusted tangible book value of $25.9 million and an excess tangible book value of $24.5 million. For purposes of the analysis Hovde applied a five point range of price-to-adjusted common tangible book value multiples of 1.32x to 1.72x utilizing as a midpoint of the range the average of the median price-to-adjusted common tangible book value multiples from the two Comparable M&A Transaction Groups of 1.52x. The present value of the projected terminal value (including the Excess Tangible Book Value of $24.5 million for an aggregate terminal value of $64.0 million) was then calculated assuming the same range of discount rates between 11.70% and 13.70%, with a midpoint of 12.70% discounted over a period of 4.75 years as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied aggregate values of Signature Bank stock based on the DCF Terminal Adjusted P/TBV Multiple analysis ranged between $31.9 million and $40.9 million with a midpoint of $36.2 million compared to the total value of the merger of $42.5 million.

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These analyses and their underlying assumptions yielded a range of implied multiple values for Signature Bank stock which are outlined in the table below:

Implied Multiple Value for Signature Bank Stock Based On:	Aggregate merger Consideration ($m)	Price-to-LTM Earnings Multiple(1)		Price-to-Tangible Book Value Multiple(1)	Price-to- Adjusted Tangible Book Value Multiple(1)(2)	Premium-to- Core Deposits Multiple(1)(3)
Total Value of the merger	$42.5	25.0	x	123.2%	140.1%	4.22%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$43.7	25.8	x	126.8%	146.2%	4.86%
DCF Analysis – Terminal Adjusted P/ TBV Multiple
Midpoint Value	$36.2	21.4	x	105.2%	109.0%	0.94%

(1)	Pricing multiples based on the value of the total value of the merger of $42.5 million; DCF Analysis – Terminal P/E Multiple median merger value of $43.7 million; and a DCF Analysis – Terminal Adjusted P/ TBV Multiple median merger value of $36.2 million.
(2)	Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of aggregate merger Consideration less excess capital (assumes dollar-for-dollar payment on excess capital), unless the product thereof is greater than Tangible Book value, in which case Adjusted Tangible Book Value is assumed equal to Tangible Book Value.
(3)	Represents the premium of the implied merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected aggregate values of Signature Bank stock.

The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.

Summary of Valuation Methodologies(1):

Total Value of the merger: $42,462

Six Factor Average Implied merger Value (2): $41,726

Implied Value for Signature Bank Stock Based Upon: (3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$31,020	$41,073	$45,819
Comparable M&A Transactions – Nationwide Group	$31,876	$45,161	$52,836
Pay-to-Trade Implied Value - Regional Group(4)	$38,073	$42,279	$58,700
Pay-to-Trade Implied Value– Nationwide Group	$38,073	$41,923	$58,700
DCF – Terminal P/E Multiple	$39,623	$43,676	$48,022
DCF – Terminal P/Adjusted TBV Multiple	$31,936	$36,243	$40,876

(1)	All values are rounded to the nearest thousand.
(2)	Rounded to the nearest thousand; reflects the average of the two Implied merger Values (four factor average) from the two market approach Comparable M&A Transactions groups, two Implied Aggregate merger Values (median values) from the two market approach Pay-to-Trade Ratio Analysis groups and the two DCF present values calculated using the two terminal median valuation multiples and a 12.70% annual discount rate over a period of 4.75 years.
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(3)	Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Pro Forma Impact Analysis—For informational purposes only, Hovde performed a pro forma financial impact analysis that combined projected balance sheet and estimated EPS information of First Community and Signature Bank over the projection period of years ended December 31, 2025 through 2029. Using (i) closing balance sheet estimates as of December 31, 2025 for each of First Community and Signature Bank; (ii) financial forecasts and projections for each of First Community and Signature Bank for the years ending December 31, 2025 through 2029; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments), each of which were provided by First Community management. Hovde analyzed the estimated financial impact of the merger on certain projected financial results for the combined organization. This analysis indicated that, based on pro forma shares to be outstanding, the merger (i) could be dilutive to First Community’s estimated tangible book value per share at estimated closing of December 31, 2025 by approximately 2.6%, becoming accretive by approximately 0.5% by 2028 and by approximately 1.0% by 2029, with an estimated tangible book value payback period of 2.2 years and (ii) could be immediately accretive to First Community’s estimated earnings per share during the first year of combined operations (2026) by approximately 4.4% and remain accretive thereafter over the projection period. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to the current market environment; the merger and acquisition environment, movements in the common stock valuations of selected publicly-traded banking companies, and movements in the Russell 3000 Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the total value of the merger to be paid by First Community to shareholders of Signature Bank in the merger is fair, from a financial point of view, to the shareholders of First Community Common Stock.

Each First Community shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix C to this joint proxy statement/prospectus.

Opinion of Signature Bank’s Financial Advisor

Olsen Palmer, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. The board of directors of Signature Bank engaged Olsen Palmer to provide financial advisory services in connection with the merger and to issue an opinion to the board of directors of Signature Bank as to the fairness, from a financial point of view, to Signature Bank’s shareholders of the financial terms of the proposed merger (the “Opinion”). Olsen Palmer issued its Opinion on July 11, 2025.

No limitations were imposed by Signature Bank’s board of directors on Olsen Palmer with respect to the investigations made or procedures followed in rendering its Opinion. Neither Olsen Palmer nor the individuals involved in providing Olsen Palmer’s Opinion has any present or contemplated future ownership interest in Signature Bank. Pursuant to the terms of its engagement with Signature Bank, Olsen Palmer received a fee of $30,000 for providing the Opinion and, upon completion of the merger, will receive a success fee of 2.0% of the value of the total consideration to be received by Signature Bank’s shareholders and options holders in respect of their Signature Bank common stock and stock options pursuant to the merger for its financial advisory services. In addition, Signature Bank also agreed to indemnify Olsen Palmer against certain liabilities arising out of its engagement and to reimburse Olsen Palmer for its out-of-pocket expenses in an amount up to $10,000.

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Olsen Palmer has provided investment banking and financial advisory services to Signature Bank previously, including during the two-year period prior to the date of the Opinion. However, Olsen Palmer has not received any compensation from Signature Bank for such services during the two-year period prior to the date of the Opinion. Olsen Palmer has not provided investment banking and financial advisory services to First Community during the two-year period prior to the date of the Opinion. Olsen Palmer may provide investment banking, financial advisory and other financial services to Signature Bank and/or First Community in the future, for which Olsen Palmer may receive compensation.

In connection with its Opinion, Olsen Palmer made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Olsen Palmer reviewed:

•	A draft version of the Agreement and Plan of Merger dated July 10, 2025;
•	certain financial statements and other historical financial information of Signature Bank and First Community that we deemed relevant;
•	internal financial projections for Signature Bank through December 31, 2025 and estimated long-term annual earnings and balance sheet growth for the years ending December 31, 2026, December 31, 2027, December 31, 2028, December 31, 2029, December 31, 2030, December 31, 2031 as provided by the Company;
•	a comparison of certain financial information for Signature Bank with similar institutions for which publicly available information is available;
•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
•	an estimated range of the intrinsic value of Signature Bank based on internal financial projections for Signature Bank as provided by Signature Bank;
•	the current market environment generally and the banking industry in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Olsen Palmer also discussed with certain members of senior management of Signature Bank and its representatives the business, financial condition, results of operations and prospects of Signature Bank. Olsen Palmer held similar discussions with certain members of senior management of First Community and their representatives regarding the business, financial condition, results of operations, and prospects of First Community.

In performing its review, and for purposes of rendering its Opinion, Olsen Palmer relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Olsen Palmer by Signature Bank or their representatives or that was otherwise reviewed by Olsen Palmer and has assumed, without independent verification, such accuracy and completeness of all such information. Olsen Palmer further relied on the assurances of the management of Signature Bank that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Olsen Palmer has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. With Signature Bank’s consent, Olsen Palmer relied upon the advice Signature Bank has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger that is contemplated by the merger agreement and Olsen Palmer assumed that all such advice is correct.

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Olsen Palmer’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of July 11, 2025. Events occurring after July 11, 2025 could materially affect Olsen Palmer’s Opinion. Olsen Palmer has not undertaken to update, revise, reaffirm or withdraw its Opinion or otherwise comment upon events occurring after July 11, 2025.

Olsen Palmer’s Opinion does not constitute a recommendation to the board of directors of Signature Bank or to any shareholder of Signature Bank or member of First Community’s board of directors as to how any such member of such board or any shareholder or member should vote at any meeting called to consider and vote upon the merger. Olsen Palmer expresses no opinion as to the fairness of the merger consideration to the creditors or other constituencies of Signature Bank. Olsen Palmer’s Opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the shareholders of Signature Bank and does not address the underlying business decision of Signature Bank to engage in the merger or the relative merits of the merger as compared to any other alternative business strategies that might exist for Signature Bank. Olsen Palmer’s Opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer to any party or person. Olsen Palmer’s Opinion was not reviewed or issued by a fairness opinion committee. Olsen Palmer has not been requested to opine as to, and the Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the merger to any one class or group of Signature Bank’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Signature Bank’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Olsen Palmer. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Olsen Palmer reached are based on all the analysis and factors presented, taken as a whole, and also on application of Olsen Palmer’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Olsen Palmer therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses.

The following summarizes the material financial analyses that were considered by Olsen Palmer in rendering its Opinion. The summary below is not a complete description of the analyses underlying Olsen Palmer’s opinion or the presentation made by Olsen Palmer to Signature Bank’s board of directors, but is a summary of all material analyses performed and presented by Olsen Palmer. No company or transaction used in the analyses described below is identical or directly comparable to Signature Bank or the contemplated merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Merger consideration, per the Agreement, is defined as the right to receive 0.6410 duly authorized, validly issued, fully paid, and nonassessable shares of First Community common stock for each share of Signature Bank common stock that is issued and outstanding immediately prior to the effective time of the merger. Based on First Community’s common stock price on July 10, 2025, Olsen Palmer and management of Signature Bank estimated the value of the merger consideration to be $16.24 per fully diluted share. Total consideration to be received by Signature Bank’s shareholders and options holders in aggregate was estimated as $42.4 million. Olsen Palmer reviewed the financial terms of the merger and calculated the following implied transaction metrics:

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Total Consideration/Tangible Book Value as of March 31, 2025	1.23x
Total Consideration/Normalized Tangible Book Value as of March 31, 2025(1), (2)	1.35x
Total Consideration/Last Twelve Months Net Income as of March 31, 2025	25.0x
Total Consideration/Total Assets as of March 31, 2025	17.0%
Tangible Book Value Premium/Core Deposits as of March 31, 2025(3)	4.2%

(1)	Normalized Tangible Book Value means the amount of tangible equity required to produce a ratio of tangible equity to tangible assets of 9.0%.
(2)	Total Consideration/Normalized Tangible Book Value is calculated by subtracting equity in excess of Normalized Tangible Book Value from Total Consideration and dividing that difference by Normalized Tangible Book Value.
(3)	Core Deposits are defined as total deposits less the sum of certificates of deposits in an amount greater than $250,000 and brokered deposits in an amount less than $250,000.

Signature Bank Selected Companies Analysis. Olsen Palmer analyzed the relative valuation multiples as calculated by S&P Global Market Intelligence of eight publicly-traded banks headquartered in the United States (including banks traded over-the-counter) that satisfied the following selected criteria: (i) had total assets between $100 million and $500 million; (ii) had a return on average assets over the last 12 months between 0.50% and 1.25%; (iii) had a tangible common equity to tangible assets ratio between 7.5% and 17.5%; and (iv) had a three month average daily trading volume greater than 250 shares. The eight financial institutions were as follows:

• Chino Commercial Bancorp	• First Niles Financial, Inc.
• Community Bancorp of Santa Maria	• Oregon Bancorp, Inc.
• Enterprise Financial Services Group, Inc.	• The Farmers Bank of Appomattox
• First Community Corporation (Rogersville, TN)	• The Southern Banc Company, Inc.

Olsen Palmer noted the following selected financial measures, in each case as of and for the relevant period ended July 10, 2025:

	Total Assets ($ millions)	Last Twelve Months (“LTM”) Return on Average Assets	Tangible Common Equity to Tangible Assets Ratio
Median	$380	0.84%	9.5%
Mean	$330	0.85%	10.3%
Low	$128	0.55%	7.9%
High	$471	1.15%	15.9%
Signature Bank	$249	0.72%	13.8%

Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of July 10, 2025 and financial metrics for the relevant period ended March 31, 2025, including trading price per share to last 12 months’ earnings per share, trading price per share to tangible book value per share, trading price per share to total assets, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the median, mean, low, high, 40th percentile, and 60th percentile values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

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	Price to Last 12 Months Earnings per Share		Price to Tangible Book Value per Share	Price to Total Assets	Core Deposit Premium Implied by Market Capitalization
Median	9.6	x	86.8%	7.5%	-4.3%
Mean	10.3	x	83.1%	8.5%	-5.0%
Low	7.1	x	54.5%	6.9%	-12.4%
High	14.7	x	109.6%	10.5%	1.2%
40th Percentile	9.3	x	81.0%	7.5%	-4.5%
60th Percentile	9.9	x	87.5%	9.0%	-3.6%

Signature Bank Selected Transactions Analysis. Olsen Palmer analyzed publicly available information relating to 16 selected acquisitions of banks announced within the five years immediately prior to the date of the Opinion involving targets headquartered in the United States with (i) total assets between $100 million and $500 million; (ii) return on average assets over the 12 months prior to the transaction announcement between 0.50% and 1.25%; and (iii) tangible common equity to tangible assets ratio between 10.0% and 15.0%. The selected transactions consisted of the following (buyer/ seller):

•	First Commonwealth Financial Corporation/CenterGroup Financial, Inc.
•	United Community Banks, Inc./ANB Holdings, Inc.
•	Skyline Bankshares, Inc./Johnson County Bank
•	Beacon Credit Union/Substantially all the Assets and Liabilities of Mid-Southern Savings Bank, F.S.B.
•	Equity Bancshares, Inc./Rockhold Bancorp
•	CrossFirst Bankshares, Inc./Canyon Bancorporation, Inc.
•	Mid Penn Bancorp, Inc./Brunswick Bancorp
•	The Bank of Princeton/Noah Bank
•	SR Bancorp, Inc./Regal Bancorp, Inc.
•	Middlefield Banc Corp./Liberty Bancshares, Inc.
•	Cambridge Bancorp/Northmark Bank
•	Southern Bancorp, Inc./FCB Financial Services, Inc.
•	Home Bancorp, Inc./Friendswood Capital Corporation
•	HBT Financial, Inc./NXT Bancorporation, Inc.
•	First National Corporation/Bank of Fincastle
•	CBB Bancorp, Inc./Ohana Pacific Bank

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Olsen Palmer noted the following selected financial measures of the targets, in each case as of prior to the transaction announcement and for Signature Bank as of March 31, 2025:

	Total Assets ($ millions)	LTM Return on Average Assets	Tangible Common Equity to Tangible Assets Ratio
Median	$307	0.78%	12.0%
Mean	$325	0.84%	11.8%
Low	$154	0.65%	10.3%
High	$492	1.08%	13.3%
Signature Bank	$249	0.72%	13.8%

Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value to last 12 months’ earnings, deal value to tangible common equity, deal value to total assets, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the median, mean, low, high, 40th percentile, and 60th percentile values for each metric of the selected transactions. The results of the selected transactions analysis are summarized below:

	Deal Value to Last 12 Months Earnings		Deal Value to Tangible Common Equity	Deal Value to Total Assets	Core Deposit Premium Implied by the Deal Value
Median	18.6	x	124.7%	14.2%	3.3%
Mean	18.4	x	124.8%	13.9%	3.3%
Low	8.4	x	80.8%	7.2%	-2.7%
High	29.0	x	156.4%	18.3%	7.9%
40th Percentile	17.9	x	119.4%	14.1%	2.6%
60th Percentile	19.9	x	127.0%	14.7%	4.0%

Signature Bank Discounted Cash Flow Analysis. Olsen Palmer analyzed the discounted present value of Signature Bank’s projected free cash flows for the years ending December 31, 2025 through December 31, 2031. Olsen Palmer estimated cash flows based on dividendable common equity, defined as Tier 1 Capital in excess of a minimum Tier 1 Capital Leverage ratio of 9.0%. Olsen Palmer applied a range of price to earnings multiples of 12.9x to 14.9x, based on review of price to earnings multiples for relevant indices of publicly traded bank stocks, to Signature Bank’s estimated calendar year 2031 net income to derive a terminal value.

The projected cash flows and terminal values were discounted using an estimated cost of equity capital for Signature Bank derived by the Kroll discount rate build-up method consisting of the sum of a risk-free rate, equity risk premium, size premium, and industry risk premium. Olsen Palmer applied a range of discount rates of 12.7% to 14.7%.

The calculations resulted in a range of implied values of $13.96 per fully diluted share to $16.01 per fully diluted share.

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The financial forecasts from December 31, 2025 through December 31, 2031 were provided by Signature Bank management.

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Conclusion. Based upon and subject to the foregoing, and in reliance thereon, it was Olsen Palmer’s opinion that, as of July 11, 2025, the merger consideration to be received by the shareholders of Signature Bank in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders.

Management and Operations After the Merger

Following the merger, the current directors of First Community will continue to serve on the board of the combined bank. Michael C. “Mike” Crapps will remain President and Chief Executive Officer of First Community. J. Ted Nissen will remain President and Chief Executive Officer of First Community Bank. D. Shawn Jordan will continue as Executive Vice President and Chief Financial Officer; John F. “Jack” Walker IV will continue as Executive Vice President and Chief Credit Officer; Joseph A. “Drew” Painter will continue as Executive Vice President and Chief Commercial and Retail Banking Officer; Robin D. Brown will continue as Executive Vice President and Chief Human Resources and Marketing Officer; Sarah T. Donley will continue as Executive Vice President and Chief Operations Officer/Chief Risk Officer; and Vaughan R. Dozier Jr. will continue as Executive Vice President and Chief Commercial and Retail Banking Officer.

At the closing of the merger, Freddie Deutsch, Chairman and Chief Executive Officer of Signature Bank, will join the boards of director of First Community and First Community Bank, and will serve the combined bank as Regional Market President and Director of Specialty Business Lending. Steve Reagin, President of Signature Bank, will serve the combined bank as Senior Vice President, Senior Commercial Banker. Maria Lawson, Senior Vice President and Managing Director of Government Guaranteed Lending of Signature Bank, will serve the combined bank as Senior Vice President, Managing Director – Government Guaranteed Lending.

Interests of Signature Bank’s Directors and Executive Officers in the Merger

The directors and executive officers of Signature Bank will receive the same merger consideration for their shares of Signature Bank common stock as other Signature Bank shareholders. In considering the recommendation of the Signature Bank board of directors with respect to the merger agreement, Signature Bank shareholders should be aware that certain of Signature Bank’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Signature Bank shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Signature Bank shareholders include the following:

Treatment of Equity Awards

Pursuant to the terms of the merger agreement, immediately prior to the effective time of the merger, all outstanding options to purchase Signature Bank common stock, whether vested or unvested, will be converted into the right to receive a cash payment equal to the product of (1) the number of Signature Bank common stock subject to such option times (2) the excess, if any, of the fair market value per share over the exercise price per share of such option. The fair market value per share will be calculated by multiplying (i) the volume weighted average price of First Community common stock for the 10 trading days ending on the fifth business day prior to closing by (ii) the exchange ratio.

Certain officers and directors of Signature Bank will receive cash payments in connection with options awarded to such individuals. Officers and directors of Signature Bank who hold options to purchase shares of Signature Bank common stock, whether vested or unvested, will be entitled to the same cash payments as other holders of options to purchase shares of Signature Bank common stock. The table below contains the estimated pre-tax payment, totaling in aggregate approximately $398 thousand, to which the officers and directors of Signature Bank are entitled in respect of their options to purchase Signature Bank common stock based on the closing price of First Community common stock of $24.84 on July 11, 2025.

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Name	Estimated Pre-Tax Payment
Rebecca Abraham	$40,218
Jonathan Been	$15,935
Allen Brock	$7,198
Freddie Deutsch	$126,520
Charles Hoag	$42,631
Maria Lawson	$1,869
Hope Lundt	$15,935
Steve Reagin	$69,588
Mohammad Sedehi	$15,935
Roger Shaffer	$17,935
Stephanie Vickers	$44,662

Employment Agreements with First Community Bank

In connection with the execution of the merger agreement, First Community Bank entered into employment agreements with each of Freddie Deutsch, Maria Lawson, and Steve Reagin, which will become effective upon completion of the merger. Below is a summary of those employment agreements. The terms “cause,” “good reason,” and “change in control” are defined in each executive’s applicable employment agreement.

Freddie Deutsch. First Community Bank entered into an employment agreement with Mr. Deutsch regarding his service as its Regional Market President and Director of Specialty Business Lending. The employment agreement with Mr. Deutsch automatically extends on a day-to-day basis for an “evergreen” three-year term, unless earlier terminated in accordance with the terms of the agreement. The employment agreement provides Mr. Deutsch an annual base salary of $270,350. Additionally, Mr. Deutsch is eligible to participate in an incentive program, which provides for cash incentive payments and equity incentive awards, including an initial equity grant of 2,500 shares of First Community common stock in the form of a restricted stock award subject to three full years of service for vesting. Mr. Deutsch is also entitled to receive a retention bonus of $150,000 plus an amount equal to the amount of any reduction in Mr. Deutsch’s change in control payment under his existing employment agreement with Signature Bank made to avoid an excise tax under Code Section 4999. See “—Change in Control Payments under Existing Signature Bank Agreements” below. Mr. Deutsch’s retention bonus is payable in three installments as follows: $50,000 plus the amount of the forfeited parachute payments payable on the first payroll date following the first anniversary of the effective time of the merger and $50,000 payable on the first payroll date following each of the second and third anniversary of the effective time of the merger, subject to Mr. Deutsch’s continuous employment with First Community Bank through each such payment date.

Under the terms of the employment agreement, if Mr. Deutsch’s employment is terminated by First Community Bank without “cause”, Mr. Deutsch will be entitled to receive: (i) an amount in cash equal to two times his then-current monthly base salary, payable on the 60th day after the date of termination; and (ii) 100% of his then-current monthly base salary, payable on the first day of the month for the next 10 months following the 60th day after the date of termination. If Mr. Deutsch’s employment is terminated by First Community Bank without “cause” or by Mr. Deutsch for “good reason” upon or during the two years following a change in control, Mr. Deutsch will be entitled to receive a lump sum payment in an amount equal to two times his then-current annual base salary.

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Maria Lawson. First Community Bank entered into an employment agreement with Ms. Lawson regarding her service as its Senior Vice President, Managing Director – Government Guaranteed Lending. The employment agreement with Ms. Lawson automatically extends on a day-to-day basis for an “evergreen” three-year term, unless earlier terminated in accordance with the terms of the agreement. The employment agreement provides Ms. Lawson an annual base salary of $225,000. Under the terms of the employment agreement, Ms. Lawson is eligible to participate in an incentive plan, which in no event during the first three years of the term of the employment agreement shall such incentive payment be less than $200,000 per fiscal year performance period. Additionally, Ms. Lawson is eligible to receive a retention bonus of $150,000 payable in three equal annual installments on the first payroll date following each of the first, second and third anniversaries of the effective time of the merger, subject to Ms. Lawson’s continuous employment with First Community Bank through each such payment date. Ms. Lawson will also receive an initial equity grant of 1,000 shares of First Community common stock in the form of a restricted stock award subject to three full years of service for vesting. If Ms. Lawson’s employment is terminated by First Community Bank without “cause” or by Ms. Lawson for “good reason” upon or during the two years following a change in control, Ms. Lawson will be entitled to receive a lump sum payment in an amount equal to her then-current annual base salary.

Steve Reagin. First Community Bank entered into an employment agreement with Mr. Reagin regarding his service as its Senior Vice President, Senior Commercial Banker. The employment agreement with Mr. Reagin is for a one-year term and provides Mr. Reagin an annual base salary of $242,000. Additionally, Mr. Reagin is eligible to participate in an incentive program, which provides for cash incentive payments and equity incentive awards, including an initial equity grant of 1,500 shares of First Community common stock in the form of a restricted stock award subject to three full years of service for vesting. Mr. Reagin is also eligible to receive a retention bonus of $100,000, payable in two equal annual installments on the first payroll date following each of the first and second anniversaries of the effective time of the merger, subject to Mr. Reagin’s continuous employment with First Community Bank through each such payment date.

If Mr. Reagin’s employment is terminated by First Community Bank without “cause,” Mr. Reagin will be entitled to receive: (i) an amount in cash equal to two times his then-current monthly base salary, payable on the 60th day after the date of termination; and (ii) 100% of his then-current monthly base salary, payable on the first day of the month for the next 10 months following the 60th day after the date of termination. If Mr. Reagin’s employment is terminated by First Community Bank without “cause” or by Mr. Reagin for “good reason” upon or during the two years following a change in control, Mr. Reagin will be entitled to receive a lump sum payment in an amount equal to two times his then-current annual base salary.

Each of Mr. Deutsch, Ms. Lawson, and Mr. Reagin will be eligible to participate in existing First Community Bank bonus plans and all welfare benefit plans and programs sponsored by First Community Bank. Pursuant to the terms of the employment agreements, Mr. Deutsch, Ms. Lawson, and Mr. Reagin have agreed not to compete with First Community Bank or to solicit employees or customers during the term of the agreement and for a period of one year thereafter.

Change in Control Payments under Existing Signature Bank Agreements

Signature Bank is a party to employment agreements with the following members of its executive management team: Freddie Deutsch, Rebecca Abraham, Charles Hoag, Steve Reagin, and Stephanie Vickers. Additionally, Signature Bank is a party to a change in control agreement with Maria Lawson. These Signature Bank agreements provide for the following estimated change in control payments to each of the executives upon consummation of the merger, totaling approximately $2.63 million, if the merger had occurred on August 31, 2025. Each of these Signature Bank agreements will terminate pursuant to their terms upon the consummation of the merger. The amounts below do not include any amounts payable to each executive in consideration of reimbursement of continuing insurance coverage following a termination of employment.

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Name	Estimated Change in control Payment
Rebecca Abraham	$246,095
Freddie Deutsch	$951,310
Charles Hoag	$398,046
Maria Lawson	$61,710
Steve Reagin	$416,813
Stephanie Vickers	$558,176

Additionally, each of the Signature Bank employment agreements provide that the amount of the change in control payment may be reduced if (1) the after-tax amount of the change in control payment less any excise taxes under Section 4999 of the Code related to such payment is less than (2) the after-tax amount of the change in control payment if it were reduced by the minimum amount necessary to result in no portion of the change in control payment being subject to an excise tax under Section 4999 of the code. Mr. Deutsch’s estimated change in control payment will result in an estimated excise tax of approximately $134,838. Accordingly, we expect Mr. Deutsch’s change in control payment to be reduced by approximately $105,201, to a net amount of approximately $823,849. None of the other executives’ change in control payments are expected to result in any excise tax under Section 4999 of the Code.

Indemnification of Signature Bank Directors and Officers

First Community Bank has agreed to indemnify and hold harmless directors and officers of Signature Bank following the effective time of the merger. First Community Bank has also agreed to purchase, or direct Signature Bank to purchase, an extended reporting period endorsement under Signature Bank’s existing directors’ and officers’ liability insurance policy, for a period of six years after the effective time of the merger with respect to claims arising from acts or omissions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance.

Board Appointments

The merger agreement provides that two current directors of Signature Bank will be appointed to serve as directors of First Community and First Community Bank. Each such person’s continued service as a director of First Community and First Community Bank will be subject to the normal nomination and election processes of First Community and First Community Bank in accordance with applicable law and First Community’s and First Community Bank’s governing documents. First Community expects to invite Freddie Deutsch and Jonathan Been to join the boards of directors of First Community and First Community Bank.

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THE MERGER AGREEMENT

Structure of the Merger

The boards of directors of First Community and Signature Bank each unanimously approved the merger agreement and the transactions contemplated thereby, including, in the case of the First Community board of directors, the issuance of shares of First Community common stock in connection with the merger. Under the merger agreement, Signature Bank will merge with and into First Community Bank, with First Community Bank continuing as the surviving bank, in a transaction we refer to as the merger.

Merger Consideration

Subject to the terms and conditions of the merger agreement, each share of Signature Bank common stock will be converted into the right to receive 0.6410 shares of First Community common stock. Holders of Signature Bank common stock will receive a cash payment in lieu of any fractional shares.

Treatment of Signature Bank Stock Options

At the effective time of the merger, each outstanding stock option to acquire Signature Bank common stock, whether or not vested, will be converted into the right to receive a cash payment. The amount payable will equal the number of shares of Signature Bank common stock subject to the option multiplied by the excess, if any, of the fair market value per share of Signature Bank common stock (based on the value of the merger consideration) over the option’s exercise price. If the exercise price equals or exceeds the fair market value, a nominal payment of $0.01 per share will be made. All payments will be subject to applicable tax withholdings.

Fractional Shares

No fractional shares of First Community common stock will be issued. Instead, a Signature Bank shareholder who otherwise would have received a fraction of a share of First Community common stock will receive an amount in cash determined by multiplying (i) the volume weighted average price (rounded up to the nearest cent) of a share of First Community common stock on Nasdaq (as reported by Bloomberg L.P. or, if not so reported, in another authoritative source selected by First Community) during the 10 consecutive trading days ending immediately prior to the fifth business day before the effective time of the merger by (ii) the fraction of a share of First Community common stock to which such shareholder would otherwise have been entitled.

Governing Documents

First Community Bank’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving bank after completion of the merger, until thereafter amended in accordance with applicable law.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger set forth in the merger agreement are either satisfied or waived. For more information, see “The Merger Agreement—Conditions to Complete the Merger.”

The merger will become effective on the date and time the articles of merger are filed with, and become effective under, the laws of the States of South Carolina and Georgia, as specified in those filings. The closing of the transactions contemplated by the merger agreement will occur at 9:00 a.m., Eastern Time, on the business day immediately preceding the intended effective time, or at such other time and place, and in such manner, as the parties may mutually agree. It is currently anticipated that the completion of the merger will occur in the first quarter of 2026, subject to First Community shareholder approval of the First Community merger proposal, Signature Bank shareholder approval of the Signature Bank merger proposal, and regulatory approvals and other customary closing conditions, but neither First Community nor Signature Bank can guarantee when or if the merger will be completed.

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Conversion of Shares; Exchange and Payment Procedures

At the effective time of the merger, each share of Signature Bank common stock issued and outstanding immediately prior to that time (other than shares owned by First Community, Signature Bank, or their subsidiaries, in each case other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by holders who properly exercise dissenters’ rights) will be converted into the right to receive 0.6410 shares of First Community common stock.

All shares of Signature Bank common stock converted into the right to receive merger consideration will automatically be cancelled at the effective time and will no longer be outstanding. Certificates or book-entry shares representing these shares will thereafter represent only the right to receive the merger consideration (or, in the case of dissenting shares, the payment provided under Georgia law).

If, prior to the effective time, the outstanding shares of either Signature Bank or First Community common stock are changed into a different number or kind of shares by reason of a stock split, stock dividend, recapitalization, or similar change, the exchange ratio will be adjusted to reflect that change.

Exchange Procedures

Promptly after the effective time, First Community will deposit with the exchange agent a number of shares of First Community common stock equal to the total shares to be issued in the merger, along with cash for any fractional shares.

As soon as reasonably practicable after the effective time, and no later than three business days thereafter, the exchange agent will send each former Signature Bank shareholder a letter of transmittal and instructions for surrendering stock certificates or book-entry shares in exchange for the merger consideration. Delivery will be effective, and risk of loss and title will pass, only when certificates or book-entry shares are properly delivered to the exchange agent.

Upon surrender of certificates or book-entry shares (or an affidavit of loss and, if required, a bond), the holder will receive the shares of First Community common stock to which they are entitled, any cash payable for fractional shares, and any unpaid dividends or distributions as described below, without interest. In the case of a transfer of shares not registered in Signature Bank’s stock records, the merger consideration may be issued to a transferee upon delivery of the certificates and required transfer documentation and payment of any applicable transfer taxes.

Dividends and Distributions

No dividends or other distributions with respect to First Community common stock will be paid to a former Signature Bank shareholder until they have surrendered their certificate or book-entry shares. Upon surrender, the shareholder will be entitled to receive, without interest, any such dividends or distributions with a record date after the effective time of the merger.

Withholding

First Community and the exchange agent may deduct and withhold from any merger consideration payable the amounts required under federal, state, local, or foreign tax laws. Any amounts withheld will be treated as paid to the shareholder.

Dissenting Shares

Under the SCBCA, First Community shareholders will not have any dissent or appraisal rights with respect to the merger.

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Shares of Signature Bank common stock held by shareholders who properly exercise dissenters’ rights under Article 13 of the GBCC will not be converted into the right to receive the merger consideration, but instead will be entitled to receive payment of the fair value of such shares in accordance with Georgia law. If a shareholder fails to perfect, withdraws, or otherwise loses the right to dissent, those shares will be converted into the right to receive the merger consideration.

Lost, Stolen or Destroyed Stock Certificates

If a stock certificate has been lost, stolen, mutilated, or destroyed, the shareholder will be entitled to receive the merger consideration upon providing an affidavit of that fact and, if required, posting a bond in an amount reasonably determined to protect against claims with respect to the certificate.

Representations and Warranties

The representations, warranties, and covenants described below and contained in the merger agreement between First Community and Signature Bank were made solely for purposes of that agreement and as of specific dates. They may be subject to limitations, qualifications, or exceptions agreed upon by the parties, including those set forth in confidential disclosure schedules delivered in connection with the merger agreement. These provisions were negotiated to allocate contractual risk between the parties rather than to establish matters as fact, and may be subject to standards of materiality or knowledge applicable only to the contracting parties that differ from those relevant to investors. Information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, and such subsequent information may or may not be fully reflected in public disclosures by First Community or Signature Bank.

Accordingly, these provisions or their descriptions should not be read alone or relied upon as characterizations of the actual state of facts or condition of either First Community or Signature Bank or any of their respective subsidiaries or affiliates, without considering the foregoing qualifications and the context provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” First Community and Signature Bank will make such additional disclosures in their respective public filings as may be required under federal securities laws.

The merger agreement contains customary representations and warranties of each of First Community and Signature Bank relating to, among other matters:

•	corporate organization and qualification;
•	corporate authority to execute and deliver the merger agreement and absence of conflicts with organizational documents or other obligations;
•	required governmental and regulatory filings, consents, and approvals;
•	reports and filings with regulatory authorities;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal proceedings;
•	tax matters;
•	compliance with applicable laws;
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•	accuracy of information supplied for this joint proxy statement/prospectus; and
•	the absence of actions or circumstances that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Internal Revenue Code.

In addition, Signature Bank makes representations and warranties regarding:

•	subsidiaries and capitalization;
•	employee and employee benefit plan matters;
•	material contracts;
•	agreements with regulatory authorities;
•	derivative transactions;
•	environmental matters;
•	investment securities;
•	real property;
•	intellectual property and information security;
•	related party transactions;
•	inapplicability of certain takeover statutes;
•	loans and investment portfolios; and
•	insurance matters.

Certain representations and warranties in the merger agreement are qualified by concepts of knowledge, materiality, and material adverse effect. In general, this means a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of the applicable party and its subsidiaries, taken as a whole, or on its ability to timely perform its obligations or complete the merger, subject to customary exceptions (including for changes in laws, GAAP, general economic or market conditions, war or terrorism, public health events, and the merger’s execution or announcement) and a “disproportionate impact” qualifier. The representations and warranties do not survive the effective time of the merger.

Covenants and Agreements

Conduct of Business Pending the Merger

Affirmative Covenants

Under the merger agreement, from signing until the earlier of the effective time of the merger or its termination, each of Signature Bank and First Community has agreed to operate in the usual, regular and ordinary course, use commercially reasonable efforts to preserve its business organization, assets, rights, and franchises, and keep its representations and warranties accurate. Each must promptly notify the other of material changes, avoid actions likely to impair receipt of required regulatory approvals or performance of the agreement, and cooperate in providing corporate approvals and regulatory filings necessary to complete the merger. In addition, Signature Bank has agreed to provide First Community with information on certain large credit relationships, consult before entering into loans exceeding regulatory loan-to-value guidelines, and provide supporting documentation on request.

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Conduct of Signature Bank’s Business

From the date of the merger agreement until the earlier of the effective time of the merger or its termination, Signature Bank has agreed, subject to certain exceptions and unless First Community’s prior written consent is obtained (which consent will not be unreasonably withheld), to operate its business only in the usual, regular and ordinary course, use commercially reasonable efforts to preserve its business organization and assets and maintain its rights and franchises, and avoid actions reasonably likely to adversely affect the receipt of required regulatory approvals or the ability to perform its obligations under the agreement. Signature Bank has also agreed to provide certain loan-related information to First Community, consult with First Community on loans exceeding regulatory loan-to-value guidelines, and cooperate in obtaining corporate and regulatory approvals for the transactions.

Signature Bank has further agreed not to take certain actions without First Community’s consent, including, among other things:

•	amending governing documents;
•	incurring certain indebtedness or creating liens on assets;
•	repurchasing or issuing equity securities;
•	splitting or reclassifying capital stock;
•	disposing of assets outside the ordinary course;
•	purchasing securities or investments outside specified parameters;
•	changing compensation or benefits outside disclosed or ordinary course arrangements;
•	entering into or amending certain employment or benefit plans;
•	changing tax or accounting methods;
•	settling certain litigation;
•	entering into, modifying, or terminating specified material contracts;
•	making certain loans, extensions of credit, or deposit changes outside set limits;
•	restructuring the investment portfolio or interest rate risk position;
•	making capital expenditures over specified thresholds;
•	opening, relocating, or closing branches;
•	making material changes in lending, hedging, servicing, investment, or cybersecurity practices; or
•	taking or failing to take any action reasonably likely to prevent or materially interfere with consummation of the merger.

Conduct of First Community’s Business

From the date of the merger agreement until the earlier of the effective time of the merger or its termination, First Community has likewise agreed, subject to certain exceptions and unless Signature Bank’s prior written consent is obtained (which consent will not be unreasonably withheld), to operate its business only in the usual, regular and ordinary course, use commercially reasonable efforts to preserve its business organization and assets and maintain its rights and franchises, and avoid actions reasonably likely to adversely affect the receipt of required regulatory approvals or the ability to perform its obligations under the agreement.

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First Community has further agreed not to take certain actions without Signature Bank’s consent, including:

•	amending governing documents in a manner materially adverse to Signature Bank shareholders;
•	adopting or proposing a plan of liquidation or dissolution;
•	taking or failing to take any action intended or reasonably expected to prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;
•	taking or failing to take any action reasonably likely to prevent, delay, or impair the ability to consummate the merger or related transactions; or
•	agreeing to take actions prohibited by the merger agreement.

Shareholder Approvals

Signature Bank will submit the merger agreement and other required matters to its shareholders for approval, in accordance with the Georgia law and its governing documents. Its board will recommend that shareholders approve the agreement and the merger, include that recommendation in the joint proxy statement/prospectus, and use reasonable efforts to obtain the required vote, subject to its right to change its recommendation in certain circumstances involving a superior proposal. The agreement specifies detailed procedures for providing notice to First Community, negotiating possible changes, and maintaining obligations to hold a shareholder meeting even if the recommendation changes.

First Community will submit the merger agreement, including the issuance of its common stock in the merger, and other required matters to its shareholders for approval, in accordance with South Carolina law, its governing documents, and Nasdaq rules. Its board will recommend that shareholders approve the agreement and the issuance of the stock, and will use its reasonable best efforts to obtain the required shareholder vote.

Registration of First Community Common Stock

First Community will prepare and file a registration statement with the SEC, including the joint proxy statement/prospectus, for the shares of its common stock to be issued in the merger. Signature Bank will provide required information for inclusion and have the right to review the portions relating to it. Both parties will use commercially reasonable efforts to cause the SEC to declare the registration statement effective, to deliver the joint proxy statement/prospectus to their shareholders, and to keep the registration statement effective until completion of the merger. First Community will also take any actions required under state securities laws and will seek to have the shares approved for listing on Nasdaq before the merger closes.

Agreement Not to Solicit Other Offers; Adverse Recommendation Change

From signing until closing or termination, Signature Bank and its affiliates may not solicit, initiate, encourage, or facilitate competing acquisition proposals; participate in related discussions or negotiations; provide nonpublic information; or enter into agreements for competing transactions. Limited exceptions apply before the shareholder vote if the board receives a bona fide, unsolicited written proposal that is not withdrawn, which the board determines in good faith (after consultation with financial and legal advisors) is or is reasonably likely to lead to a superior proposal, and the board determines that taking certain actions would be required to satisfy its fiduciary duties. In such cases, Signature Bank may furnish nonpublic information or engage in discussions if it first:

•	provides at least five business days’ written notice to First Community identifying the bidder and intent to engage;
•	ensures the bidder signs a confidentiality agreement with terms no less favorable to Signature Bank than those in the merger agreement;
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•	contemporaneously provides First Community any nonpublic information furnished to the bidder; and
•	keeps First Community promptly informed of material developments, including amendments to price or other key terms.

The agreement also restricts the Signature Bank board from changing or withdrawing its recommendation in favor of the merger (or recommending a competing proposal) unless specific procedural safeguards are met. These include providing prior written notice to First Community, allowing First Community an opportunity to negotiate or amend the merger terms, and making a good faith determination, after consultation with legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties.

Signature Bank must promptly notify First Community upon receiving any request for nonpublic information that could lead to an acquisition proposal or upon receipt of such a proposal, including its material terms and the bidder’s identity, and must immediately cease any existing discussions or negotiations with other parties. The agreement also preserves Signature Bank’s ability to make legally required disclosures, comply with SEC tender offer rules, inform third parties of the no-solicit provisions, and issue certain “stop, look, and listen” communications permitted under federal securities laws.

Regulatory Matters

Under the merger agreement, it is contemplated that Signature Bank will be merged with and into First Community Bank. The bank merger is subject to the prior approvals of the FDIC, SCBFI, and the GDBF. First Community Bank has filed the required applications with the FDIC, SCBFI, and GDBF. As of the date of this joint proxy statement/prospectus, none of these agencies had granted its approval. Approval by the FDIC, SCBFI, or GDBF (i) reflects only the view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness; (ii) is not an opinion that the proposed combination is financially favorable to the shareholders or that the regulator has considered the adequacy of the terms of the transaction; and (iii) is not an endorsement of, or recommendation for, the combination.

Employee Benefits and Employment Matters

Continuing Employees

At the effective time of the merger, all employees of Signature Bank whose employment is not terminated beforehand will become employees of First Community Bank, subject to at-will employment and without any contractual right to continued employment unless provided in an individual agreement. Continuing employees will be eligible to participate in First Community Bank’s employee benefit plans, with credit for prior service solely for eligibility and vesting purposes.

Benefit Plan Participation

First Community Bank will make employer-provided benefits available on the same basis as for its own employees. For health plans, it will use commercially reasonable efforts to waive pre-existing condition exclusions and waiting periods for employees and dependents covered under Signature Bank plans, and will provide credit toward deductibles and out-of-pocket maximums for amounts already paid. Spouses are not eligible for coverage under First Community Bank’s policy, but affected employees may receive supplemental monthly payments to help offset the cost of comparable coverage. Up to 40 hours of accrued but unused paid leave may be carried over, with any excess forfeited.

Severance for Displaced Employees

Employees whose employment is not continued, is terminated without cause or for certain adverse changes, or is limited to a post-closing transition period, will be eligible for severance equal to three weeks of base salary per year of service, up to a maximum of 52 weeks, subject to signing a release. Receipt of a retention bonus does not preclude severance eligibility.

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Retention Plan

First Community Bank will establish a retention bonus pool for designated non-director employees critical to integration and systems conversion. Bonuses are payable after the applicable retention period if the employee remains employed (subject to limited exceptions for termination without cause).

Employment and Non-Competition Agreements

Signature Bank executives Freddie Deutsch, Steve Reagin, and Maria Lawson will enter into employment agreements effective at closing. All other directors will enter into non-competition agreements. Certain officers, directors, and 10% shareholders will enter into shareholder support agreements to vote in favor of the merger.

Termination of Benefit Plans

At First Community Bank’s request, Signature Bank will terminate or modify specified benefit plans, including 401(k) plans, prior to closing. First Community Bank will accept eligible rollovers from terminated 401(k) plans.

Certain Additional Covenants

The merger agreement also contains various other commitments designed to facilitate the transaction and integration. Each party has agreed to provide the other with reasonable access to information, coordinate public announcements, and work to prevent the application of anti-takeover statutes or similar provisions to the merger. Both parties will use commercially reasonable efforts to cause the merger to qualify as a “reorganization” for U.S. federal income tax purposes and to obtain any required third-party consents. They will continue to honor their existing confidentiality obligations and take such other actions as may be reasonably necessary to carry out the purposes of the merger agreement.

Conditions to Complete the Merger

The completion of the merger is subject to the satisfaction or waiver (to the extent permitted by law) of a number of conditions precedent. Some of these conditions apply to the obligations of both Signature Bank and First Community, and others apply only to the obligations of one of the parties. These conditions include, among others:

•	The shareholders of Signature Bank must have approved the merger agreement and the transactions contemplated thereby, including the merger, by the requisite Signature Bank shareholder vote, as required by applicable law and by Signature Bank’s articles of incorporation and bylaws;

•	The shareholders of First Community Corporation must also have approved the merger agreement and the transactions contemplated thereby, including the merger, by the requisite First Community shareholder vote, as required by applicable law and by First Community’s articles of incorporation and bylaws;

•	The required regulatory approvals described under “The Merger—Regulatory Matters” must have been obtained and remain in full force and effect, and all applicable waiting periods must have expired, generally without any condition or restriction (including any requirement to raise additional capital or dispose of any assets) that, in the reasonable judgment of First Community’s board of directors, would either (i) be reasonably expected to materially and adversely affect the economic or business benefits First Community reasonably expects to derive from the merger to such a degree that, had it known of such condition or restriction, it would not have entered into the merger agreement, or (ii) be reasonably expected to have a material adverse effect on either party after giving effect to the merger;

•	The registration statement shall have been made effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the registration statement;

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•	No governmental authority with proper jurisdiction may have enacted, issued, enforced, or entered any law, order, or taken any other action that prohibits, restricts, or makes illegal the completion of the transactions contemplated by the merger agreement;

•	The shares of First Community common stock to be issued as part of the merger consideration must have been approved for listing on Nasdaq;

•	Each party’s representations and warranties must be accurate at signing and at closing (subject to limited materiality thresholds), each must have performed its covenants in all material respects, and each must deliver officers’ and secretary’s certificates confirming satisfaction of those requirements and other specified matters;

•	Each party must receive an opinion from its respective legal counsel, dated as of the closing, in a customary form for transactions of this type, concluding that the merger will qualify as a tax-free reorganization under Section 368(a) of the Code and that both First Community and Signature Bank will be parties to that reorganization within the meaning of Section 368(b). Each opinion may be based on, in addition to the counsel’s review of relevant law and facts, representations and assumptions set forth in officer certificates from First Community, Signature Bank, and others, provided that such facts and assumptions are consistent with the actual circumstances at closing.

•	Neither party shall have experienced a material adverse effect since December 31, 2024;

•	First Community must have received the required executed employment agreements, amended employment agreement, director non-competition agreements, and shareholder support agreements from Signature Bank’s applicable officers, directors, and significant shareholders;

•	Signature Bank must not have received timely notice from its holders of Signature Bank common stock of their intent to exercise their dissenters’ rights with respect to shares that represent more than an aggregate of 10% of the outstanding shares of Signature Bank common stock;

•	Signature Bank and its affiliates must not have made, promised, or be obligated to make any payments or provide any benefits in connection with the merger or related transactions that would (i) be non-deductible or limited under Sections 280G, 404, or 162(m) of the Code, or (ii) be subject to excise tax or withholding under Section 4999 of the Code;

•	Signature Bank must obtain all necessary consents to complete the merger and avoid defaults under its contracts or permits, including those listed in its disclosure schedule (such as landlord consents for leased offices). Any required consent must not contain conditions or restrictions that, in First Community’s reasonable judgment, would materially and adversely affect the economic or business benefits of the merger to the extent that First Community would not have entered into the agreement had such conditions been known; and

•	First Community shall pay the merger consideration as provided by the merger agreement.

No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such parties’ shareholders.

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Amendment and Waiver of the Merger Agreement

The merger agreement may be amended by written agreement of First Community and Signature Bank at any time before the merger is completed, subject to any applicable shareholder approval requirements under law. After shareholder approval is obtained, no amendment may be made that would require further shareholder approval under applicable law without such additional approval. Either party may waive, in writing, compliance by the other party with any provision of the merger agreement to the extent permitted by law.

Termination of the Merger Agreement; Termination Fee

The merger agreement may be terminated, and the merger may be abandoned at any time before completion of the merger, whether before or after approval by Signature Bank’s shareholders, in the following circumstances:

•	by mutual written agreement of First Community and Signature Bank;

•	by either First Community or Signature Bank, if the other party has materially breached its representations, warranties, or covenants in the merger agreement and has not cured that breach within 30 days after receiving written notice, and the breach would reasonably be expected to allow the non-breaching party to refuse to complete the merger under the applicable closing conditions;

•	by either First Community or Signature Bank, if (i) a required regulatory approval has been finally denied, withdrawn at the request of the regulator, or made subject to conditions that, in the reasonable judgment of the terminating party’s board, would materially and adversely affect the expected benefits of the merger; (ii) a law or court order permanently prohibiting the merger has become final; or (iii) Signature Bank’s shareholders do not approve the merger agreement at the shareholders’ meeting;

•	by either First Community or Signature Bank, if the merger has not been completed by July 13, 2026, so long as the delay was not caused by the terminating party’s breach of the merger agreement;

•	by First Community, if (i) Signature Bank’s board changes its recommendation in favor of the merger; (ii) Signature Bank’s board fails to reaffirm its recommendation within 10 business days after being asked to do so following the public announcement of an alternative acquisition proposal; (iii) Signature Bank fails to comply in all material respects with certain covenants relating to shareholder approval and consideration of alternative proposals; or (iv) a specific closing condition regarding shareholder support agreements is not met; or

•	by Signature Bank, before its shareholders have voted on the merger, in order to enter into a definitive agreement for a competing acquisition proposal that its board determines to be more favorable to its shareholders, provided it has complied with its obligations regarding the consideration of such proposals.

If the merger agreement is terminated, it will be of no further effect, except that certain provisions (including those relating to expenses, confidentiality, and the termination fee) will survive, and a party will remain liable for breaches that occurred before termination.

If First Community terminates the agreement for certain reasons related to Signature Bank accepting or facilitating a competing proposal, or if Signature Bank terminates to accept such a proposal, Signature Bank must pay First Community a termination fee of $1.6 million. The same fee will also be payable if a competing acquisition proposal was publicly announced or made known before termination, the agreement is later terminated under certain provisions, and within 12 months Signature Bank completes or agrees to such a transaction. Only one termination fee is payable.

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Expenses and Fees

Each of First Community and Signature Bank will pay its own costs and expenses incurred in connection with the merger, including filing, registration, and application fees, printing costs, and the fees and expenses of financial and other advisors, accountants, and legal counsel. Signature Bank’s expenses will be paid at closing and prior to the effective time of the merger. The cost of mailing this joint proxy statement/prospectus to shareholders will be divided between First Community and Signature Bank in proportion to the number of materials mailed to each company’s shareholders.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting within generally accepted accounting principles. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Signature Bank as of the effective date of the merger will be recorded at their respective fair values and added to those of First Community. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of First Community issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Signature Bank before the effective date of the merger.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion, to the extent it relates to legal conclusions, represents the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to First Community, and the opinion of Fenimore Kay Harrison LLP, counsel to Signature Bank, as to the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Signature Bank common stock that exchange their shares for First Community common stock pursuant to the merger.

The discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and practice, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to Signature Bank shareholders that hold Signature Bank common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the merger will be completed in accordance with the merger agreement and as described in the joint proxy statement/prospectus. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of personal circumstances or to shareholders subject to special treatment under U.S. federal income tax laws, including:

•	banks, thrifts, financial institutions or trusts;
•	tax-exempt or governmental entities;
•	insurance companies;
•	dealers in securities or currencies;
•	traders in securities that elect to apply a mark-to-market method of accounting;
•	pass-through entities and investors in such entities (such as S corporations and partnerships);
•	real estate investment trusts;
•	regulated investment companies;
•	mutual funds;
•	tax-deferred or other retirement accounts;
•	foreign persons;
•	persons whose functional currency is not the U.S. dollar;
•	certain former citizens or residents of the United States;
•	shareholders who received their Signature Bank common stock through the exercise of employee stock options, holders of options to acquire Signature Bank common stock, or holders who acquired their Signature Bank common stock through a tax-qualified retirement plan or otherwise as compensation; and
•	shareholders who hold Signature Bank common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, this discussion does not address any alternative minimum tax or any state, local, foreign, or non-income tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

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For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Signature Bank common stock that is for U.S. federal income tax purposes: (i) an individual, citizen or resident of the United States; (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes; or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

If a partnership or other entity or arrangement taxed as a partnership for U.S. federal income tax purposes holds Signature Bank common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Any such partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.

Each holder of Signature Bank common stock should consult with his, her or its tax advisor with respect to the particular tax consequences of the merger to such shareholder.

The merger is conditioned upon receipt at closing by Signature Bank of a legal opinion from Fenimore Kay Harrison LLP, and upon receipt at closing by First Community of a legal opinion from Nelson Mullins Riley & Scarborough, LLP, in each case dated the closing date of the merger and to the effect that the merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Neither of these opinions, including the opinions delivered in connection with the filing of this Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, will be binding on the Internal Revenue Service (the “IRS”) or the courts, and neither Signature Bank nor First Community intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Consequently, we cannot assure you that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

The opinions of Nelson Mullins Riley & Scarborough LLP and Fenimore Kay Harrison LLP, to be issued at the closing of the merger will rely on certain assumptions that customarily are made with respect to transactions of this kind. The opinions also will rely on representations and covenants, including certain factual representations contained in officers’ certificates of First Community and Signature Bank. Nelson Mullins Riley & Scarborough LLP and Fenimore Kay Harrison LLP will assume such representations to be true, correct and complete. If any such representation cannot be made on the effective date of the merger, or any such representation or assumption upon which the opinions are based is inconsistent with the actual facts or incorrect, then Nelson Mullins Riley & Scarborough LLP and Fenimore Kay Harrison LLP, may be unable to render the opinions upon which the closing is conditioned, and the U.S. federal income tax consequences of the merger could be adversely affected.

Receipt of First Community Common Stock

A holder of Signature Bank common stock who, pursuant to the merger, receives First Community common stock in exchange for Signature Bank common stock will generally not recognize any gain or loss upon such exchange, except in respect of cash received in lieu of a fractional share of First Community common stock (as discussed below under “— Cash Received in Lieu of a Fractional Share of First Community Common Stock”). The aggregate adjusted tax basis of First Community common stock received in the merger (including fractional shares deemed received and redeemed as described below) will equal the aggregate adjusted tax basis of the Signature Bank common stock surrendered therefor, decreased by the amount of any tax basis allocable to any fractional share interest in First Community common stock for which cash is received. The holding period of First Community common stock received in the merger will include the holding period of the shares of Signature Bank common stock surrendered in the merger.

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Cash Received in Lieu of a Fractional Share of First Community Common Stock

A holder of Signature Bank common stock who receives cash instead of a fractional share of First Community common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of that fractional share by First Community. A Signature Bank shareholder who receives cash in lieu of a fractional share of First Community common stock and who does not otherwise hold shares of First Community common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the Signature Bank shareholder’s portion of such shareholder’s aggregate adjusted tax basis of the shares of Signature Bank common stock exchanged in the merger which is allocable to such fractional share. Such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is more than one year. The deductibility of capital losses is subject to limitations. Signature Bank shareholders who separately hold shares of First Community common stock should consult their own tax advisors concerning the treatment of cash received for a fractional share.

Backup Withholding and Information Reporting

A non-corporate shareholder may be subject to backup withholding (currently at a rate of 24%) on any cash received in the merger, including cash received in lieu of a fractional First Community common stock share. Backup withholding generally will not apply, however, to such shareholders that:

•	furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on an IRS Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or
•	provide proof that they are otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A holder of Signature Bank common stock who receives First Community common stock as a result of the merger will be required to retain records pertaining to the merger and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Signature Bank stock exchanged, the number of shares of First Community stock received, the fair market value and tax basis of Signature Bank shares exchanged and the shareholder’s tax basis in the First Community common stock received.

Each holder of Signature Bank common stock that is required to file a U.S. federal income tax return and who is a “significant holder” that receives First Community common stock in the merger will be required to file a statement with the shareholder’s U.S. federal income tax return for the year of the merger in accordance with Treasury Regulation Section 1.368-3 setting forth the names and employer identification numbers of Signature Bank and First Community, the date of the merger, such shareholder’s basis in the Signature Bank common stock surrendered (determined immediately prior to the exchange) and the fair market value of the Signature Bank common stock which is exchanged by that significant holder (determined immediately prior to the exchange) and entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER.” A “significant holder” is a holder of Signature Bank common stock that, immediately before the merger, owned at least 5% of the outstanding stock of Signature Bank or if such shareholder’s basis in the shares of Signature Bank common stock exchanged is one million dollars ($1,000,000) or more.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis of all potential U.S. federal income tax consequences of the merger. You are urged to consult your tax advisor concerning the U.S. federal, state, local and foreign tax consequences of the merger to your particular situation.

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UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of First Community and Signature Bank as an acquisition by First Community of Signature Bank. The merger agreement provides that each outstanding share of Signature Bank common stock will be converted into the right to receive 0.6410 shares of First Community’s common stock. First Community anticipates issuing approximately 1.66 million shares of its common stock.

For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that the 10,033 shares issuable upon the exercise of Signature Bank stock options expiring in the fourth quarter of 2025 will be exercised prior to the closing of the merger. It is further assumed that all outstanding Signature Bank stock options with expiration dates after December 31, 2025 will be settled in cash at closing and, as a result, will not result in the issuance of additional shares of First Community common stock.

In addition, the following unaudited pro forma condensed financial information reflects the statements of income for the six months ended June 30, 2025, and for the year ended December 31, 2024, as if the merger of Signature Bank into First Community Bank occurred on January 1, 2025, and January 1, 2024, respectively. The unaudited pro forma condensed balance sheet as of June 30, 2025 assumes that the merger of Signature Bank into First Community Bank occurred as of June 30, 2025.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the acquisition of Signature Bank by First Community under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the assets and liabilities of Signature Bank will be recorded by First Community at their respective fair values as of the date the merger is completed.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with the historical audited consolidated financial statements of First Community and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in First Community’s 2024 Form10-K, and the historical unaudited condensed consolidated financial statements of First Community and the related notes included in First Community’s Quarterly Report on Form 10-Q for the six-month period ended June 30, 2025.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by First Community in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The merger-related pro forma adjustments included to arrive at the unaudited pro forma condensed combined financial information reflect estimated fair values of the assets and liabilities of Signature Bank based upon historical information as of June 30, 2025. First Community has not performed the detailed valuation analysis necessary to determine the fair market values of Signature Bank’s assets to be acquired and liabilities to be assumed, and accordingly, estimates have been used. Therefore, the unaudited pro forma condensed combined financial data includes an estimated allocation of the purchase price. The pro forma adjustments included in this joint proxy statement/prospectus are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Signature Bank’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may affect First Community’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

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Any changes to Signature Bank’s shareholders’ equity, including results of operations and certain balance sheet changes from June 30, 2025, through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus. First Community does not expect any such difference to be material to its financial condition or results of operations.

The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. The pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. These adjustments exclude anticipated annual pre-tax merger related cost-savings or synergies of approximately $3.4 million once fully phased-in. Numbers may not foot due to rounding.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2025	Historical	Historical	Pro Forma		Pro Forma
(Dollars in thousands, except par values)	First Community	Signature Bank	Adjustments	Note	Combined
ASSETS
Cash and due from banks	$32,145	$1,456	$(6,614)	A	$26,987
Interest-bearing bank balances	151,323	21,958	—		173,281
Investment securities available-for-sale	302,627	26,291	—		328,918
Investment securities held-to-maturity net of allowance for credit losses—investments	201,742	—	—		201,742
Other investments, at cost	2,894	—	—		2,894
Loans held-for-sale	10,975	—	—		10,975
Loans held-for-investment	1,260,055	205,916	(2,376)	B	1,463,595
Less, allowance for credit losses—loans	13,330	2,197	(91)	C	15,436
Net loans held-for-investment	1,246,725	203,719	(2,285)		1,448,159
Property and equipment—net	29,508	760	—		30,268
Lease right-of-use asset	2,336	431	—		2,767
Bank owned life insurance	31,381	—	—		31,381
Other real estate owned	194	2,098	(300)	D	1,992
Intangible assets	368	—	6,911	E	7,279
Goodwill	14,637	—	3,788	F	18,425
Other assets	19,410	9,288	(1,194)	G	27,504
Total assets	$2,046,265	$266,001	$306		$2,312,572
LIABILITIES
Deposits	1,754,041	205,973	(115)	H	1,959,899
Securities sold under agreements to repurchase	103,640	—	—		103,640
FHLB advances	—	23,000	—		23,000
Junior subordinated debt	14,964	—	—		14,964
Lease liability	2,511	431	—		2,942
Other liabilities	15,609	1,283	—		16,892
Total liabilities	$1,890,765	$230,687	$(115)		$2,121,337
SHAREHOLDERS’ EQUITY
Preferred stock	—	—	—		—
Common stock	7,686	5,151	(3,494)	I	9,343
Nonvested restricted stock and stock units	2,235	—	—		2,235
Additional paid in capital	94,719	50,543	(11,029)	J	134,233
Retained earnings	72,723	(17,905)	12,469	K	67,287
Accumulated other comprehensive loss	(21,863)	(2,475)	2,475	L	(21,863)
Total shareholders’ equity	155,500	35,314	421		191,235
Total liabilities and shareholders’ equity	$2,046,265	$266,001	$306		$2,312,572
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UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Six Months Ended June 30, 2025	Historical	Historical	Pro Forma			Pro Forma
(Dollars in thousands, except per share amounts)	First Community	Signature Bank	Adjustments		Note	Combined
Interest and dividend income:
Loans, including fees	$35,618	$7,874		$475	M	$43,967
Investment securities	8,470	423				8,893
Other short term investments and certificates of deposit	3,167	323		(121)	N	3,369
Total interest income	47,255	8,620		354		56,229
Interest expense:
Deposits	15,509	2,754		29	O	18,292
Securities sold under agreements to repurchase	1,494	—		—		1,494
Other borrowed money	538	308		—		846
Total interest expense	17,541	3,062		29		20,632
Net interest income	29,714	5,558		325		35,597
Provision for credit losses	200	375		1,000	P	1,575
Net interest income after provision for credit losses	29,514	5,183		(675)		34,022
Non-interest income:
Deposit service charges	445	17		—		462
Mortgage banking income	1,638	—		—		1,638
Investment advisory fees and non-deposit commissions	3,557	16		—		3,573
Gain (loss) on sale of other real estate owned	127	(277)		—		(150)
Net gains on sale of SBA and USDA loans		1,163		—		1,163
Other	2,421	545		—		2,966
Total non-interest income	8,188	1,464		—		9,652
Non-interest expense:
Salaries and employee benefits	15,717	3,495		—		19,212
Occupancy	1,549	167		—		1,716
Equipment	780	82		—		862
Marketing and public relations	722	88		—		810
FDIC insurance assessments	574	53		—		627
Other real estate expense, net	122	276		—		398
Amortization of intangibles	79	—		628	Q	707
Other	6,294	1,319		—		7,613
Total non-interest expense	25,837	5,480		628		31,945
Net income before tax	11,865	1,167		(1,303)		11,729
Income tax expense (benefit)	2,682	—		(293)	R	2,389
Net income	$9,183	$1,167		$(1,010)		$9,340

Basic earnings per common share	$1.20	$0.45	$			$1.00
Diluted earnings per common share	$1.18	$0.45	$			$0.99
Basic weighted average shares	7,665,796	2,575,731		(918,256)	S	9,323,271
Diluted weighted average shares	7,775,231	2,593,874		(936,399)		9,432,706
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UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Twelve Months Ended December 31, 2024	Historical	Historical	Pro Forma			Pro Forma
(Dollars in thousands except per share amounts)	First Community	Signature Bank	Adjustments		Note	Combined
Interest and dividend income:
Loans, including fees	$66,431	$14,149		$951	M	$81,531
Investment securities	17,504	1,002				18,506
Other short term investments and certificates of deposit	5,487	713		(255)	N	5,945
Total interest income	89,422	15,864		696		105,982
Interest expense:
Deposits	31,173	5,296		57	O	36,526
Securities sold under agreements to repurchase	2,183	—				2,183
Other borrowed money	4,026	242				4,268
Total interest expense	37,382	5,538		57		42,977
Net interest income	52,040	10,326		639		63,005
Provision for credit losses	809	293		1,000	P	2,102
Net interest income after provision for credit losses	51,231	10,033		(361)		60,903
Non-interest income:
Deposit service charges	952	55				1,007
Mortgage banking income	2,368	—				2,368
Investment advisory fees and non-deposit commissions	6,181	28				6,209
Other non-recurring income	100	—				100
Gain (loss) on sale of other real estate owned	—	(92)		—		(92)
Net gains on sale of SBA and USDA loans	—	1,961				1,961
Other	4,403	564				4,967
Total non-interest income	14,004	2,516		—		16,520
Non-interest expense:
Salaries and employee benefits	29,263	7,154				36,417
Occupancy	3,094	274				3,368
Equipment	1,451	176				1,627
Marketing and public relations	1,511	126				1,637
FDIC insurance assessments	1,177	95				1,272
Other real estate expense, net	103	—				103
Amortization of intangibles	158	—		1,224	Q	1,382
Other	10,708	3,375				14,083
Total non-interest expense	47,465	11,200		1,224		59,889
Net income before tax	17,770	1,349		(1,585)		17,534
Income tax expense (benefit)	3,815	—		(357)	R	3,458
Net income	$13,955	$1,349		$(1,228)		$14,076

Basic earnings per common share	$1.83	$0.52	$			$1.52
Diluted earnings per common share	$1.81	$0.52	$			$1.50
Basic weighted average shares	7,616,502	2,575,731		(918,256)	S	9,273,977
Diluted weighted average shares	7,702,343	2,593,874		(936,399)		9,359,818

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1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 8, Rule 8-05 of Regulation S-X, which directs us to comply with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2025, and for the year ended December 31, 2024 combine the historical consolidated income statements of First Community and Signature Bank, giving effect to the merger as if it had been completed on January 1, 2025 and January 1, 2024, respectively. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2025, combines the historical consolidated balance sheets of First Community and Signature Bank, giving effect to the merger as if it had been completed on June 30, 2025.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving First Community and Signature Bank under the acquisition method of accounting with First Community treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the earliest period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Signature Bank, as of the effective time of the merger, will be recorded by First Community at their respective fair values, and the excess of the merger consideration over the fair value of Signature Bank’s net assets will be allocated to goodwill or any amounts of the merger consideration less than the fair value of Signature Bank’s net assets will be allocated to a bargain purchase gain.

The merger agreement provides that each outstanding share of Signature Bank common stock will be converted into the right to receive 0.6410 shares of First Community’s common stock. First Community anticipates issuing approximately 1.66 million shares of its common stock in the merger.

2.	Preliminary Purchase Price Allocation

To calculate the total purchase price of $41.6 million, First Community assumed that: (i) there are 2,585,764 shares of Signature Bank common stock outstanding (including 10,033 shares issuable upon the exercise of Signature Bank stock options that expire in the fourth quarter of 2025 and are assumed to be exercised prior to the closing of the merger); (ii) based on the exchange ratio of 0.6410, 1,657,475 shares of First Community common stock will be issued; and (iii) based upon an assumed closing price per share of First Community common stock of $24.84 (the closing price as of July 11, 2025), the aggregate merger consideration for the Signature Bank common stock will be $41.2 million. Additionally, First Community assumed that there are 118,500 Signature Bank stock options outstanding with a weighted average exercise price of $12.20 per share of Signature Bank common stock, and therefore, based upon the aforementioned assumed closing price per share of First Community common stock of $24.84, the total value of the Signature Bank options will be $440,820. As a result, the total value of the merger consideration that First Community assumed to be paid to the shareholders and stock option holders of Signature Bank would be the sum of the aggregate merger consideration ($41.2 million) plus the total value of the Signature Bank options ($440,820), or $41.6 million.

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The following table summarizes the determination of the purchase price consideration:

As of June 30, 2025
(In thousands)
Total purchase price	$41,613
Signature Bank Net Assets at Fair Value
Assets
Cash and cash equivalents	21,903
Available-for-sale securities, net	26,291
Loans, net	202,434
Banking premises and equipment, net	760
Other assets	17,009
Total assets	268,397
Deposits	205,858
Borrowings	23,000
Accrued expenses and other liabilities	1,714
Total liabilities	230,572
Net assets acquired	37,825
Preliminary goodwill	$3,788

3.	Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheets

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All taxable adjustments were calculated using a 22.5% tax rate, which approximates First Community’s combined federal and state statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based upon preliminary assumptions and valuations, which are subject to change.

A.	Adjustment to cash to reflect the cash consideration paid as a component of the purchase price and transaction costs incurred.
B.	Adjustment to reflect acquired loans at their estimated fair value, including current interest rates and liquidity, as well as the credit-related adjustment for non-purchase credit-deteriorated (“non-PCD”) loans.
C.	Adjustments to the allowance for credit losses include the following:

Reversal of historical Signature Bank’s allowance for credit losses	$(2,197)
Increase in allowance for credit losses for gross-up of estimated lifetime credit losses for PCD loans	1,106
Provision for estimate of lifetime credit losses on non-PCD loans	1,000
Net adjustment to allowance for credit losses	$(91)

D.	Adjustment to OREO to mark-to-market
E.	Adjustment to record core deposit intangible.
F.	Adjustment to record goodwill created.
G.	Adjustment to other assets to reflect estimated fair value adjustments for deferred taxes related to acquisition accounting adjustments.
H.	Adjustment to account for the deposit interest rate mark.
I.	Adjustments to common stock to eliminate Signature Bank common stock and record the issuance of 1,657,475 shares of First Community’s common stock at its par value of $1.00. The net adjustment was determined as follows (amounts in thousands, except for share and per share data):

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Par value of common stock issued:
Shares issued	1,657,475
Par value	$1.00
Amount issued	1,657
Elimination of Signature Bank common stock	(5,151)
Net adjustment	$(3,494)

J.	Adjustments to additional paid-in capital to eliminate Signature Bank additional paid-in capital and record the issuance of 1,651,044 shares of First Community’s common stock at its share price as of the close of business on July 11, 2025, of $24.84. The net adjustment was determined as follows (amounts in thousands, except for share and per share data):

Market value of common stock issued, net of par value:
Shares issued	1,657,475
Share price, net of par value	$23.84
Amount issued	39,514
Elimination of Signature Bank additional paid-in capital	(50,543)
Net adjustment	$(11,029)

K.	Adjustments to retained earnings of $12.5 million to account for the other changes in assets and liabilities, including merger expenses of $6.2 million.
L.	Adjustments to accumulated other loss to account for the removal of Signature’s accumulated other comprehensive loss.

4.	Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

One-time merger-related expenses are reflected in the pro forma balance sheet at close and are not included in the pro forma income statement. The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined income statements.

M.	Net adjustments to loan interest income of $475,000 and $951,000 for the six month period ended June 30, 2025, and the year ended December 31, 2024, respectively, to record the estimated accretion of the net discount on acquired loans.
N.	Reduction to interest income on other short term investments and certificates of deposit of $121,000 and $255,000 for the six month period ended June 30, 2025, and the year ended December 31, 2024, respectively, to record the lost interest income due to cash paid out for merger expenses, cash consideration for stock options, and incremental dividends.
O.	Increase to interest expense on deposits of $29,000 and $57,000 for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively to record the estimated amortization of the fair value mark on acquired certificates of deposit.
P.	Adjustment to record the provision for allowance for credit losses related to non-PCD acquired loans of $1.0 million for year ended December 31, 2024 and $1.0 million for the six months ended June 30, 2025.
Q.	Adjustment to amortization of CDI expense to reflect estimated amortization of acquired core deposit intangible of $628,000 and $1.2 million for the six-month period ended June 30, 2025 and the year ended December 31, 2024, respectively. The core deposit intangible is assumed to be amortized over 10 years using the sum-of-the-years’ digits amortization method for purposes of determining the adjustment.
R.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 22.5%.
S.	Adjustment to weighted-average shares of First Community’s common stock outstanding to eliminate weighted average shares of Signature Bank common stock outstanding and to reflect the estimated number of shares issued of First Community common stock to holders of Signature Bank common stock.

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DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK

In this section “Description of First Community Capital Stock,” the “Company,” “we,” “our,” or “us” refer only to First Community Corporation and not to any of its subsidiaries.

The following description of our capital stock is a summary only and is subject to, and is qualified in its entirety by reference to, applicable provisions of the SCBCA, our restated articles of incorporation, as amended, and our amended and restated bylaws. Although we believe this summary covers the material terms and provisions of our capital stock set forth in our restated articles of incorporation, as amended, and our amended and restated bylaws, otherwise referred to herein as our bylaws, it may not contain all of the information that is important to you.

Authorized Shares of Capital Stock

The authorized capital stock of First Community Corporation consists of 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, the rights and preferences of which may be designated as the board of directors may determine. The following summary describes the material terms of our capital stock.

Common Stock

General. As of the date of this prospectus, our restated articles of incorporation, as amended, provide that we may issue up to 20,000,000 shares of common stock, par value $1.00 per share. As of June 30, 2025, we had 7,685,754 shares of common stock issued and outstanding, which includes 11,153 shares of unvested restricted common stock reserved for officers and 8,400 shares of unvested restricted common stock reserved for directors but does not include 41,782 shares of common stock reserved for the vesting of time-based restricted stock units, and 55,707 shares of common stock reserved at the target level for the vesting of performance-based restricted stock units. In addition, as of June 30, 2025, we had the ability to issue 500,887 shares of common stock pursuant to options, restricted stock, restricted stock units and other equity awards that may be granted in the future under our existing equity compensation plan. Furthermore, we had 117,238 deferred stock units under the First Community Corporation Amended and Restated Non-Employee Director Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan, which are not included in our common stock issued and outstanding as of June 30, 2025. Deferred stock units under the Deferred Compensation Plan receive dividend equivalents in the form of additional deferred stock units, and shares of our common stock will be issued on a one-for-one basis in respect of deferred stock units upon a distribution from the Deferred Compensation Plan.

Our common stock is traded on Nasdaq under the symbol “FCCO.” The registrar and transfer agent for our common stock is Computershare.

Dividend Rights. Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. Our ability to pay dividends will be dependent on our earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

Voting Rights. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Except in regard to the election of directors, when a quorum is present at a meeting, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the SCBCA, our restated articles of incorporation, as amended, or our amended and restated bylaws require a higher vote. The shareholders present at a duly constituted meeting may continue to transact business until adjournment, despite the withdrawal of enough shareholders to leave less than a quorum.

Directors shall be elected by a plurality vote of the shareholders.

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In general, except as otherwise provided in our restated articles of incorporation, as amended, pursuant to the SCBCA (i) amendments to our restated articles of incorporation, as amended, must be approved by two-thirds of the votes entitled to be cast, regardless of voting group, and in addition by two-thirds of the votes entitled to be cast within each voting group entitled to vote separately thereon; and (ii) the dissolution of the Company must be approved by two-thirds of the votes entitled to be cast thereon.

Our restated articles of incorporation, as amended, provide that a merger, consolidation, or sale of the Company or any substantial part of the Company’s assets must be approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of our outstanding shares of common stock entitled to vote.

Our restated articles of incorporation, as amended, also provide that our board of directors may alter, amend, or repeal any of our bylaws or adopt new bylaws, subject to our shareholders’ concurrent right to alter, amend, or repeal any of our bylaws or adopt new bylaws. The shareholders may amend the such bylaws of the Company only upon the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast.

Liquidation Rights. In the event of a liquidation, dissolution, or winding-up of the Company, holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. The merger or consolidation of the Company with any other corporation or other entity, including a merger or consolidation in which the holders of preferred stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company.

Other Rights. Holders of our common stock do not have preemptive, conversion, redemption, or sinking fund rights.

Preferred Stock

General. We may issue up to 10,000,000 shares of preferred stock, $1.00 par value per share, from time to time in one or more series. Our restated articles of incorporation, as amended, provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of the preferred stock in one or more classes or series and to fix the designations, preferences, and other rights and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends and amounts upon liquidation, dissolution, or winding-up. In addition, any such shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the common stock.

The authorization of preferred stock could have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. See “—Antitakeover Provisions.”

As of June 30, 2025, we had no shares of preferred stock issued and outstanding.

The following description is only a summary of the terms that could be established for any future series of preferred stock and is subject to and qualified in its entirety by reference to the articles of amendment to our restated articles of incorporation, as amended, establishing such series, a copy of which would be filed with the SEC at the time of issuance. Those terms may include:

•	the number of shares being offered;
•	the title, designation and liquidation preference per share;
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•	the purchase price;
•	any voting rights;
•	the dividend rate or method for determining that rate;
•	the dates on which dividends will be paid;
•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;
•	any applicable redemption or sinking fund provisions;
•	any applicable conversion provisions;
•	whether we have elected to offer depositary shares with respect to that series of preferred stock;
•	the exchange or market, if any, where the preferred stock will be listed or traded; and
•	any additional dividend, liquidation and other rights and restrictions applicable to that series of preferred stock.

The shares of preferred stock will, when issued against full payment of their purchase price, be fully paid and nonassessable. Except as otherwise may be specified in the articles of amendment establishing a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock.

Dividend Rights. If preferred stock were to be issued, holders would be entitled to receive, when, as and if declared by our board of directors, dividends at the rates and on the dates established for that series. Dividend rates may be fixed, variable, or both. The nature, amount, rates, timing and other details of dividend rights for any series of preferred stock would be established by our board of directors at the time such series is authorized and would be payable in preference to, or in such relation to, the dividends payable on any other class or series of our stock, as determined at the time of authorization. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.

Voting Rights. The voting rights, if any, of any series of preferred stock would be established by our board of directors at the time such series is authorized.

Liquidation Rights. In the event that we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, holders of any series of preferred stock that may be issued in the future will be entitled to receive liquidating distributions in the amount established at the time of issuance, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock or any junior preferred stock. If we fail to pay in full all amounts payable with respect to any such series of preferred stock and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock that may be authorized and issued in the future, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs.

Redemption. The terms, if any, on which shares of a series of preferred stock that may be issued in the future may be redeemed will be established by our board of directors at the time such series is authorized. The preferred stock of a series may be redeemed in such amount or amounts, and at such time or times, if any, as may be provided in respect of that particular series of preferred stock. Preferred stock may be redeemed by the Company only to the extent legally permissible.

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Conversion Rights. The terms, if any, on which shares of a series of preferred stock that may be issued in the future are convertible into shares of our common stock or another series of our preferred stock will be established by our board of directors at the time such series is authorized.

Anti-Takeover Provisions

General. Certain provisions of our restated articles of incorporation, as amended, our bylaws and the SCBCA may have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors, but which individual shareholders may deem to be in their best interests or in which our shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current board of directors or management more difficult.

Authorized but Unissued Stock. The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company’s management.

Supermajority Voting Requirements. Our restated articles of incorporation, as amended, require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote to approve any merger, consolidation, or sale of the company or any substantial part of the Company’s assets.

Number of Directors. Our restated articles of incorporation, as amended, and bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than nine nor more than 25 members.

Classified Board of Directors. Our board of directors is divided into three classes so that each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned among the three classes of directors so as to maintain such classes as nearly equal as possible, and the terms of any newly created directorships filled by the board from such increase in the number of directors shall expire at the next election of directors by the shareholders. Approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board.

Number, Term, and Removal of Directors. We currently have 12 directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that shareholders may remove a director without cause upon the approval of the holders of two-thirds of the shares entitled to vote in an election of directors. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

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Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be made in writing and delivered to the secretary of the Company no later than 90 days prior to the meeting. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

Nomination Requirements. Pursuant to our bylaws, we have established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide us within a specified time prior to the meeting (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on our board of directors.

Business Combinations with Interested Shareholders. We are subject to the South Carolina business combination statute, which restricts mergers and other similar business combinations between public companies headquartered in South Carolina and any 10% shareholder of the Company. The statute prohibits such a business combination for two years following the date the person acquires shares to become a 10% shareholder unless the business combination or such purchase of shares is approved by a majority of the company’s outside directors. The statute also prohibits such a business combination with a 10% shareholder at any time unless the transaction complies with our restated articles of incorporation, as amended, and either (i) the business combination or the shareholder’s purchase of shares is approved by a majority of the Company’s outside directors, (ii) the business combination is approved by a majority of the shares held by the Company’s other shareholders at a meeting called no earlier than two years after the shareholder acquired the shares to become a 10% shareholder; or (iii) the business combination meets specified fair price and form of consideration requirements.

Banking Laws. The ability of a third party to acquire the Company is also subject to applicable banking laws and regulations. The Bank Holding Company Act of 1956 and the regulations thereunder require any “bank holding company” (as defined therein) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of the outstanding shares of a class of our voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of the outstanding shares of a class of our voting stock under the Change in Bank Control Act of 1978. Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. On January 30, 2020, the Federal Reserve issued a final rule (which became effective September 30, 2020) that clarified and codified the Federal Reserve’s standards for determining whether one company has control over another. The final rule established four categories of tiered presumptions of control that are based on the percentage of voting shares held by the investor (less than 5%, 5-9.9%, 10-14.9% and 15-24.9%) and the presence of other indicia of control. As the percentage of ownership increases, fewer indicia of control are permitted without falling outside the presumption of noncontrol. These indicia of control include nonvoting equity ownership, director representation, management interlocks, business relationship and restrictive contractual covenants. Under the final rule, investors can hold up to 24.9% of the voting securities and up to 33% of the total equity of a company without necessarily having a controlling influence. For purposes of calculating ownership thresholds under these banking regulations, bank regulators would likely at least take the position that the minimum number of shares, and could take the position that the maximum number of shares, of a company’s common stock that a holder is entitled to receive pursuant to securities convertible into or settled in such company’s common stock, including pursuant to warrants to purchase such company’s common stock held by such holder, must be taken into account in calculating a shareholder’s aggregate holdings of such company’s common stock.

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Effect of Anti-Takeover Provisions. The foregoing provisions of our restated articles of incorporation, as amended, and bylaws, as well as South Carolina laws and banking laws and regulations could have the effect of discouraging an acquisition or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make us less attractive to a potential acquirer and/or might result in shareholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believe that these provisions are in our best interests and the best interests of our shareholders. In the board of directors’ judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our shareholders. Accordingly, the board of directors believes that it is in our best interests and in the best interests of our shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which shareholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Our board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

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COMPARATIVE RIGHTS OF FIRST COMMUNITY AND SIGNATURE BANK SHAREHOLDERS

At the effective time of the merger, holders of Signature Bank common stock who receive First Community common stock as merger consideration will become shareholders of First Community. The rights of First Community shareholders are governed by the SCBCA, the First Community Restated Articles of Incorporation, as subsequently amended (the “First Community articles”), and the First Community Amended and Restated Bylaws (the “First Community bylaws”). The rights of Signature Bank shareholders are governed by the Financial Institutions Code of Georgia (the “FICG”), the Signature Bank Amended and Restated Articles of Incorporation, as subsequently amended (the “Signature Bank articles”), and the Signature Bank Amended and Restated Bylaws (the “Signature Bank bylaws”).

The following is a summary of the material differences between the rights of holders of First Community common stock and the rights of holders of Signature Bank common stock. This summary does not purport to be a complete description of the provisions affecting and differences between the rights of First Community shareholders and Signature Bank shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the SCBCA, the First Community articles, the First Community bylaws, the FICG, the Signature Bank articles, and the Signature Bank bylaws.

Authorized Capital Stock; General Voting Rights

First Community

First Community is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of September 10, 2025, the record date for the First Community special meeting, there were 7,679,605 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Holders of First Community common stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights in the election of directors. First Community’s shareholders do not have preemptive rights, and its shares of common stock are not assessable.

Signature Bank

The Signature Bank articles authorize it to issue 10,000,000 shares of common stock, par value $2.00 per share. As of September 10, 2025, the record date for the Signature Bank special meeting, there were 2,575,731 shares of Signature Bank common stock issued and outstanding. Each holder of Signature Bank common stock is entitled to one vote for each share on all matters submitted to a vote at a meeting of shareholders.

No holder of Signature Bank common stock has a right under the FICG, or the Signature Bank articles or the Signature Bank bylaws to purchase shares of common stock upon any future issuance. The Signature Bank articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.

Size of Board of Directors

First Community

First Community’s articles of incorporation provide that the board must consist of not less than nine directors and no more than 25 directors, with the exact number fixed by the board of directors. First Community’s board of directors is currently comprised of 12 persons. At the effective time of the merger, two individuals then serving as directors of Signature Bank will be appointed to the boards of First Community and First Community Bank. Each such director’s continued service will thereafter be subject to the normal nomination and election processes in accordance with applicable law and the governing documents of First Community and First Community Bank.

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Signature Bank

The Signature Bank bylaws provide for a board of directors of not less than five, nor more than twenty-five persons, with the exact number within such minimum and maximum to be fixed and determined from time to time by resolution of the board of directors or by resolution of Signature Bank shareholders at any annual or special meeting of shareholders. Currently, there are six directors on Signature Bank’s board of directors.

Board of Directors Retirement Age

First Community:

Under the bylaws of First Community, as amended in 2023, directors are subject to a mandatory retirement age of 75 (subject to waiver by the board), replacing the prior retirement age of 72.

Signature Bank

The directors of Signature Bank are not subject to any mandatory retirement age.

Term of Directors

First Community

First Community articles divide the board of directors into three classes with staggered terms so that the terms of only approximately one-third of the board members expire at each annual meeting. Each director serves for a three-year term ending on the date of the third annual meeting following the meeting at which such director was elected.

Signature Bank

Signature Bank’s directors serve a one-year term and are elected at the annual meeting of shareholders. Each director, including a director elected to fill a vacancy, will hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

Election of Directors

First Community

First Community bylaws also provide that the directors will be elected by a plurality of the votes cast at each annual meeting, with the nominees receiving the highest number of votes being elected as directors.

Signature Bank

Signature Bank’s directors are elected by the affirmative vote of a majority of the shares represented at the annual meeting of shareholders.

Removal of Directors

First Community

First Community articles provide that the shareholders do not have the right to remove any one or all of the directors prior to the end of their term of office except by the affirmative vote of the holders of at least sixty-six and two-thirds of the shares entitled to vote at an election of directors.

The First Community board of directors may declare vacant the office of a director if (i) he is interdicted or adjudicated an incompetent, (ii) an action is filed by or against him, or any entity of which he is employed as his principal business activity, under the bankruptcy laws of the United States, (iii) in the sole opinion of the board of directors he becomes incapacitated by illness or other infirmity so that he is unable to perform his duties for a period of six months or longer, or (iv) he ceases at any time to have the qualifications required by law, the articles of incorporation or the bylaws.

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Signature Bank

The Signature Bank bylaws provide that the entire board of directors or an individual director may be removed from office without cause by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

In addition, the board of directors may remove a director from office if such director: (i) is adjudicated an incompetent by a court; (ii) is convicted of a felony; (iii) does not, within sixty days of being elected, accept the office in writing or by attendance at a meeting of the board of directors and fulfill other requirements for holding the office of director; (iv) fails to attend regular meetings of the board of directors for six consecutive meetings without having been excused by the board of directors; (v) was an employee of Signature Bank and was discharged, or resigned at the request of the board of directors for reasons relating to performance of duties as an employee or officer of Signature Bank; or (vi) has suffered a change in circumstances that, in the reasonable determination of the board of directors, renders such director unqualified to continue serving on the board of directors.

Filling Vacancies on the Board of Directors

First Community

First Community bylaws provide that the remaining directors may, by a majority vote, fill any vacancy on the board of directors (including any vacancy resulting from an increase in the authorized number of directors, or from the failure of the shareholders to elect the full number of authorized directors) for an unexpired term; provided that the shareholders shall have the right at any special meeting called for such purpose prior to action by the board of directors to fill the vacancy.

Signature Bank

The Signature Bank bylaws provide that the board of directors, even if less than quorum, may fill a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors.

Nomination of Director Candidates

First Community

First Community bylaws provide that nomination of persons to serve as directors of the company, other than those made by or on behalf of the board of directors, must be made in writing and delivered either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The chairman of any such meeting, for good cause shown and with proper regard for the orderly conduct of business at the meeting, may waive in whole or in part the operation of these procedures.

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Notwithstanding the foregoing, to the extent First Community or First Community Bank is subject to the requirements of Section 914 of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, no person may be nominated by a shareholder for election as a director at any meeting of shareholders unless the shareholder furnishes the written notice required above to the secretary of the company at least 90 days prior to the date of the meeting and the nominee has received any required regulatory approval to serve as a director prior to the date of the meeting.

Signature Bank

With respect to shareholder nominations for the election of directors, nominations by shareholders must be given timely and in proper form. To be given timely, the shareholder’s notice must be delivered to the Secretary of Signature Bank in the manner described above. To be in proper form, a shareholder’s notice to the Secretary shall be in writing and shall set forth: (i) the name, age, business address and residence address of the person to be nominated; (ii) the principal occupation or employment of the person to be nominated; (iii) the number of shares of capital stock of Signature Bank which are owned beneficially or of record by the person to be nominated; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nominations are to be made by the shareholder, (v) the person’s written consent to being a nominee as a director and to serving as a director if elected, and (vi) any other information relating to such person that is required to be disclosed in solicitations for elections of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act of 1934, as amended, as if Signature Bank were subject to such Regulation 14A.

Advance Notice of Shareholder Proposals

First Community

First Community bylaws permit a shareholder to bring business before an annual meeting only if: (1) the business is specified in the notice of meeting given by or at the direction of the board; (2) it is otherwise properly brought before the meeting by or at the direction of the board; or (3) it is otherwise properly brought before the meeting by a shareholder in compliance with the advance notice procedures in the bylaws. To be timely, a shareholder’s written notice must be delivered in person or sent by U.S. mail, postage prepaid, return receipt requested, to the secretary of the company no later than 90 days before the annual meeting. The notice must describe the business to be conducted (including the specific proposal to be presented) and the reasons for conducting it, provide the shareholder’s name and record address, state the number and class of shares owned of record and beneficially by the shareholder as of the record date (or within 10 days of the notice if the record date is not yet publicly available), and disclose any interest in the proposed business. If a shareholder attempts to present business without following these requirements, the chairman of the meeting will declare it not properly brought before the meeting and it will not be transacted. The chairman may waive these requirements, in whole or in part, for good cause with due regard for the orderly conduct of the meeting. In addition, a shareholder seeking to have a proposal included in the company’s proxy materials must satisfy the requirements of SEC Rule 14a-8; such proposals will be included unless determined to be inappropriate for shareholder consideration.

Signature Bank

The Signature Bank bylaws require shareholders to provide timely notice in proper form of their intent to being a matter for shareholder action at an annual meeting or shareholders. To be timely, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary of Signature Bank not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

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To be in proper form, a shareholder’s notice to the Secretary shall be in writing and shall set forth: (i) the name and record address of the shareholder who intends to propose the business and the number of shares of capital stock of the bank which are owned beneficially or of record by such shareholder; (ii) a representation that the shareholder is a holder of record of stock of Signature Bank entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; (iii) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and (iv) any material interest of the shareholder in such business.

Shareholder Action Without Meeting

First Community

First Community articles of incorporation provide that shareholder action by written consent in lieu of a meeting is permitted only if such consent is unanimous.

Signature Bank

Signature Bank’s bylaws provide that shareholder action by written consent in lieu of a meeting is permitted only if such consent is signed by each of the shareholders entitled to vote with respect to the subject matter thereof.

Calling Meetings of Shareholders

First Community

First Community bylaws provide that special meetings of the shareholders, for any purpose or purposes, unless otherwise required by the SCBCA, the First Community articles, or the First Community bylaws, may be called by the chief executive officer, the president, the chairman, or a majority of the board of directors. In addition, First Community shall, if and to the extent required by applicable law, hold a special meeting of shareholders if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at such special meeting sign, date, and deliver to the secretary of the company one or more written demands for the meeting. Such written demands shall be delivered to the secretary by certified mail, return receipt requested. The written demands shall set forth, as to each matter the shareholder or shareholders propose to be presented at the special meeting: (i) a description of the purpose or purposes for which the meeting is to be held (including the specific proposal(s) to be presented); (ii) the name and record address of the shareholder or shareholders proposing such business; (iii) the class and number of shares of the company that are owned of record by the shareholder or shareholders as of a date within 10 days of the delivery of the demand; (iv) the class and number of shares of the company that are held beneficially, but not of record, by the shareholder or shareholders as of a date within 10 days of the delivery of the demand; and (v) any interest of the shareholder or shareholders in such business. Any such special shareholders’ meeting shall be held at a location designated by the board of directors. The board of directors may set such rules for any such meeting as it may deem appropriate, including when the meeting will be held (subject to any requirements of the SCBCA), the agenda for the meeting (which may include any proposals made by the board of directors), who may attend the meeting in addition to shareholders of record, and other such matters.

Signature Bank

Under the Signature Bank bylaws, special meetings of the shareholders or a special meeting in lieu of the annual meeting of shareholders may be called at any time by the Chairman of the board of directors, any Vice Chairman of the board of directors, the Chief Executive Officer, or the board of directors, or upon written request of the holders of 25% or more of all the shares of capital stock entitled to vote in an election of directors.

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Indemnification of Directors, Executive Officers, and Employees

First Community

First Community bylaws provide that First Community shall indemnify, to the fullest extent provided by law, all directors, officers, employees, agents of the company and any person who, at the company’s request, is or was serving as director, officer, partner, trustee, employee or agent of another corporation or entity, against liability and expenses in any proceeding arising out of their status or activities in any of the foregoing capacities, provided that the party (i) conducted himself in good faith, (ii) reasonably believed: (A) in the case of conduct in his official capacity with First Community, that his conduct was in its best interest; and (B) in all other cases, that his conduct was at least not opposed to its best interest; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Signature Bank

The Signature Bank articles and Signature Bank bylaws each provide for mandatory indemnification of directors and executive officers, to the fullest extent permitted by the GBCC and the FICG, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the GBCC and the FICG; provided, however, that such indemnification shall not apply to: (i) any appropriation, in violation or his or her duties, of any business opportunity of Signature Bank; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law; (iii) any transaction from which the director or executive officer derived an improper benefit; (iv) any violation of Section 7-1-494 of the FICG; or (v) any matter for which the provision of indemnification would violate federal or state banking laws. No person will be indemnified or reimbursed if he or she is finally adjudicated to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties. No person will be indemnified or reimbursed in any action, suit, or proceeding which has been in the subject of a compromise settlement, except with the approval of (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of Signature Bank, or (iii) a majority of the members of the board of directors then holding office (excluding the votes of any directors who are parties to the same or substantially same action, suit or proceeding).

The Signature Bank bylaws allow for expenses incurred in defending any action to be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it will ultimately be determined that he or she is entitled to be indemnified by the corporation as provided in the Signature Bank bylaws.

Limitation of Liability for Directors

First Community

First Community articles provide that, to the maximum extent permitted from time to time by the SCBCA, no director shall be personally liable to First Community or its shareholders for monetary damages for a breach of a fiduciary duty as a director, except that a director may be liable (i) for any breach of the director’s duty of loyalty to First Community or its shareholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (iii) for any transaction from which the director derives any improper personal benefits.

Signature Bank

The Signature Bank articles eliminate a director’s personal liability for monetary damages to the shareholders of Signature Bank and from personal liability for monetary damages to Signature Bank for monetary damages for breach of the duty of care or other duty as a director. Additionally, the Signature Bank articles eliminate all liability of directors to each of the shareholders of Signature Bank and to Signature Bank as completely and fully permitted by Section 7-1-493(e) of the FICG. The elimination of personal liability of directors shall not apply to: (i) any appropriation, in violation of the director’s duties, of any business opportunity of Signature Bank; (ii) acts or omissions not in good faith or which could involve intentional misconduct or knowing violation of the law; (iii) any transactions from which the director derived an improper material tangible personal benefit, or (iv) any violation of Section 7-1-494 of the FICG.

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Amendment to Articles of Incorporation

First Community

The SCBCA provides that a South Carolina corporation’s articles of incorporation generally may be amended only upon approval by (i) two-thirds of the votes entitled to be cast on the amendment, regardless of the class or voting group to which the shares belong and (ii) two-thirds of the votes entitled to be cast on the amendment within each voting group entitled to vote as a separate voting group on the amendment. First Community articles also provide that the affirmative vote of the holders of not less than sixty-six and two thirds percent of the votes entitled to be cast by the holders of all outstanding shares of voting stock shall be required to amend the optional provisions which First Community elected to include in the articles of incorporation or to adopt any provision inconsistent with the articles of incorporation.

Signature Bank

The Signature Bank articles may be amended in accordance with the FICG, which generally requires the approval of the Signature Bank board of directors and the affirmative vote of the Signature Bank shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon.

Amendment to Bylaws

First Community

First Community articles provide that the board of directors shall have the concurrent power with the shareholders to adopt, amend, or repeal the bylaws of First Community. The board of directors may amend the bylaws upon the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. The shareholders may amend the bylaws only upon the affirmative vote of the holders of not less than sixty-six and two-thirds percent of the votes entitled to be cast by the holders of all outstanding shares of the voting stock.

Signature Bank

The Signature Bank bylaws may be altered or amended and new bylaws may be adopted by the shareholders or by the board of directors; provided, however, that the shareholders of Signature Bank may prescribe that any bylaw or bylaws adopted by them shall not be altered, amended, or repealed by the Signature Bank board of directors.

Shareholder Vote on Fundamental Issues

First Community

First Community articles provide that the affirmative vote of the holders of at least sixty-six and two-thirds percent of the outstanding shares of common stock entitled to vote are required to approve any merger, consolidation, or sale of First Community or any substantial part of the First Community’s assets.

Signature Bank

Section 7-1-531 of the FICG, a merger, share exchange, or consolidation generally must be approved by the affirmative vote of a majority of directors and by the shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast thereon. Signature Bank’s articles of incorporation or bylaws do not contain any provision regarding approval of fundamental business transactions by the holders of Signature Bank common stock.

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Control Share Acquisition Provisions

First Community

Section 35-2-101 et seq. of the SCBCA contains a control share acquisition statute that, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval of the control share acquisition by the corporation’s shareholders must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision. First Community has specifically opted out of coverage of the control share acquisition provisions of South Carolina law, and therefore, the SCBCA control share acquisition statute does not apply to acquisitions of shares of First Community common stock.

Signature Bank

Neither the GBCC nor the FICG contain any provisions regarding control share acquisitions, and neither Signature Bank’s articles of incorporation or bylaws contain any requirements with respect to control share acquisitions.

Business Combination Statute

First Community

South Carolina law (Article 2 of Chapter 2 of Title 35 of the South Carolina Code of Laws, 1976 (as amended)) prohibits specified “business combinations” with “interested shareholders” unless certain conditions are satisfied. The act defines an “interested shareholder” as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation’s outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation’s outstanding shares and is an affiliate or associate of the corporation.

Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

•	merger of the corporation;

•	sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;

•	transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and

•	dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

Covered business combinations are prohibited unless:

•	the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;

•	a majority of shares not beneficially owned by the interested shareholder approved the combination; and

•	certain transactional requirements are met.

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Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

First Community is subject to the business combination provisions of South Carolina law.

Signature Bank

Article 11 of the GBCC prohibits specified “business combinations” between “interested shareholders” and “resident domestic corporations” unless certain conditions are met. Signature Bank is a “resident domestic corporation” as defined in Article 11 of the GBCC. An “interested shareholder” is defined as any person, other than the corporation or its subsidiaries, that is the beneficial owner of 10% or more of the voting power of the outstanding shares of a corporation or is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the corporation.

Covered business combinations with interested shareholders include, among other transactions:

•	Merger or consolidation of the resident domestic corporation;

•	Any sale, lease, transfer, or other disposition, other than in the ordinary course of business, of any asset of the resident domestic corporation having an aggregate book value of 10% or more of the net assets of the resident domestic corporation as of the end of the most recently ended fiscal quarter;

•	The issuance or transfer by the resident domestic corporation of any equity securities which have a market value of 5% or more of the total market value of the outstanding common and preferred shares of the resident domestic corporation; and

•	The adoption of any plan for liquidation or dissolution of the resident domestic corporation.

Covered business combinations are prohibited for five years after an interested shareholder becomes interested unless:

•	the board of directors of the corporation approved the business combination or the transaction which resulted in the shareholder becoming an interested shareholder before the interested shareholder became interested;

•	in the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting stock of the resident domestic corporation then-outstanding; or

•	subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder becoming the beneficial owner of at least 90% of the outstanding voting stock of the resident domestic corporation.

Although Signature Bank is a Georgia state-chartered bank, Signature Bank meets the definition of a “resident domestic corporation” for purposes of Article 11 of the GBCC and is therefore subject to the business combination provisions of the GBCC.

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Dividends

First Community

First Community’s ability to pay dividends is generally dependent on the ability of First Community Bank to pay dividends to it. As a South Carolina–chartered bank, First Community Bank is subject to limitations under South Carolina banking law and regulations on the amount of dividends it may pay. Unless otherwise directed by the SCBFI, First Community Bank may, without prior SCBFI approval, pay cash dividends in an amount up to 100% of its net income in any calendar year, provided such dividends do not exceed its retained earnings and would not impair its capital. Even if these limits are satisfied, the SCBFI may prohibit a dividend if it determines that payment would be unsafe or unsound. In addition, dividends are subject to the requirements of applicable federal banking laws and the regulations and supervisory policies of the bank’s federal regulators, which may further restrict dividend payments.

Signature Bank

The FICG permits the declaration and payment of dividends on the outstanding shares of a bank’s capital stock, except where the bank is insolvent or where the payment of dividends would render the bank insolvent. Additionally, the FICG requires that dividends be paid out of the retained earnings of a bank and in accordance with the regulations of the GDBF.

The GDBF permits a state-chartered bank to pay dividends without any requirement to notify or request the approval of the GDBF if: (a) the total adversely classified assets at the most recent examination of Signature Bank does not exceed 80% of tier 1 capital plus the allowances for credit losses as reflected and such examination; (b) the aggregate amount of dividends declared or anticipated to be declared in a calendar year does not exceed (i) 50% of the net income attributable to a bank that is a Subchapter C-corporation for the previous calendar year, or (ii) 75% of the net income attributable to a bank that is a Subchapter S-corporation for the previous calendar year; and (c) the ratio of tier 1 capital to average total assets is not less than 6%.

Dissenters’ Rights

First Community

The dissenters’ rights of First Community shareholders are governed in accordance with the SCBCA. Under South Carolina law, a dissenting or objecting shareholder has the right to demand and receive payment of the fair value of the shareholder’s shares in the event of (1) the consummation of a plan of merger if shareholder approval is required and the shareholder is entitled to vote on the plan, or if the corporation to be merged is a subsidiary that is merged with its parent; (2) the consummation of a plan of share exchange if the shareholder is entitled to vote on the plan; (3) the consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business if the shareholder is entitled to vote on the sale or exchange; (4) an amendment to the corporation’s articles of incorporation in a way that materially and adversely affects the shareholder’s rights; (5) in certain circumstances, the conversion of a corporation into a limited liability company or a partnership; or (6) a transaction, to the extent the corporation’s articles of incorporation, bylaws or a resolution of the corporation’s board of directors provides for dissenters’ rights relating to such a transaction.

The SCBCA provides that a shareholder may not demand the fair value of the shareholder’s shares and is bound by the terms of the transaction if, among other things, the shares are listed on a national securities exchange on the record date for determining shareholders entitled to vote on the matter. Shares of First Community common stock are currently listed on Nasdaq, a national securities exchange.

Signature Bank

Section 7-1-537 of the FICG provides that a shareholder is entitled to the same rights and remedies of dissenting shareholder as determined under Chapter 2 of the GBCC.

Under the GBCC, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.

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A shareholder is not entitled to dissent in connection with a merger under the GBCC if:

•	the corporation is a parent corporation merging into its 90% owned subsidiary;
•	each shareholder of the corporation whose shares were outstanding immediately prior to the merger will receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each such shareholder; and
•	the number and kind of shares of the surviving corporation outstanding immediately following the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, will not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the merger.

Additionally, except in limited circumstances, dissenters’ rights are not available to holders of shares: (1) listed on a national securities exchange; or (2) held of record by more than 2,000 shareholders.

Exclusive Forum

First Community

First Community bylaws provide that, unless First Community consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of First Community, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of First Community to First Community or its shareholders, (iii) any action asserting a claim arising pursuant to the SCBCA, First Community’s articles of incorporation or bylaws, or (iv) any action governed by the internal affairs doctrine, shall be the United States District Court for the District of South Carolina, Columbia Division (or, if the federal district court does not have jurisdiction, the Circuit Court for Lexington County, South Carolina).

Signature Bank

Neither Signature Bank’s articles of incorporation nor bylaws provide for an exclusive forum.

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DISSENTERS’ RIGHTS

The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law. If you are a Signature Bank shareholder and desire to exercise your appraisal rights, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Under the terms of applicable Georgia law, holders of Signature Bank common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of their shares of Signature Bank common stock. Set forth below is a summary of the procedures that must be followed by the holders of Signature Bank common stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this joint proxy statement/prospectus as Appendix B. Any holder of record of Signature Bank common stock who objects to the Signature Bank merger proposal, and who fully complies with all provisions of Article 13 of the GBCC (but not otherwise) will be entitled to demand and receive payment for all of his or her shares of Signature Bank common stock if the merger is consummated.

A shareholder of Signature Bank who objects to the Signature Bank merger proposal and desires to receive payment of the “fair value” of his or her shares of Signature Bank common stock: (i) must deliver to Signature Bank, prior to the time the shareholder vote on the Signature Bank merger proposal is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the Signature Bank merger proposal.

A failure to vote against the Signature Bank merger proposal will not constitute a waiver of dissenters’ rights. A vote against the approval of the Signature Bank merger proposal alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

Any notice required to be given to Signature Bank must be sent to Signature Bank of Georgia, 6065 Roswell Road, Suite 600, Sandy Springs, Georgia 30328, Attn: Freddie Deutsch.

If the Signature Bank merger proposal is approved, Signature Bank will mail, no later than ten (10) days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished Signature Bank in writing or, if none, at the shareholder’s address as it appears on the records of Signature Bank. The dissenter’s notice will: (i) state whether the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which Signature Bank must receive the shareholder’s payment demand (which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the dissenters’ notice is delivered); (iv) and be accompanied by a copy of Article 13 of the GBCC.

Within ten (10) days after the effective date of the merger, or the date on which Signature Bank receives a payment demand, Signature Bank will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that Signature Bank estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (i) Signature Bank’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim statements, if any; (ii) a statement of Signature Bank’s estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.

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A dissenting shareholder choosing to accept Signature Bank’s offer of payment must do so by written notice to Signature Bank within 30 days after receipt of Signature Bank’s offer of payment. A dissenting shareholder not responding to Signature Bank’s offer of payment within the 30 day period will be deemed to have accepted the offer of payment. Signature Bank must make payment to each shareholder who responds to the offer of payment within 60 days after making the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Signature Bank stock.

If a dissenting shareholder does not accept, within 30 days after Signature Bank’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then Signature Bank, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in the superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares. If Signature Bank does not commence the proceedings within the 60 day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against Signature Bank, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against Signature Bank and in favor of any or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Signature Bank, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Signature Bank shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Signature Bank common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Failure by a Signature Bank shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold shares of Signature Bank common stock and are considering dissenting from the approval of the Signature Bank merger proposal and exercising your dissenters’ rights under the FICG and GBCC, you should consult your legal advisors.

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INFORMATION ABOUT SIGNATURE BANK

In this section, Signature Bank of Georgia is referred to as “Signature Bank”, “we”, “our” or the “Bank”.

General

Signature Bank is a Georgia state-chartered non-member bank with its main office in Sandy Springs, Georgia. Signature Bank was founded on November 7, 2005, and offers a wide array of financial products and services to customers in Sandy Springs and the greater Atlanta, Georgia metropolitan area. Signature Bank operates from its main office located at 6065 Roswell Road, Sandy Springs, Georgia 30328, and from its loan production office located at 1186 Satellite Boulevard, Suite 100, Suwanee, Georgia 30024.

As a Georgia state-chartered non-member bank, Signature Bank is subject to regulation, supervision, and examination by the FDIC and the GDBF. As of June 30, 2025, Signature Bank had total assets of $266.0 million, total loans of $205.9 million, total deposits of $206.0 million, and total equity capital of $35.3 million.

Products and Services

Signature Bank focuses on community involvement in the markets it serves and is committed to high touch personalized service, while providing clients with a suite of products and services that reflect the financial sophistication of products and services typically offered by a larger bank. Signature Bank offers all products and services traditionally offered by financial institutions, including checking accounts, savings accounts, certificates of deposit, money market deposit accounts, safe deposit facilities and personal loan programs, including home improvement loans and installment loans for the purchase of consumer goods. Additionally, Signature Bank offers a variety of commercial loans designed to meet the needs of small to medium-sized commercial clients. Signature Bank also provides debit cards, cashier’s checks, money orders, wire transfers, courier services, and ATM services. Deposit products are structed to be competitive with rate, fees, and features offered by other local institutions, and loan products are designed to meet the needs of the communities served by Signature Bank while providing an appropriate risk-adjusted return to Signature Bank.

Signature Bank is also a top performer in the state of Georgia in originating Small Business Administration (“SBA”) 7(a) loans. As a preferred SBA lender, Signature Bank is part of a select group of providers to whom the SBA has delegated final credit decision-making power. Accordingly, the businesses that take advantage of Signature Bank’s preferred lender status may enjoy a more streamlined SBA loan approval process. Signature Bank has historically focused on SBA loan origination, while simultaneously seeking out new lending opportunities to diversify its loan portfolio.

Market Area and Competition

The market in which Signature Bank operates is highly competitive. In addition to competing with other commercial banks within and outside its primary service area, Signature Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, insurance companies, small loan companies, financial companies, mortgage companies, credit card organizations, and other enterprises. Banks and other financial institutions with which Signature Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Signature Bank. Many of Signature Bank’s competitors have greater resources, have broader geographic markets, have higher lending limits than those maintained by Signature Bank, and many of Signature Bank’s non-bank competitors have fewer regulatory constraints and may have lower cost structures.

The following table lists Signature Bank’s deposit market share as of June 30, 2024, as the FDIC has not yet released the corresponding data for 2025, in (i) Fulton County, the county in which Signature Bank operates; and (ii) Sandy Springs, Georgia, the city in which Signature Bank operates.

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Market Area	Market Rank	No. of Institutions in Market	Deposits in Market (in 000’s)	Market Share
Fulton County, Georgia	28	48	178,451	0.11%
Sandy Springs, Georgia	8	30	178,451	3.87%

Employees

As of June 30, 2025, Signature Bank had approximately 38 full-time equivalent employees. No employees of Signature Bank are covered by a collective bargaining agreement. Signature Bank considers its relationship with its employees to be good.

Description of Property

The principal executive office of Signature Bank is located in Sandy Springs, Georgia at 6065 Roswell Road, Sandy Springs, Georgia 30328. Signature Bank leases its main office location. Signature Bank also operates a loan production office in Suwanee, Georgia, located at 1186 Satellite Boulevard, Suite 100, Suwanee, Georgia 30024. Signature Bank leases this property as well.

Litigation

From time to time, we are involved in routine litigation that arises in the normal conduct of our business. As of the date of this joint proxy statement/prospectus, Signature Bank is a defendant in a suit by Romarta, LLC regarding renovations of a hotel property in Lake Park, Georgia, which is collateral to a loan made by Signature Bank to Romarta. Romarta alleges that Signature Bank made unauthorized distributions from Romarta’s Small Business Association loan account to Romarta’s general contractor for the renovations. Romarta is seeking damages against its general contractor in the amount of $494,125.07 for unauthorized withdrawals from its loan account with Signature Bank and damages against Signature Bank in the amount of $494,125.07 plus interest for unauthorized disbursements to the general contractor. Romarta is also seeking punitive damages, consequential damages, and damages for the construction delay.

Romarta filed a complaint in the Superior Court of Brooks County on October 16, 2024. Signature Bank filed a motion for summary judgment and motion for judgment on the pleadings in February of 2025. Romarta filed a motion in opposition to Signature Bank’s motion for summary judgment and motion for judgment on the pleadings on March 28, 2025. Signature Bank is contesting Romarta’s allegations and intends to defend itself against the claims. Signature Bank does not expect this matter to have any material effect on the pending merger with First Community.

Signature Bank is not, involved in any other litigation that it believes, either singularly or in the aggregate, could be reasonably expected to have a material adverse effect on its business, financial condition, results of operations or future prospects.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF SIGNATURE BANK

The following table sets forth information known to Signature Bank with respect to beneficial ownership of Signature Bank’s common stock as of August 31, 2025 for each (i) Signature Bank director, (ii) Signature Bank executive officer, (iii) all of Signature Bank’s directors and executive officers as a group and (iv) any holder of 5% or greater of Signature Bank’s common stock. Unless otherwise indicated, the mailing address for each beneficial owner is care of Signature Bank, 6065 Roswell Road, Suite 600, Sandy Springs, Georgia 30328.

Name	Shares of Common Stock Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Directors:
Jonathan Been(4)	561,269	3,729	21.93%
Allen Brock	129,952	1,587	5.10%
Freddie Deutsch(5)	37,694	35,769	2.84%
Hope Willard Lundt(6)	289,061	2,301	11.31%
Mohammad Sedehi(7)	26,786	3,729	1.18%
Roger Shaffer(8)	28,441	2,301	1.19%

Executive Officers:
Rebecca Abraham	20,409	7,785	1.09%
Charles Hoag(9)	4,042	10,089	0.55%
Steve Reagin	5,443	13,420	0.73%
Stephanie Vickers	3,157	9,769	0.50%

Directors and Executive Officers as a Group (10 persons)	1,106,254	90,479	46.42%

Holders of 5% or greater of Signature Bank common stock:
Alliance Bernstein Financial Services Opportunities Master Fund LP(10)	232,427	0	9.02%

(1)	Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Represents rights pursuant to stock options to purchase shares of Signature Bank common stock which are exercisable within 60 days of August 31, 2025.
(3)	For each individual, this percentage is determined by assuming the named person exercises all rights with respect to Signature Bank common stock within 60 days of August 31, 2025 which he or she has the right to acquire within 60 days, but that no other person exercises any such rights with respect to Signature Bank common stock. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all rights with respect to Signature Bank common stock which he or she has the right to acquire within 60 days, but that no other persons exercise any such rights. The calculations are based on 2,575,731 shares of Signature Bank common stock outstanding on August 31, 2025.
(4)	Includes 47,428 shares held indirectly by the Katherine Been Trust, 47,428 shares held indirectly by the Jonathan Been, Jr. Trust and 238,851 shares held indirectly by the Shiver Higbee Legacy Trust.
(5)	Includes 8,204 shares held jointly with Mr. Deutsch’s spouse and 16 shares held indirectly by Mr. Deutsch’s children.
(6)	Includes 277,846 shares held indirectly by Spence Limited, LP, of which Ms. Lundt is the managing partner.
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(7)	Includes 11,905 shares held indirectly by the 2006 Sedehi Family Trust and 14,881 shares held indirectly by the Capital Design Pension Plan for the benefit of Mr. Sedehi.
(8)	Includes 2,286 shares held indirectly by Mr. Shaffer’s children.
(9)	Includes 58 shares held jointly with Mr. Hoag’s spouse.
(10)	Includes 79,366 shares held through Scalloplight + Co Cust FBP AB Financial Services Opportunities Master Fund LP.
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SIGNATURE BANK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of the financial condition of Signature Bank as of June 30, 2025, December 31, 2024, and December 31, 2023, and its results of operations for each of the six months ended June 30, 2025 and 2024 and the years in the two-year period ended December 31, 2024. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and Signature Bank’s financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus. As used in this section, unless the context otherwise requires, references to “Signature Bank,” “we,” “us” and “our” refer to Signature Bank.

Overview

Established in 2005, Signature Bank is a locally owned and operated community bank headquartered in Sandy Springs, Georgia, one of the most affluent communities in the country. Signature Bank offers a full range of business and consumer deposit products and loans in the metropolitan Atlanta area and is a preferred lender with the Small Business Administration. Signature Bank provides a broad range of financial services tailored to meet the needs of small to medium-sized businesses and professionals. As of June 30, 2025, Signature Bank had total assets of $266,001,000, total loans of $205,916,000, total deposits of $205,973,000, and total shareholders’ equity of $35,314,000.

Signature Bank generates most of its revenues from interest income on loans, customer service and loan fees, interest income from securities, and gain on sale of the guaranteed portion of SBA/USDA loans. It incurs interest expense on deposits and other borrowed funds and non-interest expense, such as salaries and employee benefits and occupancy expenses. Signature Bank analyzes its ability to maximize income generated from interest earning assets and expense of its liabilities through its net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.

Changes in the market interest rates and the interest rates Signature Bank earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Signature Bank’s loan portfolio are affected by, among other factors, economic and competitive conditions in Georgia, as well as developments affecting the local real estate, technology, financial services, insurance, and small business within its markets.

Financial Highlights

The financial highlights of and for the six months ended June 30, 2025, include:

•	Total assets of $266,001,000, an increase of $20,341,000, or 8.28%, from December 31, 2024.
•	Total loans of $205,916,000, an increase of $14,151,000, or 7.38%, from December 31, 2024.
•	Total deposits of $205,973,000, an increase of $642,000, or 0.31%, from December 31, 2024.
•	Net income of $1,167,000, a $957,000, or 455.71%, increase from the six months ended June 30, 2024.
•	Net interest income of $5,558,000, a $529,000, or 10.52%, increase from the six months ended June 30, 2024.
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•	Allowance for credit losses of $2,197,000, or 1.07% of total loans, and a ratio of non-performing loans to total loans of 0.24%.
•	Return on average assets of 0.93% (annualized).
•	Return on average equity of 6.69% (annualized).
•	Leverage ratio of 13.87% as compared to 13.67% at December 31, 2024.
•	Book value per share of $13.71, an increase of 5.62% from $12.98 at December 31, 2024.

Results of Operations for the Six Months Ended June 30, 2025 and 2024

Performance Summary

For the six months ended June 30, 2025, net income was $1,167,000 compared to net income of $210,000 for the six months ended June 30, 2024. Return on average assets increased to 0.93% on an annualized basis for the six months ended June 30, 2025, compared to 0.20% for the six months ended June 30, 2024. Return on average equity was 6.69% on an annualized basis for the six months ended June 30, 2025, as compared to 1.26% for the six months ended June 30, 2024.

Net Interest Income

Signature Bank’s operating results depend primarily on its net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income.

To evaluate net interest income, Signature Bank measures and monitors (1) yields on its loans and other interest-earning assets, (2) the costs of its deposits and other funding sources, (3) net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

For the six months ended June 30, 2025, net interest income totaled $5,558,000, and net interest margin and net interest spread were 4.60% and 3.51%, respectively. For the six months ended June 30, 2024, net interest income totaled $5,029,000 and net interest margin and net interest spread were 4.90% and 3.22%, respectively.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the six months ended June 30, 2025, and 2024, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below are net of deferred loan fees and discounts. The table excludes interest and dividend income on restricted equity securities of $26,000 and $9,000 for the six months ended June 30, 2025 and 2024, respectively.

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	For the Six Months Ended June 30,
	2025			2024
	Average Outstanding Balance	Interest Earned/Interest Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Interest Paid	Average Yield/Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Total loans	$195,266	$7,874	8.06%	$160,415	$6,548	8.16%
Investment securities	26,337	449	3.41%	29,551	509	3.44%
Interest-bearing deposits in other banks	14,403	297	4.12%	14,283	361	5.05%
Total interest-earning assets	236,006	8,620	7.30%	204,249	7,418	7.26%
Noninterest-earning assets	10,592			10,550
Total assets	$246,598			$214,799
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$148,630	2,754	3.71%	$116,302	2,334	4.01%
Borrowings	13,598	308	4.53%	2,269	65	5.73%
Total interest-bearing liabilities	162,228	3,062	3.77%	118,571	2,398	4.04%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	48,141			62,975
Other liabilities	998			1,280
Total liabilities	211,367			182,826
Shareholders’ equity	34,203			31,973
Total liabilities and shareholders’ equity	$246,598			$314,799
Net interest rate spread			3.53%			3.22%
Net interest income		$5,558			$5,020
Net interest margin			4.71%			4.92%

The following table presents the effect of net income for changes in the average outstanding volumes of interest-earning assets and interest-bearing liabilities and the rates earned and paid on these assets and liabilities from June 30, 2024, to June 30, 2025:

	Six Months Ended June 30, 2025 compared to June 30, 2024
		Due to change in
(Dollars in thousands)	Net Change	Rate	Volume
Interest income:
Loans	$1,326	(161)	1,487
Securities	(60)	(20)	(40)
Interest bearing bank deposits	(64)	(104)	40
Total interest income	1,202	(285)	1,487
Interest expense:
Interest-bearing deposits	420	(76)	496
Borrowings	244	(24)	268
Total interest expense	664	(100)	764
Net interest income	$538	(185)	723

Allowance for Credit Losses

Signature Bank’s provision for credit losses is a charge to income to bring its allowance for credit losses to a level deemed appropriate by management. This includes a provision for credit losses for unfunded commitments. The total provision for credit losses was $375,000 for the six months ended June 30, 2025, and $20,000 for the six months ended June 30, 2024.

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Non-interest Income

The primary sources of Signature Bank’s non-interest income are service charges on deposit accounts, other service charges and gain on sale of the guaranteed portion of SBA/USDA loans other services charges and fees. Service charges on accounts includes maintenance charges as well fees for non-sufficient funds/overdrafts. Other service charges and fees includes ATM and debit card income. The following table presents, for the periods indicated, the major categories of non-interest income:

	For the Six Months Ended June 30,		Increase
	2025	2024	(Decrease)
	(Dollar in thousands)
Other Income:
Service charges on accounts	$17	$32	$(15)
Other service charges and fees	61	52	9
Net gain on sales of loans	1,163	415	748
Net servicing fees	201	181	20
(Loss) gain on sales and write downs of other real estate owned, net	(277)	0	(277)
Other operating income	299	47	252
Total other income	$1,464	$727	$737

Non-interest income for the six months ended June 30, 2025, increased $737,000, or 101.38%, to $1,464,000, compared to $727,000 for the same period in 2024. The primary driver of the increase is gains realized on the sales of government guaranteed loans, which were $1,163,000 for the six months ended June 30, 2025, compared to $415,000 for the same period in 2024. Other operating income increased $252,000 to $299,000, compared to $47,000 for the same period in 2024; however, this was offset by an increase in losses on other real estate owned of $277,000 for the first six months of 2025 compared to the same period in 2024.

Non-interest Expense

Generally, non-interest expense is composed of all employee expenses and costs associated with operating Signature Bank’s facilities, obtaining and retaining customer relationships and providing bank services. The largest component of non-interest expense is salaries and employee benefits. Non-interest expense also includes operational expenses, such as occupancy expenses, depreciation and amortization, professional and regulatory fees, including FDIC assessments, legal expenses, data processing expenses, and marketing and promotion expenses.

The following table presents, for the periods indicated, the major categories of non-interest expense:

	For the Six Months Ended June 30,		Increase
	2025	2024	(Decrease)
	(Dollar in thousands)
Other Expenses:
Salaries and employee benefits	$3,495	$3,635	$(140)
Equipment and Occupancy expenses	249	263	(14)
Other operating expenses	1,736	1,628	108
Total other expenses	$5,480	$5,526	$(46)

Non-interest expenses for the six months ended June 30, 2025, decreased $46,000, or 0.83%, to $5,480,000 compared to $5,526,000 for the same period in 2024.

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Payments in respect of Signature Bank’s employees, which consist of salaries and wages and other employee benefits, are the largest component of non-interest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. These categories totaled $3,495,000 for the six months ended June 30, 2025, a decrease of $140,000, or 4.0%, compared to the same period in 2024. As of June 30, 2025, Signature Bank had 38 full-time equivalent employees, compared to 36 full-time equivalent employees as of June 30, 2024.

Equipment and occupancy expenses decreased by $14,000, or 5.32%, to $249,000 compared to $263,000 for the same period in 2024. The decrease is primarily the result of rent concessions received for the Sandy Springs headquarters location during the first half of 2025.

Other operating expenses increased by $108,000, or 6.63%, to $1,736,000 compared to $1,628,000 for the same period in 2024. The increase in 2025 is primarily attributable to the increase in data processing expense and professional fees for broker fees paid on government guaranteed loans.

Results of Operations for the Years Ended December 31, 2024, and 2023

Performance Summary

Net income was $1,349,000 and $2,402,000, respectively, for each of the years ended December 31, 2024, and 2023. Return on average assets was 0.55% for the year ended December 31, 2024, down from 1.08% for the year ended December 31, 2023. Return on average equity was 4.02% for the year ended December 31, 2024, as compared to 7.68% for the year ended December 31, 2023.

Net Interest Income

For the year ended December 31, 2024, net interest income totaled $10,326,000, and net interest margin and net interest spread were 4.67% and 3.21%, respectively. For the year ended December 31, 2023, net interest income totaled $10,950,000 and net interest margin and net interest spread were 5.43% and 4.03%, respectively.

The following table presents, for the years indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances would be reflected in average outstanding balances for the period. For the years ended December 31, 2024, and 2023, there were no nonaccrual loans. The average total loans reflected below are net of deferred loan fees and discounts.

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	For the Years Ended December 31,
	2024			2023
	Average Outstanding Balance	Interest Earned/Interest Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Interest Paid	Average Yield/Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Total loans	$172,043	$14,149	8.22%	$143,603	$11,295	7.87%
Investment securities	$28,921	$1,002	3.46%	$31,059	$1,050	3.38%
Interest-bearing deposits in other banks	$14,491	$713	4.92%	$21,159	$1,202	5.68%
Total interest-earning assets	$215,455	$15,864	7.36%	$195,821	$13,547	6.92%
Noninterest-earning assets	$10,903			$23,583
Total assets	$226,358			$208,501
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$129,129	$5,296	4.10%	$89,488	$2,582	2.88%
Borrowings	$4,440	$242	5.45%	$247	$15	6.07%
Total interest-bearing liabilities	$133,569	$5,538	4.15%	$89,735	$2,597	2.89%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	$58,401			$90,432
Other liabilities	$1,798			$985
Total liabilities	$193,768			$181,152
Shareholders’ equity	$32,590			$27,350
Total liabilities and shareholders’ equity	$226,358			$208,502
Net interest rate spread			3.21%			4.03%
Net interest income		$10,326			$10,950
Net interest margin			4.79%			5.59%

The following table presents the effect of net income for changes in the average outstanding volumes of interest-earning assets and interest-bearing liabilities and the rates earned and paid on these assets and liabilities from December 31, 2023 to December 31, 2024:

	Years Ended December 31, 2024 Compared to 2023
		Due to change in
(Dollars in thousands)	Net Change	Rate	Volume
Interest income:
Loans	$2,854	(167)	3,021
Securities	(48)	(29)	(19)
Interest bearing bank deposits	(489)	(289)	(200)
Total interest income	2,317	(485)	2,802
Interest expense:
Interest-bearing deposits	2,714	2,325	389
Borrowings	227	0	227
Total interest expense	2,941	2,325	616
Net interest income	$(624)	(2,810)	2,186

Allowance for Credit Losses

Signature Bank’s provision for credit losses is a charge to income to bring its allowance for credit losses to a level deemed appropriate by management. This includes a provision for credit losses for unfunded commitments. The total provision for credit losses was $293,000 and $506,000, for the years ended December 31, 2024, and 2023, respectively.

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Non-interest Income

The following table presents, for the periods indicated, the major categories of Signature Bank’s non-interest income:

	For the Years Ended December 31,		Increase
	2024	2023	(Decrease)
	(Dollars in thousands)
Other Income:
Service charges on deposit accounts	$55	$50	$5
Other service charges and fees	134	137	(3)
Net gain on sales of securities available for sale	0	15	(15)
Net gain on sales of loans	1,961	1,690	271
(Loss) gain on sales and write downs of other real estate owned, net	(92)	(413)	321
Other operating income	458	266	192
Total non-interest income	$2,516	$1,745	$771

Non-interest income for the year ended December 31, 2024, increased $771,000, or 44.18%, to $2,516,000 compared to non-interest income of $1,745,000 for the same period in 2023. The primary drivers of the increase were an increase in gains realized on the sales of government guaranteed loans of $271,000 and a reduction of losses on other real estate owed of $321,000.

Non-interest Expense

The following table presents, for the periods indicated, the major categories of non-interest expense:

	For the Years Ended December 31,		Increase
	2024	2023	(Decrease)
	(Dollar in thousands)
Other expenses:
Salaries and employee benefits	$7,154	$5,781	$1,373
Equipment and occupancy expenses	443	511	(68)
Other operating expenses	3,603	3,493	110
Total other expenses	$11,200	$9,785	$1,415

Non-interest expense for the year ended December 31, 2024, increased $1,415,000, or 14.46%, to $11,200,000, compared to non-interest expense of $9,785,000 for the same period in 2023.

Payments in respect of Signature Bank’s employees, which consist of salaries and wages and other employee benefits, are the largest component of non-interest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. These categories totaled $7,154,000 for the year ended December 31, 2024, an increase of $1,373,000, or 23.75%, compared to the same period in 2023. As of December 31, 2024, Signature Bank had 37 full-time equivalent employees, compared to 34 full-time equivalent employees as of December 31, 2023.

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Financial Condition

Total assets were $266,001,000 as of June 30, 2025, an increase of $20,341,000, or 8.28%, when compared to December 31, 2024. Total assets were $245,660,000 as of December 31, 2024, an increase of $19,764,000, or 8.75%, when compared to December 31, 2023. Total deposits increased by $12,401,000, or 6.43%, to $205,331,000 as of December 31, 2024, from $192,930,000 as of the same period 2023. The growth in deposits in our market area is a result of Signature Bank successfully capitalizing on its relationship-banking growth strategy.

Loan Portfolio

The primary source of Signature Bank’s income is interest on loans to individuals, professionals, small businesses, and commercial companies located in the Atlanta-Sandy Springs–Roswell MSA. Signature Bank’s loan portfolio consists primarily of commercial loans and real estate loans secured by commercial real estate properties within its primary market areas. The loan portfolio represents the highest yielding component of Signature Bank’s earning asset base.

As of June 30, 2025, total loans were $206,318,000, an increase of $14,075,000 compared to $192,243,000 as of December 31, 2024. Total loans as a percentage of deposits were 100.2% and 93.6% as of June 30, 2025 and December 31, 2024, respectively. Total loans as a percentage of assets were 77.6% and 78.3% as of June 30, 2025 and December 31, 2024, respectively.

As of December 31, 2024, total loans were $192,243,000, an increase of $25,632,000 compared to $165,611,000 as of December 31, 2023. Total loans as a percentage of deposits were 93.6% and 85.8% as of December 31, 2024 and December 31, 2023, respectively. Total loans as a percentage of total assets were 78.3% and 73.3% as of December 31, 2024 and December 31, 2023, respectively.

The table below summarizes the loan portfolio by type as of the dates indicated (Dollars in thousands):

	As of June 30, 2025%		As of December 31, 2024%		As of December 31, 2023%
Commercial real estate	$151,510	73.4%	$125,847	65.5%	$109,767	66.3%
Residential real estate	$8,051	3.9%	$7,534	3.9%	$5,665	3.4%
Construction and land development	$32,080	15.6%	$44,192	22.9%	$37,878	22.9%
Commercial	$14,628	7.1%	$14,656	7.7%	$12,265	7.4%
Consumer & other	$49	0.0%	$14	0.0%	$36	0.0%
Total Loans	$206,318	100.0%	$192,243	100.0%	$165,611	100.0%
Deferred fees	$402		$479		$318
Loans, net	$205,916		$191,464		$165,293

Commercial real estate loans increased $25,663,000, or 20.4%, to $151,510,000 as of June 30, 2025, compared to $125,847,000 as of December 31, 2024. These loans increased $16,080,000, or 14.6%, from $109,767,000 as of December 31, 2023, to $125,847,000 as of December 31, 2024.

Residential real estate loans increased $517,000, or 6.9%, to $8,051,000 as of June 30, 2025, compared to $7,534,000 as of December 31, 2024. These loans increased $1,869,000, or 33.0%, from $5,665,000 as of December 31, 2023, to $7,534,000 as of December 31, 2024.

Construction and land development loans decreased $12,112,000, or 27.4%, to $32,080,000 as of June 30, 2025, compared to $44,192,000 as of December 31, 2024. These loans increased $6,314,000, or 16.7%, from $37,878,000 as of December 31, 2023, to $44,192,000 as of December 31, 2024.

Commercial loans were $14,628,000 as of June 30, 2025, a slight decrease of $28,000, or 0.2%, compared to $14,656,000 as of December 31, 2024. These loans increased $2,391,000, or 19.5%, from $12,265,000 as of December 31, 2023, to $14,656,000 as of December 31, 2024.

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Consumer & other loans remained minimal across all periods.

Signature Bank’s loans are underwritten with a focus on the borrower’s ability to operate profitably and provide adequate collateral and guarantees where appropriate. Most commercial loans are secured by the assets being financed or other business assets and generally include personal guarantees.

The contractual maturity ranges of loans in Signature Bank’s loan portfolio and the amount of such loans with fixed and floating interest rates in each maturity range as of date indicated are summarized in the following tables:

As of June 30, 2025

Category	1 year or less	1 to 5 years	After 5 years	Total	Adjustable Rate	Fixed Rate	Total
Commercial Real Estate	$13,117	$73,143	$65,250	$151,510	$64,972	$86,538	$151,510
Residential Real Estate	$378	$4,587	$3,086	$8,051	$4,744	$3,307	$8,051
Construction and Land Dev.	$20,043	$4,252	$7,785	$32,080	$23,052	$9,028	$32,080
Commercial	$8,116	$2,494	$4,018	$14,628	$12,340	$2,288	$14,628
Consumer Other	$27	$14	$8	$49	$33	$16	$49
Total	$41,681	$84,490	$80,147	$206,318	$105,141	$101,177	$206,318

As of December 31, 2024

Category	1 year or less	1 to 5 years	After 5 years	Total	Adjustable Rate	Fixed Rate	Total
Commercial Real Estate	$17,997	$58,588	$49,262	$125,847	$54,093	$71,754	$125,847
Residential Real Estate	$707	$4,290	$2,537	$7,534	$4,352	$3,182	$7,534
Construction and Land Dev.	$14,394	$14,476	$15,322	$44,192	$23,205	$20,987	$44,192
Commercial	$5,550	$4,270	$4,836	$14,656	$11,771	$2,885	$14,656
Consumer Other	$4	$9	$1	$14	$5	$9	$14
Total	$38,652	$81,633	$71,958	$192,243	$93,426	$98,817	$192,243

Nonperforming Assets

Loans are considered past due if the required principal and interest payments have not been received by the date they were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations, regardless of whether such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is then recognized only to the extent that cash payments received exceed the principal amount due. Loans are returned to accrual status when all the principal and interest amounts contractually due are current, and future payments are reasonably assured.

Signature Bank has procedures in place to help maintain the overall quality of its loan portfolio. It has established underwriting guidelines for its bankers to follow and also monitors delinquency levels for any negative or adverse trends. However, there is no guarantee that Signature Bank’s loan portfolio will not face increasing pressure from deteriorating borrower credit due to overall economic conditions. Signature Bank believes that its conservative lending approach and focused management of nonperforming assets have resulted in sound asset quality and prompt resolution of problem assets.

As of June 30, 2025, Signature Bank had $2,590,000 in nonperforming assets, as compared to $2,375,000 and $2,744,000 at December 31, 2024 and 2023, respectively. Nonperforming loans totaled $492,000 as of June 30, 2025, and were zero as of December 31, 2024 and 2023.

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The following table presents information regarding nonperforming assets and loans at the dates indicated (Dollars in thousands):

	As of June 30, 2025	As of December 31, 2024	As of December 31, 2023
Nonaccrual loans	$492	$0	$0
Accruing loans 90 or more days past due	—	—	—
Total nonperforming loans	$492	$0	$0
Other real estate owned	$2,098	$2,375	$2,744
Total nonperforming assets	$2,590	$2,375	$2,744
Ratio of nonperforming loans to total loans	0.24%	0.00%	0.00%
Ratio of nonperforming assets to total assets	0.97%	0.97%	1.21%

Potential Problem Loans

From a credit risk standpoint, Signature Bank classifies loans in one of four categories: pass, special mention, substandard or doubtful. Loans classified as loss are charged off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. Signature Bank reviews the ratings on credits monthly, and ratings are adjusted to reflect the degree of risk and loss that is believed to be inherent in each credit as of each monthly reporting period. Signature Bank’s methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk of loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk of loss).

Credits rated special mention show signs of financial weaknesses or deterioration in creditworthiness; however, such concerns are not so pronounced that Signature Bank generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits with a lower rating.

Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic, or political nature, or important weaknesses which exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to reduce exposure and to assure that the borrower takes adequate remedial measures. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.

The following tables summarize the internal ratings of Signature Bank’s loans as of the dates indicated (Dollars in thousands).

As of June 30, 2025	Pass	Special Mention	Substandard	Doubtful	Total
Commercial Real Estate	$151,239	$—	$271	$—	$151,510
Residential Real Estate	$8,039	$12	$—	$—	$8,051
Construction & Land Dev.	$32,080	$—	$—	$—	$32,080
Commercial	$14,236	$185	$207	$—	$14,628
Consumer & Other	$49	$—	$—	$—	$49
Total	$205,643	$197	$478	$—	$206,318

As of December 31, 2024	Pass	Special Mention	Substandard	Doubtful	Total
Commercial Real Estate	$125,399	$448	$—	$—	$125,847
Residential Real Estate	$7,534	$—	$—	$—	$7,534
Construction & Land Dev.	$44,192	$—	$—	$—	$44,192
Commercial	$14,370	$154	$132	$—	$14,656
Consumer & Other	$14	$—	$—	$—	$14
Total	$191,509	$602	$132	$—	$192,243

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Allowance for Credit Losses

Signature Bank maintains an allowance for credit losses, which represents management’s best estimate of the current expected credit losses and risks within the loan portfolio. In determining the allowance for credit losses, Signature Bank measures expected credit losses of loans on a collective (pool) basis, when the loans share similar risk characteristics. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable. For additional discussion of its methodology, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations For Signature Bank—Critical Accounting Policies—Loans and Allowance for Credit Losses.”

In connection with the review of its loan portfolio, Signature Bank considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some risk elements considered include, but are not limited to: for commercial and industrial loans, the operating results and financial strength of the borrower and the value of collateral; for commercial mortgage and multifamily residential loans, the debt service coverage ratio, property operating results, age and condition of collateral; for 1-4 family residential mortgage loans, the borrower’s repayment ability, debt to income ratio, and collateral quality; and for construction, land development, and other land loans, the feasibility of the project, experience and ability of the developer, and loan to value ratio.

As of June 30, 2025, the allowance for credit losses totaled $2,197,000, or 1.07% of total loans. As of December 31, 2024, the allowance for credit losses totaled $2,205,000, or 1.15% of total loans, compared to $2,088,000, or 1.26% of total loans, as of December 31, 2023.

Analysis of Allowance for Credit Losses and Related Data

	June 30, 2025	June 30, 2024	Dec. 31, 2024	Dec. 31, 2023
Average loans outstanding	$195,251	$160,415	$171,980	$143,539
Gross loans outstanding at period end	$206,318	$174,986	$192,243	$165,611
Allowance for credit losses at beginning of period	$2,205	$2,088	$2,088	$1,688
Provision for credit losses	$375	—	$166	$581
Total charge-offs	$(403)	$(33)	$(87)	$(269)
Total recoveries	$20	$32	$38	$88
Net recoveries (charge-offs)	$(383)	$(1)	$(49)	$(181)
Allowance for credit losses at end of period	$2,197	$2,087	$2,205	$2,088
Ratio of allowance to end of period loans	1.07%	1.20%	1.15%	1.26%

Although Signature Bank believes that it has established its allowance for credit losses in accordance with GAAP and that the allowance for credit losses was adequate to provide for known and future estimated losses in the portfolio at all times shown, future provisions will be subject to ongoing evaluations of the risks in the loan portfolio. If Signature Bank experiences economic declines or if asset quality deteriorates, material additional provisions could be required.

Allocation of Allowance for Credit Losses Among Loan Categories

The following tables show the allocation of the allowance for credit losses among real estate, commercial, and consumer loans as of the dates indicated. The allocation of the allowance for credit losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions. The total allowance is available to absorb losses from any loan category.

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Category	June 30, 2025	% of Total	June 30, 2024	% of Total
Real Estate	$1,927	87.71%	$1,718	82.32%
Commercial	$247	11.24%	$177	8.48%
Consumer	$—	0.00%	$1	0.05%
Unallocated	$23	1.05%	$191	9.15%
Total	$2,197	100.00%	$2,087	100.00%

Category	December 31, 2024	% of Total	December 31, 2023	% of Total
Real Estate	$1,883	85.40%	$1,879	90.00%
Commercial	$228	10.30%	$208	10.00%
Consumer	$—	0.00%	$1	0.00%
Unallocated	$94	0.00%	$0	0.00%
Total	$2,205	4.30%	$2,088	100.00%

Securities

Signature Bank uses its securities portfolio to provide a source of liquidity, an appropriate return on funds invested, to manage interest rate risk, meet collateral requirements, and meet regulatory capital requirements. The portfolio consists solely of securities classified as available for sale. The carrying values of Signature Bank’s available for sale investment securities are adjusted for unrealized gain or loss, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income in shareholders’ equity. As of June 30, 2025, the carrying amount of investment securities totaled $26,291,000, a decrease of $70,000, or 0.27%, compared to $26,361,000 as of December 31, 2024. Securities represented 9.88% of total assets as of June 30, 2025. As of December 31, 2024, the carrying amount of investment securities totaled $26,361,000, a decrease of $3,223,000, or 10.89%, compared to $29,584,000 as of December 31, 2023. Securities represented 10.73% and 13.10% of total assets as of December 31, 2024, and 2023, respectively.

The contractual maturity of mortgage-backed securities, collateralized mortgage obligations and asset backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities and asset-backed securities are typically issued with stated principal amounts and are backed by pools of mortgage loans and other loans with varying maturities. The term of the underlying mortgages and loans may vary significantly due to the ability of a borrower to pre-pay. Monthly pay downs on mortgage-backed securities tend to cause the average life of the securities to be much different than the stated contractual maturity. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and, consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of Signature Bank’s investment portfolio was 6.53 years with an estimated effective duration of 4.77 years as of June 30, 2025, and 6.74 years with an estimated effective duration of 4.83 years as of December 31, 2024.

For the dates indicated, the following tables show the carrying value of and weighted average yield of securities as of expected maturity dates. Expected maturities of mortgage-backed securities are based on the average life at the prepayment speed and all other security types are based on the prefund date, call date or maturity date.

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As of June 30, 2025
(Dollars in Thousands)	1 year or less	1-5 years	5-10 years	After 10 years	Total Value
U.S. Government sponsored enterprises (GSE)	$42	$7,096	$5,065	$388	$12,591
State, county and municipal securities (SCM)	—	674	2,249	3,495	$6,418
Corporate Debt	—	—	—	—	—
Mortgage-backed securities	43	4,803	2,436	—	$7,282
Asset-backed securities	—	—	—	—	—
	$85	$12,573	$9,750	$3,883	$26,291

Weighted-average yield

U.S. Government sponsored enterprises (GSE)	4.51%	2.03%	1.98%	2.44%	2.10%
State, county and municipal securities (SCM)	—	2.52	2.39	3.04	2.83
Corporate Debt	—	—	—	—	—
Mortgage-backed securities	2.16	3.74	1.83	—	3.20
Asset-backed securities	—	—	—	—	—
	3.23%	2.65%	2.08%	3.00%	2.59%

December 31, 2024
(Dollars in Thousands)	1 year or less	1-5 years	5-10 years	After 10 years	Total Value
U.S. Government sponsored enterprises (GSE)	$—	$6,401	$5,785	$375	$12,561
State, county and municipal securities (SCM)	—	656	2,169	3,411	6,236
Corporate Debt	—	—	—	—	—
Mortgage-backed securities	70	5,054	2,440	—	7,564
Asset-backed securities	—	—	—	—	—
	$70	$12,111	$10,394	$3,786	$26,361

Weighted-average yield

U.S. Government sponsored enterprises (GSE)	—%	2.20%	1.97%	2.44%	2.11%
State, county and municipal securities (SCM)	—	2.52	2.39	3.04	2.83
Corporate Debt	—	—	—	—	—
Mortgage-backed securities	2.05	3.14	3.66	—	3.20
Asset-backed securities	—	—	—	—	—
	2.05%	2.62%	2.06%	3.00%	2.59%

Deposits

Signature Bank offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. It relies primarily on competitive pricing policies, relationship banking strategies and personalized service to attract and retain these deposits.

Total deposits as of June 30, 2025, were $205,973,000, an increase of $642,000, or .31%, compared to December 31, 2024. Total deposits as of December 31, 2024, were $205,331,000, an increase of $12,401,000 compared to $192,930,000 as of December 31, 2023.

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Noninterest-bearing deposits as of June 30, 2025, were $49,248,000, a decrease of $7,310,000, or 12.92%, compared to December 31, 2024. Noninterest-bearing deposits as of December 31, 2024, were $56,558,000 compared to $85,968,000 as of December 31, 2023, a decrease of $29,410,000, or 34.21%.

Average deposits for the six months ending June 30, 2025, were $196,771,000, an increase of $17,494,000 or 9.76%, over the average for the six months ended June 30, 2024, of $179,277,000. The average rate paid on total interest-bearing deposits decreased over this period from 4.01% for the six months ending June 30, 2024, to 3.71% for the six months ended June 30, 2025.

Average deposits for the year ending December 31, 2024, were $187,530,000, an increase of $7,610,000, or 4.23%, over the average for the year ended December 31, 2023. The average rate paid on total interest-bearing deposits increased over this period from 2.88% for the year ended December 31, 2023, to 4.10% for the year ended December 31, 2024.

The ratio of average noninterest-bearing deposits to average total deposits for the six months ended June 30, 2025, and 2024 was 24.46% and 35.13%, respectively. The ratio of average noninterest-bearing deposits to average total deposits for the years ended December 31, 2024, and 2023 was 31.14% and 50.26%, respectively.

The following tables set forth the number of certificates of deposit that are greater than $250,000 by time remaining until maturity:

	As of June 30, 2025	As of December 31, 2024
	(Dollars in thousands)
1 year or less	$2,298	$9,167
More than 1 year but less than 3 years	$1,092	$505
3 years or more	$0	$0
Total	$3,390	$9,672

Borrowings

Signature Bank utilizes short and long-term borrowings to supplement deposits to fund its lending and investment activities. Each of these relationships is discussed below

As of June 30, 2025, Signature Bank had unused lines of credit totaling approximately $86,500,000. These lines represent credit for overnight borrowings from correspondent institutions of $20,000,000 and availability from the Federal Home Loan Bank of Atlanta (“FHLB”) of $66,500,000 based upon eligibility of collateral.

The FHLB allows Signature Bank to borrow on a blanket floating lien status collateralized by certain securities and loans. Borrowings outstanding as of June 30, 2025, and December 31, 2024, were $23,000,000 and $5,000,000, respectively. The weighted average interest rates at the end of such periods were 4.33% and 4.60%, respectively.

There were no balances outstanding under overnight borrowings from correspondent banks as of June 30, 2025. For the six months ended June 30, 2025, the maximum amount outstanding for the overnight borrowing lines was $17,500,000 while the year-to-date average balance was $996,000. The weighted average rate paid under the lines of credit for overnight borrowings from correspondent institutions was 5.12%.

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Liquidity and Capital Resources

Liquidity

Liquidity involves the ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For all periods presented herein, Signature Bank’s liquidity needs were primarily met by core deposits, loan maturities, prepayments and loan sales, and amortizing investment and loan portfolios. Access to internet deposits, purchased funds from correspondent banks and advances from the FHLB are available and have been utilized as needed to fund lending opportunities.

Signature Bank’s primary source of funds is deposits, and its primary use of funds is loans, and Signature Bank does not expect a change in the primary source or use of its funds in the foreseeable future. Signature Bank’s average loans increased 21.73% for the six months ended June 30, 2025, compared to the same period in 2024. Signature Bank’s average loans increased 19.80% for the year ended December 31, 2024, compared to the same period in 2023.

Signature Bank predominantly invests excess deposits in interest-bearing deposits at other banks or other short-term liquid investments until needed to fund loan growth. Its securities portfolio had a weighted average life of 6.53 years and an effective duration of 4.77 years as of June 30, 2025, and a weighted average life of 6.8 years and an effective duration of 5.1 years as of June 30, 2024. Signature Bank’s securities portfolio had a weighted average life of 6.74 years and an effective duration of 4.83 years as of December 31, 2024, and a weighted average life of 7.03 years and an effective duration of 5.16 years as of December 31, 2023.

Signature Bank had no exposure to future cash requirements associated with known uncertainties or capital expenditures of a material nature for any of the periods presented herein. As of June 30, 2025, Signature Bank had cash and cash equivalents of $23,414,000, compared to $17,730,000 as of December 31, 2024, and $21,372,000 as of December 31, 2023.

Capital Resources

Total shareholders’ equity increased to $35,314,000 as of June 30, 2025, compared to $33,424,000 as of December 31, 2024, an increase of $1,890,000, or 5.65%. Total shareholders’ equity increased to $33,424,000 as of December 31, 2024, compared to $31,957,000 as of December 31, 2023, an increase of $1,467,000, or 4.59%. The increase in equity for the first half of 2025 is due to reduction in unrealized loss on securities available-for-sale as included in accumulated other comprehensive income of $614,000, an increase in surplus related to stock option expense of $109,000 and net income of $1,167,000. The increase in equity for the year ended December 31, 2024, is due to a change in unrealized loss on securities available-for-sale as included in accumulated other comprehensive income of $(159,000), an increase in surplus related to stock option expense of $262,000, an increase in common stock of $15,000 because of fractional shares for the reverse stock split, and net income of $1,349,000.

During 2023, Signature Bank conducted a capital raise with a maximum number of shares to be issued of 7,777,777 at a stock price of $0.90 per share. The capital raise was fully subscribed, and all new shares were issued as of June 30, 2023. Proceeds received from the capital raise totaled $6,999,999. Stock offering expenses of $53,011 were recorded as an offset to capital surplus.

Subsequent to the completion of the capital raise, the board of directors and shareholders of Signature Bank approved a 1-for-14 reverse stock split, whereby one new share would be exchanged for every fourteen shares held. The reverse stock split was completed as of August 31, 2023. As a result of the reverse stock split, the total number of shares outstanding was reduced from 35,947,227 to 2,575,731, which includes 7,823 fractional shares that were converted to whole shares.

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Concurrent with the reverse stock split, the board of directors and shareholders of Signature Bank approved a change in the stock’s par value from $1.00 per share to $2.00 per share.

Capital management consists of providing equity to support current and future operations. Banking regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions are required to maintain minimum capital relative to the amount and types of assets they hold. Signature Bank measures and monitors its compliance with regulatory capital requirements. For all periods presented herein, Signature Bank was in compliance with all applicable regulatory capital requirements, and Signature Bank was classified as “well capitalized,” for purposes of the applicable prompt corrective action regulations. As Signature Bank employs its capital and continues to grow its operations, its regulatory capital levels may decrease depending on its level of earnings. However, Signature Bank expects to monitor and control its growth to remain in compliance with all applicable regulatory capital requirements.

The following tables present the actual regulatory capital ratios for Signature Bank as of the dates Indicated.

	As of June 30, 2025	As of December 31, 2024
Tier 1 Leverage Ratio	13.87%	13.67%
Tier 1 Risk Based Capital	15.95%	15.87%
Total Risk Based Capital Ratio	17.14%	17.10%

Off-Balance Sheet Items

Signature Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

Signature Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Signature Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. A summary of Signature Bank’s commitments as June 30, 2025 and December 31, 2024 is as follows:

	As of June 30, 2025	As of December 31, 2024
	(Dollars in thousands)
Commitments to extend credit	$42,823	$54,625
Commercial letters of credit	—	—
Standby letters of credit	165	165

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by Signature Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by Signature Bank to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to clients. Collateral held varies as specified above and is required in instances which Signature Bank deems necessary.

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As of June 30, 2025 and December 31, 2024, the allowance for credit losses on commitments to extend credit totaled $347,000 and is included within other liabilities on the balance sheet.

Interest Rate Sensitivity and Market Risk

As a financial institution, Signature Bank’s primary component of market risk is interest rate volatility. Signature Bank’s asset liability and funds management policy provides management with the guidelines for effective funds management, and it has established a measurement system for monitoring its net interest rate sensitivity position. Signature Bank manages its sensitivity position within its established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of its assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected in a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

Signature Bank manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Signature Bank does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of its operations, Signature Bank is not subject to foreign exchange or commodity price risk. It does not own any trading assets.

Signature Bank’s exposure to interest rate risk is managed by the asset-liability committee of Signature Bank, in accordance with policies approved by the board of directors of Signature Bank. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.

Signature Bank uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of non-maturity deposit accounts are based on standard regulatory decay assumptions and are also incorporated into the model. Model assumptions are revised and updated as more accurate information becomes available. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of various management strategies.

Signature Bank’s internal policy regarding interest rate risk simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated net income at risk for the subsequent one-year period should not decline or increase by more than 7% for a 100-basis point shift, 13% for a 200-basis point shift, 17% for a 300-basis point shift, and 20% for a 400-basis point shift.

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Internal policy regarding the impact of the change in interest rates on fair value of equity of its interest-earning assets and interest-bearing liabilities simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated change in fair value of equity at risk should not decline or increase by more than 12% for a 100 basis point shift, 19% for a 200 basis point shift, 25% for a 300 basis point shift, and 30% for a 400 basis point shift.

The following tables summarize the simulated change in net interest income and fair value of equity over a 12-month horizon as of the dates indicated:

	As of June 30, 2025		As of December 31, 2024
Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity

+400	4.4%	8.0%	4.1%	7.8%

+300	3.2%	6.7%	3.0%	6.3%

+200	2.1%	5.0%	1.8%	4.5%

+100	1.3%	3.2%	1.1%	2.8%

-100	(2.5)%	(5.6)%	(2.5)%	(4.8)%

-200	(5.2)%	(12.6)%	(5.3)%	(11.0)%

-300	(7.7)%	(21.3)%	(8.1)%	(18.6)%

-400	(9.4)%	(32.6)%	(9.2)%	(28.3)%

The results are primarily due to the balance sheet mix and behavior of demand, money market and savings deposits during such rate fluctuations. It has been Signature Bank’s experience that interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a gap analysis. The assumptions incorporated into the model are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of various management strategies.

Critical Accounting Policies

Signature Bank’s consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Signature Bank bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under current circumstances. These assumptions form the basis for their judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. Signature Bank evaluates estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

Signature Bank has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations. Signature Bank believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate.

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Investment Securities

All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the trade date.

Signature Bank has made a policy election to exclude accrued interest from the amortized cost basis of debt securities and report accrued interest in other assets in the consolidated balance sheets. Accrued interest receivable on debt securities totaled $155,184 and $186,743 as of December 31, 2024 and 2023, respectively. A debt security is placed on nonaccrual status at the time any principal or interest payments become more than 90 days delinquent or if full collection of interest or principal becomes uncertain. Accrued interest for a security placed on nonaccrual is reversed against interest income. There was no accrued interest related to debt securities reversed against interest income for the years ended December 31, 2024 and 2023.

Signature Bank evaluates available-for-sale securities in an unrealized loss position to determine if credit-related losses exist. Signature Bank first evaluates whether it intends to sell or more likely than not will be required to sell a security before recovering its amortized cost basis. If this condition exists, the entire amount of unrealized loss is recognized in earnings with a corresponding adjustment to the security’s amortized cost basis. If this condition does not exist, Signature Bank evaluates whether the decline in fair value is attributable to credit or resulted from other factors. If credit-related losses exist, Signature Bank recognizes an allowance for credit losses (“ACL”), limited to the amount by which the amortized cost basis exceeds the fair value. Any loss not recognized through an ACL is recognized in other comprehensive income (loss), net of tax, as a noncredit-related loss.

Loans and Allowance for Credit Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less deferred fees and costs on originated loans and the allowance for credit losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield over the life of the loan using the straight-line method.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, or at the time the loan is 90 days past due, unless the loan is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal and interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrual of interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash basis or cost-recovery method until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Under the current expected credit loss model, the allowance for credit losses on loans is a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans.

Signature Bank estimates the ACL on loans based on the underlying loans’ amortized cost basis, which is the amount at which the financing receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of cash, and charge-offs. If collection of principal becomes uncertain, Signature Bank has policies in place to reverse accrued interest in a timely manner. Therefore, Signature Bank has made a policy election to exclude accrued interest from the measurement of ACL. Accrued interest receivable on loans totaled $810,768 and $802,739 at December 31, 2024, and 2023, respectively.

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Expected credit losses are reflected in the allowance for credit losses through a charge to provision for credit losses. Signature Bank measures expected credit losses of loans on a collective (pool) basis, when the loans share similar risk characteristics. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by Signature Bank.

Signature Bank’s methodologies for estimating the ACL consider available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts. The methodologies apply historical loss information, adjusted for asset-specific characteristics, economic conditions at the measurement date, and forecasts about future economic conditions over a period that has been determined to be reasonable and supportable, to the identified pools of loans with similar risk characteristics for which the historical loss experience was observed.

Discounted Cash Flow (DCF) Methodology

DCF models, while not widely adopted to account for allowance for loan and lease loss under ASC 450-20 (superseded), have been accepted as a best practice for adherence to other analogous accounting standard objectives. For example, fair value measurement (ASC 820) and purchased credit impaired (ASC 310-30) both inherently require an understanding and estimate of lifetime credit loss. Forward-focused cash flow models are commonly deployed to accommodate both fair value and purchased credit impaired requirements. Management has elected to use this approach after analysis and consideration. Below are a few of the key decision points that contributed to the election:

•	DCF models, being periodic in nature, allow for effective incorporation of a reasonable and supportable forecast in a directionally consistent and objective manner.

•	The analysis aligns well with other calculations and actions outside the ACL estimation, which will mitigate model risk in other areas and allow for symmetrical application. For example, fair value (exit price notion), profitability analysis, interest rate risk calculations, asset-liability management, stress testing, and other risk management tools utilize DCF modeling.

•	Peer data is available for certain inputs, such as loss rate, if first-party data is not available or meaningful. This is made possible by the periodic nature of the model.

To reduce the complexity of the model, management has elected to perform cash flow modeling without the present value component. In other words, the reserve determined by the cash flow analysis is simply the sum of expected losses, rather than a comparison of the loan’s basis to the present value of cash flows. No discounting is performed in the reserve calculation. Additionally, expected losses are calculated via a gross loss rate and recovery rate assumption in lieu of separate probability of default and loss given default inputs.

Individually Evaluated Assets

Loans that do not share risk characteristics are evaluated on an individual basis. For collateral dependent loans where Signature Bank has determined that foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and Signature Bank expects repayment of the loan to be provided substantially through the operation or sale of the collateral, the ACL is measured based on the difference between the fair value of the collateral and the amortized cost basis of the loan as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the loan exceeds the present value of expected cash flows from the operation of the collateral. Signature Bank may, in the alternative, measure the expected credit loss as the amount by which the amortized cost basis of the loan exceeds the estimated fair value of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized costs basis of the loan exceeds the fair value of the underlying collateral less estimated cost to sell. The ACL may be zero if the fair value of the collateral at the measurement date exceeds the amortized cost basis of the loan.

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Charge-Offs and Recoveries

Credit losses are charged against the allowance when management believes the collection of a loan’s principal is unlikely. Subsequent recoveries are credited to the allowance. If the loan is collateral dependent, the loss is more easily identified and is charged off when it is identified, usually based upon receipt of an appraisal. However, when a loan has guarantor support, and the guarantor demonstrates willingness and capacity to support the debt, Signature Bank may carry the estimated loss as a reserve against the loan while collection efforts with the guarantor are pursued. If, after collection efforts with the guarantor are complete, the deficiency is still considered uncollectible, the loss is charged off and any further collections are treated as recoveries.

Credit Risk Management

Risk management and the executive management team are involved in the credit risk management process and assess the accuracy of risk ratings, the quality of the portfolio, and the estimation of inherent credit losses in the loan portfolio. This process also assists in the prompt identification of problem credits. Signature Bank has implemented many processes and procedures to manage the portfolios and reduce risk.

Signature Bank’s credit risk management process includes defined policies, accountability, and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by loan policies that provide for a consistent and prudent approach to underwriting and approvals of credits. Within the loan policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.

Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lies in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting and, on an ongoing basis, monitoring the credit of the portfolios, including a complete review of all relationships over $500,000 on an annual basis. Any problem credits (Grade 6-9) are reviewed on an ongoing basis regardless of size or loan purpose and are reported at least quarterly to the Board. To ensure problem credits are identified on a timely basis, independent loan reviews are performed annually to assess the larger adversely rated credits for proper risk rating, accrual status and, if necessary, to ensure such individual credits are properly graded by management. All loans are graded on a nine-point scale and reviewed periodically for compliance with the defined criteria for each grade level.

Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports by past due status, grade, and accrual status are reviewed by the executive management, loan committee and the board of directors.

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LEGAL MATTERS

The validity of the shares of First Community common stock to be issued in connection with the merger will be passed upon for First Community by Nelson Mullins Riley & Scarborough, LLP, Greenville, South Carolina.

EXPERTS

The consolidated financial statements of First Community Corporation and its subsidiary as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the report of Elliott Davis, LLC, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Signature Bank as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, are included in this joint proxy statement/prospectus and have been audited by Mauldin & Jenkins, LLC, an independent public accounting firm, as stated in their report appearing herein, and are included in reliance upon the authority of said firm as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC allows companies and their intermediaries, such as brokers, to deliver a single proxy statement or annual report to shareholders at the same address unless otherwise requested—a process known as “householding.” This approach helps reduce costs and may be more convenient for shareholders.

If you are a First Community shareholder and would like to receive a separate copy of this joint proxy statement/prospectus, please contact First Community Investor Relations—either via your nominee (broker or bank) or in writing to Investor Relations, First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina 29072.

If you are a Signature Bank shareholder and are receiving multiple copies or wish to receive separate copies directly, please contact Signature Bank of Georgia’s Corporate Secretary at 6065 Roswell Road, Suite 600, Sandy Springs, Georgia 30328 or inform your nominee accordingly.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the board of First Community nor the board of Signature Bank knows of any matters other than those described herein that will be presented for consideration at their respective shareholder meetings. If other matters properly do arise before or at the meetings, the proxies will still be authorized to vote in their discretion on such matters.

FIRST COMMUNITY ANNUAL MEETING SHAREHOLDER PROPOSALS

Any shareholder of First Community desiring to include a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 in First Community’s proxy statement for action at the 2026 annual meeting of shareholders must deliver the proposal to the executive offices of First Community no later than December 12, 2025, unless the date of the 2026 annual meeting of shareholders is more than 30 days before or after May 21, 2026, in which case the proposal must be received a reasonable time before First Community begins to print and send its proxy materials. Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in First Community’s 2026 proxy statement.

Under First Community’s bylaws, shareholder proposals not intended for inclusion in the 2026 proxy statement pursuant to Rule 14a-8 but intended to be raised at the 2026 annual meeting of shareholders, including nominations for election of director(s) other than the board’s nominees, must be received no later than 90 days in advance of the 2026 annual meeting of shareholders and must comply with the procedural, informational, and other requirements outlined in First Community’s bylaws.

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SIGNATURE BANK ANNUAL MEETING SHAREHOLDER PROPOSALS

Signature Bank is not a publicly traded company and is not required to file proxy materials with the SEC. Signature Bank does not expect to hold an annual meeting of shareholders prior to completion of the merger. If the merger is not completed, and an annual meeting is held, any proposals or director nominations by Signature Bank shareholders would be required to comply with the procedures set forth in Signature Bank’s bylaws.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this joint proxy statement/prospectus the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained in this joint proxy statement/prospectus or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

We incorporate by reference into this joint proxy statement/prospectus the documents listed below and any documents filed with the SEC after the date of this joint proxy statement/prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except, in each case, to the extent that information or documents are deemed to be “furnished” rather than “filed” with the SEC in accordance with its rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2025;
•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 9, 2025 and for the quarter ended June 30, 2025, filed with the SEC on August 8, 2025;
•	our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 3, 2025, January 22, 2025, April 7, 2025, April 23, 2025, May 9, 2025, May 22, 2025, July 8, 2025, July 14, 2025, July 23, 2025, and July 28, 2025;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2025; and
•	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on April 26, 1996, and any subsequently filed amendments and reports updating that description, such as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference into this joint proxy statement/prospectus (excluding certain exhibits to the documents). Requests should be directed to:

First Community Corporation

Attn: Shareholder Information

5455 Sunset Blvd.

Lexington, SC 29072

Telephone: (803) 951-2265 (between 9:00 a.m. and 5:00 p.m. Eastern time)

These documents are also available on the SEC’s website at www.sec.gov. We maintain a website at www.firstcommunitysc.com where the incorporated documents listed above can be accessed through the About section, under the Investors link. Neither our website nor the information on our website is included or incorporated in, or is a part of, this joint proxy statement/prospectus.

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Appendix A

AGREEMENT AND PLAN OF MERGER

By And Among

FIRST COMMUNITY CORPORATION, FIRST COMMUNITY BANK

and

SIGNATURE BANK OF GEORGIA

Dated as of

July 13, 2025

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A-ii

LIST OF EXHIBITS

Exhibit	Description

A	Form of Employment Agreement with CEO of Signature Bank	A-72

B	Form of Employment Agreement with CLO of Signature Bank	A-91

C	Form of Employment Agreement with Head of SBA Lending of Signature Bank	A-109

D	Form of Non-Competition Agreement with Directors of Signature Bank	A-127

E	Form of Shareholder Support Agreement	A-133
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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 13, 2025, is by and among First Community Corporation, a South Carolina corporation (“Parent”), First Community Bank, a South Carolina state-chartered bank, and Signature Bank of Georgia, a Georgia state-chartered bank (“Signature Bank”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, First Community Bank and Signature Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; (iii) adopted this Agreement and, (A) in the case of Signature Bank, in accordance with the provisions of this Agreement, will recommend approval of this Agreement to its shareholders, and (B) in the case of First Community Bank, in accordance with the provisions of this Agreement, will adopt this Agreement by the written consent of the Parent, as the sole shareholder of First Community Bank, in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of incorporation, bylaws, or as otherwise provided by Law.

WHEREAS, in accordance with the terms of this Agreement, Signature Bank will merge with and into First Community Bank, with First Community Bank being the surviving entity (the “Merger”);

WHEREAS, as a material inducement and as additional consideration to Parent and First Community Bank to enter into this Agreement, (i) certain Signature Bank executives shall enter into an employment agreement with Parent and First Community Bank, which shall become effective only upon the effective time of the Merger; and (ii) each of the directors, executive officers, and any 10% or greater shareholder of Signature Bank has entered into a voting and support agreement with Parent dated as of the date hereof (each a “Support Agreement”), pursuant to which each such person has agreed, among other things, to vote all shares of Signature Bank Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger and the transactions contemplated hereby are subject to the approvals of the common shareholders of each of First Community Bank and Signature Bank, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, the Parties desires to make certain representations, warranties, covenants and agreements in connection with the transactions described in this Agreement and also to prescribe various conditions thereto; and

WHEREAS, First Community Bank and Signature Bank intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Code; (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Parent, First Community Bank and Signature Bank will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

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NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1      Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Signature Bank shall be merged with and into First Community Bank pursuant to and with the effect provided in Section 34-25-230 of the South Carolina Banking and Branching Efficiency Act Section 33-11-106 of the SCBCA, and First Community Bank shall be the Surviving Bank resulting from the Merger and shall continue to be governed by the Laws of the State of South Carolina. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Parent, First Community Bank, and Signature Bank.

1.2      Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the business day immediately preceding the date that the Effective Time is intended to occur, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3      Effective Time.

The Merger shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Secretaries of State of the State of South Carolina and Georgia and at the date and time specified therein (the “Effective Time”). Subject to the terms and conditions hereof, and notwithstanding the satisfaction or waiver of any conditions prior to such date, the Parties shall cause the Effective Time to occur on a date selected by Parent, which shall be on or after January 8, 2026, unless Parent elects to consummate the Merger prior to such date, and in any event, as soon as reasonably practicable following the satisfaction or waiver (subject to applicable Law) of all conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof).

1.4      Restructure of Transactions.

Parent shall have the right to revise the structure of the Merger contemplated by this Agreement, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Signature Bank Common Stock or Signature Bank Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, (iii) requires submission to or approval of Signature Bank’s shareholders after this Agreement and transactions contemplated thereby, including the Merger, has been approved by the Requisite Signature Bank Shareholder Vote, or (iv) would cause the transaction not to qualify as a “reorganization” pursuant to Section 368(a) of the Code. Parent may request such revision by giving written notice to Signature Bank in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other Exhibits hereto as are reasonably necessary or appropriate to effect such change. Signature Bank will take any reasonable actions necessary to implement such change.

A-2

Article 2
TERMS OF MERGER

2.1      Articles of Incorporation.

The articles of incorporation of First Community Bank in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank until otherwise duly amended or repealed.

2.2      Bylaws.

The bylaws of First Community Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until otherwise duly amended or repealed.

2.3      Directors and Officers.

The directors of First Community Bank in office immediately prior to the Effective Time, together with the individuals to be appointed pursuant to Section 7.11 herein, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Surviving Bank’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of First Community Bank in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Surviving Bank’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Article 3
MANNER OF CONVERTING SHARES

3.1      Effect on Signature Bank Common Stock.

(a)           At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of Signature Bank Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) the Excluded Shares and (ii) shares of Signature Bank Common Stock that are owned by holders of Signature Bank Common Stock properly exercising their dissenters’ rights pursuant to Article 13 of the GBCC (the “Dissenter Shares”)) shall be converted into the right to receive 0.6410 duly authorized, validly issued, fully paid, and nonassessable shares of Parent Common Stock (the “Merger Consideration”). The “Exchange Ratio” shall be 0.6410 shares of Parent Common Stock per one share of Signature Bank Common Stock.

(b)           At the Effective Time, all shares of Signature Bank Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and, with the exception of shares of Signature Bank Common Stock described in Section 3.1(d), each certificate previously representing any such shares of Signature Bank Common Stock shall thereafter represent only the right to receive the Merger Consideration; provided, that any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.7.

(c)           If, prior to the Effective Time, the outstanding shares of Signature Bank Common Stock or the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration. For the avoidance of doubt, no such adjustment shall be made as a result of Parent’s Dividend Reinvestment Plan.

A-3

(d)           Each share of Signature Bank Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Signature Bank Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration, and shall cease to exist (the “Excluded Shares”).

3.2      Exchange Procedures.

(a)           Promptly after the Effective Time, Parent shall deposit with Computershare Limited or such other exchange agent selected by Parent (the “Exchange Agent”) for exchange in accordance with this Section 3.2, (i) a number of shares of Parent Common Stock equal to the Aggregate Merger Consideration to be issued to holders of Signature Bank Common Stock and (ii) cash in an aggregate amount sufficient for payment of cash in lieu of fractional shares of Parent Common Stock to which holders of Signature Bank Common Stock may be entitled pursuant to Section 3.6 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.6), Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Aggregate Merger Consideration and cash in lieu of any fractional shares of Parent Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.2, the Exchange Fund will not be used for any other purpose.

(b)           Unless different timing is agreed to by Parent and Signature Bank prior to the Effective Time, as soon as reasonably practicable after the Effective Time, but in any event no more than three business days after the Effective Time, Parent shall cause the Exchange Agent to mail to the former holders of Signature Bank Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent) and instructions for surrendering Certificates or Book-Entry Shares to the Exchange Agent. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1. Parent or the Exchange Agent will maintain a book entry list of Parent Common Stock to which each former holder of Signature Bank Common Stock is entitled. No certificates evidencing Parent Common Stock into which Signature Bank Common Stock has been converted will be issued.

(c)           Unless different timing is agreed to by Parent and Signature Bank prior to the Effective Time, after the Effective Time, each holder of shares of Signature Bank Common Stock (other than Excluded Shares and Dissenter Shares) issued and outstanding at the Effective Time shall surrender such holder’s Certificate(s) or Book-Entry Shares to the Exchange Agent and shall promptly upon surrender thereof (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such Certificates are lost, stolen, or destroyed) receive in exchange therefor the consideration provided in Sections 3.1, 3.2 and 3.6 (including any unpaid dividends or distributions with respect to Parent Common Stock pursuant to subsection (f) below), without interest, pursuant to this Section 3.2. The Certificate(s) or Book-Entry Shares so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Parent shall not be obligated to deliver the consideration to which any former holder of Signature Bank Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate(s) or Book-Entry Shares for exchange (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such Certificates are lost, stolen, or destroyed) as provided in this Section 3.2. Any other provision of this Agreement notwithstanding, neither any Parent Entity, nor any Signature Bank Entity, nor the Exchange Agent shall be liable to any holder of Signature Bank Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

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In the event of a transfer of ownership of shares of Signature Bank Common Stock represented by one or more Certificates that are not registered in the stock transfer records of Signature Bank, the Merger Consideration payable for such shares as provided in Section 3.1 and any cash in lieu of fractional shares payable as provided in Section 3.6 may be issued to a transferee if the Certificate(s) representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated, or destroyed and the posting by such Person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Merger Consideration as provided for in Section 3.1 and any cash in lieu of fractional shares payable as provided in Section 3.6.

(d)           Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Signature Bank Common Stock and Signature Bank Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Parent, the Surviving Bank, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Signature Bank Common Stock, as applicable in respect of which such deduction and withholding was made by Parent, the Surviving Bank, or the Exchange Agent, as the case may be.

(e)           Any portion of the Aggregate Merger Consideration and cash delivered to the Exchange Agent by Parent pursuant to Section 3.2(a) that remains unclaimed by the holder of shares of Signature Bank Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any holder of shares of Signature Bank Common Stock who has not theretofore complied with Section 3.2(c) shall thereafter look only to Parent for the consideration and any unpaid dividends or distributions deliverable in respect of each share of Signature Bank Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates or Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Signature Bank Common Stock for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of Signature Bank to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any Book-Entry Shares or any Signature Bank Common Stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration or cash in lieu of fractional shares represented by such Certificates or Book-Entry Shares and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

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(f)            No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares, if any, of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such Certificates are lost, stolen, or destroyed) in accordance with this Section 3.2. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Section 3.2, the holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate or Book-Entry and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock represented by such certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such certificate.

(g)           Approval of this Agreement by the shareholders of Signature Bank shall constitute ratification of the appointment of the Exchange Agent.

3.3      Effect on Parent Common Stock and First Community Bank Common Stock.

At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger. At and after the Effective Time, each share of First Community Bank common stock, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of First Community Bank common stock and shall not be affected by the Merger.

3.4      Signature Bank Options.

(a)           At the Effective Time, all Rights with respect to Signature Bank Common Stock pursuant to stock options granted by Signature Bank (the “Signature Bank Options”) which are outstanding immediately prior to the Effective Time, whether or not exercisable, shall be converted at the Effective Time into an obligation of Parent to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any Rights in respect of the Signature Bank Option, a cash payment equal to the product obtained by multiplying (1) the number of shares of Signature Bank Common Stock underlying such Person’s Signature Bank Options by (2) the excess, if any, of the Fair Market Value Per Share (as defined below) minus the exercise price per share under such Signature Bank Option (provided, that if the Fair Market Value Per Share does not exceed the exercise price per share of a particular Signature Bank Option, then by $0.01), subject to any income or employment tax withholding required under the Code or any provision of applicable Law. The “Fair Market Value Per Share” means the value of one share of Signature Bank Common Stock as represented by the stock consideration payable in the Merger, calculated as the product of multiplying (i) the Final Parent Stock Price and (ii) the Exchange Ratio. Parent and Signature Bank shall work cooperatively to facilitate the payment of all amounts to which holders of Signature Bank Options become entitled pursuant to this Section 3.4.

(b)           Signature Bank’s Board and its compensation committee shall not make any grants of Signature Bank Options following the execution of this Agreement.

(c)           Signature Bank’s Board or its compensation committee shall make any adjustments or amendments to or make such determinations with respect to the Signature Bank Options necessary to effect the foregoing provisions of this Section 3.4.

3.5      Rights of Former Signature Bank Shareholders.

At the Effective Time, the stock transfer books of Signature Bank shall be closed as to holders of Signature Bank Common Stock and no transfer of Signature Bank Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each Certificate or Book-Entry Shares (other than those representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in Article 3.

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3.6      Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Signature Bank Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Final Parent Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares of Parent Common Stock.

3.7      Dissenting Shareholders.

Notwithstanding anything in this Agreement to the contrary, any shares of Signature Bank Common Stock which are held by a holder who has properly exercised dissenters’ rights under Article 13 of the GBCC (such shares, “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration but instead shall be entitled to payment of the fair value of such shares in accordance with the provisions of such Article 13; provided, however, that if such holder fails to perfect or withdraws or otherwise loses such holder’s right to dissent, such Dissenting Shares shall thereupon be treated as if they had been converted into the right to receive Merger Consideration pursuant to this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF SIGNATURE BANK

Signature Bank represents and warrants to Parent and First Community Bank, except as set forth on the Signature Bank Disclosure Memorandum with respect to each such Section below, that the statements contained in the following Article 4 are correct as of the date of this Agreement and will be correct as of the Closing Date, subject to the standard set forth in Section 8.2(a) (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date:

4.1      Organization, Standing, and Power.

(a)             Signature Bank is a Georgia state-chartered commercial bank, duly organized, validly existing and in good standing under the laws of the State of Georgia. Signature Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Except as described on Section 4.1 of the Signature Bank Disclosure Memorandum, Signature Bank does not exercise trust powers or acts as an investment advisor, broker-dealer, or insurance agency. Signature Bank is duly qualified or licensed to transact business and in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Signature Bank Material Adverse Effect. The minute book and other organizational documents for Signature Bank have been made available to Parent for its review and, except as disclosed in Section 4.1 of the Signature Bank Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and shareholders thereof. Signature Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Signature Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund. There are no restrictions on the ability of Signature Bank to pay dividends or distributions except for restrictions on dividends or distributions generally applicable to all similarly regulated entities. True, complete and correct copies of the articles of incorporation of Signature Bank, as amended, and the bylaws of Signature Bank, as amended, each as in effect as of the date of this Agreement, have been delivered or made available to Parent. Signature Bank’s articles of incorporation and bylaws, each as amended, comply with applicable Law.

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(b)             Signature Insurance Services LLC (“Signature Insurance”) is a Georgia limited liability company and is a direct, wholly-owned Subsidiary of Signature Bank. Signature Bank owns, directly and beneficially, 100% of the outstanding membership interests of Signature Insurance, free and clear of any Liens. There are no outstanding subscriptions, options, warrants, calls, convertible securities, or other Rights obligating Signature Insurance or Signature Bank to issue, sell, or otherwise dispose of, or to purchase, redeem, or otherwise acquire, any equity interests of Signature Insurance. There are no existing Contracts or Rights which obligate Signature Insurance or Signature Bank to grant, issue, or enter into any such subscriptions, options, warrants, or other Rights relating to the equity of Signature Insurance. Signature Insurance is duly organized, validly existing, and in good standing under the Laws of the State of Georgia. It is authorized to conduct its business under Georgia Law and is duly licensed or qualified to do business and, where applicable, in good standing in all jurisdictions where such licensing or qualification is required. Section 4.1(b) of the Signature Disclosure Memorandum sets forth all licenses or registrations required by any Governmental Authority to be obtained or filed by Signature Insurance to conduct its business as presently conducted. Signature Insurance has all requisite limited liability company power and authority to own, lease, and operate its assets and to conduct its business as presently conducted. True, complete, and correct copies of the operating agreement of Signature Insurance, as amended and in effect as of the date of this Agreement, have been delivered or made available to Parent. The operating agreement of Signature Insurance complies in all material respects with applicable Law.

4.2      Authority of Signature Bank; No Breach by Agreement.

(a)           Signature Bank has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.2(j) and by Signature Bank’s shareholders in accordance with this Agreement and the FICG, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Signature Bank, subject to the approval of this Agreement by a majority vote of the outstanding shares of Signature Bank Common Stock, which is the only Signature Bank shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite Signature Bank Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.2(j) and by such Requisite Signature Bank Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Signature Bank, enforceable against Signature Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Enforceability Exceptions”)).

(b)           Neither the execution and delivery of this Agreement by Signature Bank, nor the consummation by Signature Bank of the transactions contemplated hereby, nor compliance by Signature Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Signature Bank’s articles of incorporation or bylaws or the operating agreement or any organizational document of Signature Insurance, or any resolution adopted by the Board of Directors or the shareholders of Signature Bank, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Signature Bank or Signature Insurance under, any Contract or Permit of Signature Bank or Signature Insurance, or (iii) subject to receipt of the requisite Consents referred to in Section 8.2(j), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Signature Bank or any Subsidiary of Signature Bank or any of their respective material Assets (including Signature Bank becoming subject to or liable for the payment of any Tax on any of the Assets owned by Signature Bank being reassessed or revalued by any Regulatory Authority).

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(c)           No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Signature Bank and its Subsidiaries of the Merger and the other transactions contemplated by this Agreement, except for (a) the filing of applications, notices, or waiver requests with, and approval of such applications, notices, or waiver requests from, the Federal Reserve, the FDIC, the SBA, the Office of Commissioner of Insurance and Safety Fire of Georgia, the Georgia Department of Banking and Finance, and the South Carolina Commissioner of Banking, (b) the filing by Parent with the SEC of a registration statement on Form S-4 (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”) in which a joint proxy statement relating to the Signature Bank Shareholders’ Meeting and the Parent Shareholders’ Meeting (each, a “Shareholders’ Meeting”) to be held in connection with this Agreement and the transactions contemplated by this Agreement (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (c) the filing of the Articles of Merger with the Secretaries of State of the States of South Carolina and Georgia, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market as to Parent, or Financial Industry Regulatory Authority, Inc., as to Signature Bank, (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and (f) filings, consents, permits, exemptions, qualifications or registrations under state securities or “blue sky” Laws.

(d)           To Signature Bank’s Knowledge, no officer, director, or employee of Signature Bank or any Subsidiary of Signature Bank is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits them from engaging in activities competitive with any Person, including Signature Bank.

4.3      Capital Stock.

(a)           The authorized capital stock of Signature Bank consists of 10,000,000 shares of Signature Bank Common Stock, of which 2,575,731 shares are issued and outstanding and no shares of preferred stock are authorized, issued or outstanding as of the date of this Agreement. Signature Bank Options to purchase 128,533 shares of Signature Bank Common Stock were outstanding as of the date of this Agreement. Section 4.3(a) of the Signature Disclosure Memorandum lists all issued and outstanding Signature Bank Options, which schedule includes, with respect to each Signature Bank Option, the (i) name of the recipient or grantee, (ii) date of grant, (iii) expiration date, (iv) exercise price, (v) vesting schedules, (vi) number and type of shares of Signature Bank Common Stock, or any other security of Signature Bank, subject to such award, (vii) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (viii) name of the Signature Bank Benefit Plan under which such award was granted, if applicable. All of the issued and outstanding shares of Signature Bank Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Signature Bank Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Signature Bank.

(b)           Except for the 128,533 shares of Signature Bank Common Stock reserved for issuance pursuant to outstanding Signature Bank Options and 110,354 shares of Signature Bank Common reserved and available for award under the Signature Bank of Georgia 2023 Equity Incentive Plan, each as disclosed in Section 4.3 of the Signature Bank Disclosure Memorandum, there are no shares of capital stock or other equity securities of Signature Bank reserved for issuance and no outstanding Rights relating to the capital stock of Signature Bank.

(c)           Except as specifically set forth in this Section 4.3, there are no shares of Signature Bank capital stock or other equity securities of Signature Bank outstanding and there are no outstanding Rights with respect to any Signature Bank securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Signature Bank.

(d)           Signature Bank is not a party to any shareholders agreement, investor rights agreement, or any other agreement relating to the capital stock of Signature Bank.

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(e)           As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Signature Bank may vote are issued and outstanding.

4.4      Signature Bank Subsidiaries.

Except for Signature Insurance, Signature Bank has no Subsidiaries and does not own, directly or indirectly, any capital stock or other equity interests in any Person.

4.5      Securities Offerings; Financial Statements.

(a)           Each offering or sale of securities by Signature Bank (i) was made pursuant to a valid exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker-dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

(b)           Signature Bank has previously delivered or made available to Parent copies of Signature Bank’s (i) audited financial statements (including the related notes and schedules thereto) for the years ended December 31, 2024, 2023 and 2022, accompanied by the unqualified audit reports of Mauldin & Jenkins, LLC, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim financial statements (including the related notes and schedules thereto, if any) for the three months ended March 31, 2025 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Signature Bank Financial Statements”). The Signature Bank Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Signature Bank and its consolidated Subsidiary as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to (i) the absence of statements of changes in shareholders’ equity, statements of comprehensive income (loss), and statements of cash flow, (ii) normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Signature Bank Adverse Effect), and (iii) the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than Signature Bank’s Subsidiary are required by GAAP to be included in the consolidated financial statements of Signature Bank. The audits of Signature Bank have been conducted in accordance with Generally Accepted Auditing Standards.

(c)           The financial statements contained in the Call Reports for the periods ended on or after December 31, 2022 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Signature Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments.

(d)           Signature Bank’s independent public accountants, which have expressed their opinion with respect to the Signature Bank Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and (y) “independent” with respect to Signature Bank within the meaning of Regulation S-X. Signature Bank’s independent public accountants have audited Signature Bank’s year-end financial statements that are included in the Signature Bank Financial Statements. Section 4.5(d) of the Signature Bank Disclosure Memorandum lists all non-audit services performed by Signature Bank’s independent public accountants.

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4.6      Absence of Undisclosed Liabilities.

Signature Bank has no Liabilities required under GAAP to be set forth on a balance sheet or in the notes thereto, except Liabilities which are (a) accrued or reserved against in the balance sheet of Signature Bank as of December 31, 2024, included in the Signature Bank Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (b) incurred in the ordinary course of business consistent with past practices that are not reasonably likely to have, individually or in the aggregate, a Signature Bank Material Adverse Effect, or (c) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the Signature Bank Disclosure Memorandum lists, and Signature Bank has attached and delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c)(2) of Regulation S-K of the Exchange Act) effected by Signature Bank other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the Signature Bank Disclosure Memorandum or as reflected on Signature Bank’s balance sheet at December 31, 2024, Signature Bank is not directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000. Except (x) as reflected in Signature Bank’s balance sheet at December 31, 2024 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since December 31, 2024 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, Signature Bank has no material Liabilities or obligations of any nature.

4.7      Absence of Certain Changes or Events.

Except as disclosed in the Signature Bank Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Signature Bank Disclosure Memorandum, since December 31, 2024, (a) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Signature Bank Material Adverse Effect, (b) other than any loans approved or extended in the ordinary course of business, Signature Bank has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Signature Bank provided in this Agreement, and (c) Signature Bank has conducted its business in the ordinary course of business consistent with past practice.

4.8      Tax Matters.

(a)           Signature Bank and its Subsidiaries have timely filed (taking into account any valid extensions) with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Signature Bank and its Subsidiaries are not the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Signature Bank and its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of Signature Bank and its Subsidiaries. No claim has ever been made by an authority in a jurisdiction where Signature Bank, or its Subsidiaries, does not file a Tax Return that Signature Bank or its Subsidiaries may be subject to Taxes by that jurisdiction.

(b)           Signature Bank and its Subsidiaries have not received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of Signature Bank, its Subsidiaries, or its assets. No officer or employee responsible for Tax matters of Signature Bank or its Subsidiaries expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of Signature Bank or its Subsidiaries which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. Neither Signature Bank nor its Subsidiaries have waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

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(c)           Signature Bank and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign Law. Signature Bank is not, and has not been, subject to any Liability under Sections 965, 951A (GILTI), or 59A (BEAT) of the Code.

(d)           The unpaid Taxes of Signature Bank, or its Subsidiaries, (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for Signature Bank or its Subsidiaries and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Signature Bank or its Subsidiaries in filing its Tax Returns.

(e)           Except as described in Section 4.8(e) of the Signature Bank Disclosure Memorandum, neither Signature Bank nor any of its Subsidiaries (or their respective Affiliates) is party to any Tax allocation, sharing or indemnification agreement or arrangement and has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)            During the five-year period ending on the date hereof, neither Signature Bank nor any of its Subsidiaries were a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)           Except as disclosed in Section 4.8(g) of the Signature Bank Disclosure Memorandum, Signature Bank and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any Contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G, 404 or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. Signature Bank and its Subsidiaries have not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Signature Bank or its Subsidiaries that will be required under applicable tax law to be reported by Parent, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of Signature Bank or its Subsidiaries disclosed in Section 4.8(g) of the Signature Bank Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h)           Signature Bank and its Subsidiaries are in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)            Neither Signature Bank nor its Subsidiaries are subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

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(j)            No property owned by Signature Bank or its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)           Signature Bank and its Subsidiaries have no “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)            Signature Bank and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)          Signature Bank and its Subsidiaries have not participated in any reportable transaction, including as a party to the transaction or as an advisor, as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)           Signature Bank has made available to Parent complete copies of (i) all federal, state, local and foreign income, franchise or other material Tax Returns relating to Signature Bank and its Subsidiaries’ taxable periods since inception and (ii) any audit report issued within the last four (4) years relating to any Taxes due from or with respect to Signature Bank or its Subsidiaries.

(o)           Signature Bank and its Subsidiaries have not (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to any Tax matter; (ii) granted a power of attorney currently in force with respect to any Tax matter; or (iii) engaged in any activities or maintained any permanent establishment outside the United States that would subject it to Tax in any non-U.S. jurisdiction.

(p)           Neither Signature Bank nor its Subsidiaries have any “built-in gain” assets or deferred intercompany transactions that could give rise to taxable income to Parent after the Closing Date under Sections 382(h), 384, or the Treasury Regulations promulgated under Section 1502 of the Code.

(q)           Signature Bank and its Subsidiaries have not claimed any benefits with respect to the employee retention credit pursuant to Section 2301 of the CARES Act or any corresponding or similar COVID-19 pandemic relief Laws.

For purposes of this Section 4.8, any reference to Signature Bank shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with the Signature Bank.

4.9      Allowance for Credit Losses; Derivative Transactions.

(a)           Signature Bank’s allowance for credit losses (the “Allowance”), as reflected in the balance sheets included in the most recent Signature Bank Financial Statements prior to the date of this Agreement, was, as of the respective dates thereof, in compliance in all material respects with Signature Bank’s existing methodology for determining the adequacy of its Allowance as well as the standards established by any applicable Governmental Authority, the Financial Accounting Standards Board, and GAAP. The Signature Bank Financial Statements fairly present, in all material respects, the value of all loans, leases, securities, tangible and intangible assets, and liabilities, including any impairments thereof, in accordance with GAAP.

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(b)           All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Signature Bank’s own account, or for the account of Signature Bank’s customers (all of which were disclosed in Section 4.9(b) of the Signature Bank Disclosure Memorandum), were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Signature Bank, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect. Neither Signature Bank, nor to the Signature Bank’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10    Assets.

(a)           To Signature Bank’s Knowledge, except as disclosed in Section 4.10(a) of the Signature Bank Disclosure Memorandum or as disclosed or reserved against in the Signature Bank Financial Statements delivered prior to the date of this Agreement, Signature Bank has good and marketable title, free and clear of all Liens, to all of its Assets. In addition, to Signature Bank’s Knowledge, all tangible properties used in the business of Signature Bank are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Signature Bank’s past practices.

(b)           Section 4.10(b) of the Signature Bank Disclosure Memorandum sets forth a true, correct and complete list of all real property owned by Signature Bank or any Subsidiary of Signature Bank other than “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by Signature Bank and which are not used for the operations of Signature Bank (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Real Property”). Signature Bank has, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all Owned Real Property, free and clear of all Liens, except Permitted Liens.

(c)           Section 4.10(c) of the Signature Bank Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which Signature Bank or any Subsidiary of Signature Bank is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements identified in such Leases, the “Leased Property” and, together with the Owned Real Property, the “Real Property”). All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms, subject to the Enforceability Exceptions. There is not under any of the Leases: (i) any material default by Signature Bank or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to Signature Bank’s Knowledge, any default or claim of default against any lessor to or lessee of Signature Bank or any Subsidiary of Signature Bank, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated by this Agreement will not result in a breach or default under any of the Leases, and, except as set forth on Section 4.10(c) of the Signature Bank Disclosure Memorandum and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. Signature Bank has made available to Parent true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available. Except as set forth on Section 4.10(c) of the Signature Bank Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any person any right to the use, occupancy or enjoyment of such property or any portion thereof. Signature Bank has not received written notice that the landlord with respect to any Leased Property would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to Signature Bank’s Knowledge, threatened condemnation proceedings against the Real Property.

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(d)           The Assets of Signature Bank include all Assets required by Signature Bank to operate its business as presently conducted. All personal property which is material to the business of Signature Bank that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement. All improved real property owned or leased by Signature Bank is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

4.11    Intellectual Property; Information Systems; and Privacy Policies.

(a)         Section 4.11(a) of the Signature Bank Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of Signature Bank and any Subsidiary of Signature Bank as presently conducted. Except as disclosed in Section 4.11(a) of the Signature Bank Disclosure Memorandum, Signature Bank owns or has a license to use all of the Intellectual Property used in the course of its business, including sufficient rights in each copy possessed. Signature Bank is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party in connection with its business operations, and has the right to convey by sale or license any Intellectual Property so conveyed. To Signature Bank’s Knowledge, it is not in Default under any of its Intellectual Property licenses. To Signature Bank’s Knowledge, no proceedings have been instituted, or are pending or threatened, which challenge the rights of Signature Bank with respect to Intellectual Property used, sold, or licensed in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To Signature Bank’s Knowledge, the conduct of its business does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11(a) of the Signature Bank Disclosure Memorandum, Signature Bank is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Signature Bank does not have any Contracts with its directors, officers, or employees which require them to assign any interest in any Intellectual Property to Signature Bank and to keep confidential any trade secrets, proprietary data, customer information, or other business information of Signature Bank, and to Signature Bank’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than Signature Bank which requires them to assign any interest in any Intellectual Property to any Person other than Signature Bank or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than Signature Bank.

(b)         Signature Bank owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, databases, operating systems, websites, website content and links, and equipment that it uses to process, store, maintain, and operate data, information, and functions (the “Information Systems”). Signature Bank has taken all steps in accordance with prevailing standards in the banking industry in the United States and the applicable regulations of the Regulatory Authorities to secure its Information Systems from unauthorized access and use by any Person, and to ensure to the extent reasonably and commercially practicable, the continued, uninterrupted, and error-free operation of its Information Systems. Except as set forth in Section 4.11(b) of the Signature Bank Disclosure Memorandum, during the five years prior to the date of this Agreement, (i) there have been no unauthorized intrusions or breaches of security with respect to Signature Bank’s Information Systems and (ii) there has not been any material malfunction of its Information Systems that has not been promptly remedied in all respects.

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(c)         Signature Bank’s use or handling of the confidential information of its customers and consumers (“Confidential Customer Information”) does not currently, and did not at any time during the past five years, violate any Applicable Law or regulations of any Regulatory Authority. Signature Bank has not received any notice that it is or may be in violation of any data privacy or data security Laws or any such regulations. Signature Bank has not distributed or displayed any Confidential Customer Information in violation of any of the rules or regulations of any Regulatory Authority or in breach of any Contract to which it is a party or is bound. Currently, Signature Bank does, and at all times during the past five years has, (i) posted on its website and mailed to its customers, as and to the extent required by such Laws, rules, or regulations, true and correct copies of the privacy policies governing its use and collection of Confidential Customer Information, and (ii) all of its privacy policies describe in all material respects its use, collection, display, and distribution of any such Confidential Customer Information. Accurate and complete copies of the current versions of all such privacy policies, and any other privacy policies publicly disclosed at any time during past five years, have been provided to Parent. Signature Bank’s operation of its business is consistent and compliant with the current version of its privacy policies and, during the past five years was consistent and compliant with all such policies as in effect at any time or from time to time during those five years. Signature Bank has taken all steps, in accordance with prevailing banking industry practices and the applicable requirements of the Regulatory Authorities, to secure its websites, services, and Confidential Customer Information from unauthorized access or use by any Person and, except as otherwise disclosed in Section 4.11(c) of the Signature Bank Disclosure Memorandum, Signature Bank has not granted to any third party any rights to access or use any of such information, including for purposes of soliciting its customers or consumers. A copy of all internally or externally prepared reports or audits that describe or evaluate Signature Bank’s information security procedures have been provided to Parent. Except as otherwise set forth in Section 4.11(c) of the Signature Bank Disclosure Memorandum, none of the Confidential Customer Information or Signature Bank’s websites or services have been the target of any successful or attempted unauthorized access, denial-of-service assault, or other similar attack.

(d)         Without limiting the generality of the foregoing provisions of this Section 4.11, Signature Bank maintains safeguards designed, in accordance with the requirements of the Gramm-Leach-Bliley Act, to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers.

4.12    Environmental Matters.

(a)           Signature Bank has delivered, or caused to be delivered or made available to Parent, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of Signature Bank relating to its Participation Facilities and Operating Properties. To Signature Bank’s Knowledge, there has been no written third-party environmental site assessment conducted assessing the presence of hazardous substances located on any of Signature Bank’s Participation Facilities or Operating Properties, except as set forth in Section 4.12(a) of the Disclosure Schedules. To the Knowledge of Signature Bank, after reasonable inquiry, there are no underground storage tanks on, in or under any property currently owned, operated or leased by Signature Bank or Signature Insurance. To Signature Bank’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by Signature Bank.

(b)           To Signature Bank’s Knowledge, Signature Bank, its Participation Facilities, and its Operating Properties are, and have been, in compliance with Environmental Laws in all material respects.

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(c)           There is no Litigation pending, or to Signature Bank’s Knowledge, no environmental enforcement action, investigation, or Litigation threatened before any Governmental Authority or other forum in which Signature Bank or any of its Operating Properties or Participation Facilities (or Signature Bank in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by Signature Bank or any of its Operating Properties or Participation Facilities and, to the Knowledge of Signature Bank, there is no reasonable basis for any such proceeding, claim, enforcement action, investigation, or Litigation that would impose any Liability or obligation that would reasonably be expected to, either individually or in the aggregate, be material to Signature Bank.

(d)           During the period of Signature Bank’s ownership or operation of any of its current properties, participation in the management of any Participation Facility, or holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except, in the case of releases, discharges, spillages, or disposals caused by third parties and migrating onto such properties, to Signature Bank’s Knowledge. Prior to the period of Signature Bank’s ownership or operation of any of its current properties, participation in the management of any Participation Facility, or holding of a security interest in any Operating Property, to Signature Bank’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Operating Property. During and prior to the period of Signature Bank’s ownership or operation of any of its current properties, participation in the management of any Participation Facility, or holding of a security interest in any Operating Property, to Signature Bank’s Knowledge, there have been no violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands.

4.13    Compliance with Laws.

(a)           Each Signature Bank Entity has in effect, and has had in effect at all times since January 1, 2022, all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to its business or employees conducting its business.

(b)           Each Signature Bank Entity is, and has been since January 1, 2022, in compliance in all material respects with all applicable federal, state, local, and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the Gramm-Leach-Bliley Act of 1999, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all Regulatory Authority requirements relating to the origination, sale and servicing of mortgage loans.

(c)           Signature Bank has not received any notification or communication from any Governmental Authority (A) asserting that Signature Bank is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Signature Bank (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

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(d)           There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Signature Bank or any of its Subsidiaries, (B) are no notices or correspondence received by Signature Bank with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Signature Bank’s business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Signature Bank’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it.

(e)           None of Signature Bank’s directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(f)            Signature Bank has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and Signature Bank has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3. Since January 1, 2022, Signature Bank has not been made subject to any written enforcement action or formal written notice from a Governmental Authority alleging material non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records, and (iii) the exercise of due diligence in identifying customers. The board of directors of Signature Bank has implemented an anti-money laundering program that contains customer identification verification procedures designed to be reasonably appropriate and risk-based, and to comply in all material respects with the requirements of Sections 352 and 326 of the USA PATRIOT Act.

(g)           Signature Bank is not engaged in any transaction with, and has not directly or indirectly dealt with, any Person listed on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or on any other similar list maintained by any Governmental Authority relating to sanctions or restricted parties. To the Knowledge of Signature Bank, no Person who is a direct or indirect beneficial owner of five percent (5%) or more of any class of equity securities of Signature Bank is listed on any such list or is otherwise the subject of any sanctions administered or enforced by any such Governmental Authority.

(h)           Signature Bank is in compliance in all material respects with the Corporate Transparency Act and any applicable beneficial ownership disclosure requirements.

(i)            As of the date hereof, Signature Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(j)            Notwithstanding the foregoing subsections in this Section 4.13, Signature Bank does not make any representation or warranty with respect to confidential supervisory information that it is not permitted to disclose under applicable Law or regulatory guidance.

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4.14    Labor Relations.

(a)             Each of Signature Bank and Signature Insurance are and for the past three (3) years have been in material compliance with all applicable Laws pertaining to employment and employment practices with respect to the employees of Signature Bank and its Subsidiaries, including but not limited to all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the Knowledge of Signature Bank, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.

(b)             No Litigation asserts that Signature Bank has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeks to compel Signature Bank to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is Signature Bank subject to any bargaining order, injunction, or other Order relating to Signature Bank’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving Signature Bank pending or threatened and there have been no such actions or disputes in the past five years. To Signature Bank’s Knowledge, there has not been any attempt by Signature Bank employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of Signature Bank. Except as disclosed in Section 4.14(b) of the Signature Bank Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of Signature Bank is terminable at will by Signature Bank without (i) any penalty, Liability, or severance obligation incurred by Signature Bank, (ii) and in all cases without prior consent by any Governmental Authority.

(c)             To Signature Bank’s Knowledge, all of the employees of Signature Bank and any Subsidiary of Signature Bank employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each of Signature Bank and Signature Insurance has complied with E-Verify and any comparable Law.

(d)             Signature Bank has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Signature Bank; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Signature Bank; and Signature Bank has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of Signature Bank’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(e)             Section 4.14(e) of the Signature Bank Disclosure Memorandum contains a list of all independent contractors of Signature Bank and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of Signature Bank under any applicable Law.

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4.15    Employee Benefit Plans.

(a)           Signature Bank has disclosed in Section 4.15(a) of the Signature Bank Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement: (i) copies of each Employee Benefit Plan currently adopted, maintained, sponsored, or contributed to by Signature Bank or any Subsidiary of Signature Bank for the benefit of its employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries, and all amendments thereto (each, a “Signature Bank Benefit Plan,” and collectively, the “Signature Bank Benefit Plans”), other than such Signature Bank Benefit Plans that are maintained by a third-party professional employer organization, which shall be referred to herein as a “PEO Benefit Plan”; and (ii) a list of each PEO Benefit Plan and each Employee Benefit Plan not described in clause (i) but in connection with which Signature Bank has or reasonably could have any Liability or obligation. Any Signature Bank Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, is referred to herein as a “Signature Bank ERISA Plan.” No Signature Bank ERISA Plan is a “defined benefit pension plan” (as defined in Section 414(j) of the Code) subject to Title I, Part 3 of ERISA.

(b)           Signature Bank has made available to Parent with respect to each Signature Bank Benefit Plan (other than any PEO Benefit Plan), as applicable: (i) all trust agreements, insurance contracts, or funding arrangements related to the Signature Bank Benefit Plans and all amendments thereto; (ii) the most recent IRS determination letter, (iii) any, opinion letters, rulings, or advisory opinions, or other material correspondence from the IRS, DOL, or PBGC issued within the last three years; (iv) any filings or documents related to corrective action under the IRS EPCRS program (Rev. Proc. 2021-30, as expanded by Revenue Notice 2023-43, or predecessor or successor guidance); (v) annual reports, returns, actuarial reports, and financial statements for the current and three preceding plan years; (vi) current summary plan descriptions and summaries of benefits and coverages, including summaries of material modifications; (vii) any “top hat” plan filings under ERISA, (viii) service contracts and fidelity bonds covering the current and three plan years, and (ix) any required participant notices provided to participants within the current and prior three plan years.

(c)           Each Signature Bank Benefit Plan complies in all material respects with its terms and all applicable requirements of the Code, ERISA, and other applicable Laws. Each Signature Bank ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, or relies on a favorable opinion or advisory letter issued to a preapproved plan, and Signature Bank is not aware of any event that would reasonably be expected to adversely affect such qualification. No Signature Bank Benefit Plan is the subject of a current governmental audit or investigation, nor has Signature Bank received any notice of noncompliance from any Governmental Authority. Signature Bank is in compliance in all material respects with the SECURE 2.0 Act of 2022 and any associated retirement plan amendments required to be implemented prior to the Closing Date.

(d)           To the Knowledge of Signature Bank, no material oral or written representation has been made to Signature Bank employees regarding any Signature Bank Benefit Plan that is inconsistent with the written terms thereof. No fiduciary or other person acting on behalf of Signature Bank has engaged in any act or omission that could subject Signature Bank or Parent to material Liability under ERISA. There are no unresolved benefit claims or pending disputes under any Signature Bank Benefit Plan, other than routine claims for benefits.

(e)           All documents and reports related to the Signature Bank Benefit Plans are complete and correct in all material respects, have been timely filed with regulatory authorities (if required), and properly distributed to plan participants as required by applicable Law. Any material changes are disclosed in Section 4.15(e) of the Signature Bank Disclosure Memorandum.

(f)            To the Knowledge of Signature Bank, no “party in interest” (as defined in ERISA Section 3(145)) or “disqualified person” (as defined in Code Section 4975(e)(2)) has engaged in any nonexempt “prohibited transaction” (as defined in ERISA Sections 406 and 407 and Code Section 4975) with respect to any Signature Bank Benefit Plan.

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(g)           Signature Bank has never maintained or contributed to a plan subject to Code Section 412, ERISA Section 302, or Title IV of ERISA, and has no current or contingent Liability under such provisions.

(h)           Signature Bank has not incurred, and does not reasonably expect to incur, any Liability under Title IV of ERISA, including with respect to any ongoing, frozen, or terminated plan.

(i)            Except as required by COBRA or disclosed in Section 4.15(i) of the Signature Bank Disclosure Memorandum, Signature Bank has no obligation to provide retiree or post-termination health or life benefits, and retains the right to amend or terminate any such arrangements without incurring Liability. No excise taxes under Code Sections 4980B or 5000 have been incurred, and Signature Bank has maintained sufficient records to comply with reporting obligations under Code Sections 6055 and 6056.

(j)            Except as disclosed in Section 4.15(j) of the Signature Bank Disclosure Memorandum, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) trigger any payment (including severance or golden parachute payments), (ii) increase benefits under any Signature Bank Benefit Plan, or (iii) accelerate vesting or timing of any payments or rights under any such plan, including any insurance or deferred compensation arrangements.

(k)           All accrued deferred compensation entitlements (other than those accrued under funded retirement plans) are fully reflected in the Signature Bank Financial Statements, to the extent required by and in accordance with GAAP. Each Signature Bank Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, that is not otherwise exempt from Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code and no payment or award that has been made to any participant under any such Signature Bank Benefit Plan is or has been subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. No Signature Bank Benefit Plan provides for the gross-up or reimbursement of any participant in a Signature Bank Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code, and Signature Bank has not been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(l)            All individuals eligible to participate in Signature Bank Benefit Plans have been properly classified, and any individuals treated as independent contractors have been correctly excluded from participation and benefit accruals under such plans.

(m)          Signature Bank has never had an “obligation to contribute” to a multiemployer plan as defined in ERISA Sections 3(37)(A) or 4001(a)(3), nor does it sponsor a multiple employer plan under Code Section 413(c) or a multiple employer welfare arrangement under ERISA Section 3(40) and no such plan is self-insured, except as disclosed in Section 4.15(m) of the Signature Bank Disclosure Memorandum.

(n)           Except as disclosed in Section 4.15(n) of the Signature Bank Disclosure Memorandum, no payments or rights under any life insurance, split-dollar, or bank-owned life insurance arrangements will be triggered or changed as a result of this Agreement or the Merger. Signature Bank retains all ownership rights in such arrangements.

(o)           Except as disclosed in Section 4.15(o) of the Signature Bank Disclosure Memorandum, no Signature Bank Benefit Plan is subject to Code Section 409A(a)(2), (3), or (4), and no plan provides for tax gross-ups related to Section 409A or any similar Law.

(p)           Signature Bank has complied with applicable provisions of the SECURE Act, FFCRA, and CARES Act as they relate to Employee Benefit Plans.

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4.16    Material Contracts.

(a)           Except as set forth on Section 4.16(a) of the Signature Bank Disclosure Memorandum, neither Signature Bank nor any Subsidiary of Signature Bank is a party to, bound by, or subject to any agreement, Contract, arrangement, commitment, or understanding (whether written or oral):

(i)              which would entitle any present or former director, officer, employee, consultant or agent of Signature Bank or any Subsidiary of Signature Bank to indemnification from Signature Bank or a Subsidiary of Signature Bank other than as provided in the articles of incorporation, bylaws or similar governing documents of Signature Bank or the applicable Signature Bank Subsidiary;

(ii)             any lease of real property;

(iii)            relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

(iv)            which contains a provision that materially restricts the conduct of any line of business by Signature Bank or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Signature Bank or any of its Subsidiaries or any of their respective Affiliates to engage in any line of business or in any geographic region;

(v)             any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Signature Bank Shareholder Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi)            (A) that relates to the incurrence of indebtedness by Signature Bank or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Signature Bank or any Subsidiary of Signature Bank of, or any similar commitment by Signature Bank or any Subsidiary of Signature Bank with respect to, the obligations, liabilities or indebtedness of any other person;

(vii)           any exclusive dealing or third-party referral agreement, or commission-sharing arrangement or co-marketing arrangement, including, any finder’s agreement imposed on Signature Bank or any Subsidiary of Signature Bank, or any Contract that contains non-competition or non-solicitation covenants that limit or purport to limit the freedom of Signature Bank or its Subsidiaries to compete in any line of business or with any person or in any area, or to solicit the business of any person or category of persons;

(viii)          any Contract that grants any right of first refusal, right of first offer, most favored nation or similar right with respect to any Assets, rights or property of Signature Bank or its Subsidiaries, or that provides for Signature Bank or any of its Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations;

(ix)            any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director, officer or employee of Signature Bank or any Subsidiary of Signature Bank;

(x)             any partnership, joint venture or other similar Contract;

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(xi)            any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business consistent with past practice, any Assets or Liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(xii)           any Contract relating to the provision of data processing, network communication, or other technical services to or by Signature Bank;

(xiii)          any Contract that creates future payments or obligations in excess of $25,000 individually or $50,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of sixty (60) days or less;

(xiv)          any naming rights, license, franchise or similar Contract, other than non-exclusive licenses granted to Signature Bank or any of its Subsidiaries for the use of commercially available off-the-shelf software or information technology services;

(xv)           that is a settlement, consent or similar Contract (including with a Governmental Authority) and contains any material continuing obligations of Signature Bank or any Subsidiary of Signature Bank;

(xvi)          that relates to the acquisition or disposition of any person, business or asset and under which Signature Bank or any Subsidiary of Signature Bank has or may have an obligation or Liability in excess of $50,000; and

(xvii)         any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Signature Bank as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if Signature Bank were subject to such reporting requirements.

Each Contract, arrangement, commitment or understanding of the type described in this Section 4.16(a) is a “Signature Bank Material Contract.” Section 4.16(a) of the Signature Bank Disclosure Memorandum sets forth a list of each of the Signature Bank Material Contracts. Company has made available to Parent true, correct and complete copies of each Signature Bank Material Contract, including any and all amendments and modifications thereto.

(b)           With respect to each Signature Bank Material Contract and except as disclosed in Section 4.16(b) of the Signature Bank Disclosure Memorandum: (i) the Contract is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that Signature Bank hereby represents and warrants that, to its Knowledge, each Signature Bank Material Contract is duly executed by all such parties), subject to the Enforceability Exceptions; (ii) Signature Bank is not in Default thereunder and has in all material respects complied with and performed all obligations required to be complied with or performed by it to date; (iii) Signature Bank has not repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Signature Bank’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Signature Bank Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $50,000. All of the indebtedness of Signature Bank for money borrowed is prepayable at any time by Signature Bank without penalty, premium or charge, except as specified in Section 4.16(b) of the Signature Bank Disclosure Memorandum.

4.17    Privacy of Customer Information.

(a)           Signature Bank is the sole owner all IIPI relating to customers, former customers and prospective customers that will be transferred to Parent pursuant to this Agreement and the other transactions contemplated thereby. For purposes of this Section “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016. No other person or entity has any right, title, or interest in such IIPI.

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(b)           The collection, use, storage, disclosure, and transfer of such IIPI by Signature Bank, and the contemplated receipt and use of such IIPI by Parent, comply in all material respects with (i) Signature Bank’s then-current privacy policies, (ii) all applicable privacy-related Laws, including the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, and applicable state privacy or data protection Laws, and (iii) all applicable contracts, commitments, and recognized industry standards. Signature Bank is in compliance in all material respects with all applicable federal and state privacy Laws, including the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, and applicable state consumer privacy Laws.

(c)           Signature Bank has implemented and maintains written policies and procedures, including a written information security program, designed to protect IIPI and other material confidential information from loss, misuse, unauthorized access, alteration, disclosure, or other act or omission that compromises the security or confidentiality thereof. Except as set forth in Section 4.17(c) of the Signature Bank Disclosure Schedule, there has been no material data breach, security incident, or unauthorized access or use of personal information or IIPI maintained by or on behalf of Signature Bank. Signature Bank has not been required to notify any individual, governmental authority, or other person of any such breach or incident under applicable data protection or privacy Laws.

(d)           To the extent Signature Bank has provided access to IIPI to any third party (including vendors, service providers, or agents), such access has been granted pursuant to written agreements that require the third party to implement and maintain reasonable and appropriate measures to protect the confidentiality, integrity, and security of such IIPI and to comply with applicable data protection and privacy Laws. To the Knowledge of Signature Bank, no such third party has materially breached any such agreement or experienced any material data breach involving IIPI.

4.18    Legal Proceedings.

Except as disclosed in Section 4.18 of the Signature Bank Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Signature Bank, threatened (or unasserted but considered probable of assertion) against Signature Bank or any Subsidiary of Signature Bank, or to Signature Bank’s Knowledge, against any director, officer, employee, or agent of Signature Bank or a Subsidiary of Signature Bank in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of Signature Bank or Employee Benefit Plan of Signature Bank, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against Signature Bank or any Subsidiary of Signature Bank. No claim for indemnity has been made or, to Signature Bank’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent of Signature Bank of any Subsidiary of Signature Bank and to Signature Bank’s Knowledge, no basis for any such claim exists.

4.19    Reports.

Since Signature Bank’s inception, Signature Bank has timely filed all forms, filings, registrations, submissions, certifications, returns, information, data, reports, and statements, together with any amendments required to be made with respect thereto, that it was required to file with or furnish to any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith, except where a failure to timely make such filings or to pay such fees and assessments has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Signature Bank. As of their respective dates, each of such filings, reports, and documents, including the financial statements, exhibits, and schedules thereto, were complete and correct and complied in all material respects with the requirements of any applicable Law and the requirements of the applicable Governmental Authority. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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4.20    Books and Records.

Signature Bank maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Signature Bank and to maintain accountability for Signature Bank’s Assets; (c) access to Signature Bank’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Signature Bank’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Signature Bank maintains its books and records in compliance with applicable Laws, including those relating to electronic record retention, and maintains systems and controls designed to protect the integrity and security of such records, including logs and audit trails sufficient to detect unauthorized access or changes.

4.21    Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 4.21(a) of the Signature Bank Disclosure Memorandum, neither Signature Bank nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Signature Bank or any Subsidiary of Signature Bank is a creditor under the terms of which the obligor was, as of March 31, 2025 over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.21(a) of the Signature Bank Disclosure Memorandum is a true, correct and complete list of (i) all of the Loans of Signature Bank that, as of March 31, 2025, that were classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, (ii) all the Loans of Signature Bank that, as of March 31, 2025, for which interest or principal has been deferred since January 1, 2024, (iii) each asset of Signature Bank that, as of March 31, 2025, is classified as OREO and the book value thereof, and (iv) each non-real estate asset that formerly served as collateral for a Loan which has been foreclosed upon and is now owned by Signature Bank. True, correct and complete copies of the currently effective lending policies and (to the extent requested, descriptions of practices) of Signature Bank has been made available to Parent.

(b)           Each Loan (i) complies in all material respects with all applicable Laws, (ii) has been made, entered into or acquired by Signature Bank in accordance with customary loan policies approved by board of directors of Signature Bank, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and Signature Bank and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to Signature Bank’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the Enforceability Exception. None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by Signature Bank, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Parent and was entered into by Signature Bank in good faith and in its ordinary course of business consistent with past practice. For purposes of this Section 4.21, the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

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(c)           Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files (and to Signature Bank’s Knowledge, the relevant files for Loans serviced by third parties, which are maintained by such third party servicers) are being maintained, in accordance with the relevant Loan documents in all material respects, Signature Bank’s underwriting and servicing standards in all material respects (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws in all material respects and applicable requirements of any government-sponsored enterprise program in all material respects. Signature Bank has properly fulfilled in all material respects its contractual responsibilities and duties with respect to any Loan in which Signature Bank acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(d)           Except as set forth on Section 4.21(d) of the Signature Bank Disclosure Memorandum, none of the agreements pursuant to which Signature Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of Signature Bank, as applicable.

(e)           Signature Bank has made available to Parent true and correct copies of the loan files, requested in writing by Parent, related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.

(f)            All payments made on the Loans have been properly credited to the respective Loan.

(g)           Signature Bank is, and has been, at all times it has been originating and servicing Loans guaranteed by the SBA, authorized to originate and service loans made pursuant to SBA’s 7(a) loan program or Section 7(a) of the Small Business Act (15 U.S.C. 636(a)) (the “SBA Act”). Except as set forth in Section 4.21(g) of the Signature Bank Disclosure Memorandum, as to each Loan that is secured, whether in whole or in part, by a guaranty of the SBA or any other Governmental Authority, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by Signature Bank subject to Signature Bank fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.

4.22    Loans to, and Transactions with, Executive Officers and Directors.

Signature Bank has not, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Signature Bank, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. Section 4.22 of the Signature Bank Disclosure Memorandum identifies any loan or extension of credit maintained by Signature Bank to which the second sentence of Section 13(k)(1) of the Exchange Act applies or would apply if Signature Bank were subject to such Section. Except as disclosed in Section 4.22 of the Signature Bank Disclosure Memorandum, no director or executive officer of Signature Bank, nor any “associate” (as defined in Rule 14a-1 under the Exchange Act) or related interest thereof, (i) is a party to any material Contract with Signature Bank, (ii) has any material interest in any property used in or pertaining to the business of Signature Bank, or (iii) has engaged in any transaction with Signature Bank that would be required to be disclosed under Item 404 of Regulation S-K if Signature Bank were subject thereto.

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4.23    Investment Securities.

(a)            Section 4.23(a) of the Signature Bank Disclosure Memorandum sets forth as of May 31, 2025, the investment securities owned by Signature Bank or any Subsidiary of Signature Bank (the “Signature Bank Investment Securities”), as well as any purchases or sales of Signature Bank Investment Securities between December 31, 2024 to and including May 31, 2025, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any Signature Bank Investment Securities sold during such time period between December 31, 2024 to and including May 31, 2025. Neither Signature Bank nor Signature Insurance owns or holds any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company (other than Signature Insurance and stock of the Federal Home Loan Bank), mortgage or loan broker or any other financial institution. Each of Signature Bank and Signature Insurance has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the Signature Bank Financial Statements, and except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Signature Bank or Signature Insurance. The Signature Bank Investment Securities are valued on the books of Signature Bank in accordance with GAAP and in a manner consistent with the applicable guidelines issued by applicable Regulatory Authorities.

(b)            Each of Signature Bank and Signature Insurance employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that management of Signature Bank believes are prudent and reasonable in the context of their respective businesses, and each of Signature Bank and Signature Insurance has, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects.

4.24    Regulatory Matters.

Signature Bank has not taken or agreed to take any action and has no Knowledge of any fact or circumstance related to Signature Bank that is reasonably likely to materially impede or delay the receipt of any regulatory approval required for the transactions contemplated by this Agreement or that could reasonably be expected to result in the imposition of a Materially Burdensome. To the Knowledge of Signature Bank, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Regulatory Authority in connection with the Merger. Signature Bank is not subject to, nor has it received any written notification that it may become subject to, any cease-and-desist order, consent order, written agreement, consent agreement, memorandum of understanding, board resolution adopted at the request or suggestion of any Regulatory Authority, or other formal or informal enforcement action or supervisory directive (each, a “Regulatory Agreement”) that restricts its ability to conduct its business in any material respect, restricts its ability to pay dividends, or that relates to its capital, liquidity, asset quality, earnings, governance, internal controls, or compliance programs. Signature Bank is not a party to any commitment letter or similar undertaking with, or is subject to any Order or directive by, or has been a recipient of any supervisory letter from, or has adopted any policies or procedures at the request of, any Regulatory Authority and has not been ordered to pay any material civil money penalty. To the Knowledge of Signature Bank, there are no pending or threatened regulatory or supervisory investigations, inquiries, or proceedings that could reasonably be expected to result in a Regulatory Agreement. Notwithstanding the foregoing, Signature Bank does not make any representation or warranty with respect to confidential supervisory information that it is not permitted to disclose under applicable Law or regulatory guidance.

4.25    State Takeover Laws.

Signature Bank has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”).

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4.26    Brokers and Finders; Opinion of Financial Advisor.

Except for Signature Bank Financial Advisor, neither Signature Bank nor any of its officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. The Board of Directors of Signature Bank has received the opinion of the Signature Bank Financial Advisor (which, if initially rendered verbally, will be confirmed in a written opinion, dated the same date on which the opinion was rendered verbally), to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of Signature Bank Common Stock is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified. A signed copy of such opinion has been or will be promptly delivered to Parent.

4.27    Board Recommendation.

Signature Bank’s Board, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of Signature Bank’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Signature Bank Common Stock approve this Agreement, and approve the Merger and the related transactions and to call and hold a meeting of Signature Bank’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Signature Bank Common Stock for approval.

4.28    Statements True and Correct.

(a)           No statement, certificate, instrument, or other writing furnished or to be furnished by Signature Bank or any Affiliate thereof to Parent pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           None of the information supplied or to be supplied by Signature Bank for inclusion in the Registration Statement to be filed by Parent with the SEC will (after taking into account any supplemental or amended information provided prior to approval), when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Signature Bank for inclusion in any Joint Proxy Statement/Prospectus to be mailed to each of Signature Bank’s shareholders and Parent’s shareholders in connection with their respective Shareholders’ Meeting, and any other documents to be filed by Signature Bank with any Regulatory Authority in connection with the transactions contemplated hereby, will (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of their respective Shareholders’ Meeting) at the respective time such documents are filed, and with respect to any Joint Proxy Statement/Prospectus, when first mailed to the shareholders of each of Signature Bank or Parent, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the respective Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the respective Shareholders’ Meeting.

(c)           All documents that Signature Bank or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

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4.29    Anticipated Merger-Related Expenses.

Section 4.29 of the Signature Bank Disclosure Memorandum sets forth Signature Bank’s good faith estimate as of the date of this Agreement of its anticipated investment banking, legal, accounting, and other expenses associated with this Agreement and the consummation of the transactions contemplated hereby that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time.

4.30    Delivery of Signature Bank Disclosure Memorandum.

Signature Bank has delivered to Parent a Signature Bank Disclosure Memorandum that is true, correct, and complete in all material respects.

4.31    Insurance.

(a)           Section 4.31(a) of the Signature Bank Disclosure Memorandum identifies all of the material insurance policies, binders, or bonds currently maintained by Signature Bank (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Signature Bank is insured with reputable insurers against such risks and in such amounts as the management of Signature Bank reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, Signature Bank has not received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and Signature Bank is not in default thereunder and all claims thereunder have been filed in due and timely fashion. Except as disclosed in Section 4.31(a) of the Signature Bank Disclosure Memorandum, Signature Bank has made no claims during the past three years, no claims are pending or contemplated to be made, under its current policies of directors’ and officers’ errors and omissions or other insurance or its current bankers’ blanket bond, and there is no claim for coverage by Signature Bank pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy.

(b)           Section 4.31(b) of the Signature Bank Disclosure Memorandum sets forth a true, correct, and complete description of all bank owned life insurance (“BOLI”) owned by Signature Bank, if any, including the value of the BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Signature Bank Financial Statements in accordance with GAAP. All BOLI is owned solely by Signature Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit associated with Signature Bank’s BOLI. Signature Bank has no outstanding borrowings secured in whole or part by its BOLI.

4.32    Community Reinvestment Act.

Signature Bank has complied in all material respects with the provisions of the Community Reinvestment Act and the rules and regulations thereunder, has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, and has received no material criticism from regulators with respect to discriminatory lending practices, and Signature Bank has no Knowledge of any conditions, facts, or circumstances that could result in a Community Reinvestment Act rating for Signature Bank of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

4.33    Trust Business; Administration of Fiduciary Accounts.

Signature Bank has not offered or engaged in providing any individual or corporate trust services nor administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor.

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Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Signature Bank as follows:

5.1      Organization, Standing, and Power.

Each of Parent and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2      Capital Stock.

The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share. As of June 15, 2025, 7,681,601 shares of Parent Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Parent shareholder. All shares of Parent Common Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

5.3      Authority; No Breach by Agreement.

(a)           Each of Parent and First Community Bank has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Section 8.1(b), the approval of the Parent as the sole shareholder of First Community Bank, and the approval by Parent’s shareholders of this Agreement and the issuance of the Aggregate Merger Consideration with respect to the Merger, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger and the issuance of the Aggregate Merger Consideration, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and First Community Bank, subject to (i) the approval of the Merger by Parent, as the sole shareholder of First Community Bank (“Requisite First Community Bank Shareholder Vote”) and (ii) the approval of this Agreement and the issuance of the Aggregate Merger Consideration pursuant to this Agreement by the holders of two-thirds of the outstanding shares of Parent Common Stock, which is the only Parent shareholder vote required for approval in connection with this Agreement and the transactions contemplated herein (the “Requisite Parent Shareholder Vote”). Subject to any necessary approvals referred to in Section 8.1(b), and by such Requisite First Community Bank Shareholder Vote and Requisite Parent Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Parent and First Community Bank enforceable against Parent and First Community Bank in accordance with their respective terms (except in all cases as limited by the Enforceability Exception).

(b)           Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s articles of incorporation or bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

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(c)           No consents or approvals of or filings or registrations with any Governmental Authority are necessary by Parent or any of its Subsidiaries in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, except for (a) the filing of applications, notices, or waiver requests with, and approval of such applications, notices, or waiver requests from, the Federal Reserve, the FDIC, the SBA, the Office of Commissioner of Insurance and Safety Fire of Georgia, the Georgia Department of Banking and Finance, and the South Carolina Commissioner of Banking, (b) the filing by Parent with the SEC of the Registration Statement in which the Joint Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (c) the filing of the Articles of Merger with the Secretaries of State of the States of South Carolina and Georgia, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market as to Parent, or Financial Industry Regulatory Authority, Inc., as to Signature Bank, (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and (f) filings, consents, permits, exemptions, qualifications or registrations under state securities or “blue sky” Laws.

5.4      Exchange Act Filings; Financial Statements.

(a)           Parent has timely filed and made available to Signature Bank all Exchange Act Documents required to be filed by Parent since January 1, 2022 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Parent Exchange Act Reports”). The Parent Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent Exchange Act Reports or necessary in order to make the statements in such Parent Exchange Act Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Exchange Act Reports. No Parent Subsidiary is required to file any Exchange Act Documents.

(b)           Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent Exchange Act Reports, including any Parent Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The Parent Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

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(c)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and except for those liabilities that are reflected or reserved against on the latest consolidated balance sheet of Parent included in the Parent Exchange Act Reports (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, or in connection with this Agreement and the transactions contemplated hereby.

(d)           Parent’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Parent included in Parent’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Parent within the meaning of Regulation S-X and, (z) with respect to Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(e)           Parent (i) maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s Exchange Act Documents and (ii) has disclosed, based on its most recent evaluation and to the extent required by applicable law or regulation, to its outside auditors and the audit committee of Parent’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Any such disclosures were made in writing by management to Parent’s auditors and audit committee to the extent required by applicable law. Parent does not have Knowledge of any reason why the certifications and attestations required under Section 404 of the Sarbanes-Oxley Act, could not be provided in accordance with applicable law when next due.

5.5      Reports.

Since January 1, 2022, each Parent Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Authority in the regular course of business of Parent and its Subsidiaries, no Governmental Authority has notified Parent that it has initiated or has pending any proceeding or, to the Knowledge of Parent, threatened an investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2022. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of Parent or any of its Subsidiaries.

5.6      Compliance with Laws.

(a)           Each Parent Entity has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to its business or employees conducting its business.

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(b)           Each Parent Entity is in compliance in all material respects with all applicable federal, state, local, and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the Gramm-Leach-Bliley Act of 1999, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2022, to Parent’s Knowledge, neither Parent nor any of its Subsidiaries has been made subject to any written enforcement action or formal written notice from a Governmental Authority alleging material non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations, and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records, and (iii) the exercise of due diligence in identifying customers. The boards of directors of Parent and its Subsidiaries have implemented an anti-money laundering program that contains customer identification verification procedures designed to be reasonably appropriate and risk-based, and to comply in all material respects with the requirements of Sections 352 and 326 of the USA PATRIOT Act.

(c)           As of the date hereof, First Community Bank is “well-capitalized” (as such term is defined under the applicable regulations of its primary federal banking regulator). Parent qualifies as a small bank holding company and, as such, is not subject to consolidated regulatory capital requirements.

(d)           Notwithstanding the foregoing subsections in this Section 5.6, neither Parent nor First Community Bank makes any representation or warranty with respect to confidential supervisory information that it is not permitted to disclose under applicable Law or regulatory guidance.

5.7      Brokers and Finders.

Except for Parent Financial Advisor, neither Parent nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.8      Certain Actions.

No Parent Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a Materially Burdensome Condition. To the Knowledge of Parent, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Authority in connection with the Merger.

5.9      Available Consideration.

The shares of Parent Common Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid, and nonassessable and will not be subject to preemptive rights. Parent is not subject to any pending stop order or proceeding by the SEC or any other Governmental Authority that would suspend the effectiveness of any registration statement covering the Parent Common Stock to be issued in the Merger.

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5.10    Statements True and Correct.

(a)           No statement, certificate, instrument, or other writing furnished or to be furnished by any Parent Entity or any Affiliate thereof to Signature Bank pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           None of the information supplied or to be supplied by Parent or any Affiliate thereof for inclusion in the Registration Statement to be filed by Parent with the SEC will, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent or any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be delivered to each of Signature Bank’s shareholders and Parent’s shareholders in connection with the respective Shareholders’ Meeting, and in any other document filed by Parent or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated by this Agreement, including pursuant to Section 7.2 hereof, will (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of their respective Shareholders’ Meeting) at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the shareholders of each of Signature Bank or Parent be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of their respective Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for their respective Shareholders’ Meeting.

(c)           All documents that any Parent Entity or any Affiliate thereof are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.11    Absences of Certain Changes or Events.

Except as set forth in the Parent Exchange Act Reports or as otherwise contemplated by this Agreement, since January 1, 2022, (a) Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and (b) there has been no change or development with respect to Parent and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

5.12    Legal Proceedings.

There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that is not so disclosed, pending or, to the Knowledge of Parent, threatened against any Parent Entity or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against any Parent Entity.

5.13    Community Reinvestment Act.

First Community Bank has complied in all material respects with the provisions of the Community Reinvestment Act and the rules and regulations thereunder, has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, and has received no material criticism from regulators with respect to discriminatory lending practices, and Parent has no Knowledge of any conditions, facts, or circumstances that could result in a Community Reinvestment Act rating for First Community Bank of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

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5.14    Tax Matters.

(a)           Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course of Business). Neither Parent nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where Parent or such Subsidiary does not file Tax Returns that it is or may be subject to a material amount of Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Parent or any of its Subsidiaries.

(b)           Parent and each of its Subsidiaries have collected or withheld and paid over to the appropriate Governmental Authority all material amounts of Taxes required to have been collected or withheld and paid over by it, and have complied in all material respects with all related information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.

(c)           No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or have been threatened in writing, in each case, with respect to a material amount of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has received from any Taxing Authority (including jurisdictions where Parent or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any material amount of Taxes or (ii) written notice of deficiency or proposed adjustment for a material amount of Tax proposed, asserted or assessed by any taxing authority against Parent or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no written agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any material Tax or deficiency against Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any material amount of Taxes.

(d)           Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), or (ii) has any liability for the Taxes of any Person (other than Parent and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise pursuant to Law.

(e)           Neither Parent nor any of its Subsidiaries has participated in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations.

(f)            Neither Parent nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(g)           Since January 1, 2022, neither Parent nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

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(h)           Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

5.15    Regulatory Matters.

(a)           Parent is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

(b)           The deposits of First Community Bank are insured by the FDIC in accordance with FDIA to the fullest extent permitted by Law, and First Community Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Parent’s Knowledge, threatened

(c)           Subject to Section 10.12, neither Parent nor First Community Bank is subject to any cease-and-desist or other formal or informal Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Parent or First Community Bank been advised in writing, or to Parent’s Knowledge, orally, since January 1, 2023, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such formal or informal Order or enforcement action, agreement, memorandum of understanding, or any other commitment or undertaking of the type described in this Section 5.15.

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1      Affirmative Covenants of Signature Bank and Parent.

(a)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Parent, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, Signature Bank shall, and shall cause its Subsidiary to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times and promptly notify Parent of any fact, event, or circumstance that would cause any representation or warranty to be untrue or inaccurate in any material respect, (iv) use best efforts to provide all information requested by Parent related to loans or other transactions made by Signature Bank to a Person with a total relationship credit commitment exceeding $1,500,000, (v) consult with Parent prior to entering into or making any loans that exceed regulatory loan to value guidelines, and, if requested by Parent, provide supporting documentation relating to such loan’s underwriting and approval process, and (vi) take no action which would be reasonably likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.2(j), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

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(b)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Signature Bank shall have been obtained, and except as otherwise expressly contemplated herein, Parent shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and promptly notify Signature Bank of any fact, event, or circumstance that would cause any representation or warranty to be untrue or inaccurate in any material respect, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.2(j), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)           Signature Bank and Parent each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of, or corporate actions among, Signature Bank and its Subsidiary requested by Parent, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2      Negative Covenants of Signature Bank.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Parent, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, Signature Bank covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)           amend the articles of incorporation, bylaws, or other governing instruments of any Signature Bank Entity;

(b)           incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of any Signature Bank Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for Signature Bank Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, and Federal Home Loan Bank advances which are in an aggregate principal amount of not more than $30,000,000; provided, that any such Federal Home Loan Bank advances incurred on or after the date of this Agreement shall not have a term to maturity greater than six (6) months). Signature Bank shall not impose, or suffer the imposition, on any Asset of any Signature Bank Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Signature Bank’s business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Signature Bank Disclosure Memorandum);

(c)           repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock or membership interests of any Signature Bank Entity, or declare or pay any dividend or make any other distribution in respect of Signature Bank’s capital stock;

(d)           except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Signature Bank Common Stock, any other capital stock or membership interests of any Signature Bank Entity, or any Right with respect to Signature Bank Common Stock or any other capital or membership interest of any Signature Bank Entity;

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(e)           adjust, split, combine, or reclassify any capital stock of any Signature Bank Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Signature Bank Common Stock or issue any Signature Bank Options, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock or membership interests of any Signature Bank Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)            except for purchases of (i) U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, or (ii) Federal Home Loan Bank stock related to Federal Home Loan Bank advances, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Signature Bank Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)           (i) grant any bonuses or increase in compensation or benefits to the employees, officers or directors of any Signature Bank Entity (except, with respect to employees who are not directors or officers, in the ordinary course of business in accordance with past practice and, with respect to officers and directors, as disclosed on Schedule 6.2(g)(i) of the Signature Bank Disclosure Memorandum), (ii) commit to or pay any severance, change in control, retention, stay bonus, or similar benefit to any officers, employees, directors, independent contractors, or agents of any Signature Bank Entity, except (A) as disclosed in Schedule 6.2(g)(ii) or (B) as may be approved by Parent in connection with the planning and implementation of the employee retention program described in Section 7.10, (iii) enter into or amend any employment, retention, or severance agreements except with the prior written consent of Parent, (iv) pay, accrue, increase, or otherwise provide any fees, compensation, or other benefits to any director of any Signature Bank Entity, or (v) except in order to cancel Signature Bank Options as contemplated in this Agreement, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under any Employee Benefit Plan or authorize cash payments in exchange for any Rights, or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or Rights payable by any Signature Bank Entity;

(h)           enter into or amend any employment Contract between any Signature Bank Entity and any Person (unless such amendment is required by Law) that the Signature Bank Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)            adopt any new Employee Benefit Plan of any Signature Bank Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Signature Bank Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j)            make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)           commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Signature Bank Entity for money damages in excess of $25,000 or restrictions upon the operations of any Signature Bank Entity;

(l)            enter into, modify, amend, or terminate any material Contract except for (i) Contracts involving either payments of less than, or the provision of goods or services with a market value of less than $25,000 or (ii) Contracts of one year or less, other than Contracts listed on Section 6.2(l) of the Signature Bank Disclosure Memorandum;

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(m)          make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit to a Person with a total relationship commitment amount equal to or less than $1,500,000 and which is made in conformity with past practices shall not be subject to the prior written consent of Parent, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of Signature Bank’s deposits and other Liabilities;

(n)           except for conforming residential mortgage loans held for sale and loans guaranteed by a government agency in whole or in part, enter into any fixed rate loans with a committed rate term of greater than ten years;

(o)           except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Signature Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(p)           restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or reclassify any significant portion of the loan portfolio in a manner inconsistent with past practice;

(q)           make any individual capital expenditures in excess of $25,000 or capital expenditures in the aggregate in excess of $100,000, other than pursuant to binding commitments existing on the date hereof and set forth on Section 6.2(q) of the Signature Bank Disclosure Memorandum and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(r)            establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(s)            knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(t)            implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(u)           knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(v)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;

(w)          maintain Signature Bank’s Allowance in a manner that is not consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Signature Bank;

(x)           (i) other than in the ordinary course of business consistent with past practice, make any material changes in Signature Bank’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, or servicing loans, or (B) Signature Bank’s hedging practices and policies, in each case except as required by law or requested by a Regulatory Authority, or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices; or

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(y)           make any material changes to its core banking systems, cybersecurity protocols, data processing vendors, or information security infrastructure, including the adoption of new software platforms or the decommissioning of critical systems; or

take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

6.3      Negative Covenants of Parent.

From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement, unless the prior written Consent of Signature Bank, which shall not be unreasonably withheld, shall have been obtained, and except as otherwise expressly contemplated herein, Parent covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(i)              amend its articles of incorporation or bylaws or equivalent organizational documents in a manner that would materially and adversely affect the economic benefits of the Merger to the shareholders of Signature Bank;

(ii)             adopt or publicly propose a plan of complete or partial liquidation or dissolution;

(iii)            take any action or knowingly fail to take any action that is intended or would reasonably be expected to result in the Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

(iv)            take any action or knowingly fail to take any action that is reasonably likely to prevent, delay or impair Parent’s or First Community Bank’s ability to consummate the Merger or the transactions contemplated by this Agreement; or

(v)             agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4      Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 6.1or 6.2) shall give Parent or its Subsidiaries, directly or indirectly, the right to control or direct the operations of Signature Bank or any Signature Bank Entity. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

6.5      Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Signature Bank Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

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6.6      Reports.

Each of Parent and its Subsidiaries and Signature Bank and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Signature Bank and its Subsidiaries shall also make available to Parent monthly financial statements and quarterly Call Reports. The financial statements of Parent and Signature Bank, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Parent and Signature Bank filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with applicable Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

Article 7

ADDITIONAL AGREEMENTS

7.1      Shareholder Approvals.

(a)           Signature Bank shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement, including as required under Section 7-1-531 of the FICG. In furtherance of that obligation, Signature Bank shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold the Signature Bank Shareholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Signature Bank’s Board shall recommend that its shareholders adopt and approve this Agreement and the transaction provided for in this Agreement in accordance with Section 7-1-531(a)(2)(B) of the FICG (the “Signature Bank Recommendation”) and shall include such recommendation in the Joint Proxy Statement/Prospectus delivered to shareholders of Signature Bank, except to the extent Signature Bank’s Board has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Subject to Sections 7.1(b) and (c) and 7.3, Signature Bank shall solicit and use its reasonable efforts to obtain the Requisite Signature Bank Shareholder Vote.

(b)           Neither Signature Bank’s Board nor any committee thereof shall, except as expressly permitted by this Section 7.1, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Signature Bank Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the receipt of the Requisite Signature Bank Shareholder Vote, Signature Bank’s Board may make an Adverse Recommendation Change if and only if:

(i)              Signature Bank’s Board determines in good faith, after consultation with the Signature Bank Financial Advisor and outside legal counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that constitutes or is likely to result in a Superior Proposal;

(ii)             Signature Bank’s Board determines in good faith, after consultation with Signature Bank’s outside legal counsel, that a failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to Signature Bank and its shareholders under applicable Law;

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(iii)            Signature Bank’s Board provides written notice (a “Notice of Recommendation Change”) to Parent of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the three business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to two business days following the giving of such new Notice of Recommendation Change);

(iv)            after providing such Notice of Recommendation Change, Signature Bank shall negotiate in good faith with Parent (if requested by Parent) and provide Parent reasonable opportunity during the subsequent three business day period to make such adjustments in the terms and conditions of this Agreement as would enable Signature Bank’s Board to proceed without an Adverse Recommendation Change (provided, however, that Parent and First Community Bank shall not be required to propose any such adjustments); and

(v)             Signature Bank’s Board, following such three business day period, again determines in good faith, after consultation with the Signature Bank Financial Advisor and outside legal counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be inconsistent with their fiduciary duties to Signature Bank and its shareholders under applicable Law.

Notwithstanding any other provision of this Agreement, except to the extent prohibited by the FICG or GBCC as determined by Signature Bank after consultation with Signature Bank’s outside legal counsel, Signature Bank shall submit this Agreement to its shareholders at Signature Bank’s Shareholders’ Meeting even if Signature Bank’s Board has made an Adverse Recommendation Change, in which case Signature Bank’s Board may communicate the Adverse Recommendation Change and the basis for it to the shareholders of Signature Bank in the Joint Proxy Statement/Prospectus or any appropriate amendment or supplement thereto.

(c)           Parent shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement, including the issuance of the Aggregate Merger Consideration. In furtherance of that obligation, Parent shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold the Parent Shareholders’ Meeting as soon as reasonably practicable. The Board of Directors of the Parent shall recommend that its shareholders approve this Agreement and the issuance of the Aggregate Merger Consideration in accordance with the requirements under the SCBCA and the rules and regulations of The Nasdaq Stock Market and shall include such recommendations in the Joint Proxy Statement/Prospectus. Parent shall solicit and use its reasonable best efforts to obtain the Requisite Parent Shareholder Vote. Parent, as the sole shareholder of First Community Bank, shall approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by the Requisite First Community Bank Shareholder Vote.

7.2      Registration of Parent Common Stock.

(a)           As promptly as reasonably practicable (and in any event, within 50 days) following the date hereof, Parent shall prepare and file with the SEC the Registration Statement, which shall include the Joint Proxy Statement/Prospectus and constitute the prospectus relating to the Parent Common stock to be issued in the Merger. Signature Bank. Signature Bank will furnish to Parent the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Parent on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Parent shall use commercially reasonable efforts to have the Registration Statement made effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and Signature Bank will use their commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be delivered to their respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent will advise Signature Bank, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Parent and Signature Bank, or any of their respective affiliates, officers or directors, should be discovered by Parent and Signature Bank which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated by the Parties to their respective shareholders.

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(b)           Parent shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of Parent and Signature Bank shall furnish all information concerning it and the holders of Signature Bank Common Stock as may be reasonably requested in connection with any such action.

(c)           Parent will use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on The Nasdaq Stock Market, subject to official notice of issuance, prior to the Effective Time.

7.3      Other Offers, etc.

(a)           From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each Signature Bank Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the receipt of the Requisite Signature Bank Shareholder Vote, this Section 7.3 shall not prohibit a Signature Bank Entity from furnishing nonpublic information regarding any Signature Bank Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Signature Bank Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) Signature Bank’s Board shall have determined in good faith, after consultation with the Signature Bank Financial Advisor and Signature Bank’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) Signature Bank’s Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to Signature Bank and its shareholders, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Signature Bank gives Parent written notice of the identity of such Person or Group and of Signature Bank’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and thereafter provides Parent with prompt written notice of any material amendment or modification to such Acquisition Proposal, and (2) Signature Bank receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to Signature Bank than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Signature Bank furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Signature Bank to Parent). In addition to the foregoing, Signature Bank shall provide Parent with at least five business days’ prior written notice of a meeting of Signature Bank’s Board at which meeting Signature Bank’s Board is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Signature Bank shall keep Parent reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

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(b)           In addition to the obligations of Signature Bank set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of Signature Bank become aware thereof, Signature Bank shall advise Parent of any request received by Signature Bank for nonpublic information which Signature Bank reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Signature Bank shall keep Parent informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)           Signature Bank shall, and shall cause its and its Subsidiary’s directors, officers, employees, members, managers, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and shall use, and cause to be used, reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)           Nothing contained in this Agreement shall prevent a Party or its board of directors from (i) complying with Rule 14e-2(a) under the Exchange Act with respect to a tender offer, provided, however, that such compliance shall not in any way limit or modify such Party’s obligations under this Agreement, including the provisions of this Section 7.3; (ii) making any disclosure to shareholders of such Party solely to the extent required by applicable Law, provided that nothing in this clause shall permit such Party to make any recommendation that is inconsistent with the board’s recommendation in favor of this Agreement unless permitted by Section 7.3; (iii) informing any Person of the existence of the provisions contained in this Section 7.3; or (iv) making a “stop, look, and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, so long as such communication contains no recommendation or express opinion by the board of directors.

7.4      Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable, but not later than 30 days following the date of this Agreement, all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

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7.5      Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to take, and to cause its Subsidiaries to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6      Investigation and Confidentiality.

(a)           Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Notwithstanding the foregoing, neither Party shall be required to disclose any information to the extent such disclosure would violate applicable Law, any confidentiality obligation to a Governmental Authority, or the terms of any supervisory or examination process (including information constituting confidential supervisory information). No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Signature Bank shall permit Parent’s senior officers and independent auditors to meet with the senior officers of Signature Bank, including officers responsible for the Signature Bank Financial Statements and the internal controls of Signature Bank’s independent public accountants, to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b)           In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)           Signature Bank shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Signature Bank to preserve the confidentiality of the information relating to the Signature Bank Entities provided to such Persons and their Affiliates and Representatives.

(d)           Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Signature Bank Material Adverse Effect or a Parent Material Adverse Effect, as applicable; provided, that no Party shall be required to provide notice of or otherwise disclose any communication or determination by a Governmental Authority or Self-Regulatory Organization if such disclosure is prohibited by applicable Law or if the substance of such communication constitutes confidential supervisory information.

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7.7      Press Releases.

Prior to the Effective Time, Signature Bank and Parent shall consult with each other and agree as to the form and substance of any press release, communication with Signature Bank’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8      Charter Provisions.

Each Signature Bank Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any Signature Bank Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Signature Bank Entity that may be directly or indirectly acquired or controlled by them.

7.9      Employee Benefits and Contracts.

(a)           All persons who are employees of the Signature Bank Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of First Community Bank; provided, however, that in no event shall any of the employees of the Signature Bank Entities be executive officers of Parent or First Community Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the Board of Directors of Parent or First Community Bank and in accordance with the bylaws of Parent or First Community Bank. All of the Continuing Employees shall be employed at the will of First Community Bank, and no contractual right to employment shall inure to such employees because of this Agreement, except as may be otherwise expressly set forth in this Agreement, or in any individual employment agreement or benefit arrangement entered into in connection with the Merger.

(b)           As of the Effective Time, each Continuing Employee shall be eligible to participate in each of First Community Bank’s Employee Benefit Plans with full credit for prior service with Signature Bank solely for purposes of eligibility and vesting.

(c)           As of the Effective Time and to the extent of eligibility in a First Community Bank Employee Benefit Plan, First Community Bank shall make available employer-provided benefits under First Community Bank’s Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to First Community Bank employees. With respect to First Community Bank’s Employee Benefit Plans providing health coverage, First Community Bank shall use commercially reasonable efforts, to the extent permitted by the applicable insurance provider, to cause any pre-existing condition exclusion, eligibility waiting period, or other limitation or exclusion that would otherwise apply under such plans to new employees not to apply to a Continuing Employee or any covered dependents who were covered under a similar Signature Bank plan as of the Effective Time of the Merger. Notwithstanding the foregoing, Continuing Employees shall be eligible to enroll their children as covered dependents under such plans, but spouses shall not be eligible for coverage in accordance with First Community Bank’s policy. Continuing Employees whose spouses lose medical coverage under the Signature Employee Benefit Plans as a result of the Merger will be eligible to receive a monthly supplemental payment for medical insurance coverage most similar to First Community Bank’s Employee Benefit Plans, the amount of such payment shall equal the anticipated monthly cost of spousal medical coverage under the Health Insurance Marketplace established under the Affordable Care Act, to the extent such cost exceeds the higher of (i) the cost First Community Bank would have paid for spousal coverage or (ii) the cost Signature Bank is paying for spousal coverage as of the date of this Agreement. If such spouse obtains, or becomes eligible for, medical coverage from another source during the plan year, the supplemental payment shall cease. This supplemental payment will be reevaluated at each annual renewal, and, while it may be continued in future years, any continuation will be subject to First Community Bank’s sole discretion. Section 7.9(c) of the Signature Bank Disclosure Memorandum sets forth a list of each spouse of a Signature Bank Employee who, as of the date of this Agreement, participates in coverage under a Signature Employee Benefit Plan. In addition, if any such transition occurs during the middle of a plan year, First Community Bank shall use commercially reasonable efforts, to the extent permitted by the applicable insurance provider, to cause any such successor First Community Bank Employee Benefit Plan providing health coverage to give credit toward the satisfaction of any annual deductible limitation and out-of-pocket maximum under the successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by a Continuing Employee under the corresponding Signature Bank Employee Benefit Plan during that plan year prior to the effective date of such transition.

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(d)           Employees of the Signature Bank Entities (i) whose employment is not continued by Parent or First Community Bank following the Effective Time, (ii) whose continued employment is terminated by Parent or First Community Bank (or by Signature Bank at the request of Parent or First Community Bank) for reasons other than for cause or by the employee as a result of a material diminution in his or her base salary (which, for purposes herein, shall mean a reduction of five percent (5%) or more of such employee’s base salary) or a material change to the employee’s work location, at the Effective Time or during the six (6) month period following the Effective Time or (iii) whose continued employment is limited to a defined post-Closing transition period as set forth in an individual retention agreement, offer letter, or other written arrangement (each, a “Displaced Employee”), shall be eligible to receive severance in an amount equal to three (3) weeks of base salary per full year of service, not to exceed fifty-two (52) weeks of base salary in the aggregate, subject to and contingent upon the execution and non-revocation of a customary release of claims in a form reasonably acceptable to Parent. In its sole discretion, Parent may also offer individual employees retention bonuses as provided in Section 7.10 or other temporary employment arrangements in connection with transition matters, which may be documented in individual offer letters or retention agreements and may address retention payments, the timing of separation, and severance eligibility. Receipt of a retention bonus shall not preclude eligibility for severance under this Section 7.9(d), provided the eligibility conditions for each are met, and except as otherwise provided in any individual agreement. Nothing in this Section 7.9(d) shall be deemed to limit or modify the at-will employment status of any Continuing Employee or to confer upon any employee any right to continued employment or severance, except as expressly provided herein or in an individual agreement.

(e)           Concurrently with the execution and delivery of this Agreement, the Chief Executive Officer of Signature Bank shall enter into and deliver to Parent and First Community Bank an employment agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit A.

(f)            Concurrently with the execution and delivery of this Agreement, the President and Chief Lending Officer of Signature Bank shall enter into and deliver to Parent and First Community Bank an employment agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit B.

(g)           Concurrently with the execution and delivery of this Agreement, the Head of SBA Lending of Signature Bank shall enter into and deliver to Parent and First Community Bank an employment agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit C.

(h)           Concurrently with the execution and delivery of this Agreement, each of Signature Bank’s directors, other than the Chief Executive Officer, shall enter into and deliver to Parent a Non-Competition Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit D.

(i)            Concurrently with the execution and delivery of this Agreement, each of Signature Bank’s executive officers, directors, and any other Person or Group (as defined in Section 13(d)(3) of the Exchange Act) that is the beneficial owner of 10% or more of the outstanding shares of Signature Bank Common Stock shall enter into and deliver to Parent a Shareholder Support Agreement dated as of the date hereof in the form of Exhibit E pursuant to which he or she will vote his or her shares of Signature Bank Common Stock in favor of this Agreement and the transactions contemplated hereby.

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(j)            No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.13.

(k)           No provision of this Agreement (i) constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement or (ii) provide any right or entitlements to any employee or other third party.

(l)            Upon not less than ten days’ notice prior to the Closing Date from Parent to Signature Bank, Signature Bank shall cause the termination, amendment or other appropriate modification of each Signature Bank Benefit Plan (and, with respect to a PEO Benefit Plan, its participation thereunder) as specified by First Community Bank in such notice such that no Signature Bank Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable Signature Bank Benefit Plans, including the PEO Benefit Plans, effective as of the date which immediately precedes the Closing Date. Upon such action, participants in such applicable Signature Bank Benefit Plans or PEO Benefit Plans that are “employee pension benefit plans” under Section 3(2) of ERISA shall be 100% vested in their account balances. With respect to each such Signature Bank Benefit Plan, including any PEO Benefit Plan, as to which First Community Bank issues such notice and which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”), (i) prior to the Closing Date, the appropriate board of directors among the Signature Bank Entities shall adopt resolutions terminating each 401(k) Plan effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to each 401(k) Plan’s termination under “(i),” immediately above, Signature Bank shall cause each 401(k) Plan to adopt all amendments, including amendments and restatements, of each document evidencing each 401(k) Plan, as may be necessary to maintain each 401(k) Plan’s compliance with Code Section 401(a) and other applicable provisions of the Code pursuant to such termination, and (iii) as of the Termination Date, Signature Bank shall cause each 401(k) Plan to proceed with implementing the process of distributing each 401(k) Plan’s account balances to participants. Parent or First Community Bank shall cause its Employee Benefit Plan that provides for a “cash or deferred arrangement” under Code Section 401(k) to accept direct rollovers from any 401(k) Plan described in the preceding sentence, to the extent permitted by the terms of the receiving plan, and shall use commercially reasonable efforts to permit the direct rollover of any outstanding participant plan loan, subject to the receiving plan’s ability and willingness to accept such loan rollovers.

(m)          Subject to the limitations set forth in any applicable Employee Benefit Plan of Parent or First Community Bank, First Community Bank shall credit each Continuing Employee, except for any Continuing Employee who is retained by First Community Bank on a temporary or interim basis for a transitional period following the Effective Time, with up to 40 hours of paid time off representing a rollover of such employee’s accrued but unused vacation time, sick leave, personal time, or similar paid leave from Signature Bank as of the Effective Time (the “Carryover PTO”). Any such Carryover PTO shall be limited to a maximum of one week or 40 hours, and any unpaid accrued time in excess of 40 hours shall be forfeited. Such Carryover PTO must be used in accordance with the terms of any applicable Employee Benefit Plan or policy of First Community Bank, and will be forfeited if not used as required therein.

7.10    Retention Plan.

To facilitate the successful integration of Signature Bank and, in particular, the conversion of its systems to those of First Community Bank, First Community Bank shall establish a retention bonus pool to incentivize and reward select non-director employees of Signature Bank who are critical to such integration. Prior to the Effective Time, First Community Bank shall designate in writing the employees eligible to receive a retention bonus (each, a “Retention Bonus Employee”) and the applicable retention period for such employee, which may extend beyond the Effective Time based on operational needs. Each Retention Bonus Employee must remain continuously employed with First Community Bank or its Affiliates through the end of the applicable retention period in order to earn and receive their retention bonus; provided, however, any Retention Bonus Employee whose employment is terminated by First Community Bank or its Affiliates for reasons other than for cause shall be entitled to receive his or her retention bonus as if he or she remained continuously employed with First Community Bank or its Affiliates through the end of the applicable retention period. Retention bonuses shall be paid as a lump sum, subject to applicable tax withholdings, on the 60th day following the conclusion of the retention period, subject to execution and non-revocation of a customary release of claims prior to such date. Any Retention Bonus Employee who voluntarily resigns or is terminated for cause prior to the end of the applicable retention period shall forfeit their retention bonus. For the avoidance of doubt, nothing in this Agreement shall be construed to obligate any employee to remain employed with First Community Bank or its affiliates for any period of time, and no provision of this Agreement shall be deemed to constitute a guarantee of employment or of payment of any bonus absent satisfaction of the applicable conditions.

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7.11    Directors.

At the Effective Time, Parent and the Surviving Bank will cause two individuals who are then serving as directors of Signature Bank to be appointed as directors of Parent and the Surviving Bank (each, a “Continuing Director”). Each Continuing Director’s continued service as a director of Parent and the Surviving Bank shall be subject to the normal nomination and election processes in accordance with applicable law and the governing documents of Parent and the Surviving Bank.

7.12    Section 16 Matters.

Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act. Signature Bank agrees to promptly furnish Parent with all requisite information necessary for Parent to take the actions contemplated by this Section 7.12.

7.13    Indemnification.

(a)           For a period of six years after the Effective Time, the Surviving Bank shall indemnify, defend, and hold harmless the present and former directors, officers and employees of the Signature Bank Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Signature Bank or, at Signature Bank’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the FICG, the GBCC, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by Signature Bank’s articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter.

(b)           Prior to the Effective Time, Parent shall purchase, or shall direct Signature Bank to purchase, an extended reporting period endorsement under Signature Bank’s existing directors’ and officers’ liability insurance coverage (“Signature Bank D&O Policy”) (or, if such extended endorsement coverage is not available, or is not available on reasonable terms, for the requisite period of time, such additional policy or policies as shall be necessary to provide coverage for such period of time) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Signature Bank’s D&O Policy. The directors and officers of Signature Bank shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement (or additional policy or policies). Such endorsement (or additional policy or policies) shall provide such directors and officers with coverage following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to two times the current annual premium for Signature Bank’s D&O Policy (the “Premium Multiple”). If Parent is unable to obtain or maintain the insurance coverage called for in this Section 7.11(b), then Parent shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

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(c)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.13, upon learning of any such Liability or Litigation, shall promptly notify Parent and the Surviving Bank thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Bank shall have the right to assume the defense thereof and, in such event, neither Parent nor the Surviving Bank shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Bank and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless, in the reasonable judgment of counsel for the Indemnified Parties, there is a conflict of interest among the Indemnified Parties that cannot be waived, in which case Parent and the Surviving Bank shall be obligated to pay for one firm of counsel for each group of Indemnified Parties as shall not have an internal conflict of interest among members of the group; provided, that Parent shall not be obligated to pay for more than two firms of counsel in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Parent nor the Surviving Bank shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Parent’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Parent nor the Surviving Bank shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)           If Parent or the Surviving Bank or any successors or assigns shall consolidate with or merge into any other Person and will not be the continuing or surviving Person of such consolidation or merger or transfer of all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Bank shall assume the obligations set forth in this Section 7.13.

(e)           The provisions of this Section 7.13 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

7.14    Termination of Certain Contracts.

Signature Bank shall use its best efforts to terminate the agreements set forth in Section 7.14 of the Parent Disclosure Memorandum and any other contract or agreement of Signature Bank requested by Parent to be amended, modified, or terminated (each, a “Terminated Contract” and, collectively the “Terminated Contracts”), which termination shall, unless otherwise agreed upon by the Parties, be effective at or prior to the Effective Time. Prior to the Effective Time, Signature Bank will take all actions necessary to pay or accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each Terminated Contract.

7.15    SBA Lender Status.

Parent intends to take commercially reasonable actions to cause First Community Bank to obtain approval from the SBA to conduct operations as a “Preferred Lender” under the SBA Act with such preferred lender status becoming effective as of or prior to the Effective Time. Signature Bank shall use its commercially reasonable best efforts to cooperate with and assist First Community Bank in seeking Preferred Lender status from the SBA.

7.16    Certain Pre-Closing Matters.

Certain pre-Closing matters relating to Signature Bank are described in Section 7.16 the Parent Disclosure Memorandum.

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Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1      Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)           Shareholder Approval. The shareholders of Signature Bank shall have approved this Agreement by the Requisite Signature Bank Shareholder Vote, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Signature Bank’s articles of incorporation and bylaws.

(b)           Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, any Regulatory Authorities required for the consummation of the Merger shall have been obtained or made and shall remain in full force and effect, and all applicable waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall impose any condition or restriction (including any requirement to raise additional capital or to dispose of any Assets) that, in the reasonable judgment of Parent’s board of directors, would (i) reasonably be expected to result, individually or in the aggregate, in a material or adverse impact on the economic or business benefits that Parent reasonably expects to derive from the transactions contemplated by this Agreement to such a degree that, had such condition or restriction been known, Parent would not have entered into this Agreement or (ii) reasonably be expected to have a Parent Material Adverse Effect or Signature Bank Material Adverse Effect after giving effect to the transactions contemplated by this Agreement ((i) or (ii), a ”Materially Burdensome Condition”).

(c)           Registration Statement. The Registration Statement shall have been made effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(d)           Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(e)           Nasdaq Listing. The shares of Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on The Nasdaq Stock Market.

8.2      Conditions to Obligations of Parent and First Community Bank.

The obligations of Parent and First Community Bank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 10.6(a):

(a)           Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Signature Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.26 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Signature Bank set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.26) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Signature Bank Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

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(b)           Performance of Agreements and Covenants. Each and all of the agreements and covenants of Signature Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Officers’ Certificate. Signature Bank shall have delivered to Parent (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Signature Bank and in Sections 8.2(a), 8.2(b), 8.2(g), 8.2(h), 8.2(i), and 8.2(j) have been satisfied.

(d)           Secretary’s Certificate. Signature Bank shall have delivered a certificate of the secretary of Signature Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Signature Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Signature Bank as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of Georgia as to the good standing of Signature Bank; (iii) a copy of the bylaws of Signature Bank as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Signature Bank’s Board authorizing and approving the applicable matters contemplated hereunder, (v) a certificate, if available, of the Georgia Department of Banking and Finance (dated not less than ten days prior to the Closing Date) as to the good standing of Signature Bank, and (vi) a certificate, if available, of the Federal Deposit Insurance Corporation (dated not less than ten days prior to the Closing Date) certifying that Signature Bank is an insured depository institution.

(e)           Tax Opinion. Parent shall have received the opinion of Parent’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and Signature Bank will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion giver considers appropriate, representations contained in certificates of officers of Parent, Signature Bank, and others.

(f)            Employment Agreements; Non-Competition Agreements; Shareholder Support Agreements. The Employment Agreement in the form attached hereto as Exhibit A shall have been executed by the Chief Executive Officer of Signature Bank and delivered to Parent. The Employment Agreement in the form attached hereto as Exhibit B shall have been executed by the President and Chief Lending Officer of Signature Bank and delivered to Parent. The Employment Agreement in the form attached hereto as Exhibit C shall have been executed by the Head of SBA Lending of Signature Bank and delivered to Parent. In addition, the current employment agreement of the President and Chief Lending Officer of Signature Bank shall have been amended, effective as of the Closing, to conform the geographic scope therein to those set forth in the form of Employment Agreement attached hereto as Exhibit B. The Director Non-Competition Agreements in the form attached hereto as Exhibit D shall have been executed by each of Signature Bank’s directors, other than the Chief Executive Officer, and delivered to Parent. The Shareholder Support Agreements in the form attached hereto as Exhibit E shall have been executed by each of the directors, executive officers, and any other Person or Group (as defined in Section 13(d)(3) of the Exchange Act) that is the beneficial owner of 10% or more of the outstanding shares of Signature Bank Common Stock of Signature Bank and delivered to Parent.

(g)           Notices of Dissent. Signature Bank shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 10% of the entitled to vote and outstanding shares of Signature Bank Common Stock.

(h)           No Material Adverse Effect. There shall not have occurred any Signature Bank Material Adverse Effect from December 31, 2024 to the Effective Time with respect to Signature Bank.

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(i)            Payments. None of the Signature Bank Entities shall have made any payments or provided any benefits, or is obligated to make any payments or provide any benefits, in connection with the Merger or any related transaction contemplated by this Agreement, any or all of which (i) a deduction could or would be disallowed or limited under Sections 280G, 404, or 162(m) of the Code, or (ii) could or would be subject to withholding or give rise to taxation under Section 4999 of the Code.

(j)            Consents and Approvals. Signature Bank shall have obtained any and all Consents required for consummation of the Merger or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Signature Bank Material Adverse Effect. Signature Bank shall have obtained the Consents listed in Section 4.16(b) of the Signature Bank Disclosure Memorandum, including Consents from the lessors of each office leased by Signature Bank, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

8.3      Conditions to Obligations of Signature Bank.

The obligations of Signature Bank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Signature Bank pursuant to Section 10.6(b):

(a)           Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Parent Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)           Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and First Community Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Officers’ Certificate. Parent shall have delivered to Signature Bank a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Parent and in Sections 8.3(a), 8.3(b), and 8.3(g) have been satisfied.

(d)           Secretary’s Certificate. Parent Entities shall have delivered a certificate of the secretary of the Parent Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Parent Entities executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Parent as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not less than ten days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the good standing of the Parent; (iii) a copy of the bylaws of Parent as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Parent’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate, if available, of the Federal Reserve (dated not less than ten days prior to the Closing Date) certifying that Parent is a registered bank holding company, (vi) a copy of the articles of incorporation of First Community Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of First Community Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate, if available, of the South Carolina State Board of Financial Institutions (dated not less than ten days prior to the Closing Date) as to the good standing of First Community Bank, and (ix) a certificate, if available, of the FDIC (dated not less than ten days prior to the Closing Date) certifying that First Community Bank is an insured depository institution.

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(e)           Tax Opinion. Signature Bank shall have received the opinion of Signature Bank’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and Signature Bank will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion giver considers appropriate, representations contained in certificates of officers of Parent, Signature Bank, and others.

(f)            Payment of Merger Consideration. Parent shall be prepared to deliver the Aggregate Merger Consideration, cash in lieu of any fractional shares, and cash payment for the Signature Bank Options as provided by this Agreement.

(g)           No Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect from December 31, 2024 to the Effective Time with respect to Parent.

Article 9
TERMINATION

9.1      Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Signature Bank, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           By mutual written agreement of Parent and Signature Bank; or

(b)           By Parent or Signature Bank (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c)           By Parent or Signature Bank in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority, or any such application shall have been withdrawn (or deemed withdrawn) at the request, whether formal or informal, of such Regulatory Authority, or where, in the reasonable judgment of the board of directors of the terminating Party, the conditions or restrictions proposed to be imposed by such Regulatory Authority would constitute a Materially Burdensome Condition, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite Signature Bank Shareholder Vote is not obtained at Signature Bank’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

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(d)           By Parent or Signature Bank in the event that the Merger shall not have been consummated by July 13, 2026, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)            By Parent (provided, that Parent is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) Signature Bank’s Board shall have made an Adverse Recommendation Change; (ii) Signature Bank’s Board shall have failed to reaffirm the Signature Bank Recommendation within ten business days after Parent requests such at any time following the public announcement of an Acquisition Proposal, (iii) Signature Bank shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3, or (iv) the condition of Section 8.2(g) is not met; or

(f)            By Signature Bank, prior to the Requisite Signature Bank Shareholder Vote (and provided that Signature Bank has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) regarding the requirements for making an Adverse Recommendation Change)) and Section 7.3, in order to accept a Superior Proposal.

9.2      Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Parent or Signature Bank pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6(b), 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3      Termination Fee.

(a)           If Parent terminates this Agreement pursuant to Section 9.1(e) of this Agreement or Signature Bank terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then Signature Bank shall, on the date of termination, pay to Parent the sum of $1,600,000 prior to the termination or abandonment of this Agreement pursuant to Section 9.1 (the “Termination Fee”). The Termination Fee shall be paid to Parent in same day funds. Signature Bank hereby waives any right to set-off or counterclaim against such amount.

(b)           In the event that (i) an Acquisition Proposal with respect to Signature Bank shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Signature Bank, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Signature Bank after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Signature Bank or Parent pursuant to Section 9.1(d) (if the Requisite Signature Bank Shareholder Vote has not theretofore been obtained), (B) by Parent pursuant to Section 9.1(b), or (C) by Signature Bank or Parent pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is twelve (12) months after the date of such termination, Signature Bank consummates an Acquisition Transaction or enters into an Acquisition Agreement, then Signature Bank shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Parent a fee equal to the Termination Fee in same day funds. For the avoidance of doubt, Parent shall be entitled to no more than one Termination Fee. Signature Bank hereby waives any right to set-off or counterclaim against such amount.

(c)           The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent would not enter into this Agreement; accordingly, if Signature Bank fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Signature Bank shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

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9.4      Non-Survival of Representations and Covenants.

Except for Articles 2 and 3, Sections 7.6(b), 7.8, 7.9, and 7.13, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1    Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.9(l) of the Agreement.

“Acquisition Agreement” shall have the meaning as set forth in Section 7.3(a) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to Signature Bank or publicly announced to Signature Bank’s shareholders) by any Person (other than Parent or any of its Affiliates) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Signature Bank by any Person or Group (other than Parent or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Signature Bank or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Parent or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Signature Bank or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Signature Bank pursuant to which the shareholders of Signature Bank immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Signature Bank; or (iii) any liquidation or dissolution of Signature Bank.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. No. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152), and any rules or regulations issued thereunder.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Aggregate Merger Consideration” means the aggregate Merger Consideration payable to holders of Signature Bank Common Stock hereunder, which shall be equal to the product of (x) the Merger Consideration, times (y) the number of shares of Signature Bank Common Stock (excluding Dissenter Shares and Excluded Shares) issued and outstanding at the Effective Time.

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“Allowance” shall have the meaning as set forth in the Section 4.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Audited Financial Statements” shall have the meaning as set forth in Section 4.5(b) of the Agreement.

“Bank Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

“BOLI” shall have the meaning as set forth in Section 4.32(b) of the Agreement.

“Book-Entry Shares” means any non-certificated share of Signature Bank Common Stock held in book entry form on Signature Bank’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of Signature Bank Common Stock.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of South Carolina are authorized or obligated to close.

“Call Reports” shall mean Consolidated Reports of Condition and Income (FFIEC Form 051) or any successor form of the Federal Financial Institutions Examination Council of Signature Bank.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136), as amended, and any regulations or guidance issued thereunder, including provisions affecting employee benefit plans, retirement plan distributions and loans, and temporary plan funding relief.

“CERCLA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of Signature Bank Common Stock.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Confidential Customer Information” shall have the meaning as set forth in Section 4.11(c) of the Agreement.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Director” shall have the meaning as set forth in Section 7.11 of the Agreement.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

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“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any material breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a violation of or material breach of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any material remedy or obtain any material relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Law, Order, or material Contract or Permit.

“Determination Date” means the fifth (5th) Business Day immediately prior to the date on which the Effective Time is to occur.

“Displaced Employee” shall have the meaning as set forth in Section 7.9(d) of the Agreement.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not it is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Enforceability Exceptions” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Environmental Laws” means all applicable federal, state, local, or foreign statutes, laws, regulations, rules, ordinances, codes, directives, guidance, orders, decrees, judgments, or common law (including any binding judicial or administrative interpretation thereof), now or hereafter in effect, relating to pollution, the protection of the environment, natural resources, or human health and safety as affected by exposure to Hazardous Materials. Without limitation, Environmental Laws include the following federal statutes, as amended, and any state or local counterparts or similar laws: (i) the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. § 9601 et seq.; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. § 6901 et seq.; (iii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (v) the Federal Water Pollution Control Act (Clean Water Act), 33 U.S.C. § 1251 et seq.; (vi) the Toxic Substances Control Act (TSCA), 15 U.S.C. § 2601 et seq.; (vii) the Occupational Safety and Health Act (OSHA), to the extent relating to exposure to Hazardous Materials; (viii) any state, county, municipal, or other local laws, statutes, ordinances, or regulations comparable to or implementing the federal statutes listed above; (ix) any rules, regulations, orders, directives, or other governmental requirements promulgated under or implementing the foregoing laws; and (x) any other Law, whether currently in effect or enacted in the future, relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of Hazardous Materials, or the protection of the environment or human health and safety in relation thereto.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Signature Bank Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Fair Market Value Per Share” shall have the meaning as set forth in Section 3.4(a) of the Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“FFCRA” means the Families First Coronavirus Response Act (Pub. L. No. 116-127), as amended, and any regulations or guidance issued thereunder, including provisions relating to employer-paid leave, payroll tax credits, and group health plan requirements.

“FICG” shall mean the Financial Institutions Code of Georgia.

“Final Parent Stock Price” shall mean the volume weighted average price (rounded up to the nearest cent) of Parent Common Stock on The Nasdaq Stock Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Parent) during the Measurement Period.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

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“GBCC” shall mean the Georgia Business Corporation Code.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” means any chemical, substance, material, pollutant, contaminant, compound, waste, or mixture that is defined, classified, regulated, or otherwise characterized as hazardous, toxic, or a threat to human health or the environment under any applicable Environmental Law, including: (i) any “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “regulated substance,” or similar term as defined or used under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Hazardous Site Response Act (HSRA), or any other Environmental Law; (ii) petroleum, petroleum products, crude oil, natural gas, synthetic gas, or any fractions, derivatives, or byproducts thereof; (iii) polychlorinated biphenyls (PCBs), lead (including lead-based paint and lead in drinking water), urea formaldehyde foam insulation, asbestos (including materials containing asbestos requiring abatement, removal, or encapsulation), mold, radon, and any other material the exposure to or presence of which is prohibited, limited, or regulated by any Governmental Authority under Environmental Law; (iv) pesticides, herbicides, fertilizers, and other agricultural chemicals; provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Health Insurance Marketplace” means the federal health insurance exchange established pursuant to Section 1311 of the Affordable Care Act, and any state-based or federally facilitated health insurance exchange established pursuant to the Affordable Care Act.

“Indemnified Party” shall have the meaning as set forth in Section 7.13(a) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Information Systems” shall have the meaning as set forth in Section 4.11(b) of the Agreement

“Insurance Policies” shall have the meaning as set forth in Section 4.32(a) of the Agreement.

“Intellectual Property” means all intellectual property and proprietary rights of any kind, whether registered or unregistered, including: (i) trademarks, service marks, trade names, logos, corporate names, brand names, domain names, and other source identifiers, together with all goodwill associated therewith and all applications, registrations, and renewals thereof; (ii) patents, patent applications, inventions (whether patentable or not), invention disclosures, and improvements; (iii) copyrights and copyrightable works (including software, documentation, marketing materials, and website content), and registrations and applications therefor; (iv) trade secrets, know-how, confidential business information, customer data and lists, vendor data and pricing, marketing strategies, algorithms, models, processes, formulas, and other proprietary information; (v) computer software, systems, and platforms (including source code, object code, user interfaces, databases, architecture, and related documentation), whether developed internally or licensed from third parties; (vi) rights under all licenses, sublicenses, and other agreements relating to the foregoing, including rights to use third-party or jointly owned technology or content. For the avoidance of doubt, “Intellectual Property” includes all such rights used or held for use in connection with electronic banking platforms, mobile apps, online account services, data security systems, digital payment infrastructure, and customer relationship management systems.

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“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning as set forth in Section 4.2(c).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chief executive officer, president, or chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Leased Property” shall have the meaning as set forth in Section 4.10(c) of the Agreement.

“Leases” shall have the meaning as set forth in Section 4.10(c) of the Agreement.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” shall have the meaning as set forth in Section 4.21(a) of the Agreement.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Period” shall mean the ten consecutive Trading Days ending immediately prior to the Determination Date.

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

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“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“OREO” shall have the meaning as set forth in Section 4.10(b) of the Agreement.

“Owned Real Property” shall have the meaning as set forth in Section 4.10(b) of the Agreement.

“Parent” shall have the meaning as set forth in the introduction of the Agreement.

“Parent Common Stock” means the common stock, par value $1.00 per share, of Parent.

“Parent Entities” means, collectively, Parent and First Community Bank.

“Parent Exchange Act Reports” shall have the meaning as set forth in Section 5.3(a) of the Agreement.

“Parent Financial Advisor” means Hovde Group, LLC.

“Parent Financial Statements” means (i) the consolidated balance sheets of Parent as of December 31, 2024, 2023 and 2022 and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the years ended December 31, 2024, 2023 and 2022, as filed in amended form by Parent in Exchange Act Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to interim periods ended subsequent to December 31, 2024.

“Parent Material Adverse Effect” means any event, change, effect, circumstance, occurrence, or development that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) materially impairs or would reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated hereby on a timely basis; provided, however, that no effect resulting from any of the following shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in laws, rules, or regulations of general applicability to banks or thrift institutions (including changes in the interpretation or enforcement thereof by any Governmental Authority); (B) changes in GAAP or regulatory accounting requirements applicable to banks generally; (C) changes in general economic, political, or market conditions (including interest rates, inflation, or securities, credit, financial or capital markets, including changes resulting from the failure of any financial institution); (D) any outbreak or escalation of hostilities, acts of war, sabotage or terrorism, or any escalation or worsening thereof; (E) any pandemic, epidemic, or disease outbreak or other public health event or emergency, or any change or interpretation of Law or policy in response thereto; or (F) the negotiation, execution, delivery, announcement, or performance of this Agreement, including any action or omission of Parent taken with the prior written consent of Signature Bank or as otherwise required under this Agreement (including the impact thereof on relationships with customers or employees), and including Parent’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees; except to the extent that the effects of any such event, change, effect, circumstance, occurrence, or development described in clauses (A) through (E) disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated financial institutions in the United States (in which case the extent of such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur). Notwithstanding the foregoing, no change in the trading price or trading volume of Parent Common Stock on or after the date of this Agreement shall by itself be deemed to be a “Parent Material Adverse Effect” (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect).

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“Parent Shareholders’ Meeting” means the meeting of Parent’s shareholders to be held pursuant to Section 7.1(c), including any postponements or adjournments thereof.

“Parent Subsidiaries” means the Subsidiaries of Parent, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means Signature Bank, Parent or First Community Bank and “Parties” means two or more of such Persons.

“Permit” means any federal, state, local, or foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Parent or Signature Bank Material Adverse Effect, as the case may be.

“Permitted Liens” means (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable or being contested in good faith pursuant to appropriate proceedings, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets, and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Premium Multiple” shall have the meaning as set forth in Section 7.13(b) of the Agreement.

“Real Property” shall have the meaning as set forth in Section 4.10(c) of the Agreement.

“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Regulatory Agreement” shall have the meaning as set forth in Section 4.24 of the Agreement.

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“Regulatory Authorities” means, collectively, the SEC, The Nasdaq Stock Market, the Financial Industry Regulatory Authority, Inc., the South Carolina State Board of Financial Institutions, the FDIC, the Department of Justice, the Georgia Department of Banking and Finance, the Office of Commissioner of Insurance and Safety Fire of Georgia, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite First Community Bank Shareholder Vote” shall have the meaning as set forth in Section 5.2(a) of the Agreement.

“Requisite Parent Shareholder Vote” shall have the meaning as set forth in Section 5.2(a) of the Agreement.

“Requisite Signature Bank Shareholder Vote” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” means the South Carolina Business Corporation Act of 1988, as amended.

“SEC” means the United States Securities and Exchange Commission.

“SECURE Act” means the Setting Every Community Up for Retirement Enhancement Act of 2019 (Division O of Pub. L. No. 116-94), as amended, and any regulations or guidance issued thereunder, including provisions relating to retirement plan administration, required minimum distributions, eligibility, and plan disclosures.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, the South Carolina Uniform Securities Act of 2005 and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Signature Bank” shall have the meaning as set forth in the introduction of the Agreement.

“Signature Bank Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Signature Bank’s Board” shall mean the Board of Directors of Signature Bank.

“Signature Bank Common Stock” means the common stock of Signature Bank, par value $2.00 per share.

“Signature Bank D&O Policy” shall have the meaning as set forth in Section 7.13(b) of the Agreement.

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“Signature Bank Disclosure Memorandum” means the written information entitled “Signature Bank of Georgia Disclosure Memorandum” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Signature Bank Entities” means, collectively, Signature Bank and all Signature Bank Subsidiaries.

“Signature Bank ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Signature Bank Financial Advisor” means Olsen Palmer LLC.

“Signature Bank Financial Statements” shall have the meaning set forth in Section 4.5(b) of the Agreement.

“Signature Bank Investment Securities” shall have the meaning set forth in Section 4.5(b) of the Agreement.

“Signature Bank Material Adverse Effect” means any event, change, effect, circumstance, occurrence, or development that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of Signature Bank and its Subsidiary, taken as a whole, or (ii) materially impairs or would reasonably be expected to materially impair the ability of Signature Bank to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated hereby on a timely basis; provided, however, that no effect resulting from any of the following shall be taken into account in determining whether a Signature Bank Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in laws, rules or regulations of general applicability to banks or thrift institutions (including changes in the interpretation or enforcement thereof by any Governmental Authority); (B) changes in GAAP or regulatory accounting requirements applicable to banks generally; (C) changes in general economic, political, or market conditions (including interest rates, inflation, or securities, credit, financial or capital markets, including changes resulting from any failure of any financial institution); (D) any outbreak or escalation of hostilities, acts of war, sabotage or terrorism, or any escalation or worsening thereof; (E) any pandemic, epidemic, or disease outbreak or other public health event or emergency, or any change or interpretation of Law or policy in response thereto; or (F) the negotiation, execution, delivery, announcement or performance of this Agreement, including any action or omission of Signature Bank taken with the prior written consent of Parent or as otherwise required under this Agreement (including the impact thereof on relationships with customers or employees) and including Signature Bank’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees; except to the extent that the effects of any such event, change, effect, circumstance, occurrence, or development described in clauses (A) through (E) disproportionately affect Signature Bank and its Subsidiary, taken as a whole, as compared to other similarly situated financial institutions in the United States (in which case the extent of such disproportionate impact may be taken into account in determining whether a Signature Bank Material Adverse Effect has occurred or would reasonably be expected to occur). Notwithstanding the foregoing, no change in the bid or ask price or trading volume of Signature Bank Common Stock on the OTC Pink Market on or after the date of this Agreement shall by itself be deemed to be a “Signature Bank Material Adverse Effect” (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Signature Bank Material Adverse Effect may be taken into account in determining whether there has been a Signature Bank Material Adverse Effect).

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“Signature Bank Material Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“Signature Bank Options” shall have the meaning as set forth in Section 3.4(a) of the Agreement.

“Signature Bank Recommendation” shall have the meaning as set forth in Section 7.1(a) of the Agreement.

“Signature Bank Shareholders’ Meeting” means the meeting of Signature Bank’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Signature Bank Subsidiary” means the Subsidiary of Signature Bank. As of the date of this Agreement, Signature Bank has only one Subsidiary, Signature Insurance.

“Signature Insurance” shall have the meaning as set forth in Section 4.1(b) of the Agreement.

“Support Agreement” shall have the meaning as set forth in the Recitals of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, Signature Bank Entities and (ii) with respect to which the board of directors of Signature Bank (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (among other things, after consultation with the Signature Bank Financial Advisor (or such other financial advisor as Signature Bank may use)) to be more favorable to Signature Bank’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Signature Bank, after consultation with the Signature Bank Financial Advisor (or such other financial advisor as Signature Bank may use), the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal).

“Surviving Bank” means First Community Bank as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.25 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, social security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

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“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any schedules, elections or attachments thereto and including any amendment thereof.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the imposition, administration, assessment or collection of any Tax or the administration of any Laws relating to Taxes.

“Terminated Contract(s)” shall have the meaning as set forth in Section 7.14 of the Agreement.

“Termination Date” shall have the meaning as set forth in Section 7.9(l) of the Agreement.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a)(ii) of the Agreement.

“Trading Day” means any day on which shares of Parent Common Stock are traded, as reported on the Nasdaq Capital Market.

“Unaudited Financial Statements” shall have the meaning as set forth in Section 4.5(b) of the Agreement.

“Uniform Age Rating Curve” means the uniform age rating curve established by the Centers for Medicare & Medicaid Services under the Health Insurance Marketplace provisions of the Affordable Care Act, which sets forth the permissible variation in premium rates based on age for individual and small group market health insurance coverage.

“WARN Act” shall have the meaning as set forth in Section 4.14(d) of the Agreement.

(b)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific governmental authority or agency shall include any successor statute or regulation or successor governmental authority or agency, as the case may be.

10.2    Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Signature Bank, shall be paid at Closing and prior to the Effective Time. The cost of mailing the Joint Proxy Statement/Prospectus to the shareholders of Signature Bank and Parent shall be split proportionally between Signature Bank and Parent based on the number of materials mailed to each Party’s shareholders.

10.3    Brokers and Finders.

Except for Signature Bank Financial Advisor as to Signature Bank and the Parent Financial Advisor as to Parent, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Signature Bank or Parent, each of Signature Bank and Parent, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Signature Bank shall pay all amounts due under its engagement agreement with the Signature Bank Financial Advisor at Closing and prior to the Effective Time. Section 4.26 of the Signature Bank Disclosure Memorandum includes a copy of such engagement letter and a listing of the fees expected to be due thereunder at Closing.

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10.4    Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any Rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.13.

10.5    Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Requisite Signature Bank Shareholder Vote of this Agreement has been obtained; provided, that after any such approval by the holders of Signature Bank Common Stock, there shall be made no amendment that reduces or modifies the consideration to be received by holders of Signature Bank Common Stock.

10.6    Waivers.

(a)           Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Signature Bank, to waive or extend the time for the compliance or fulfillment by Signature Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b)           Prior to or at the Effective Time, Signature Bank, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Signature Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Signature Bank.

(c)           The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7    Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the Rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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10.8    Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Parent:	First Community Corporation
5455 Sunset Blvd.
Lexington, SC 29072
Attention: Michael C. Crapps
Email: MCrapps@firstcommunitysc.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Greenville ONE
2 West Washington Street, Suite 400
Greenville, SC 29601
Attention: Brittany McIntosh
Email: brittany.mcintosh@nelsonmullins.com

Signature Bank:	Signature Bank of Georgia
6065 Roswell Road
Suite 600
Sandy Springs, Georgia 30328
Attention: Freddie Deutsch
Email: fdeutsch@signaturebankga.com

Copy to Counsel:	Fenimore Kay Harrison LLP
2839 Paces Ferry Road SE
Suite 750
Atlanta, Georgia 30339
Attention: Jonathan S. Hightower
Email: jhightower@fkhpartners.com

10.9    Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina.

10.10  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11  Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

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10.12  Interpretations.

(a)           Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

(b)           No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

10.13  Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14  Severability.

Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST COMMUNITY CORPORATION
(PARENT)

By:	/s/ Michael C. Crapps
Michael C. Crapps
President and Chief Executive Officer

FIRST COMMUNITY BANK

By:	/s/ J. Ted Nissen
J. Ted Nissen
President and Chief Executive Officer

SIGNATURE BANK OF GEORGIA
(Signature Bank)

By:	/s/ Freddie Deutsch
Freddie Deutsch
Chief Executive Officer

[Signature Page]

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Exhibit A to Exhibit 2.1

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of July 13, 2025 is made by and between First Community Bank (the “Employer”), a wholly-owned subsidiary of First Community Corporation, a South Carolina corporation (the “Company”), and Freddie Deutsch, an individual resident of Georgia (the “Executive”).

WHEREAS, contemporaneously with the execution of this Agreement, Signature Bank of Georgia, a Georgia state-chartered bank (“Signature Bank”), is entering into that certain Agreement and Plan of Merger by and among the Company, the Employer, and Signature Bank (the “Merger Agreement”) under the terms of which Signature Bank will be merged with and into the Employer (the “Merger”);

WHEREAS, as a condition to the Merger, the Employer, the Company and the Executive wish to and enter into this Agreement under the terms and conditions set forth herein. As of the Effective Time (as defined in the Merger Agreement), the Employer employs the Executive as its Regional Market President and Director of Specialty Business Lending. The Employer recognizes that the Executive’s contribution to the growth and success of the Employer is substantial. The Employer desires to provide for the continued post-Merger employment of the Executive. The Executive is willing to terminate his interests and rights under any existing employment and change in control agreement with Signature Bank and to serve the Employer on the terms and conditions herein provided;

WHEREAS, this Agreement shall be effective on the date that the Effective Time occurs (the “Effective Date”); and

WHEREAS, if the Merger Agreement is terminated prior to the Effective Date, this Agreement will be null and void.

Now therefore, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as Regional Market President and Director of Specialty Business Lending of the Employer upon the terms and conditions set forth herein. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer’s policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Employer.

2.            Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence on the Effective Date and be for a term of three years (the “Term”). At the end of each day of the Term, the Term shall be extended for an additional day so that the remaining term shall continue to be three years (unless earlier terminated as provided in Section 4); provided that the Executive or the Employer may at any time, by written notice, fix the Term to a finite term of three years commencing with the date of the notice, in which case the Agreement shall continue through its remaining term but shall not be extended absent written agreement by both the Employer and the Executive.

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3.            Compensation and Benefits.

(a)          The Employer shall pay the Executive a rate of annual base salary of $270,350.00 which shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly. The Employer shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Employer. The Board shall review the Executive’s salary at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

(b)          The Executive shall participate in an Employer cash incentive program, which currently contains a target incentive payment potential equal to 15% of annual base salary with a maximum incentive potential payment equal to 25% of annual base salary, subject to the achievement of specified performance targets. This incentive program provides the opportunity for an equity incentive award to the Executive in an amount of 5% of base salary if certain performance criteria are met, as determined by the Company in its sole discretion. This incentive program may be revised from time to time based on business conditions. The Executive’s initial equity grant will be 2,500 shares of the Company’s common stock in the form of a restricted stock award subject to three full years of service for vesting, which vesting period shall begin on the Effective Date. For the avoidance of doubt, any period of Garden Leave shall be treated as continued employment for purposes of time-based equity vesting. Such equity grant shall fully vest upon any Disability of the Executive after reaching the age of sixty-two (62). Any options or similar awards shall be issued to Executive at an exercise price of not less than the stock’s current fair market value as of the date of grant, and the number of shares subject to such grant shall be set forth on the date of grant. Additionally, the Executive is eligible to receive a special retention bonus (the “Retention Bonus”) of $150,000 plus an amount equal to the amount of parachute payments the Executive forfeited in connection with the Merger pursuant to his prior employment agreement (the “Carve Back”), payable in three installments, as follows: the first payment of $50,000 plus the Carve Back shall be payable on the first payroll date following the first anniversary of the Effective Time and the second payment of $50,000 shall be payable on the first payroll date following the second anniversary of such date, and the third payment of $50,000 shall be payable on the first payroll date following the third anniversary of such date, subject to the Executive’s continuous employment with the Employer through each payment date.

(c)          The Executive shall participate in all retirement, health, welfare insurance and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer. In addition to any benefits and payments to the Executive in the event of his termination of employment under Section 4 before his 65th birthday, other than Section 4(d), if following the Executive’s employment, the Executive elects to continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”), subject to any amendments to COBRA after the date of this Agreement, until the month following the month in which he reaches age 65 and/or for a maximum of 18 months (whichever comes first), he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Employer’s share of such premiums, (the “Employer-Provided COBRA Premium”), shall be paid by the Employer and treated as taxable income to Executive.

(d)          The Employer shall reimburse the Executive for reasonable travel and other expenses, including cell phone expenses related to the Executive’s duties, which are incurred and accounted for in accordance with the normal practices of the Employer. The Employer shall reimburse the Executive for such expenses within sixty days of Executive’s notice to Employer of such expense.

(e)          The Employer shall provide the Executive with annual paid time off, which includes sick leave, in accordance with the Employer’s benefit policy as in effect from time to time, and which shall be taken in accordance with any banking rules or regulations governing paid time off leave. Except as allowed in accordance with the Employer’s benefit policy, paid time off days may not be carried forward into following calendar years, and any payments made by the Employer to the Executive as compensation for paid time off days shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly.

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4.            Termination.

(a)          The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b)          The Executive’s employment under this Agreement will be terminated upon the death of the Executive. In this event, the Employer shall pay Executive’s estate any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. The Employer shall also pay the Executive’s estate any bonus earned through the date of death. Any bonus for previous years which was not yet paid will be paid pursuant to the terms set forth in Section 3(f). Any bonus that is earned in the year of death will be paid pursuant to the terms set forth in Section 3(f); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Employer taking into account the performance of the Employer and/or the Company for the entire year, and/or the performance of the Executive through the date of death, as applicable, and prorated through the date of the Executive’s death.

(c)          The Employer may terminate the Executive’s Employment on account of the Disability of the Executive under this Section 4(c). The Employer shall pay the Executive any bonus earned through the date of Disability. Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(c), which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f). Any bonus that is earned in the year of termination on account of Disability will be paid pursuant to the terms set forth in Section 3(f); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Employer taking into account the performance of the Employer and/or the Company for the entire year, and/or the performance of the Executive through the date of termination, as applicable, and prorated through the date of termination of the Executive’s employment on account of Disability. Nothing herein shall prohibit the Employer from hiring an acting Executive Director-Government Guaranteed Lending during the period of any disability of the Executive.

(d)          The Employer may terminate the Executive’s Employment for Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due to him as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(e)          Except for a termination within Section 4(g), the Employer may terminate the Executive’s employment without Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated under this provision, subject to Section 4(g) and also to the possibility of a six-month delay described in Section 20, on the sixtieth (60th) day after the date of termination, the Employer will pay to the Executive severance compensation in an amount equal to twice the amount of the Executive’s monthly base salary as in effect immediately prior to his termination of employment, and thereafter on the first day of the month for the next 10 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his monthly base salary as in effect immediately prior to his termination of employment.

(f)           The Executive may terminate his employment at any time by delivering a Notice of Termination at least 14 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. If the Executive terminates his employment under this provision, the Executive shall receive any sums due to him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. In addition, if the Executive terminates his employment under this Section 4(f) and except for a termination within Section 4(e) or (g), and if (and only if) such termination constitutes a Retirement, then the Employer shall pay the Executive any bonus earned through the date of Retirement, as follows: (i) any bonus for previous years which was not yet paid will be paid pursuant to the terms set forth in Section 3(f).

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(g)          If Executive’s employment is terminated by the Employer without Cause or by the Executive with Good Reason upon or during the two (2) years following a Change in Control (a “Qualifying Termination”), the Executive shall be entitled to the following:

(i)	the Employer shall pay to the Executive any sums due to the Executive as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly;

(ii)	the Employer shall pay the Executive upon the 15th day following the date of the Qualifying Termination, subject to the provisions of Section 4(h), cash compensation in a single lump sum payment in an amount equal to his then current annual base salary multiplied by two (the “Severance”).
(iii)	in addition, Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”), subject to any amendments to COBRA after the date of this Agreement. In accordance with COBRA (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Company’s group health plan as of his date of Qualifying Termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period. If Executive elects COBRA coverage for group health coverage in connection with a Qualifying Termination, then for the first 18 months of such coverage and/or until age 65 (whichever comes first), he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Employer-Provided COBRA Premium shall be paid by the Employer (or its successor) and will be treated as taxable income to Executive.

Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (iii) shall be eliminated if and when the Executive is offered Affordable Care Act compliant group health coverage from a subsequent employer.

(iv)	the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Employer’s long-term equity incentive program or any other equity incentive plan or arrangement shall lapse and such awards shall become 100% vested, all outstanding stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and outstanding performance units granted to the Executive shall become 100% vested, in each case unless otherwise provided in the applicable award agreement and subject to the provisions of Section 4(j) below; and

(v)	the Employer shall pay the Executive any unpaid bonus for years ending before the year in which the Qualifying Termination occurs pursuant to the terms set forth in Section 3(f).

(h)          In the event that the Executive’s active services are no longer needed by the Company during the first 12-months following the date of the Effective Time, the Employer will place the Executive on garden leave for the remainder of the 12-month period (“Garden Leave”). Provided that during any Garden Leave the Executive makes himself reasonably available to the Employer to provide advice and services, on an as needed basis, which are generally in line with the Executive’s duties and the expertise the Executive provided to the Employer prior to such Garden Leave, and the Executive remains in compliance with the terms of this Agreement, then the Executive shall continue to receive a monthly base salary during such period equal to 50% of his monthly base salary as in effect immediately prior to the commencement of Garden Leave. In addition, the Executive shall remain eligible to receive $115,200 of the Retention Bonus described in Section 3(b). The Employer may adjust the Executive’s title during the Garden Leave period to reflect an emeritus or advisory status and the parties will coordinate in good faith regarding the administration of benefit plan terms, as necessary. Garden Leave shall not be considered active service for purposes of participation in variable incentive plans unless otherwise determined by the Employer in accordance with the applicable plan documents. At the end of any such Garden Leave, the Executive will be eligible for the payments described in Section 4(e).

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(i)           With the exceptions of the express provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s Employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.

Following the termination of the Executive’s employment pursuant to Section 4(e) or Section 4(g), if (and only if) the Executive shall execute a release, waiver and settlement agreement substantially in the form attached hereto as Exhibit A in favor of the Employer and its successor(s) (a “Release”) and not timely revoke during any revocation period provided pursuant to such Release (such that the Release shall have become effective). within 60 days of the Executive’s termination of employment (the “60-Day Release Period”), then the Employer shall pay the Severance described in Section 4. With respect to the Severance described in Section 4, in most instances, such payment will be made as soon as practicable after the Release is effective. However, if the 60-Day Release Period spans two calendar years, such Base Severance payment will be made as soon as possible in the subsequent taxable year.

(i)           The Executive shall be deemed to have resigned as a director of each of the Company and the Employer effective immediately after termination of the Executive’s employment or upon Executive’s Garden Leave, regardless of whether the Executive hereafter submits notice of resignation as director. This Agreement constitutes written notice to the Employer of the Executive’s resignation as a director of each of the Company and the Employer effective as of, and contingent upon the occurrence of, a later effective date (i.e., termination of the Executive’s employment). After termination of the Executive’s employment, the Executive will execute such further documents and do such further things as may be requested in good faith by the Employer to evidence, implement or carry out the intent of this Section 4(i).

(j)           The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. As used herein, the “Code” means the Internal Revenue Code of 1986, as amended, and any regulations thereunder. In the event that Tax Counsel (as defined below) determines that the payments provided for herein constitute “excess parachute payments,” then the payments or benefits payable hereunder or otherwise that constitute “parachute payments” within the meaning of Section 280G (“Covered Payments”) shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the Covered Payments being treated as “excess parachute payments” under Section 280G. The Covered Payments shall be reduced by the Employer pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

All determinations required to be made under this Section 4(j), and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel (which may be a law firm, compensation consultant or an accounting firm) appointed by the Employer or the Company (the “Tax Counsel”), which shall provide its determinations and any supporting calculations to the Employer within 10 business days of having made such determination. The Tax Counsel shall consult with any compensation consultants, accounting firm and/or other legal counsel selected by the Employer or the Company in determining which payments to, or for the benefit of, the Executive are to be deemed to be ‘parachute payments’ within the meaning of Section 280G(b)(2) of the Code. In connection with making determinations under this Section 4(j), Tax Counsel shall take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered by the Executive before or after the applicable change in ownership or control, including the non-competition provisions, if any, applicable to the Executive under Section 9 and any other non-competition provisions that may apply to the Executive, and the Employer shall cooperate in the valuation of any such services, including any non-competition provisions.

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(k)          If the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) a notice served under section 8(e) or (g) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Bank shall:

(i)	pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and
(ii)	reinstate any such obligations which were suspended.

Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Employer under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(k) shall not affect any vested rights of the parties hereto.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to applicable withholdings and deductions.

5.            Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive’s employment with the Employer or its predecessors or successors (prior, present or future). For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

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6.            Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The federal Defend Trade Secrets Act (“DTSA”) states:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Accordingly, the Executive shall have the right to disclose in confidence Trade Secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of Trade Secrets that are expressly allowed by the DTSA.

7.            Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as (A) prohibiting or impeding (or enforced by the Employer in a manner that would prohibit or impede) the Executive from (i) testifying in any lawsuit, or (ii) reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”) or the Sarbanes-Oxley Act of 2002, or any other provisions of state or federal law or regulation, or (B) require notification to or prior approval by the Employer of any activity described in clauses (i) or (ii).

8.            Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Executive shall certify in writing compliance with the foregoing requirement.

9.            Restrictive Covenants.

(a)          No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact. The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 9(a).

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(b)          No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)          Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months following any termination (as opposed to expiration) of this Agreement, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has, or upon formation will have, one or more offices or branches located in the Territory.

10.          Independent Provisions. The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.          Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

12.          Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Georgia.

14.          Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.          Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 6, 7, 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

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16.          Saving Clause. If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b) or 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer. The parties agree that all of the terms, provisions and conditions contained in Section 4 and Section 9 constitute essential terms, provisions and conditions of this Agreement. The parties further agree that no part of Section 4 is independent of any part of Section 9, and that no part of Section 9 is independent of any part of Section 4. If a material part of Section 9 is held by a court of competent jurisdiction to be invalid, illegal or unenforceable and is not revised by the court to be enforceable and enforced, then all of Section 4 shall automatically become void and unenforceable. If it is unclear or disputed whether the part of Section 9 held invalid, illegal or unenforceable (and not so revised by the court) is material, the parties shall negotiate in good faith to reach agreement on materiality or immateriality, and if they are unable to agree within a reasonable period of time, the part in question shall be deemed material. If the parties agree the part in question is not material, they shall negotiate in good faith to agree upon a modification necessary to make whole any party adversely affected by the holding of invalidly, illegality or unenforceability, and if they are not able to agree upon such a modification within a reasonable period of time, a material part of Section 9 will be deemed to have been held by a court of competent jurisdiction to be invalid, illegal or unenforceable. Each party agrees to maintain the status quo ante, to the extent necessary to avoid gaining any advantage over the other party or causing the other party to suffer a disadvantage, for so long as it is obligated to negotiate in good faith but the parties have not reached agreement. A violation of the covenant in the preceding sentence shall result in a material part of Section 4 being deemed to be invalid, illegal or unenforceable.

17.          Certain Definitions.

(a)          “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)          “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, or any other related business engaged in by the Employer or any of its Affiliates to a material extent as of the date of termination.

(c)          “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive, the Employer or the Company (provided that the Board determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board’s good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure. In order for the Board to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

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(d)          “Change in Control” shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction or is not a 409A Change in Control:

(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, or (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the Exchange Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such person, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) any plan or proposal for the dissolution or liquidation of the Company is adopted by the shareholders of the Company;

(iii) individuals who, as of immediately following the Effective Date of this Agreement, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv) all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which either:

(1) the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or the entity surviving such Transaction (or, if the Company or the entity surviving such Transaction is then a subsidiary, the ultimate parent thereof) in substantially the same respective proportions as such shareholders’ ownership of the voting power of the Company immediately before such Transaction, or

(2) the individuals who comprise the Board immediately prior thereto do not constitute at least a majority of the board of directors of the Company, the entity surviving such transaction or, if the Company or the entity surviving such Transaction is then a subsidiary, the ultimate parent thereof.

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Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which both (x) the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns (directly or indirectly) all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (y) the individuals who comprise the Board immediately prior to such transaction or series of transactions constitute at least a majority of the board of directors of the entity which owns (directly or indirectly) all or substantially all of the assets of the Company immediately following such transaction or series of transactions (a “Non-Control Transaction”). In addition, to the extent that any compensation constitutes or would constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such compensation, or an event that otherwise changes the timing of settlement or distribution of such compensation, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto; provided that this sentence shall have no bearing on whether the right to any such compensation vests pursuant to the terms of this Agreement or the applicable award agreement.

(e)          “Competing Business” shall mean any business that, in whole or in part, is substantially engaged in the Business or a business that is substantially similar to (and in competition with) the Business.

(f)           “Disability” shall have the meaning set forth in Treasury Regulation § 1.409A-3(i)(4) using the determination method set forth in the long-term disability plan maintained by the Employer or the Company.

(g)          “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:

(i)	a material negative change in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 1;
(ii)	a reduction in the Executive’s base salary, excluding any reduction up to 10% that is applied across the senior management group, and excluding any reductions made in connection with a reduced schedule initiated by the Executive in agreement with the Company in connection with any retirement related transition or by reason of accommodation for a Disability;
(iii)	Executive’s required relocation to a worksite location which is more than fifteen (15) miles from Executive’s then current principal worksite without Executive’s consent (such consent not to be unreasonably withheld), or
(iv)	the Employer’s material breach of this Agreement (excluding any delay of payment required or permitted under Code Section 409A);

provided that, in any such case, the Executive provides written notice to the Employer that the event giving rise to such claim of Good Reason has occurred within thirty (30) days after the occurrence of such event, and such Good Reason remains uncured thirty (30) days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for Good Reason occurs no later than thirty (30) days following the expiration of such cure period.

(h)          “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

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(i)           “Terminate,” “terminated,” “termination,” or “Termination of Employment” shall mean separation from service as defined by Regulation 1.409A-1(h). For the avoidance of doubt, termination of employment shall be deemed to occur at the conclusion of any period of Garden Leave, unless earlier terminated by the Employer.

(j)           “Territory” shall mean the following and be enforceable to the maximum extent permitted under applicable law as to the Business:

(i)             the states of Georgia and South Carolina, or if broader than reasonably necessary to protect the Employer and the Company’s reasonable business interests, then

(ii)            the geographic area within a fifty (50) mile radius of any office or branch location of the Employer or the Company, or if broader than reasonably necessary to protect the Employer and the Company’s reasonable business interests, then,

(iii)           the geographic area within a fifty (50) mile radius of any office or branch location of the Employer or the Company in which the Executive had material involvement or about which the Executive had access to Confidential Business Information related to specialty business lending during the 12-months preceding termination of employment, or if broader than reasonably necessary to protect the Employer and the Company’s reasonable business interests, then,

(iv)           the geographic area within a fifteen (15) mile radius of any office or branch location of the Employer or the Company, or if broader than reasonably necessary to protect the Employer and the Company’s reasonable business interests, then,

(v)            the geographic area within a fifty (15) mile radius of any office or branch location of the Employer or the Company in which the Executive had material involvement or about which the Executive had access to Confidential Business Information related to specialty business lending during the 12-months preceding termination of employment.

The Executive, Employer, and Company agree that a court of competent jurisdiction may enforce this definition and the terms of Section 9 of this Agreement to the maximum extent permissible, including by modifying any portion that is found unenforceable so that it is enforceable to the extent allowed under O.C.G.A. § 13-8-53(d) or any successor provision.

18.          Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in Section 4 hereof, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank. The Executive agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Bank.

19.          Compliance with Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be subject to the Dodd–Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated, and any applicable stock exchange listing requirements adopted, thereunder (collectively, the “DF Act”), including, but not limited to, clawbacks for such incentive payments as may be required by the DF Act. The Executive agrees to such amendments, agreements, or waivers that are required by the DF Act or requested by the Employer to comply with the terms of the DF Act. Executive agrees to comply with the terms of any incentive-based compensation “claw back” policy, as in effect from time to time, adopted or that may be adopted by the Employer.

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20.          Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). To the extent permissible, each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer and the Company do not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(a)          If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Executive’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)          Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

21.          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing and signed by all parties hereto.

22.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST COMMUNITY CORPORATION
ATTEST:

By:	By:

Name:	Name: Michael C. Crapps

Title: Chief Executive Officer

FIRST COMMUNITY BANK

By:

Name: J. Ted Nissen

Title: Chief Executive Officer

EXECUTIVE

Freddie Deutsch
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Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between Freddie Deutsch, an individual resident of Georgia (“Employee”), First Community Bank and First Community Corporation (collectively, the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns.

On July 13, 2025, the Bank and Employee entered into an Employment Agreement (the “Employment Agreement”) governing the relationship between the parties. Section 4 provides that the Bank may terminate the Employment Agreement without Cause (as defined in the Employment Agreement). Section 4 of the Employment Agreement also provides that Employee shall be entitled to severance pay if the Employment Agreement is terminated without Cause (as defined in the Employment Agreement), on the condition that Employee enter into this release or a substantially similar release.

Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.           Termination Date: The Employee agrees that his employment with the Bank terminates as of ________________ (the “Termination Date”).

2.           Severance Payments: Subsequent to his Termination Date, the Bank shall pay Employee severance pay as noted in Section 4 of the Employment Agreement (the “Severance Payment”), less applicable deductions and withholdings.

3.           Legal Obligations

The parties acknowledge that pursuant to Section 4(h) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement. It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.           Waiver and Release:

a)            Employee unconditionally releases and discharges the Bank, entities affiliated with the Bank, and the respective current and former officers, directors, shareholders, employees, and agents of them (collectively, the “Bank Released Parties”) from any and all causes of action, suits, damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against any of the Bank Released Parties, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement; provided that Employee is not releasing or discharging (i) any right to enforce Section 4 of the Employment Agreement, or (ii) any exculpatory or indemnification (or advancement) provisions set forth in the articles of incorporation or bylaws of the Bank.

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b)            Employee acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against the Bank Released Parties, including (but not limited to) all claims arising out of, or related in any way to, his employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

c)            This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law. If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)            The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.           Restrictive Covenants and Other Obligations

The parties agree that Section 5 – “Ownership of Work Product,” Section 6 – “Protection of Trade Secret,” Section 7 – “Protection of Confidential Information,” Section 8 – “Return of Materials,” Section 9 – “Restrictive Covenants,” Section 10 – “Independent Provisions,” Section 15 – “Enforcement,” and Section 16 – “Savings Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform his obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein. In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

6.           Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.           Confidentiality Of The Terms Of This Agreement

Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement. Employee further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein. Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

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Employee recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine. In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, his attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement, the Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.           Continued Cooperation

Employee agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank. Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify the then-current Chairman of the Board of the Bank. Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.           Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein. Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.         Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.         Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.         Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.         Governing Law

This Agreement shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

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14.         Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.         Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Employee:

[INSERT]

If to the Bank:

5455 Sunset Blvd

Lexington, SC 29072

Attention: Chief Executive Officer

16.         Representations: Employee acknowledges that:

a)           He has read this Agreement and understands its meaning and effect.

b)           He has knowingly and voluntarily entered into this Agreement of his own free will.

c)           By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)           He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)           He has been advised to consult with an attorney before signing this Agreement.

f)            He has been given up to 21 days to consider the terms of this Agreement.

g)           He has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance. For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank. This Agreement shall not become effective or enforceable until the revocation period has expired.

h)           He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

[Signatures appear on following page]

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As to Employee:

Date	Freddie Deutsch

As to First Community Bank and First Community Corporation:

Date	[Title]

[SEVERANCE AGREEMENT AND RELEASE: SIGNATURE PAGE]

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Exhibit B to Exhibit 2.1

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of July 13, 2025 is made by and between First Community Bank (the “Employer”), a wholly-owned subsidiary of First Community Corporation, a South Carolina corporation (the “Company”), and Steve Reagin, an individual resident of Georgia (the “Executive”).

WHEREAS, contemporaneously with the execution of this Agreement, Signature Bank of Georgia, a Georgia state-chartered bank (“Signature Bank”) is entering into that certain Agreement and Plan of Merger by and among the Company, the Employer, and Signature Bank (the “Merger Agreement”) under the terms of which Signature Bank will be merged with and into the Employer (the “Merger”);

WHEREAS, as a condition to the Merger, the Employer, the Company and the Executive wish to and enter into this Agreement under the terms and conditions set forth herein. As of the Effective Time (as defined in the Merger Agreement) (the “Effective Date”), the Employer employs the Executive as its Senior Vice President, Senior Commercial Banker. The Employer recognizes that the Executive’s contribution to the growth and success of the Employer is substantial. The Employer desires to provide for the continued post-Merger employment of the Executive. The Executive is willing to terminate his interests and rights under any existing employment and change in control agreement with Signature Bank and to serve the Employer on the terms and conditions herein provided.

Now therefore, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as Senior Vice President, Senior Commercial Banker of the Employer upon the terms and conditions set forth herein. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer’s policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Employer.

2.           Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence on Effective Date and be for a term of one year (the “Term”).

3.           Compensation and Benefits.

(a)          The Employer shall pay the Executive a rate of annual base salary of $242,000.00 which shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly. The Employer shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Employer. The Board shall review the Executive’s salary at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

(b)          The Executive shall participate in the Employer’s cash incentive program for Commercial Bankers, which currently contains a target incentive payment potential equal to 15% of annual base salary with a maximum incentive potential payment equal to 25% of annual base salary, subject to the achievement of specified performance targets. This incentive program also offers the opportunity for an equity award in the amount of 5% of base salary if certain performance criteria are met. This incentive program may be revised from time to time based on business conditions. The Executive’s initial equity grant will be 1,500 shares of the Company’s common stock in the form of a restricted stock award subject to three full years of service for vesting. Any options or similar awards shall be issued to Executive at an exercise price of not less than the stock’s current fair market value as of the date of grant, and the number of shares subject to such grant shall be set forth on the date of grant. Additionally, the Executive is eligible to receive a special retention bonus (the “Retention Bonus”) of $100,000 payable in two equal installments, the first payable on the payroll date immediately following the first anniversary of the Effective Time and the second payment payable the payroll date immediately following the second anniversary of such date, subject to the Executive’s continuous employment with the Company through each payment date.

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(c)          The Executive shall participate in all retirement, health, welfare insurance and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer.

(d)          The Employer shall reimburse the Executive for reasonable travel and other expenses, including cell phone expenses related to the Executive’s duties, which are incurred and accounted for in accordance with the normal practices of the Employer. The Employer shall reimburse the Executive for such expenses within sixty days of Executive’s notice to Employer of such expense.

(e)          The Employer shall provide the Executive with annual paid time off, which includes sick leave, in accordance with the Employer’s benefit policy as in effect from time to time, and which shall be taken in accordance with any banking rules or regulations governing paid time off leave. Except as allowed in accordance with the Employer’s benefit policy, paid time off days may not be carried forward into following calendar years, and any payments made by the Employer to the Executive as compensation for paid time off days shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly.

4.           Termination.

(a)          The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b)          The Executive’s employment under this Agreement will be terminated upon the death of the Executive. In this event, the Employer shall pay Executive’s estate any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. The Employer shall also pay the Executive’s estate any bonus earned through the date of death. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f). Any bonus that is earned in the year of death will be paid pursuant to the terms set forth in Section 3(f); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Company taking into account the performance of the Company for the entire year, and/or the performance of the Executive through the date of death, as applicable, and prorated through the date of the Executive’s death.

(c)          The Employer may terminate the Executive’s Employment on account of the Disability of the Executive under this Section 4(c). The Employer shall pay the Executive any bonus earned through the date of Disability. Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(c), which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f). Any bonus that is earned in the year of termination on account of Disability will be paid pursuant to the terms set forth in Section 3(f); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Company taking into account the performance of the Company for the entire year, and/or the performance of the Executive through the date of termination, as applicable, and prorated through the date of termination of the Executive’s employment on account of Disability. Nothing herein shall prohibit the Employer from hiring an acting Regional Market President during the period of any disability of the Executive.

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(d)          The Employer may terminate the Executive’s Employment for Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due to him as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(e)          Except for a termination within Section 4(g), the Employer may terminate the Executive’s employment without Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated without Cause under this provision, subject to Section 4(h) and also to the possibility of a six-month delay described in Section 20, on the sixtieth (60th) day after the date of termination, the Employer will pay to the Executive severance compensation in an amount equal to twice the amount of the Executive’s monthly base salary as in effect immediately prior to his termination of employment, and thereafter on the first day of the month for the next 10 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his monthly base salary as in effect immediately prior to his termination of employment.

(f)           Except for a termination within Section 4(g), the Executive may terminate his employment at any time by delivering a Notice of Termination at least 14 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. If the Executive terminates his employment under this provision, the Executive shall receive any sums due to him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. In addition, if the Executive terminates his employment under this Section 4(f) and except for a termination within Section 4(g), and if (and only if) such termination constitutes a Retirement, then the Employer shall pay the Executive any bonus earned through the date of Retirement, as follows: (i) any bonus for previous years which was not yet paid will be paid pursuant to the terms set forth in Section 3(f), and (ii) any bonus that is earned in the year of Retirement will be paid pursuant to the terms set forth in Section 3(f); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Company taking into account the performance of the Company for the entire year, and/or the performance of the Executive through the date of Retirement, as applicable, and prorated through the date of the Executive’s Retirement.

(g)          If Executive’s employment is terminated by the Employer without Cause or by the Executive with Good Reason upon or during the one (1) year following a Change in Control (a “Qualifying Termination”), the Executive shall be entitled to the following:

(i)	the Employer shall pay to the Executive any sums due to the Executive as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly;

(ii)	the Employer shall pay the Executive upon the 15th day following the date of the Qualifying Termination, subject to the provisions of Section 4(h), cash compensation in a single lump sum payment in an amount equal to his then current annual base salary (the “Severance”).
(iii)	in addition, Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”), subject to any amendments to COBRA after the date of this Agreement. In accordance with COBRA (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Company’s group health plan as of his date of Qualifying Termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period.
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Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (iii) shall be eliminated if and when the Executive is offered Affordable Care Act compliant group health coverage from a subsequent employer.

(iv)	the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive program or any other equity incentive plan or arrangement shall lapse and such awards shall become 100% vested, all outstanding stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and outstanding performance units granted to the Executive shall become 100% vested, in each case unless otherwise provided in the applicable award agreement and subject to the provisions of Section 4(i) below; and
(v)	the Employer shall pay the Executive any unpaid bonus for years ending before the year in which the Qualifying Termination occurs pursuant to the terms set forth in Section 3(f).

(h)         With the exceptions of the express provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s Employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.

Following the termination of the Executive’s employment pursuant to Section 4(e) or Section 4(g), if (and only if) the Executive shall execute a release, waiver and settlement agreement substantially in the form attached hereto as Exhibit A in favor of the Employer and its successor(s) (a “Release”) and not timely revoke during any revocation period provided pursuant to such Release (such that the Release shall have become effective) within 60 days of the Executive’s termination of employment (the “60-Day Release Period”), then the Employer shall pay the Severance described in Section 4(e) or 4(g), as applicable. With respect to the Severance described in Section 4(g)(ii), in most instances, such payment will be made as soon as practicable after the Release is effective. However, if the 60-Day Release Period spans two calendar years, such Severance payment will be made as soon as possible in the subsequent taxable year.

(i)           The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. As used herein, the “Code” means the Internal Revenue Code of 1986, as amended, and any regulations thereunder. In the event that Tax Counsel (as defined below) determines that the payments provided for herein constitute “excess parachute payments,” then the payments or benefits payable hereunder or otherwise that constitute “parachute payments” within the meaning of Section 280G (“Covered Payments”) shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the Covered Payments being treated as “excess parachute payments” under Section 280G. The Covered Payments shall be reduced by the Company pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

All determinations required to be made under this Section 4(i), and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel (which may be a law firm, compensation consultant or an accounting firm) appointed by the Company (the “Tax Counsel”), which shall provide its determinations and any supporting calculations to the Company within 10 business days of having made such determination. The Tax Counsel shall consult with any compensation consultants, accounting firm and/or other legal counsel selected by the Company in determining which payments to, or for the benefit of, the Executive are to be deemed to be ‘parachute payments’ within the meaning of Section 280G(b)(2) of the Code. In connection with making determinations under this Section 4(i), Tax Counsel shall take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered by the Executive before or after the applicable change in ownership or control, including the non-competition provisions, if any, applicable to the Executive under Section 9 and any other non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions

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(j)           If the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) a notice served under section 8(e) or (g) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Bank shall:

(i)	pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and
(ii)	reinstate any such obligations which were suspended.

Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Employer under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(k) shall not affect any vested rights of the parties hereto.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to applicable withholdings and deductions.

5.           Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future). For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

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6.           Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The federal Defend Trade Secrets Act (“DTSA”) states:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Accordingly, the Executive shall have the right to disclose in confidence Trade Secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of Trade Secrets that are expressly allowed by the DTSA.

7.           Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as (A) prohibiting or impeding (or enforced by the Employer in a manner that would prohibit or impede) the Executive from (i) testifying in any lawsuit, or (ii) reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”) or the Sarbanes-Oxley Act of 2002, or any other provisions of state or federal law or regulation, or (B) require notification to or prior approval by the Employer of any activity described in clauses (i) or (ii).

8.           Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Executive shall certify in writing compliance with the foregoing requirement.

9.           Restrictive Covenants.

(a)          No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact. The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 9(a).

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(b)          No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)          Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months following any termination (as opposed to expiration) of this Agreement, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a Competing Business, including any depository financial institution or holding company therefor, if such Competing Business, depository institution or holding company has, or upon formation will have, one or more offices or branches located in the Territory.

10.         Independent Provisions. The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.         Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

12.         Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Georgia.

14.         Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.         Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 6, 7, 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

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16.         Saving Clause. If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b) or 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer. The parties agree that all of the terms, provisions and conditions contained in Section 4 and Section 9 constitute essential terms, provisions and conditions of this Agreement. The parties further agree that no part of Section 4 is independent of any part of Section 9, and that no part of Section 9 is independent of any part of Section 4. If a material part of Section 9 is held by a court of competent jurisdiction to be invalid, illegal or unenforceable and is not revised by the court to be enforceable and enforced, then all of Section 4 shall automatically become void and unenforceable. If it is unclear or disputed whether the part of Section 9 held invalid, illegal or unenforceable (and not so revised by the court) is material, the parties shall negotiate in good faith to reach agreement on materiality or immateriality, and if they are unable to agree within a reasonable period of time, the part in question shall be deemed material. If the parties agree the part in question is not material, they shall negotiate in good faith to agree upon a modification necessary to make whole any party adversely affected by the holding of invalidly, illegality or unenforceability, and if they are not able to agree upon such a modification within a reasonable period of time, a material part of Section 9 will be deemed to have been held by a court of competent jurisdiction to be invalid, illegal or unenforceable. Each party agrees to maintain the status quo ante, to the extent necessary to avoid gaining any advantage over the other party or causing the other party to suffer a disadvantage, for so long as it is obligated to negotiate in good faith but the parties have not reached agreement. A violation of the covenant in the preceding sentence shall result in a material part of Section 4 being deemed to be invalid, illegal or unenforceable.

17.         Certain Definitions.

(a)          “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)          “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, or any other related business engaged in by the Employer or any of its Affiliates to a material extent as of the date of termination.

(c)          “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive, the Employer or the Company (provided that the Board determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations or a material violation of the employee handbook or other policy of the Employer (including, without limitation, substance abuse, sexual misconduct, or the creation of a hostile work environment) to a level which, in the Board’s good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest and the safety and wellbeing of its employees and customers, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure. In order for the Board to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

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(d)          “Change in Control” shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction or is not a 409A Change in Control:

(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, or (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the Exchange Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such person, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) any plan or proposal for the dissolution or liquidation of the Company is adopted by the shareholders of the Company;

(iii) individuals who, as of immediately following the Effective Date of this Agreement, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv) all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which either:

(1) the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or the entity surviving such Transaction (or, if the Company or the entity surviving such Transaction is then a subsidiary, the ultimate parent thereof) in substantially the same respective proportions as such shareholders’ ownership of the voting power of the Company immediately before such Transaction, or

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(2) the individuals who comprise the Board immediately prior thereto do not constitute at least a majority of the board of directors of the Company, the entity surviving such transaction or, if the Company or the entity surviving such Transaction is then a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which both (x) the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns (directly or indirectly) all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (y) the individuals who comprise the Board immediately prior to such transaction or series of transactions constitute at least a majority of the board of directors of the entity which owns (directly or indirectly) all or substantially all of the assets of the Company immediately following such transaction or series of transactions (a “Non-Control Transaction”). In addition, to the extent that any compensation constitutes or would constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such compensation, or an event that otherwise changes the timing of settlement or distribution of such compensation, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto; provided that this sentence shall have no bearing on whether the right to any such compensation vests pursuant to the terms of this Agreement or the applicable award agreement.

(e)          “Competing Business” shall mean any business that, in whole or in part, is substantially engaged in the Business or a business that is substantially similar to (and in competition with) the Business.

(f)           “Disability” shall have the meaning set forth in Treasury Regulation § 1.409A-3(i)(4).

(g)          “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:

(i)	a material negative change in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 1;
(ii)	a material reduction in the Executive’s base salary, excluding any reduction up to 10% that is applied across the senior management group;
(iii)	Executive’s required re-location to a worksite location which is more than fifty (50) miles from Executive’s then current principal worksite without Executive’s consent (such consent not to be unreasonably withheld), or
(iv)	the Employer’s material breach of this Agreement (excluding any delay of payment required or permitted under Code Section 409A);

provided that, in any such case, the Executive provides written notice to the Employer that the event giving rise to such claim of Good Reason has occurred within thirty (30) days after the occurrence of such event, and such Good Reason remains uncured thirty (30) days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for Good Reason occurs no later than thirty (30) days following the expiration of such cure period.

(h)          “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(i)           “Terminate,” “terminated,” “termination,” or “Termination of Employment” shall mean separation from service as defined by Regulation 1.409A-1(h).

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(j)           “Territory” shall mean the following and be enforceable to the maximum extent permitted under applicable law as to the Business:

(i)        a radius of 25 miles from (A) the main office of the Employer or (B) any branch or loan production office of the Employer located in the state of Georgia, and for the purposes of Section 9(b) “Territory” shall also include the 25 mile radius of any other branch or office of the Employer which is the primary office location for any of the Executive’s direct reports during the 12-month period prior to his Termination of Employment, or if broader than reasonably necessary to protect the Employer and the Company’s reasonable business interests, then,

(ii)       a radius of 15 miles from (A) the main office of the Employer or (B) any branch or loan production office of the Employer located in the state of Georgia, and for the purposes of Section 9(b) “Territory” shall also include the 15 mile radius of any other branch or office of the Employer which is the primary office location for any of the Executive’s direct reports during the 12-month period prior to his Termination of Employment

This restriction applies regardless of where the Competing Business is headquartered, and regardless of whether the Executive provides services remotely or in person.

The Executive, Employer, and Company agree that a court of competent jurisdiction may enforce this definition and the terms of Section 9 of this Agreement to the maximum extent permissible, including by modifying any portion that is found unenforceable so that it is enforceable to the extent allowed under O.C.G.A. § 13-8-53(d) or any successor provision.

18.         Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in Section 4 hereof, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank. The Executive agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Bank.

19.         Compliance with Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be subject to the Dodd–Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated, and any applicable stock exchange listing requirements adopted, thereunder (collectively, the “DF Act”), including, but not limited to, clawbacks for such incentive payments as may be required by the DF Act. The Executive agrees to such amendments, agreements, or waivers that are required by the DF Act or requested by the Employer to comply with the terms of the DF Act. Executive agrees to comply with the terms of any incentive-based compensation “claw back” policy, as in effect from time to time, adopted or that may be adopted by the Employer.

20.         Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). To the extent permissible, each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

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(a)          If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Executive’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)          Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

21.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing and signed by all parties hereto.

22.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST COMMUNITY CORPORATION

ATTEST:

By:	By:

Name:	Name: Michael C. Crapps

Title: Chief Executive Officer

FIRST COMMUNITY BANK

By:

Name: J. Ted Nissen

Title: Chief Executive Officer

EXECUTIVE

Steve Reagin
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Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between Steve Reagin, an individual resident of Georgia (“Employee”), First Community Bank and First Community Corporation (collectively, the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns.

On July 13, 2025, the Bank and Employee entered into an Employment Agreement (the “Employment Agreement”) governing the relationship between the parties. Section 4 provides that the Bank may terminate the Employment Agreement without Cause (as defined in the Employment Agreement). Section 4 of the Employment Agreement also provides that Employee shall be entitled to severance pay if the Employment Agreement is terminated without Cause (as defined in the Employment Agreement), on the condition that Employee enter into this release or a substantially similar release.

Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.           Termination Date: The Employee agrees that his employment with the Bank terminates as of ________________ (the “Termination Date”).

2.           Severance Payments: Subsequent to his Termination Date, the Bank shall pay Employee severance pay as noted in Section 4 of the Employment Agreement (the “Severance Payment”), less applicable deductions and withholdings.

3.           Legal Obligations

The parties acknowledge that pursuant to Section 4(h) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement. It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.           Waiver and Release:

a)           Employee unconditionally releases and discharges the Bank, entities affiliated with the Bank, and the respective current and former officers, directors, shareholders, employees, and agents of them (collectively, the “Bank Released Parties”) from any and all causes of action, suits, damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against any of the Bank Released Parties, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement; provided that Employee is not releasing or discharging (i) any right to enforce Section 4 of the Employment Agreement, or (ii) any exculpatory or indemnification (or advancement) provisions set forth in the articles of incorporation or bylaws of the Bank.

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b)           Employee acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against the Bank Released Parties, including (but not limited to) all claims arising out of, or related in any way to, his employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

c)           This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law. If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)           The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.           Restrictive Covenants and Other Obligations

The parties agree that Section 5 – “Ownership of Work Product,” Section 6 – “Protection of Trade Secret,” Section 7 – “Protection of Confidential Information,” Section 8 – “Return of Materials,” Section 9 – “Restrictive Covenants,” Section 10 – “Independent Provisions,” Section 15 – “Enforcement,” and Section 16 – “Savings Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform his obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein. In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

6.           Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.           Confidentiality Of The Terms Of This Agreement

Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement. Employee further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein. Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

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Employee recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine. In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, his attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement, the Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.           Continued Cooperation

Employee agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank. Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify the then-current Chairman of the Board of the Bank. Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.           Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein. Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.         Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.         Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.         Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.         Governing Law

This Agreement shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

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14.         Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.         Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Employee:

[INSERT]

If to the Bank:

5455 Sunset Blvd.

Lexington, SC 29072

Attention: Chief Executive Officer

16.       Representations: Employee acknowledges that:

a)           He has read this Agreement and understands its meaning and effect.

b)           He has knowingly and voluntarily entered into this Agreement of his own free will.

c)           By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)           He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)           He has been advised to consult with an attorney before signing this Agreement.

f)           He has been given up to 21 days to consider the terms of this Agreement.

g)          He has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance. For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank. This Agreement shall not become effective or enforceable until the revocation period has expired.

h)          He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

[Signatures appear on following page]

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As to Employee:

Date	Steve Reagin

As to First Community Bank and First Community Corporation:

Date	[Title]

[SEVERANCE AGREEMENT AND RELEASE: SIGNATURE PAGE]

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Exhibit C to Exhibit 2.1

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of July 13, 2025 is made by and between First Community Bank (the “Employer”), a wholly-owned subsidiary of First Community Corporation, a South Carolina corporation (the “Company”), and Maria Lawson, an individual resident of Georgia (the “Executive”).

WHEREAS, contemporaneously with the execution of this Agreement, Signature Bank of Georgia, a Georgia state-chartered bank (“Signature Bank”) is entering into that certain Agreement and Plan of Merger by and among the Company, the Employer, and Signature Bank (the “Merger Agreement”) under the terms of which Signature Bank will be merged with and into the Employer (the “Merger”);

WHEREAS, as a condition to the Merger, the Employer, the Company and the Executive wish to and enter into this Agreement under the terms and conditions set forth herein. As of the Effective Time (as defined in the Merger Agreement) (the “Effective Date”), the Employer employs the Executive as a Senior Vice President serving as its Managing Director – Government Guaranteed Lending. The Employer recognizes that the Executive’s contribution to the growth and success of the Employer is substantial. The Employer desires to provide for the continued post-Merger employment of the Executive. The Executive is willing to terminate her interests and rights under any existing employment and change in control agreement with Signature Bank and to serve the Employer on the terms and conditions herein provided.

Now therefore, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as Senior Vice President, Managing Director – Government Guaranteed Lending of the Employer upon the terms and conditions set forth herein. The Executive shall devote her full business time, attention, skill and efforts to the performance of her duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer’s policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing her personal investments, provided that such activities do not materially interfere with the performance of her duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Employer.

2.            Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence on the Effective Date and be for a term of three years (the “Term”). At the end of each day of the Term, the Term shall be extended for an additional day so that the remaining term shall continue to be three years (unless earlier terminated as provided in Section 4); provided that the Executive or the Employer may at any time, by written notice, fix the Term to a finite term of three years commencing with the date of the notice, in which case the Agreement shall continue through its remaining term but shall not be extended absent written agreement by both the Employer and the Executive.

3.            Compensation and Benefits.

(a)          The Employer shall pay the Executive a rate of annual base salary of $225,000.00 for the first three years of employment with the Company, which shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly. The Employer shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Employer. The Board shall review the Executive’s salary at least annually after the first three years of employment and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

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(b)          The Executive will receive an initial equity grant of 1,000 shares of the Company’s common stock in the form of a restricted stock award subject to three full years of service for vesting. For the first 12 months of the Term, the Executive will be eligible to participate in an incentive compensation plan that is substantially similar to the incentive plan the Executive was subject to at Signature Bank prior to the Merger. In subsequent fiscal years, incentive periods will be aligned to follow the Company’s fiscal year, and further, if the functional role of the Executive changes, the incentive plan design will be subject to modification to reflect the functional role changes. Notwithstanding the foregoing, in no event will the Executive’s incentive plan payment for each of the first three years of the Term be less than $200,000 per fiscal year performance period, and will be paid monthly on regularly scheduled payroll dates. Any options or similar awards shall be issued to Executive at an exercise price of not less than the stock’s current fair market value as of the date of grant, and the number of shares subject to such grant shall be set forth on the date of grant. Additionally, the Executive is eligible to receive a special retention bonus (the “Retention Bonus”) of $150,000 payable in three equal installments, the first payable on the first payroll date following the first anniversary of the Effective Time and the second payment payable on the first payroll date following the second anniversary of such date, and the third such payment payable on the third anniversary of such date, subject to the Executive’s continuous employment with the Company through each payment date.

(c)          The Executive shall participate in all retirement, health, welfare insurance and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer.

(d)          The Employer shall reimburse the Executive for reasonable travel and other expenses, including cell phone expenses related to the Executive’s duties, which are incurred and accounted for in accordance with the normal practices of the Employer. The Employer shall reimburse the Executive for such expenses within sixty days of Executive’s notice to Employer of such expense.

(e)          The Employer shall provide the Executive with annual paid time off, which includes sick leave, in accordance with the Employer’s benefit policy as in effect from time to time, and which shall be taken in accordance with any banking rules or regulations governing paid time off leave. Except as allowed in accordance with the Employer’s benefit policy, paid time off days may not be carried forward into following calendar years, and any payments made by the Employer to the Executive as compensation for paid time off days shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly.

4.            Termination.

(a)          The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b)          The Executive’s employment under this Agreement will be terminated upon the death of the Executive. In this event, the Employer shall pay Executive’s estate any sums due her as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. The Employer shall also pay the Executive’s estate any incentive earned through the date of death but not yet paid. Any incentive for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f). Any incentive that is earned in the year of death will be paid pursuant to the terms set forth in Section 3(f); provided that to the extent that the incentive is performance-based, the amount of the incentive (if any) will be calculated by the Company.

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(c)          The Employer may terminate the Executive’s Employment on account of the Disability of the Executive under this Section 4(c). The Employer shall pay the Executive any incentive earned through the date of Disability. Any incentive for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(c), which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f). Any incentive that is earned in the year of termination on account of Disability but not paid as of such termination of employment will be paid pursuant to the terms set forth in Section 3(f). Nothing herein shall prohibit the Employer from hiring an acting Managing Director – Guaranteed Government Lending during the period of any disability of the Executive.

(d)          The Employer may terminate the Executive’s Employment for Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due to her as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(e)          Except for a termination within Section 4(f), the Executive may terminate her employment at any time by delivering a Notice of Termination at least 14 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. If the Executive terminates her employment under this provision, the Executive shall receive any sums due to her as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. In addition, if the Executive terminates her employment under this Section 4(e) and except for a termination within Section 4(f), and if (and only if) such termination constitutes a Retirement, then the Employer shall pay the Executive any incentive earned through the date of Retirement, as follows: (i) any incentive for previous years which was not yet paid will be paid pursuant to the terms set forth in Section 3(f), and (ii) any incentive that is earned in the year of Retirement will be paid pursuant to the terms set forth in Section 3(f); provided that to the extent that the incentive is performance-based, the amount of the incentive (if any) will be calculated by the Company.

(f)          If Executive’s employment is terminated by the Employer without Cause or by the Executive with Good Reason upon or during the two (2) years following a Change in Control (a “Qualifying Termination”), the Executive shall be entitled to the following:

(i)	the Employer shall pay to the Executive any sums due to the Executive as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly;

(ii)	the Employer shall pay the Executive upon the 15th day following the date of the Qualifying Termination, subject to the provisions of Section 4(g), cash compensation in a single lump sum payment in an amount equal to her then current annual base salary (the “Severance”).
(iii)	in addition, Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”), subject to any amendments to COBRA after the date of this Agreement. In accordance with COBRA (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Company’s group health plan as of her date of Qualifying Termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period.
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Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (iii) shall be eliminated if and when the Executive is offered Affordable Care Act compliant group health coverage from a subsequent employer.

(iv)	the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive program or any other equity incentive plan or arrangement shall lapse and such awards shall become 100% vested, all outstanding stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and outstanding performance units granted to the Executive shall become 100% vested, in each case unless otherwise provided in the applicable award agreement and subject to the provisions of Section 4(h) below; and
(v)	the Employer shall pay the Executive any unpaid incentive for years ending before the year in which the Qualifying Termination occurs pursuant to the terms set forth in Section 3(f).

(g)         With the exceptions of the express provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s Employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.

Following the termination of the Executive’s employment pursuant to Section 4(f), if (and only if) the Executive shall execute a release, waiver and settlement agreement substantially in the form attached hereto as Exhibit A in favor of the Employer and its successor(s) (a “Release”) and not timely revoke during any revocation period provided pursuant to such Release (such that the Release shall have become effective). within 60 days of the Executive’s termination of employment (the “60-Day Release Period”), then the Employer shall pay the Severance described in Section 4(f)(ii). With respect to the Severance described in Section 4(f)(ii), in most instances, such payment will be made as soon as practicable after the Release is effective. However, if the 60-Day Release Period spans two calendar years, such Base Severance payment will be made as soon as possible in the subsequent taxable year.

(h)         The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. As used herein, the “Code” means the Internal Revenue Code of 1986, as amended, and any regulations thereunder. In the event that Tax Counsel (as defined below) determines that the payments provided for herein constitute “excess parachute payments,” then the payments or benefits payable hereunder or otherwise that constitute “parachute payments” within the meaning of Section 280G (“Covered Payments”) shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the Covered Payments being treated as “excess parachute payments” under Section 280G. The Covered Payments shall be reduced by the Company pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

All determinations required to be made under this Section 4(h), and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel (which may be a law firm, compensation consultant or an accounting firm) appointed by the Company (the “Tax Counsel”), which shall provide its determinations and any supporting calculations to the Company within 10 business days of having made such determination. The Tax Counsel shall consult with any compensation consultants, accounting firm and/or other legal counsel selected by the Company in determining which payments to, or for the benefit of, the Executive are to be deemed to be ‘parachute payments’ within the meaning of Section 280G(b)(2) of the Code. In connection with making determinations under this Section 4(h), Tax Counsel shall take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered by the Executive before or after the applicable change in ownership or control, including the non-competition provisions, if any, applicable to the Executive under Section 9 and any other non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

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(i)            If the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) a notice served under section 8(e) or (g) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Bank shall:

(i)	pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and
(ii)	reinstate any such obligations which were suspended.

Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Employer under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(k) shall not affect any vested rights of the parties hereto.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to applicable withholdings and deductions.

5.            Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future). For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during her employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

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6.            Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform her duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after her employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The federal Defend Trade Secrets Act (“DTSA”) states:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Accordingly, the Executive shall have the right to disclose in confidence Trade Secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of Trade Secrets that are expressly allowed by the DTSA.

7.            Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform her duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during her employment and for a period of 24 months following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as (A) prohibiting or impeding (or enforced by the Employer in a manner that would prohibit or impede) the Executive from (i) testifying in any lawsuit, or (ii) reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”) or the Sarbanes-Oxley Act of 2002, or any other provisions of state or federal law or regulation, or (B) require notification to or prior approval by the Employer of any activity described in clauses (i) or (ii).

8.            Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Executive shall certify in writing compliance with the foregoing requirement.

9.            Restrictive Covenants.

(a)          No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact. The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 9(a). It is understood that this Section 9(a) survives the termination of this Agreement and is a condition of employment.

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(b)         No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. It is understood that this Section 9(b) survives the termination of this Agreement and is a condition of employment.

(c)          Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months following (i) any termination of this Agreement by the Executive or (ii) in the event the Company terminates this Agreement and the Executive’s employment for Cause, in either event, during the first 36 months of the Term, the Executive shall not (without the prior written consent of the Employer) (i) directly or indirectly engage in, form, serve as an officer, director, employee, or consultant to, or (ii) acquire or maintain more than a one percent (1%) passive investment in, any Competing Business engaged in the Business in which the Executive was materially involved during the twelve (12) months preceding termination.

10.          Independent Provisions. The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.          Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that her right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of her estate.

12.          Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Georgia.

14.          Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.          Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 6, 7, 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

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16.          Saving Clause. If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b) or 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer. The parties agree that all of the terms, provisions and conditions contained in Section 4 and Section 9 constitute essential terms, provisions and conditions of this Agreement. The parties further agree that no part of Section 4 is independent of any part of Section 9, and that no part of Section 9 is independent of any part of Section 4. If a material part of Section 9 is held by a court of competent jurisdiction to be invalid, illegal or unenforceable and is not revised by the court to be enforceable and enforced, then all of Section 4 shall automatically become void and unenforceable. If it is unclear or disputed whether the part of Section 9 held invalid, illegal or unenforceable (and not so revised by the court) is material, the parties shall negotiate in good faith to reach agreement on materiality or immateriality, and if they are unable to agree within a reasonable period of time, the part in question shall be deemed material. If the parties agree the part in question is not material, they shall negotiate in good faith to agree upon a modification necessary to make whole any party adversely affected by the holding of invalidly, illegality or unenforceability, and if they are not able to agree upon such a modification within a reasonable period of time, a material part of Section 9 will be deemed to have been held by a court of competent jurisdiction to be invalid, illegal or unenforceable. Each party agrees to maintain the status quo ante, to the extent necessary to avoid gaining any advantage over the other party or causing the other party to suffer a disadvantage, for so long as it is obligated to negotiate in good faith but the parties have not reached agreement. A violation of the covenant in the preceding sentence shall result in a material part of Section 4 being deemed to be invalid, illegal or unenforceable.

17.          Certain Definitions.

(a)          “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)          “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, or any other related business engaged in by the Employer or any of its Affiliates to a material extent as of the date of termination.

(c)          “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive, the Employer or the Company (provided that the Board determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of her employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board’s good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote her full business time and attention to her employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure. In order for the Board to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

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(d)         “Change in Control” shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction or is not a 409A Change in Control:

(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, or (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the Exchange Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such person, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) any plan or proposal for the dissolution or liquidation of the Company is adopted by the shareholders of the Company;

(iii) individuals who, as of immediately following the Effective Date of this Agreement, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv) all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which either:

(1) the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or the entity surviving such Transaction (or, if the Company or the entity surviving such Transaction is then a subsidiary, the ultimate parent thereof) in substantially the same respective proportions as such shareholders’ ownership of the voting power of the Company immediately before such Transaction, or

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(2) the individuals who comprise the Board immediately prior thereto do not constitute at least a majority of the board of directors of the Company, the entity surviving such transaction or, if the Company or the entity surviving such Transaction is then a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which both (x) the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns (directly or indirectly) all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (y) the individuals who comprise the Board immediately prior to such transaction or series of transactions constitute at least a majority of the board of directors of the entity which owns (directly or indirectly) all or substantially all of the assets of the Company immediately following such transaction or series of transactions (a “Non-Control Transaction”). In addition, to the extent that any compensation constitutes or would constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such compensation, or an event that otherwise changes the timing of settlement or distribution of such compensation, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto; provided that this sentence shall have no bearing on whether the right to any such compensation vests pursuant to the terms of this Agreement or the applicable award agreement.

(e)          “Competing Business” shall mean any business that, in whole or in part, is substantially engaged in the Business or a business that is substantially similar to (and in competition with) the Business, including any institution or holding company thereof, and that competes with the Company or its Affiliates in any geographic area defined as the Territory.

(f)          “Disability” shall have the meaning set forth in Treasury Regulation § 1.409A-3(i)(4).

(g)         “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:

(i)	a material negative change in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 1;
(ii)	a material reduction in the Executive’s base salary, excluding any reduction up to 10% that is applied across the senior management group;
(iii)	Executive’s required re-location to a worksite location which is more than fifty (50) miles from Executive’s then current principal worksite without Executive’s consent (such consent not to be unreasonably withheld), or
(iv)	the Employer’s material breach of this Agreement (excluding any delay of payment required or permitted under Code Section 409A);

provided that, in any such case, the Executive provides written notice to the Employer that the event giving rise to such claim of Good Reason has occurred within thirty (30) days after the occurrence of such event, and such Good Reason remains uncured thirty (30) days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for Good Reason occurs no later than thirty (30) days following the expiration of such cure period.

(h)         “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

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(i)          “Terminate,” “terminated,” “termination,” or “Termination of Employment” shall mean separation from service as defined by Regulation 1.409A-1(h).

(j)          “Territory” shall mean the following and be enforceable to the maximum extent permitted under applicable law as to the Business:

(i)         the states of Georgia and South Carolina, or if broader than reasonably necessary to protect the Employer and the Company’s reasonable business interests, then

(ii)        the geographic area within a fifty (50) mile radius of any office or branch location of the Employer or the Company, or if broader than reasonably necessary to protect the Employer and the Company’s reasonable business interests, then,

(iii)       the geographic area within a fifty (50) mile radius of any office or branch location of the Employer or the Company in which the Executive had material involvement or about which the Executive had access to Confidential Business Information related to specialty business lending during the 12-months preceding termination of employment, or if broader than reasonably necessary to protect the Employer and the Company’s reasonable business interests, then,

(iv)       the geographic area within a fifteen (15) mile radius of any office or branch location of the Employer or the Company, or if broader than reasonably necessary to protect the Employer and the Company’s reasonable business interests, then,

(v)        the geographic area within a fifty (15) mile radius of any office or branch location of the Employer or the Company in which the Executive had material involvement or about which the Executive had access to Confidential Business Information related to specialty business lending during the 12-months preceding termination of employment.

This restriction applies regardless of where the Competing Business is headquartered, and regardless of whether the Executive provides services remotely or in person.

The Executive, Employer, and Company agree that a court of competent jurisdiction may enforce this definition and the terms of Section 9 of this Agreement to the maximum extent permissible, including by modifying any portion that is found unenforceable so that it is enforceable to the extent allowed under O.C.G.A. § 13-8-53(d) or any successor provision.

18.          Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in Section 4 hereof, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank. The Executive agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Bank.

19.          Compliance with Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be subject to the Dodd–Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated, and any applicable stock exchange listing requirements adopted, thereunder (collectively, the “DF Act”), including, but not limited to, clawbacks for such incentive payments as may be required by the DF Act. The Executive agrees to such amendments, agreements, or waivers that are required by the DF Act or requested by the Employer to comply with the terms of the DF Act. Executive agrees to comply with the terms of any incentive-based compensation “claw back” policy, as in effect from time to time, adopted or that may be adopted by the Employer.

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20.          Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). To the extent permissible, each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(a)         If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Executive’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)         Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

21.          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing and signed by all parties hereto.

22.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST COMMUNITY CORPORATION

ATTEST:

By:	By:

Name:	Name: Michael C. Crapps

Title: Chief Executive Officer

FIRST COMMUNITY BANK

By:

Name: J. Ted Nissen

Title: Chief Executive Officer

EXECUTIVE

Maria Lawson
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Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between Maria Lawson, an individual resident of Georgia (“Employee”), First Community Bank and First Community Corporation (collectively, the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns.

On July 13, 2025, the Bank and Employee entered into an Employment Agreement (the “Employment Agreement”) governing the relationship between the parties. Section 4 of the Employment Agreement provides that Employee shall be entitled to severance pay if the Employment Agreement is terminated by the Employer without Cause or by the Employee with Good Reason (as defined in the Employment Agreement) upon or during the two (2) years following a Qualifying Termination, on the condition that Employee enter into this release or a substantially similar release.

Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.           Termination Date: The Employee agrees that her employment with the Bank terminates as of ________________ (the “Termination Date”).

2.           Severance Payments: Subsequent to her Termination Date, the Bank shall pay Employee severance pay as noted in Paragraph 4(f)(ii) of the Employment Agreement (the “Severance Payment”), less applicable deductions and withholdings.

3.           Legal Obligations

The parties acknowledge that pursuant to Section 4(g) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement. It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.           Waiver and Release:

a)            Employee unconditionally releases and discharges the Bank, entities affiliated with the Bank, and the respective current and former officers, directors, shareholders, employees, and agents of them (collectively, the “Bank Released Parties”) from any and all causes of action, suits, damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against any of the Bank Released Parties, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement; provided that Employee is not releasing or discharging (i) any right to enforce Section 4 of the Employment Agreement, or (ii) any exculpatory or indemnification (or advancement) provisions set forth in the articles of incorporation or bylaws of the Bank.

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b)            Employee acknowledges that she is waiving and releasing, to the full extent permitted by law, all claims against the Bank Released Parties, including (but not limited to) all claims arising out of, or related in any way to, her employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

c)            This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law. If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)            The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.           Restrictive Covenants and Other Obligations

The parties agree that Section 5 – “Ownership of Work Product,” Section 6 – “Protection of Trade Secret,” Section 7 – “Protection of Confidential Information,” Section 8 – “Return of Materials,” Section 9 – “Restrictive Covenants,” Section 10 – “Independent Provisions,” Section 15 – “Enforcement,” and Section 16 – “Savings Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform her obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein. In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

6.           Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.           Confidentiality Of The Terms Of This Agreement

Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to her immediate family; (ii) to her attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement. Employee further agrees that she will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein. Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that she has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit her from performing the requested service.

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Employee recognizes that the disclosure of any information regarding this Agreement by him, her family, her attorneys, her accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine. In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, her attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement, the Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.           Continued Cooperation

Employee agrees that she will cooperate fully with the Bank in the future regarding any matters in which she was involved during the course of her employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which she was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank. Employee further agrees that should she be contacted (directly or indirectly) by any person or entity adverse to the Bank, she shall within 48 hours notify the then-current Chairman of the Board of the Bank. Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.           Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein. Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to her by the Bank or any other entity or person as an inducement for her to sign this Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.         Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.         Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.         Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.         Governing Law

This Agreement shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

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14.         Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.         Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Employee:

[INSERT]

If to the Bank:

5455 Sunset Blvd

Lexington, SC 29072

Attention: Chief Executive Officer

16.         Representations: Employee acknowledges that:

a)            He has read this Agreement and understands its meaning and effect.

b)            He has knowingly and voluntarily entered into this Agreement of her own free will.

c)            By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)            He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)            He has been advised to consult with an attorney before signing this Agreement.

f)             He has been given up to 21 days to consider the terms of this Agreement.

g)            He has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of her intent to revoke acceptance. For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank. This Agreement shall not become effective or enforceable until the revocation period has expired.

h)            He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

[Signatures appear on following page]

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As to Employee:

Date	Maria Lawson

As to First Community Bank and First Community Corporation:

Date	[Title]

[SEVERANCE AGREEMENT AND RELEASE: SIGNATURE PAGE]

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Exhibit D to Exhibit 2.1

FORM OF

OTHER DIRECTOR NON-COMPETITION AGREEMENT

THIS OTHER DIRECTOR NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of July 13, 2025, between First Community Corporation (“Parent”), a South Carolina corporation and the holding company of First Community Bank (“First Community”), and the undersigned director (“Director”) of Signature Bank of Georgia “Signature Bank”), and shall become effective at the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Parent, First Community and Signature Bank.

WHEREAS, the Boards of Directors of Parent, First Community and Signature Bank have determined that the acquisition of Signature Bank by First Community (the “Merger”) pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of its respective shareholders;

WHEREAS, the parties hereto acknowledge that Director, as a director of Signature Bank, occupies a unique position of trust and confidence with respect to Signature Bank and by virtue of this position Director has acquired significant knowledge relating to the business of Signature Bank;

WHEREAS, as a result of the Merger, First Community will succeed to all of the Confidential Information (as hereinafter defined), for which First Community as of the Effective Time will have paid valuable consideration and desires reasonable protection;

WHEREAS, the Boards of Directors of Parent and First Community have determined that it is in the best interests of Parent and its shareholders and First Community to protect the business and goodwill associated with the business of Signature Bank by strengthening restrictions on Director’s ability to enter into certain competitive business activities following the completion of the Merger;

WHEREAS, (i) the Merger Agreement contemplates that, as a condition to Parent and First Community entering into the Merger Agreement and completing the Merger, which Merger would result in, among other things, Parent issuing shares of Parent Common Stock as Merger Consideration, Director will enter into and perform this Agreement, and Parent is not willing to enter into the Merger Agreement or complete the Merger unless, among other conditions, Director enters into and performs this Agreement, (ii) Director is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and, subject to the terms and conditions in the Merger Agreement, to complete the Merger, and (iii) Parent and First Community are relying on Director’s representations, warranties, covenants, and agreements herein;

WHEREAS, if the Merger is completed, and the Director is, directly or indirectly, a holder or beneficial owner of any equity interests in Signature Bank, including but not limited to through trusts, partnerships, custodial arrangements, or other entities, the Director may be entitled to receive, or benefit from, a portion of the Merger Consideration in accordance with the terms and conditions of the Merger Agreement, and, in consideration thereof, the Director desires to induce Parent to complete the Merger; and

WHEREAS, Director has agreed to accept such limitations on Director’s ability to compete with Parent or First Community following the Merger as an inducement for Parent and First Community to execute the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, to complete the Merger.

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NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, Parent entering into the Merger Agreement, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.            Certain Definitions.

(a)           “Affiliated Company” means any company or entity controlled by, controlling or under common control with Parent or Signature Bank, including, respectively, First Community and Signature Insurance LLC.

(b)           “Confidential Information” means all information regarding Signature Bank, Parent, and their Affiliated Companies and any of their respective activities, businesses, financial condition or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Signature Bank, Parent or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Signature Bank, Parent or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, prospective customer information, customer lists, prospective customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Signature Bank, Parent or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Signature Bank, Parent or their respective Affiliated Companies. “Confidential Information” also includes any information qualifying as “confidential information,” “nonpublic personal information,” or “trade secrets” under applicable federal, state, or local law — including but not limited to the Gramm-Leach-Bliley Act, Bank Secrecy Act, and any regulations promulgated thereunder. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Signature Bank or Parent or their respective Affiliated Companies or any duty owed to any of them; or (b) is independently developed by a person or entity without reference to or use of Confidential Information.

(c)           Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.            Nondisclosure of Confidential Information.

(a)           Nondisclosure of Confidential Information. Director hereby agrees for a term of 24 months following the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of Parent’s Chief Executive Officer, which consent may be withheld in the sole discretion of Parent’s Chief Executive Officer; provided, that Director shall keep the Confidential Information of third parties (such as customers) and any trade secrets for an indefinite period of time. If required to disclose such information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Director also acknowledges and agrees that trading in Parent or Signature Bank securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Parent’s policies regarding insider trading in effect from time to time.

(b)           Enforceability of Covenants. Director and Parent agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Signature Bank and Parent to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Signature Bank, Parent, or any Affiliated Company under federal, state or local law.

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3.            Non-recruitment and Non-solicitation Covenants.

(a)           Non-recruitment of Employees. Director hereby agrees for a term of 24 months following the Effective Time, Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of Director or any other Person, solicit or recruit for employment or encourage to leave employment with Parent or any of Parent’s Affiliated Companies, any employee of Parent’s or of any Parent’s Affiliated Companies with whom Director worked during Director’s services as a director of Signature Bank or any of Signature Bank’s Affiliated Company and who performed services for Signature Bank, Parent, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Signature Bank, Parent, or any of their Affiliated Companies for a period of not less than one year.

(b)           Non-solicitation of Customers. Director hereby agrees for a term of 24 months following the Effective Time, Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent may be withheld at the sole discretion of Parent’s Chief Executive Officer, directly or indirectly, on behalf of Director or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Signature Bank, Parent, or any of their Affiliated Companies with whom Director had material contact on behalf of Signature Bank in the course of Director’s service as a director of Signature Bank.

(c)           Non-competition. Director hereby agrees for a term of 24 months following the Effective Tim, Director shall not, without the prior written consent of Parent’s Chief Executive Officer, which consent shall not be unreasonably withheld by Parent, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any Person (including, without limitation, any new financial institution) as a director, consultant, officer, employee, agent or shareholder that competes in the Restricted Area with Parent or any Parent Affiliated Company with respect to Business Activities. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Parent, Signature Bank, or any of their Affiliated Companies as of the Effective Time of the Merger, which the parties agree include, without limitation, the offering of commercial or consumer loans. including but not limited to U.S. Small Business Administration (SBA) 7(a), 504, and other federally guaranteed or supported loan programs, and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For purposes of this Section 3(c), the “Restricted Area” shall mean the Atlanta Metropolitan Statistical Area as designated by the United States Office of Management and Budget. The parties agree that this geographic scope is reasonable and necessary to protect the goodwill, customer relationships, and confidential information acquired through the Merger, as well as the ongoing SBA lending and commercial banking business of Parent and its affiliates. Director agrees that the Restricted Area is narrowly tailored to protect First Community’s interest in customer relationships and goodwill, all of which are being acquired based on Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Signature Bank, Parent, or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

(d)           Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges and agrees that the restrictions set forth in this Agreement are reasonable and necessary to protect the legitimate business interests of Parent and its affiliates, including, without limitation, their goodwill, confidential information, trade secrets, and substantial relationships with existing and prospective customers developed through the operations of Signature Bank, including its SBA lending activities and commercial banking services. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that Director will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his or her position as a director of Signature Bank involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further represents and warrants that complying with the provisions contained in this Agreement will not preclude Director from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Parent agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Parent to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Parent agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Parent and its Affiliated Companies and that Parent will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security or proving irreparable damage (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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4.            Successors.

(a)           This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)           This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Parent and any of its Affiliated Companies and their successors and assigns.

5.            Miscellaneous.

(a)           Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)           Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. Notwithstanding the foregoing, Director and Parent agree that if any restriction herein is deemed unenforceable under applicable law, a court shall be expressly authorized to modify such restriction to the extent necessary to render it enforceable to the maximum extent permitted under the Georgia Restrictive Covenants Act.

(c)           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina without regard to conflicts of law principles; provided, however, that to the extent any enforcement of the restrictive covenants set forth in Section 3 is sought in the State of Georgia against a Director who resides in Georgia or whose conduct would be subject to Georgia law, such covenants shall be interpreted and enforced in accordance with the Georgia Restrictive Covenants Act (O.C.G.A. § 13-8-50 et seq.) to the maximum extent permitted under Georgia law.

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(d)           Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	First Community Corporation
5455 Sunset Blvd.
Lexington, South Carolina 29072
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)           Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)            Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Parent and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)           Third Party Beneficiary. The parties expressly acknowledge and agree that First Community shall be deemed an intended third-party beneficiary of this Agreement. Accordingly, First Community shall have the right to enforce any provisions of this Agreement that expressly confer a benefit upon it.

(g)           Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[signatures appear on next page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

FIRST COMMUNITY corporation

By:
Name:
Title:

DIRECTOR

Address:

Signature Page to Other Director Non-Competition Agreement

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Exhibit E to Exhibit 2.1

FORM OF

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 13, 2025, by and among First Community Corporation, a South Carolina corporation (“Parent”), First Community Bank, a South Carolina state-chartered bank, and Signature Bank of Georgia, a Georgia state-chartered bank (“Signature Bank”), and the undersigned shareholder of Signature Bank (the “Shareholder”).

The Shareholder desires that Parent, First Community Bank and Signature Bank enter into an Agreement and Plan of Merger, dated as of the date hereof, between Parent, First Community Bank, and Signature Bank (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the acquisition of Signature Bank by First Community Bank pursuant to a merger (the “Merger”). The transactions described in the Merger Agreement are subject to the approvals, waivers, or non-objections from the Federal Deposit Insurance Corporation, the Federal Reserve Board, the South Carolina State Board of Financial Institutions, and the Georgia Department of Banking and Finance, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

The Shareholder and Signature Bank are executing this Agreement as an inducement and condition to Parent and First Community Bank entering into, executing, and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Parent and First Community Bank of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.            Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(a)          The Shareholder has voting power over the number of shares of Signature Bank Common Stock set forth below such Shareholder’s name on the signature page hereof (the “Shareholder’s Shares”), whether such shares are held directly or indirectly, including without limitation: (i) shares held in a revocable trust or other trust for which the Shareholder serves as trustee and retains voting control; (ii) shares held by an entity controlled by the Shareholder; (iii) shares held in custodial accounts for the benefit of a family member; or (iv) shares held by the Shareholder’s spouse, to the extent the Shareholder has or shares voting power over such shares. Shareholder’s Shares do not include any shares of Signature Bank Common Stock as to which the Shareholder has or shares voting power solely in a fiduciary capacity on behalf of another person and does not retain discretionary voting authority. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any other shares of Signature Bank Common Stock.

(b)          This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)          None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

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(d)          The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto.

(e)          Except for Signature Bank’s engagement of Olsen Palmer LLC as Signature Bank’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f)          The Shareholder understands and acknowledges that Parent and First Community Bank are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Parent.

2.            Voting Agreements. The Shareholder agrees with, and covenants to, Parent and First Community Bank as follows:

(a)          At any meeting of shareholders of Signature Bank called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of approval of the Merger Agreement, and the approval of the terms thereof and each of the Transactions. The Shareholder shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions. The Shareholder hereby grants Parent an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or other Acquisition Proposals or Acquisition Transactions; provided, however, that upon the payment of the termination fee in accordance with Section 9.3(a) of the Merger Agreement, the Shareholder will automatically be released from the irrevocable proxy granted hereunder.

(b)          At any meeting of Signature Bank’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any Acquisition Proposal or Acquisition Transaction, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Signature Bank, or (ii) any amendment of Signature Bank’s articles of incorporation or bylaws or other proposal or transaction involving Signature Bank, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3.            Covenants. The Shareholder agrees with, and covenants to, Parent as follows:

(a)          The Shareholder shall not, without the prior written consent of Parent, which Parent shall not unreasonably withhold, (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to Parent pursuant to the Merger Agreement; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Parent, (iii) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for those consistent with this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided, that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or a charitable institution; provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to Parent a counterpart to this Agreement in form and substance satisfactory to Parent. The Shareholder agrees not to request, and acknowledges that Signature Bank shall not be required to register, the transfer of any certificate representing any of the Shareholder’s Shares, including any additional shares of Signature Bank Common Stock acquired by the Shareholder (other than pursuant to any Signature Bank Options), unless such transfer is made to Parent or otherwise complies with the terms of this Agreement.

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(b)          The Shareholder’s Shares shall, pursuant to the terms of the Merger Agreement, be exchanged solely for shares of Parent Common Stock in accordance with the exchange ratio set forth in Article 3 of the Merger Agreement. The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Transactions, that such Shareholder may have.

(c)          Except as specifically permitted by Section 7.3 of the Merger Agreement solely in such Shareholder’s capacity as a director of Signature Bank, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, Acquisition Transaction or Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, Acquisition Transaction or Competing Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the proviso to Section 3(a) of this Agreement.

4.            No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to Parent are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5.            Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Signature Bank affecting the Signature Bank Common Stock, or the acquisition of additional shares of Signature Bank Common Stock (including pursuant to the exercise or exchange of any Signature Bank Options) or other voting securities of Signature Bank by any shareholder, the number of shares of Signature Bank Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Signature Bank Common Stock or other voting securities of Signature Bank issued to or acquired by the Shareholder.

6.            Further Assurances. The Shareholder shall, upon request of Parent and at Parent’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

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7.            Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms and any Termination Fee that is due to Parent has been paid, in which event the provisions of this Agreement shall terminate.

8.            Miscellaneous.

(a)          Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)         All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered in person, (ii) when sent by a nationally recognized overnight courier service, (iii) when sent by email (with confirmation of transmission), or (iv) when received, if sent by any other means. Notices shall be sent to the parties at the following addresses (or to such other address or email as may be designated by notice given in accordance with this Section): (i) if to Parent, First Community Bank, or Signature Bank, to the addresses set forth in Section 10.8 of the Merger Agreement; and (ii) if to the Shareholder, to the address or email shown below the Shareholder’s signature on the last page hereof.

(c)          The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)         This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. Signatures delivered electronically (including by PDF or other reliable electronic means) shall be deemed to have the same legal effect as original manual signatures.

(e)          This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Merger Agreement or thereafter.

(f)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to the applicable conflicts of laws principles thereof.

(g)          This Agreement shall be binding upon and inure to the benefit of Parent, First Community Bank, Signature Bank and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives, provided, that the Shareholder may not transfer or assign any rights or interests in the Shareholder’s Shares, except to Parent or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Signature Bank or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(h)          The Shareholder agrees that irreparable damage would occur and that Parent or First Community Bank would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to Parent and its Subsidiaries and that Parent and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of South Carolina without the necessity of posting any bond or security or proving irreparable damage (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of South Carolina or any South Carolina state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

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(i)           If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j)           No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[signatures appear on the following page]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

FIRST COMMUNITY CORPORATION

By:
Name: Michael C. Crapps
Title: President and Chief Executive Officer

FIRST COMMUNITY BANK

By:
Name: J. Ted Nissen
Title: President and Chief Executive Officer

“SHAREHOLDER”

Name:

Address:

Number of Shares of Signature Bank Common Stock and Capacity of Ownership:

Number of Signature Bank Options and Capacity of Ownership:

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EXHIBIT A

(Liens on Shareholder’s Shares)

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Appendix B

Georgia Dissenters’ Rights

Financial Institutions Code of Georgia

§ 7-1-537. Rights and remedies of dissenting shareholders

(a)	A shareholder of a bank or trust company which is a party to a plan of proposed merger, share exchange, or consolidation under this part who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder as determined under Chapter 2 of Title 14, known as the “Georgia Business Corporation Code.”
(b)	The bank or trust company into which the other or others have been merged or consolidated, or the acquiring corporation in a share exchange, as the case may be, shall have the right to require the return of the original certificates of stock held by each shareholder in each or either of the institutions and in lieu thereof:
(1)	To issue to each shareholder new certificates for such number of shares of the institution into which the others shall have been merged or consolidated or of the acquiring corporation in a share exchange; or
(2)	To cause to be paid or delivered to each shareholder the amount of cash or securities of any other corporation or combination of cash and such securities as, under the plan of merger, share exchange, or consolidation, the said shareholder may be entitled to receive

Georgia Business Corporation Code
Article 13

§ 14-2-1301. Definitions

As used in this article, the term:

(1)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(2)	“Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.
(3)	“Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(4)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
(5)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
(6)	“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
(7)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(8)	“Shareholder” means the record shareholder or the beneficial shareholder.
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§ 14-2-1302. Right to dissent

(a)	A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(1)	Consummation of a plan of merger to which the corporation is a party:
(A)	If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:
(i)	The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;
(ii)	Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and
(iii)	The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or
(B)	If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;
(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(3)	Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
(4)	An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604;
(5)	Consummation of an action described in subsection (a) or (b) of Code Section 14-2-1805;
(6)	Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or
(7)	Consummation of a division, as defined in Code Section 33-14-120, to which the corporation is a party, provided any such appraisal is subject to the limitations of Code Section 33-14-127.
(b)	A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
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(c)	Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
(1)	In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:
(A)	Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
(B)	Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or
(2)	The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§14-2-1320. Notice of dissenters’ rights

(a)	If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.
(b)	If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§14-2-1321. Notice of intent to demand payment

(a)	If propsed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:
(1)	Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(2)	Must not vote his shares in favor of the proposed action.
(b)	A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

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§ 14-2-1322. Dissenters’ notice

(a)	If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
(b)	The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:
(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
(4)	Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment

(a)	A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
(b)	A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c)	A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions

(a)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
(b)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Payment

(a)	Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
(b)	The offer of payment must be accompanied by:
(1)	The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
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(2)	A statement of the corporation’s estimate of the fair value of the shares;
(3)	An explanation of how the interest was calculated;
(4)	A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and
(5)	A copy of this article.
(c)	If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action

(a)	If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b)	If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer

(a)	A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
(1)	The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
(2)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(b)	A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
(c)	If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
(1)	The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
(2)	The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

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§ 14-2-1330. Court action

(a)	If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b)	The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c)	The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
(e)	Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and attorney fees

(a)	The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
(b)	The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
(2)	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
(c)	If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

B-6

§ 14-2-1332. Limitation of actions

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

B-7

Appendix C

Fairness Opinion of Hovde Group, LLC

July 11, 2025

Board of Directors

First Community Corporation

5455 Sunset Boulevard

Lexington, South Carolina 29072

Dear Board of Directors:

Hovde Group, LLC (“we” or “Hovde”) understand that First Community Corporation, a South Carolina corporation (the “Parent”), First Community Bank, a South Carolina state-chartered bank and wholly-owned subsidiary of the Parent, and Signature Bank of Georgia, a Georgia state-chartered bank (“Signature Bank”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be dated on or about July 11, 2025. Subject to the terms and conditions of the Agreement, at the Effective Time, Signature Bank shall be merged with and into First Community Bank pursuant to and with the effect provided in the applicable sections of the South Carolina Banking and Branching Efficiency Act (the “Merger”), and First Community Bank shall be the Surviving Bank resulting from the Merger and shall continue to be governed by the Laws of the State of South Carolina. First Community Bank and Signature Bank intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986 (the “Code”); (ii) that the Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that the Parent, First Community Bank and Signature Bank will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all article and section references herein shall refer to articles and sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated July 9, 2025 provided to Hovde by the Parent.

At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, each share of Signature Bank Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares and (ii) Dissenter Shares) shall be converted into the right to receive 0.6410 duly authorized, validly issued, fully paid, and nonassessable shares of Parent Common Stock (the “Merger Consideration”). The “Exchange Ratio” shall be 0.6410 shares of Parent Common Stock per one share of Signature Bank Common Stock. The “Aggregate Merger Consideration” shall be equal to the product of (x) the Merger Consideration, times (y) the number of shares of Signature Bank Common Stock (excluding Excluded Shares and Dissenter Shares) issued and outstanding at the Effective Time. Additionally, at the Effective Time, all Rights with respect to Signature Bank Common Stock pursuant to stock options granted by Signature Bank (the “Signature Bank Options”) which are outstanding immediately prior to the Effective Time, whether or not exercisable, shall be converted at the Effective Time into an obligation of Parent to pay and a right of the holder to receive, in full satisfaction of any such Rights, a cash payment equal to the product obtained by multiplying (1) the number of shares of Signature Bank Common Stock underlying such Person’s Signature Bank Options by (2) the excess, if any, of the Fair Market Value Per Share (as defined below) minus the exercise price per share under such Signature Bank Option (provided, that if the Fair Market Value Per Share does not exceed the exercise price per share of a particular Signature Bank Option, then such excess shall be deemed to be $0.01). The total of the cash payments with respect to all Signature Bank Options shall be deemed to be the total value of the Signature Bank Options. The cash payment with respect to Signature Bank Options shall be subject to any income or employment tax withholding required under the Code or any provision of applicable Law. The “Fair Market Value Per Share” means the value of one share of Signature Bank Common Stock as represented by the stock consideration payable in the Merger, calculated as the product of multiplying (i) the Final Parent Stock Price and (ii) the Exchange Ratio. The total value of the Merger shall be deemed to be the sum of the Aggregate Merger Consideration and the total value of the Signature Bank Options.

C-1

With your knowledge and consent and for purposes of our analysis and opinion, we have assumed that (i) there are 2,585,764 shares of Signature Bank Common Stock outstanding (including 10,033 shares issuable upon the exercise of Signature Bank Options that will expire in the fourth quarter of 2025 and are assumed to be exercised prior to the closing of the Merger), (ii) based on the Exchange Ratio of 0.6410, there will be issued 1,657,475 shares of Parent Common Stock, and (iii) based upon the assumed closing price per share of Parent Common Stock of $25.33 (the closing price as of July 10, 2025) the Aggregate Merger Consideration for the Signature Bank Common Stock will be $41,983,835. Additionally, we assumed that there are 118,500 Signature Bank Options outstanding with a weighted average exercise price of $12.20 per share of Signature Bank Common Stock, and therefore, based upon the aforementioned assumed closing price per share of Parent Common stock of $25.33, the total value of the Signature Bank Options will be $478,417. As a result, we assumed that the total value of the Merger to be paid by the Parent to the shareholders of Signature Bank would be the sum of the Aggregate Merger Consideration $41,983,835) plus the total value of the Signature Bank Options ($478,417) or $42,462,251.

We note that Article 8 of the Agreement sets forth the respective obligations of the Parties to consummate the Merger which include usual and customary closing conditions including (i) having obtained Signature Bank shareholder approval, (ii) having obtained all necessary regulatory approvals for the consummation of the Merger which do not contain conditions that would constitute a Materially Burdensome Condition, (iii) the Registration Statement shall have been made effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, (iv) the shares of Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on The Nasdaq Stock Market, (v) Signature Bank shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 10% of the entitled to vote and outstanding shares of Signature Bank Common Stock, (vi) the Parent and Signature Bank shall each have received from their respective legal counsel favorable tax opinions relating to the Merger, and (vii) there shall not have occurred any Material Adverse Effect with respect to either the Parent or Signature Bank from December 31, 2024 to the Effective Time.

We also note that the Agreement may be terminated pursuant to the terms of Article 9 of the Agreement which include, among other usual and customary conditions: (i) the termination by either the Parent or Signature Bank if the Merger shall not have been consummated by July 13, 2026; and (ii) the termination by the Parent as provided in Section 9.1(e) in the event that (a) Signature Bank’s Board shall have made an Adverse Recommendation Change, or (b) Signature Bank’s Board shall have failed to reaffirm the Signature Bank Recommendation within ten business days after the Parent requests such at any time following the public announcement of an Acquisition Proposal, or (c) Signature Bank shall have failed to comply in all material respects with its obligations under Section 7.1 (obtaining shareholder approvals) or 7.3 (solicitation of other offers), or (d) Signature Bank shall have not met the condition of Section 8.2(g) (receipt of notices of dissent). If the Parent terminates the Agreement pursuant to Section 9.1(e) of the Agreement as set forth above or Signature Bank terminates this Agreement pursuant to Section 9.1(f) (Signature Bank’s acceptance of a Superior Proposal), then Signature Bank shall, on the date of termination, pay to Parent the sum of $1,600,000 (the “Termination Fee”) in same day funds.

With your consent and for purposes of our analysis and opinion, we have assumed that (i) the Agreement will not be terminated, (ii) there will be no adjustment to the Exchange Ratio, and (iii) the Merger will be consummated substantially in accordance with the terms of the Agreement.

You have requested our opinion, as to the fairness to the shareholders of Parent Common Stock, from a financial point of view, of the total value of the Merger to be paid by the Parent to the shareholders of Signature Bank in the Merger. This opinion addresses only the fairness of the total value of the Merger to be paid by the Parent connection with the Merger, and we are not opining on any individual stock, cash, or other components of the consideration.

C-2

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated July 9, 2025 as provided to Hovde by the Parent;
(ii)	reviewed audited financial statements of Signature Bank for the twelve-month periods ended December 31, 2024, December 31, 2023, December 31, 2022 and the unaudited financial statement of Signature Bank for three-month period ended March 31, 2025;
(iii)	reviewed certain historical publicly available business and financial information concerning Signature Bank;
(iv)	reviewed certain internal financial statements and other financial and operating data concerning Signature Bank;
(v)	worked with the Parent and Signature Bank to develop a financial forecast for Signature Bank and a pro forma projection of the combined company following the Merger;
(vi)	discussed with certain members of senior management of the Parent (a) the business, financial condition, results of operations and future prospects of each entity; (b) the history and past and current operations of Signature Bank and the Parent; (c) Signature Bank’s and the Parent’s historical financial performance; and their assessment of the rationale for the Merger;
(vii)	reviewed and analyzed materials detailing the Merger prepared by the Parent and Signature Bank, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Merger Adjustments”);
(viii)	analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Merger Adjustments;
(ix)	assessed current general economic, market and financial conditions;
(x)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;
(xi)	took into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;
(xii)	reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and
(xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time there will be, no material changes in the financial condition and results of operations of Signature Bank or the Parent since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by Signature Bank and/or the Parent are true and complete. We have relied upon the managements of the Parent and Signature Bank as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by the Parent and Signature Bank, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by the Parent and Signature Bank on a basis reflecting the best currently available information and the Parent’s and Signature Bank’s managements judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by the Parent to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

C-3

In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by the Parent or Signature Bank or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of the Parent and Signature Bank that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Parent and Signature Bank are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity following the Merger. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Parent or Signature Bank, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of the Parent or Signature Bank.

We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which the Parent or Signature Bank is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither the Parent nor Signature Bank is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.

We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by the Parent or Signature Bank or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. The Parent has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on the Parent or Signature Bank or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on the Parent or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of the Parent; (iii) any other strategic alternatives that might be available to the Parent; or (iv) whether the Parent has sufficient stock, cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.

C-4

Our opinion does not constitute a recommendation to the Parent as to whether or not the Parent should enter into the Agreement or to any shareholders of the Parent as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Parent or Signature Bank relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the total Merger value is necessarily the lowest or best price that could be obtained in a merger or combination transaction with Signature Bank. We do not express any opinion as to the value of the Parent Common Stock following the announcement of the proposed Merger, or the value of the Parent Common Stock following the consummation of the Merger, or the prices at which shares of the Parent Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Parent or Signature Bank.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of the Parent and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of the Parent Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.

In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with the Parent, we will receive from the Parent a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee, less the fairness opinion fee, that is contingent upon the consummation of the Merger. The Parent has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.

In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to either the Parent or Signature Bank for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from the Parent in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, the Parent or Signature Bank or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Parent or Signature Bank for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and the Parent.

C-5

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the total value of the Merger to be paid by the Parent to the shareholders of Signature Bank in the Merger is fair, from a financial point of view, to the shareholders of the Parent Common Stock.

Sincerely,

HOVDE GROUP, LLC

Hovde Group, LLC
C-6

Appendix D

Fairness Opinion of Olsen Palmer LLC

July 11, 2025

Board of Directors

Signature Bank of Georgia

6065 Roswell Road

Suite 600

Sandy Spring, GA 30328

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Signature Bank of Georgia (the “Company” or “Signature Bank”) of the Merger Consideration (defined below) to be received by the shareholders of the Company in the proposed transaction (the “Transaction”) with First Community Corporation (the “Buyer”) in the Agreement and Plan of Merger (the “Agreement”) whereby subject to the terms and conditions of the Agreement, at the Effective Time, Signature Bank shall be merged with and into First Community Bank pursuant to and with the effect provided in Section 34-25-230 of the South Carolina Banking and Branching Efficiency Act Section 33-11-106 of the SCBCA. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.

At the Effective Time, in each case, by virtue of the Merger and without any action on the part of the Parties, each share of Signature Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.6410 duly authorized, validly issued, fully paid, and nonassessable shares of Buyer Common Stock (the “Merger Consideration”).

Olsen Palmer LLC is an investment banking firm that has acted as financial advisor to the Company in connection with the Transaction. Olsen Palmer LLC, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. We will receive a fee for our services pursuant to the terms of our engagement with the Company, a substantial portion of which is contingent upon consummation of the Transaction. We will also receive a fee for rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement.

Olsen Palmer LLC has provided investment banking and financial advisory services to the Company during the two-year period prior to the date hereof. Olsen Palmer LLC has not provided investment banking and financial advisory services to the Buyer during the two-year period prior to the date hereof. Olsen Palmer LLC may provide investment banking, financial advisory and other financial services to the Company and/or the Buyer in the future, for which Olsen Palmer LLC may receive compensation.

D-1

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

(i)	A draft version of the Agreement and Plan of Merger dated July 10, 2025;
(ii)	certain financial statements and other historical financial information of the Company and the Buyer that we deemed relevant;
(iii)	internal financial projections for the Company through December 31, 2025 and estimated long-term annual earnings and balance sheet growth for the years ending December 31, 2026, December 31, 2027, December 31, 2028, December 31, 2029, December 31, 2030, December 31, 2031 as provided by the Company;
(iv)	a comparison of certain financial information for the Company with similar institutions for which publicly available information is available;
(v)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(vi)	an estimated range of the intrinsic value of the Company based on internal financial projections for the Company as provided by the Company;
(vii)	the current market environment generally and the banking industry in particular; and
(viii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company.

In performing our review, and for purposes of rendering our opinion, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or the Buyer or their representatives or that was otherwise reviewed by us and have assumed, without independent verification, such accuracy and completeness of all such information. We have further relied on the assurances of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of any assets, the collateral securing any assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries and no such evaluation or appraisal was provided to us. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Bank. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Bank, or the combined entity after the Transaction and we have not reviewed any individual credit files relating to the Buyer or the Bank. We have assumed, with your consent, that the allowance for loan losses for both the Buyer and the Bank is adequate to cover such losses. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We assumed, with your consent, that the respective allowances for loan and lease losses set forth in the financial statements of the Buyer and the Bank are adequate to cover such losses and comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

D-2

We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and all related agreements will perform, in all material respects, all of the covenants required to be performed by such party thereunder, that the conditions precedent in the Agreement are not waived and that the Transaction is lawful. We have also assumed that in the course of obtaining any necessary regulatory approvals for the consummation of the Transaction, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the version of the Agreement identified above. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Transaction and the other transactions contemplated by the Agreement, and we have assumed that all such advice was correct.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Our opinion is directed solely to the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the Transaction and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of the Company) or used for any other purpose without our prior written consent. This Opinion does not constitute a recommendation to the Board of Directors of the Company or to any shareholder of either the Company or the Buyer as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the Transaction. We express no opinion as to the fairness of the Merger Consideration to the creditors or other constituencies of the Company. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of the Company and does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any other alternative business strategies that might exist for the Company. This opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer LLC to any party or person. This opinion shall not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, or used for any other purposes, without Olsen Palmer LLC’s prior written consent. This Opinion was not reviewed or issued by a fairness opinion committee. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

Olsen Palmer LLC

D-3

Appendix E

CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF
FIRST COMMUNITY CORPORATION AND SIGNATURE BANK

(Pursuant to S.C. Code Section 33-11-103)

Section 33-11-103 of the South Carolina Business Corporation Act requires that the notice of any shareholders’ meeting to vote on a plan of merger be accompanied by balance sheets of each corporation participating in the merger as of the close of the two most recent fiscal years and income statements for each such corporation for the three most recent fiscal years.

To satisfy these requirements:

•	First Community Corporation. Presented below are the consolidated balance sheets of First Community Corporation as of December 31, 2024 and 2023, and consolidated statements of income for the years ended December 31, 2024, 2023, and 2022. These statements should be read together with First Community Corporation’s audited consolidated financial statements and related notes incorporated by reference into this joint proxy statement/prospectus under “Incorporation of Certain Documents by Reference.”

•	Signature Bank. Appendix F to this joint proxy statement/prospectus contains the balance sheets of Signature Bank as of December 31, 2024 and 2023 and the statements of income for the years ended December 31, 2024 and 2023. In addition, to provide the third required income statement year, the consolidated statement of income of Signature Bank for the year ended December 31, 2022 is included below.

E-1

FIRST COMMUNITY CORPORATION

Consolidated Balance Sheets

	December 31,
(Dollars in thousands, except par values)	2024	2023
ASSETS
Cash and due from banks	$26,373	$27,908
Interest-bearing bank balances	123,455	66,787
Investment securities available-for-sale	279,582	282,226
Investment securities held-to-maturity, fair value of $196,040 and $205,518 at December 31, 2024 and December 31, 2023, respectively, net of allowance for credit losses-investments	209,413	217,170
Other investments, at cost	2,679	6,800
Loans held-for-sale	9,662	4,433
Loans held-for-investment	1,220,542	1,134,019
Less, allowance for credit losses	13,135	12,267
Net loans held-for-investment	1,207,407	1,121,752
Property and equipment - net	29,975	30,589
Lease right-of-use asset	2,477	3,248
Bank owned life insurance	30,973	30,174
Other real estate owned	543	622
Intangible assets	446	604
Goodwill	14,637	14,637
Other assets	20,399	20,738
Total assets	$1,958,021	$1,827,688
LIABILITIES
Deposits:
Non-interest bearing	$462,717	$432,333
Interest bearing	1,213,184	1,078,668
Total deposits	1,675,901	1,511,001
Securities sold under agreements to repurchase	103,110	62,863
Federal Home Loan Bank advances	—	90,000
Junior subordinated debt	14,964	14,964
Lease liability	2,646	3,426
Other liabilities	16,906	14,375
Total liabilities	1,813,527	1,696,629
Commitments and Contingencies (Note 15)
SHAREHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $1.00 per share; 20,000,000 shares authorized; issued and outstanding 7,644,424 at December 31, 2024 and 7,606,172 at December 31, 2023	7,644	7,606
Nonvested restricted stock and stock units	2,639	2,181
Additional paid in capital	93,834	93,167
Retained earnings	65,836	56,296
Accumulated other comprehensive loss	(25,459)	(28,191)
Total shareholders’ equity	144,494	131,059
Total liabilities and shareholders’ equity	$1,958,021	$1,827,688

See Notes to Consolidated Financial Statements

E-2

FIRST COMMUNITY CORPORATION

Consolidated Statements of Income

	Year Ended December 31,
(Dollars in thousands except per share amounts)	2024	2023	2022
Interest income:
Loans, including fees	$66,431	$52,317	$39,234
Investment securities - taxable	16,084	16,715	9,725
Investment securities - non taxable	1,420	1,471	1,525
Other short term investments and CDs	5,487	2,194	633
Total interest income	89,422	72,697	51,117
Interest expense:
Deposits	31,173	16,563	1,849
Securities sold under agreement to repurchase	2,183	1,658	227
Other borrowed money	4,026	5,584	1,098
Total interest expense	37,382	23,805	3,174
Net interest income	52,040	48,892	47,943
Provision for (release of) credit losses	809	1,129	(152)
Net interest income after provision for (release of) credit losses	51,231	47,763	48,095
Non-interest income:
Deposit service charges	952	963	960
Mortgage banking income	2,368	1,406	1,900
Investment advisory fees and non-deposit commissions	6,181	4,511	4,479
Loss on sale of securities	—	(1,249)	—
Gain (loss) on sale of other real estate owned	—	151	(45)
Loss on sale of other assets	(5)	—	(73)
Other non-recurring income	105	121	7
Other	4,403	4,518	4,341
Total non-interest income	14,004	10,421	11,569
Non-interest expense:
Salaries and employee benefits	29,263	25,864	25,357
Occupancy	3,094	3,157	3,002
Equipment	1,451	1,566	1,343
Marketing and public relations	1,511	1,496	1,259
FDIC Insurance assessments	1,177	904	468
Other real estate expense (income)	103	(112)	308
Amortization of intangibles	158	158	158
Other	10,708	10,111	9,358
Total non-interest expense	47,465	43,144	41,253
Net income before tax	17,770	15,040	18,411
Income tax expense	3,815	3,197	3,798
Net income	$13,955	$11,843	$14,613

Basic earnings per common share	$1.83	$1.56	$1.94
Diluted earnings per common share	$1.81	$1.55	$1.92

See Notes to Consolidated Financial Statements

E-3

SIGNATURE BANK OF GEORGIA

STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2022

2022
Interest income
Loans, including fees	$6,986,527
Securities	715,717
Interest-bearing deposits in banks	612,495
Total interest income	8,314,739
Interest expense
Deposits	441,347
Other borrowings and federal funds purchased	2,222
Total interest expense	443,569
Net interest income	7,871,170
Provision for loan losses	506,000
Net interest income after provision for loan losses	7,365,170
Other income
Service charges on deposit accounts	46,715
Other service charges and fees	160,142
Net loss on sale of securities available for sale	(92)
Net gain on sale of loans	1,508,358
Other operating income	291,319
Total other income	2,006,442
Other expenses
Salaries and employee benefits	4,033,235
Occupancy and equipment expenses	429,107
Loan collection and repossession expenses	141,127
Net loss on sale and writedowns of other real estate owned	267,090
Other operating expenses	2,430,265
Total other expenses	7,300,824
Income before income tax benefit	2,070,787
Income tax benefit	—
Net income	$2,070,787
Basic earnings per common share	$0.07
Diluted earnings per common share	$0.07

E-4

SIGNATURE BANK OF GEORGIA

STATEMENT OF COMPREHENSIVE INCOME (LOSS)
YEAR ENDED DECEMBER 31, 2022

2022
Net income	$2,070,787
Other comprehensive loss:
Unrealized holding losses on securities available for sale arising during period, net of tax benefit of $905,082 and $148,365, respectively	$(3,404,835)
Reclassification adjustment for losses realized in net income, net of tax benefit of $19 and $0, respectively	73
Other comprehensive loss	(3,404,762)
Comprehensive income (loss)	$(1,333,975)
E-5

Appendix F

Signature Bank of Georgia Audited Financial Statements

SIGNATURE BANK OF GEORGIA

FINANCIAL REPORT
DECEMBER 31, 2024

F-i

Independent Auditor’s Report

To the Board of Directors and Stockholders of
Signature Bank of Georgia

Sandy Springs, Georgia

Opinion

We have audited the accompanying financial statements of Signature Bank of Georgia, which comprise the balance sheets as of December 31, 2024 and 2023 and the related statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signature Bank of Georgia as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Signature Bank of Georgia, and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Signature Bank of Georgia’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-1

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Signature Bank of Georgia’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Signature Bank of Georgia’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Atlanta, Georgia
April 17, 2025

F-2

Signature Bank of Georgia

BALANCE SHEETS

DECEMBER 31, 2024 AND 2023

Assets	2024	2023

Cash and due from banks	$1,250,224	$1,559,233
Interest-bearing deposits in banks	16,479,982	19,813,108
Securities available for sale, at fair value	26,360,930	29,583,817
Restricted equity securities, at cost	395,700	140,500

Loans, net of deferred fees	191,764,590	165,293,387
Less allowance for credit losses	2,204,707	2,088,214
Loans, net	189,559,883	163,205,173

Premises and equipment, net	1,381,771	832,874
Other real estate owned	2,375,000	2,743,500
Other assets	7,856,613	8,017,270

Total assets	$245,660,103	$225,895,475

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing	$56,558,144	$85,967,806
Interest-bearing	148,772,537	106,962,634
Total deposits	205,330,681	192,930,440

Federal Home Loan Bank advances	5,000,000	—
Other liabilities	1,905,434	1,008,601
Total liabilities	212,236,115	193,939,041

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $2; 10,000,000 shares authorized, 2,575,731 shares issued and outstanding	5,151,462	5,143,639
Surplus	50,433,588	50,163,893
Accumulated deficit	(19,071,946)	(20,420,699)
Accumulated other comprehensive loss	(3,089,116)	(2,930,399)
Total stockholders’ equity	33,423,988	31,956,434

Total liabilities and stockholders’ equity	$245,660,103	$225,895,475

See Notes to Financial Statements.

F-3

Signature Bank of Georgia

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023
Interest income
Loans, including fees	$14,148,418	$11,295,182
Securities	1,002,427	1,050,197
Interest-bearing deposits in banks	713,486	1,201,540
Total interest income	15,864,331	13,546,919

Interest expense
Deposits	5,295,941	2,581,635
Other borrowings	242,495	14,863
Total interest expense	5,538,436	2,596,498

Net interest income	10,325,895	10,950,421
Provision for credit losses	293,316	506,002
Net interest income after provision for credit losses	10,032,579	10,444,419

Other income
Service charges on deposit accounts	54,562	49,682
Other service charges and fees	133,768	136,555
Net gain on sale of securities available for sale	—	14,957
Net gain on sale of loans	1,961,264	1,689,809
Other operating income	458,566	265,712
Total other income	2,608,160	2,156,715

Other expenses
Salaries and employee benefits	7,153,927	5,781,234
Occupancy and equipment expenses	442,834	511,404
Loan collection and repossession expenses	137,935	195,289
Net loss on sale and write-downs of other real estate owned	92,125	413,450
Other operating expenses	3,465,165	3,297,812
Total other expenses	11,291,986	10,199,189

Income before income tax expense	1,348,753	2,401,945

Income tax expense	—	—

Net income	$1,348,753	$2,401,945

Basic earnings per common share	$0.52	$0.93

Diluted earnings per common share	$0.52	$0.93

See Notes to Financial Statements.

F-4

Signature Bank of Georgia

STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023

Net income	$1,348,753	$2,401,945

Other comprehensive income (loss):

Unrealized holding gains (losses) on securities available for sale arising during period, net of tax expense (benefit) of $(42,190) and $97,119, respectively	(158,717)	365,353

Reclassification adjustment for gains realized in net income, net of tax expense of $- and $3,141, respectively	—	(11,816)

Other comprehensive income (loss)	(158,717)	353,537

Comprehensive income	$1,190,036	$2,755,482

See Notes to Financial Statements.

F-5

Signature Bank of Georgia

STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2024 AND 2023

					Accumulated
					Other	Total
	Common Stock		Capital	Accumulated	Comprehensive	Stockholders’
	Shares	Par Value	Surplus	Deficit	Income (Loss)	Equity
Balance, December 31, 2022	28,073,200	$20,672,133	$27,459,596	$(22,351,605)	$(3,283,936)	$22,496,188
Adoption of ASU 2016-13	—	—	—	(471,039)	—	(471,039)
Issuance of common stock	7,777,777	6,999,999	—	—	—	6,999,999
Stock offering expense	—	—	(53,011)	—	—	(53,011)
Exercise of stock options	96,250	62,563	—	—	—	62,563
Reverse stock split	(33,379,319)	(25,166,787)	25,166,787	—	—	—
Change in par value	—	2,567,908	(2,567,908)	—	—	—
Conversion of fractional shares	7,823	7,823	(7,823)	—	—	—
Stock compensation expense	—	—	166,252	—	—	166,252
Net income	—	—	—	2,401,945	—	2,401,945
Other comprehensive income	—	—	—	—	353,537	353,537
Balance, December 31, 2023	2,575,731	5,143,639	50,163,893	(20,420,699)	(2,930,399)	31,956,434
Par value correction	—	7,823	(7,823)	—	—	—
Stock compensation expense	—	—	277,518	—	—	277,518
Net income	—	—	—	1,348,753	—	1,348,753
Other comprehensive loss	—	—	—	—	(158,717)	(158,717)
Balance, December 31, 2024	2,575,731	$5,151,462	$50,433,588	$(19,071,946)	$(3,089,116)	$33,423,988
F-6

Signature Bank of Georgia

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023
OPERATING ACTIVITIES
Net income	$1,348,753	$2,401,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and software amortization	111,521	103,891
Amortization and accretion of securities available for sale	(78,061)	(54,836)
Provision for credit losses	293,316	506,002
Gain on sale of securities available for sale	—	(14,957)
Gain on sale of loans	(1,961,264)	(1,689,809)
Loss on disposal of premises, equipment, and software	915	19,366
Loss on sale of other real estate owned	—	1,000
Write-down of other real estate owned	92,125	412,450
(Increase) decrease in interest receivable	23,530	(198,726)
Increase in interest payable	102,916	37,053
Stock-based compensation	277,518	166,252
Net other operating activities	688,318	(835,419)

Net cash provided by operating activities	899,587	854,212

INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	3,333,126	(729,458)
Purchase of securities available for sale	(999,375)	—
Proceeds from sales of securities available for sale	—	2,932,088
Proceeds from maturities, calls, and paydowns of securities available for sale	4,099,416	2,247,781
Purchase of restricted equity securities	(255,200)	(34,800)
Net increase in loans	(24,559,470)	(29,979,549)
Purchase of premises, equipment, and software	(227,334)	(225,856)
Proceeds from the sale of other real estate owned	—	1,199,000

Net cash used in investing activities	(18,608,837)	(24,590,794)

FINANCING ACTIVITIES
Net increase in deposits	12,400,241	15,825,742
Proceeds from Federal Home Loan Bank advances	5,000,000	—
Proceeds from issuance of common stock	—	6,999,999
Stock offering costs	—	(53,011)
Exercise of stock options	—	62,563

Net cash provided by financing activities	17,400,241	22,835,293

Net decrease in cash and due from banks	(309,009)	(901,289)

Cash and due from banks at beginning of year	1,559,233	2,460,522

Cash and due from banks at end of year	$1,250,224	$1,559,233

See Notes to Financial Statements.

F-7

Signature Bank of Georgia

STATEMENTS OF CASH FLOWS (Continued)
YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023
SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$5,435,520	$2,559,445

NONCASH TRANSACTIONS
Transfer from other real estate owned to other assets	$276,375	$—
Lease accounting under ASU 2016-02 Leases (Topic 842) and related increase (decrease) to premises and equipment, net, and other liabilities	$462,915	$(262,613)

See Notes to Financial Statements.

F-8

Signature Bank of Georgia

Notes to Financial Statements

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Signature Bank of Georgia (the “Bank”) is a state-chartered bank headquartered in Sandy Springs, Fulton County, Georgia. The Bank provides a full range of banking services in its primary market area of Fulton, Gwinnett, and DeKalb Counties and the surrounding counties.

Basis of Presentation and Accounting Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, deferred taxes, the valuation of other real estate owned, the fair value of financial instruments, and contingent assets and liabilities.

The Bank has evaluated all transactions, events, and circumstances for consideration or disclosure through April 17, 2025, the date these financial statements were available to be issued and has reflected or disclosed those items within the financial statements and related footnotes as deemed appropriate.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest- bearing deposits in banks, loans, and deposits are reported net.

Securities

All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the trade date.

The Bank has made a policy election to exclude accrued interest from the amortized cost basis of debt securities and report accrued interest in other assets in the consolidated balance sheets. Accrued interest receivable on debt securities totaled $155,184 and $186,743 as of December 31, 2024 and 2023, respectively. A debt security is placed on nonaccrual status at the time any principal or interest payments become more than 90 days delinquent or if full collection of interest or principal becomes uncertain. Accrued interest for a security placed on nonaccrual is reversed against interest income. There was no accrued interest related to debt securities reversed against interest income for the years ended December 31, 2024 and 2023.

The Bank evaluates available-for-sale securities in an unrealized loss position to determine if credit-related losses exist. The Bank first evaluates whether it intends to sell or more likely than not will be required to sell a security before recovering its amortized cost basis. If this condition exists, the entire amount of unrealized loss is recognized in earnings with a corresponding adjustment to the security’s amortized cost basis. If this condition does not exist, the Bank evaluates whether the decline in fair value is attributable to credit or resulted from other factors. If credit-related losses exist, the Bank recognizes an allowance for credit losses (“ACL”), limited to the amount by which the amortized cost basis exceeds the fair value. Any loss not recognized through an ACL is recognized in other comprehensive income (loss), net of tax, as a noncredit-related loss.

F-9

Signature Bank of Georgia

Notes to Financial Statements

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restricted Equity Securities

The Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank (FHLB). Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in the stock. As of December 31, 2024 and 2023, restricted equity securities consist solely of FHLB stock.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less deferred fees and costs on originated loans and the allowance for credit losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield over the life of the loan using the straight-line method.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, or at the time the loan is 90 days past due, unless the loan is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal and interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income, unless management believes that the accrual of interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash basis or cost-recovery method until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Credit Losses – Loans

Under the current expected credit loss model, the allowance for credit losses on loans is a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans.

The Bank estimates the ACL on loans based on the underlying loans’ amortized cost basis, which is the amount at which the financing receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of cash, and charge-offs. In the event that collection of principal becomes uncertain, the Bank has policies in place to reverse accrued interest in a timely manner. Therefore, the Bank has made a policy election to exclude accrued interest from the measurement of ACL. Accrued interest receivable on loans totaled $810,768 and $802,739 at December 31, 2024 and 2023, respectively.

Expected credit losses are reflected in the allowance for credit losses through a charge to provision for credit losses. The Bank measures expected credit losses of loans on a collective (pool) basis, when the loans share similar risk characteristics. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Bank.

The Bank’s methodologies for estimating the ACL consider available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts. The methodologies apply historical loss information, adjusted for asset-specific characteristics, economic conditions at the measurement date, and forecasts about future economic conditions over a period that has been determined to be reasonable and supportable, to the identified pools of loans with similar risk characteristics for which the historical loss experience was observed.

F-10

Signature Bank of Georgia

Notes to Financial Statements

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Credit Losses – Loans (Continued)

Discounted Cash Flow (DCF) Methodology

DCF models, while not widely adopted as a means to account for allowance for loan and lease loss under ASC 450-20 (superseded), have been accepted as a best practice for adherence to other analogous accounting standard objectives. For example, fair value measurement (ASC 820) and purchased credit impaired (ASC 310-30) both inherently require an understanding and estimate of lifetime credit loss. Forward-focused cash flow models are commonly deployed to accommodate both fair value and purchased credit impaired requirements. Management has elected to use this approach after analysis and consideration. Below are a few of the key decision points that contributed to the election:

•	DCF models, being periodic in nature, allow for effective incorporation of a reasonable and supportable forecast in a directionally consistent and objective manner.
•	The analysis aligns well with other calculations and actions outside the ACL estimation, which will mitigate model risk in other areas and allow for symmetrical application. For example, fair value (exit price notion), profitability analysis, interest rate risk calculations, asset-liability management, stress testing, and other risk management tools utilize DCF modeling.
•	Peer data is available for certain inputs, such as loss rate, if first-party data is not available or meaningful. This is made possible by the periodic nature of the model.

In order to reduce the complexity of the model, management has elected to perform cash flow modeling without the present value component. In other words, the reserve determined by the cash flow analysis is simply the sum of expected losses, rather than a comparison of the loan’s basis to the present value of cash flows. No discounting is performed in the reserve calculation. Additionally, expected losses are calculated via a gross loss rate and recovery rate assumption in lieu of separate probability of default and loss given default inputs.

Individually Evaluated Assets

Loans that do not share risk characteristics are evaluated on an individual basis. For collateral dependent loans where the Bank has determined that foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Bank expects repayment of the loan to be provided substantially through the operation or sale of the collateral, the ACL is measured based on the difference between the fair value of the collateral and the amortized cost basis of the loan as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the loan exceeds the present value of expected cash flows from the operation of the collateral. The Bank may, in the alternative, measure the expected credit loss as the amount by which the amortized cost basis of the loan exceeds the estimated fair value of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized costs basis of the loan exceeds the fair value of the underlying collateral less estimated cost to sell. The ACL may be zero if the fair value of the collateral at the measurement date exceeds the amortized cost basis of the loan.

Charge-Offs and Recoveries

Credit losses are charged against the allowance when management believes the collection of a loan’s principal is unlikely. Subsequent recoveries are credited to the allowance. If the loan is collateral dependent, the loss is more easily identified and is charged-off when it is identified, usually based upon receipt of an appraisal. However, when a loan has guarantor support, and the guarantor demonstrates willingness and capacity to support the debt, the Bank may carry the estimated loss as a reserve against the loan while collection efforts with the guarantor are pursued. If, after collection efforts with the guarantor are complete, the deficiency is still considered uncollectible, the loss is charged-off and any further collections are treated as recoveries.

F-11

Signature Bank of Georgia

Notes to Financial Statements

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Commitments and Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Bank records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for credit losses in the Bank’s consolidated statements of income. The ACL on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the estimated funding rates, as determined based on prior experience, as well as any third-party guarantees, and is included in other liabilities on the Bank’s consolidated balance sheets.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

The useful lives of premises and equipment are generally as follows:

Buildings and leasehold improvements	39 years
Furniture and equipment	3 to 7 years

Leases

Leases are classified as operating or finance leases at the lease commencement date. The Bank leases certain locations and equipment. The Bank records leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms and a right-of-use asset equal to the lease liability. The discount rate used in determining the lease liability is based upon the risk-free rate as of the date of commencement or renewal. The Bank does not record leases on the balance sheets that are classified as short-term (less than one year).

At lease inception, the Bank determines the lease term by considering the minimum lease term and all optional renewal periods that the Bank is reasonably certain to renew. The lease term is also used to calculate straight-line rent expense. The depreciable life of leasehold improvements is limited by the estimated lease term, including renewals if they are reasonably certain to be renewed. The Bank’s leases do not contain residual value guarantees or material variable lease payments that will impact the Bank’s ability to pay dividends or cause the Bank to incur additional expenses.

The Bank has elected to treat property leases that include both lease and nonlease components as a single component and account for it as a lease.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write down to fair value at the time of transfer to other real estate owned is charged to the allowance for credit losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.

F-12

Signature Bank of Georgia

Notes to Financial Statements

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

The Bank accounts for income taxes in accordance with income tax accounting guidance. This guidance relates to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term “more likely than not” means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Stock-Based Compensation

Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance- based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options. The Bank recognized $277,518 and $166,252 in stock-based compensation expense for the years ended December 31, 2024 and 2023, respectively.

F-13

Signature Bank of Georgia

Notes to Financial Statements

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share

Basic earnings per common share are computed by dividing net income by the weighted- average number of shares of common stock outstanding during the period. The weighted- average number of common shares for the years ended December 31, 2024, and 2023 was 2,575,731. The number of shares outstanding for 2023 and the earnings per share reported on the statements of income have been adjusted for the reverse stock split for comparability reasons. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Fair Value of Financial Instruments

Fair values of financial instruments are estimates using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Revenue Recognition

The Bank accounts for revenue in accordance with applicable revenue recognition guidance, including ASU 2014-09 Revenue from Contracts with Customers (ASC Topic 606) and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as other real estate owned. The majority of the Bank’s revenue- generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans, letters of credit, and investment securities, as these activities are subject to other GAAP discussed elsewhere within the disclosures. The Bank’s services that fall within the scope of ASC 606 are presented within other income and are recognized as revenue as the Bank satisfies its obligation to the customer. Services within the scope of ASC 606 primarily include service charges on deposits, interchange income and other fees such as ATM fees. Refer to Note 16 for further discussion on the Bank’s accounting policies for revenue sources within the scope of ASC 606.

F-14

Signature Bank of Georgia

Notes to Financial Statements

NOTE 2.	SECURITIES

The amortized cost and fair value of securities available for sale with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 21, 2024:
U.S. Government agency securities	$14,242,397	$4,124	$(1,685,545)	$12,560,976
Municipal securities	7,664,952	—	(1,429,031)	6,235,921
Mortgage-backed GSE residential securities	8,363,854	—	(799,821)	7,564,033
	$30,271,203	$4,124	$(3,914,397)	$26,360,930

December 31, 2023:
U.S. Treasury securities	$1,996,534	$—	$(6,925)	$1,989,609
U.S. Government agency securities	15,355,693	9,194	(1,681,316)	13,683,571
Municipal securities	7,652,770	—	(1,274,972)	6,377,798
Mortgage-backed GSE residential securities	8,288,186	—	(755,347)	7,532,839
	$33,293,183	$9,194	$(3,718,560)	$29,583,817

The amortized cost and fair value of debt securities as of December 31, 2024 by contractual maturity are shown below. Actual maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available for Sale
	Amortized Cost	Fair Value
Due within one year	$—	$—
Due from one to five years	5,287,680	4,829,239
Due from five to ten years	7,169,901	5,918,573
Due after ten years	9,449,768	8,049,085
Mortgage-backed securities	8,363,854	7,564,033
	$30,271,203	$26,360,930

Securities with a carrying value of $1,625,873 and $802,812 were pledged at December 31, 2024 and 2023, respectively, to secure credit availability with the Federal Reserve Bank and for other purposes required or permitted by law.

F-15

Signature Bank of Georgia

Notes to Financial Statements

NOTE 2.	SECURITIES (Continued)

Gains and losses on sales of securities available for sale consist of the following:

	Years Ended December 31,
	2024	2023

Gross gains	$—	$15,905
Gross losses	—	(948)
Net gains	$—	$14,957

The following table shows the gross unrealized losses and fair value of the Bank’s investments with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2024, and 2023.

	Less Than Twelve Months		Over Twelve Months
		Gross		Gross	Total
	Fair	Unrealized	Fair	Unrealized	Unrealized
	Value	Losses	Value	Losses	Losses
December 31, 2024
U.S. Government agency securities	$555,829	$(13,984)	$11,574,676	$(1,671,561)	$(1,685,545)
Municipal securities	374,535	(27,561)	5,861,386	(1,401,470)	(1,429,031)
Mortgage-backed GSE residential securities	3,158,672	(61,074)	4,405,361	(738,747)	(799,821)
	$4,089,036	$(102,619)	$21,841,423	$(3,811,778)	$(3,914,397)

December 31, 2023
U.S. Treasury securities	$1,989,609	$(6,925)	$—	$—	$(6,925)
U.S. Government agency securities	308,862	(4,611)	12,567,060	(1,676,705)	(1,681,316)
Municipal securities	—	—	6,377,798	(1,274,972)	(1,274,972)
Mortgage-backed GSE residential securities	2,496,664	(36,033)	5,036,175	(719,314)	(755,347)
	$4,795,135	$(47,569)	$23,981,033	$(3,670,991)	$(3,718,560)

As of December 31, 2024, the Bank’s available-for-sale security portfolio consisted of 78 securities, 75 of which were in an unrealized loss position. At December 31, 2024, the Bank held 40 U.S. Government agency securities, 10 municipal securities, and 25 GSE mortgage- backed securities that were in an unrealized loss position.

As of December 31, 2024 and 2023, no ACL has been recognized on available-for-sale securities in an unrealized loss position as management does not believe any of the securities have losses due to reasons of credit quality. This is based upon an analysis of the underlying risk characteristics, including credit ratings, and other qualitative factors related to available- for-sale securities and in consideration of historical credit loss experience and internal forecasts. The issuers of these securities continue to make timely principal and interest payments under the contractual terms of the securities. Furthermore, the Bank does not have the intent to sell any of the securities classified as available for sale in the table above and believes that it is more likely than not that they will not have to sell any such securities before a recovery of cost. The unrealized losses are due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline.

F-16

Signature Bank of Georgia

Notes to Financial Statements

NOTE 3.	LOANS

Portfolio Segmentation

	December 31,
	2024	2023
Real Estate:
Construction and land development	$44,192,535	$37,878,054
Residential	7,533,418	5,664,625
Commercial and other	125,846,874	109,767,530
Commercial	14,656,059	12,264,579
Consumer and other	14,342	36,163
	192,243,228	165,610,951
Net deferred fees	(478,638)	(317,564)
Allowance for credit losses	(2,204,707)	(2,088,214)
Loans, net	$189,559,883	$163,205,173

Included above are $44,008,911 and $37,277,834 of interest only loans at December 31, 2024, and 2023, respectively. For the majority of these loans, interest is due monthly and principal is due at maturity. These loans require greater monitoring by management due to the fact that credit problems encountered by the borrower could be disguised for a period of time.

For purposes of the disclosures required by ASC 326, the loan portfolio was disaggregated into portfolio segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which the Bank develops and documents a systematic method for determining its allowance for credit losses. The three loan portfolio segments are real estate, commercial, and consumer and other. A class is generally determined based on the initial measurement attribute and the Bank’s method for monitoring and assessing credit risk. Classes within the real estate portfolio segment include construction and land development, residential, and commercial and other. The commercial and consumer and other segments have not been further disaggregated into classes.

The following describes risk characteristics relevant to each of the portfolio segments and classes:

Real estate—As discussed below, the Bank offers various types of real estate loan products. All loans within this portfolio segment are particularly sensitive to the valuation of real estate:

•	Construction and land development loans are repaid through cash flow related to the operations, sale, or refinance of the underlying property. This portfolio class includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral.
•	Residential loans are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property. This portfolio class includes 1-4 family mortgages secured by first and junior liens as well as 1-4 family open-end lines such as home equity lines of credit (HELOCs).
F-17

Signature Bank of Georgia

Notes to Financial Statements

NOTE 3.	LOANS (Continued)

Portfolio Segmentation (Continued)

•	Commercial real estate mortgage loans include owner-occupied commercial real estate loans and loans secured by income-producing properties. Owner-occupied commercial real estate loans to operating businesses are long-term financing of land and buildings. These loans are repaid by cash flow generated from the business operation. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rental income derived from the properties. Also included in this class are loans secured by farmland. These loans are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property. SBA loans secured by real estate are also included within this category. These loans are partially guaranteed by the U.S. Government.

Commercial—The commercial loan portfolio segment includes commercial and industrial loans. These loans include those loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the customers’ business operations. SBA loans not secured by real estate are included within this category. These loans are partially guaranteed by the U.S. Government.

Consumer and other—The consumer and other portfolio segment includes consumer installment loans such as automobile loans, overdrafts, and other revolving credit loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures.

Nonaccrual and Past Due Loans

A loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued and is subsequently determined to have doubtful collectability is charged to interest income. Interest on loans that are classified as nonaccrual is subsequently applied to principal until the loans are returned to accrual status. The Bank’s loan policy states that a nonaccrual loan may be returned to accrual status when: (i) none of its principal and interest is due and unpaid, and the Bank expects repayment of the remaining contractual principal and interest, or (ii) it otherwise becomes well secured and in the process of collection. Restoration to accrual status on any given loan must be supported by a well-documented credit evaluation of the borrower’s financial condition and the prospects for full repayment. There was no interest income recognized on nonaccrual loans during the years ended December 31, 2024 and 2023. Past due loans are accruing loans whose principal or interest is past due 30 days or more.

The following tables provide a summary of current, accruing past due, and nonaccrual loans by portfolio class as of December 31, 2024 and 2023. In accordance with ASU 2016-13, nonaccrual loans are disaggregated based on whether an allowance for credit losses has been recorded.

F-18

Signature Bank of Georgia

Notes to Financial Statements

NOTE 3.	LOANS (Continued)

Nonaccrual and Past Due Loans (Continued)

		Past Due Status (Accruing Loans)
	Current	30-89 Days	90+ Days	Total Past Due	Nonaccrual with an ACL	Nonaccrual without an ACL	Total
December 31, 2024:
Real estate:
Construction and land development	$44,192,535	$—	$—	$—	$—	$—	$44,192,535
Residential	7,533,418	—	—	—	—	—	7,533,418
Commercial and other	125,846,874	—	—	—	—	—	125,846,874
Commercial	14,656,059	—	—	—	—	—	14,656,059
Consumer and other	14,342	—	—	—	—	—	14,342
Total	$192,243,228	$—	$—	$—	$—	$—	$192,243,228

		Past Due Status (Accruing Loans)
	Current	30-89 Days	90+ Days	Total Past Due	Nonaccrual with an ACL	Nonaccrual without an ACL	Total
December 31, 2023:
Real estate:
Construction and land development	$37,878,054	$—	$—	$—	$—	$—	$37,878,054
Residential	5,664,625	—	—	—	—	—	5,664,625
Commercial and other	109,767,530	—	—	—	—	—	109,767,530
Commercial	12,264,579	—	—	—	—	—	12,264,579
Consumer and other	36,163	—	—	—	—	—	36,163
Total	$165,610,951	$—	$—	$—	$—	$—	$165,610,951

Collateral Dependent Loans

Collateral dependent loans are loans where repayment is expected to be provided substantially through the operation or sale of the collateral when the borrower is experiencing financial difficulty. If the Bank determines that foreclosure is probable, these loans are written down to the lower of cost or collateral value less estimated costs to sell. When repayment is expected to be from the operation of the collateral, the allowance for credit losses is calculated as the amount by which the amortized cost basis of the financial asset exceeds the present value of expected cash flows from the operation of the collateral. The Bank may, in the alternative, measure the allowance for credit loss as the amount by which the amortized cost basis of the financial asset exceeded the estimated fair value of the collateral. The following table shows individually evaluated collateral dependent loans by class and collateral type as of December 31, 2024. There were no individually evaluated collateral dependent loans with related allowance for credit losses as of December 31, 2023.

	Business Assets	Total
December 31, 2024:
Real estate:
Construction and land development	$—	$—
Residential	—	—
Commercial and other	—	—
Commercial	342,275	342,275
Consumer and other	—	—
Total	$342,275	$342,275
F-19

Signature Bank of Georgia

Notes to Financial Statements

NOTE 3.	LOANS (Continued)

Credit Risk Management

Risk management and the executive management team as a whole are involved in the credit risk management process and assess the accuracy of risk ratings, the quality of the portfolio, and the estimation of inherent credit losses in the loan portfolio. This process also assists in the prompt identification of problem credits. The Bank has implemented many processes and procedures to manage the portfolios and reduce risk.

The Bank’s credit risk management process includes defined policies, accountability, and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by loan policies that provide for a consistent and prudent approach to underwriting and approvals of credits. Within the loan policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.

Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lies in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting and, on an ongoing basis, monitoring the credit of the portfolios, including a complete review of all relationships over $500,000 on an annual basis. Any problem credits (Grade 6-9) are reviewed on an ongoing basis regardless of size or loan purpose and are reported at least quarterly to the Board. To ensure problem credits are identified on a timely basis, independent loan reviews are performed annually to assess the larger adversely rated credits for proper risk rating, accrual status and, if necessary, to ensure such individual credits are properly graded by management. All loans are graded on a nine- point scale and reviewed periodically for compliance with the defined criteria for each grade level.

Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports by past due status, grade, and accrual status are reviewed by the executive management, loan committee and the Board of Directors.

The following presents credit quality indicators for the loan portfolio segments and classes as of December 31, 2024 and 2023. These categories are utilized to develop the associated allowance for loan losses using historical losses adjusted for current economic conditions and other qualitative factors and are defined as follows:

•	Pass—includes loans with low or average risk qualities where the probability of default is considered low.
•	Other Assets Especially Mentioned (OAEM)—includes loans that exhibit potential weaknesses that merit management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the assets or in the institution’s credit position at some future date. OAEM assets are not considered adversely classified as they do not expose the Bank to sufficient risk to warrant adverse classification.

•	Substandard—includes loans that are no longer considered to be adequately protected due to the borrower’s declining net worth, lack of earnings capacity, declining collateral margins, and/or unperfected collateral positions. These loans are considered adversely classified, and the possibility of some loss of principal or interest exists if deficiencies are not corrected.

The following tables present the amortized cost basis of loans by loan class, risk category and origination year, and the current year gross write-off by loan segment and origination year, based on the analysis performed as of December 31, 2024 and 2023. There were no loans rated doubtful or loss as of December 31, 2024 and 2023.

F-20

Signature Bank of Georgia

Notes to Financial Statements

NOTE 3.	LOANS (Continued)

Credit Risk Management (Continued)

	Term Loans Amortized Cost Basis by Origination Year				Revolving
	2024	2023	2022	Prior	Loans	Total
As of December 31, 2024
Real Estate:
Construction and development
Pass	$2,956,151	$3,843,151	$2,016,442	$—	$35,376,791	$44,192,535
OAEM	—	—	—	—	—	—
Substandard	—	—	—	—	—	—
Total construction and development	$2,956,151	$3,843,151	$2,016,442	$—	$35,376,791	$44,192,535
Current period gross write-offs	$—	$—	$—	$—	$—	$—

Residential
Pass	$797,520	$2,051,021	$—	$1,041,153	$3,643,724	$7,533,418
OAEM	—	—	—	—	—	—
Substandard	—	—	—	—	—	—
Total residential	$797,520	$2,051,021	$—	$1,041,153	$3,643,724	$7,533,418
Current period gross write-offs	$—	$—	$—	$—	$—	$—

Commercial and other
Pass	$24,597,244	$34,130,410	$23,437,909	$38,705,269	$4,527,819	$125,398,651
OAEM	—	—	—	448,223	—	448,223
Substandard	—	—	—	—	—	—
Total commercial and other	$24,597,244	$34,130,410	$23,437,909	$39,153,492	$4,527,819	$125,846,874
Current period gross write-offs	$—	$—	$29,098	$—	$—	$29,098

Commercial
Pass	$3,173,309	$1,415,081	$1,138,986	$2,281,127	$6,361,792	$14,370,295
OAEM	—	—	—	153,853	—	153,853
Substandard	—	—	—	131,911	—	131,911
Total commercial, financial, and agricultural	$3,173,309	$1,415,081	$1,138,986	$2,566,891	$6,361,792	$14,656,059
Current period gross write-offs	$—	$—	$—	$33,026	$—	$33,026

Consumer and other
Pass	$—	$5,753	$3,717	$4,015	$857	$14,342
OAEM	—	—	—	—	—	—
Substandard	—	—	—	—	—	—
Total consumer and other	$—	$5,753	$3,717	$4,015	$857	$14,342
Current period gross write-offs	$—	$—	$—	$24,997	$—	$24,997

Total
Pass	$31,524,224	$41,445,416	$26,597,054	$42,031,564	$49,910,983	$191,509,241
OAEM	—	—	—	602,076	—	602,076
Substandard	—	—	—	131,911	—	131,911
Total loans	$31,524,224	$41,445,416	$26,597,054	$42,765,551	$49,910,983	$192,243,228
Current period gross write-offs	$—	$—	$29,098	$58,023	$—	$87,121
F-21

Signature Bank of Georgia

Notes to Financial Statements

NOTE 3.	LOANS (Continued)

Credit Risk Management (Continued)

	Term Loans Amortized Cost Basis by Origination Year				Revolving
	2023	2022	2021	Prior	Loans	Total
As of December 31, 2023
Real Estate:
Construction and development
Pass	$4,553,553	$3,287,652	$1,110,555	$—	$28,926,294	$37,878,054
OAEM	—	—	—	—	—	—
Substandard	—	—	—	—	—	—
Total construction and development	$4,553,553	$3,287,652	$1,110,555	$—	$28,926,294	$37,878,054
Current period gross write-offs	$—	$—	$—	$—	$—	$—

Residential
Pass	$1,746,902	$48,653	$—	$963,079	$2,598,963	$5,357,597
OAEM	307,028	—	—	—	—	307,028
Substandard	—	—	—	—	—	—
Total residential	$2,053,930	$48,653	$—	$963,079	$2,598,963	$5,664,625
Current period gross write-offs	$—	$—	$—	$—	$—	$—

Commercial and other
Pass	$39,505,353	$26,322,197	$11,370,802	$28,478,414	$861,677	$106,538,443
OAEM	2,764,114	—	—	464,973	—	3,229,087
Substandard	—	—	—	—	—	—
Total commercial and other	$42,269,467	$26,322,197	$11,370,802	$28,943,387	$861,677	$109,767,530
Current period gross write-offs	$—	$—	$—	$39,639	$—	$39,639

Commercial
Pass	$2,705,582	$1,404,038	$912,381	$2,370,920	$4,871,658	$12,264,579
OAEM	—	—	—	—	—	—
Substandard	—	—	—	—	—	—
Total commercial, financial, and agricultural	$2,705,582	$1,404,038	$912,381	$2,370,920	$4,871,658	$12,264,579
Current period gross write-offs	$—	$—	$—	$228,972	$—	$228,972

Consumer and other
Pass	$8,095	$7,015	$—	$1,810	$19,243	$36,163
OAEM	—	—	—	—	—	—
Substandard	—	—	—	—	—	—
Total consumer and other	$8,095	$7,015	$—	$1,810	$19,243	$36,163
Current period gross write-offs	$—	$—	$—	$—	$—	$—

Total
Pass	$48,519,485	$31,069,555	$13,393,738	$31,814,223	$37,277,835	$162,074,836
OAEM	3,071,142	—	—	464,973	—	3,536,115
Substandard	—	—	—	—	—	—
Total loans	$51,590,627	$31,069,555	$13,393,738	$32,279,196	$37,277,835	$165,610,951
Current period gross write-offs	$—	$—	$—	$268,611	$—	$268,611
F-22

Signature Bank of Georgia

Notes to Financial Statements

NOTE 3.	LOANS (Continued)

Allowance for Credit Losses

The allowance for credit losses represents an allowance for expected losses over the remaining contractual life of the assets. The contractual term does not consider extensions, renewals or modifications. The Bank segregates the loan portfolio by type of loan and utilizes this segregation in evaluating exposure to risks within the portfolio.

The following tables detail the change in the allowance for credit losses for the years ended December 31, 2024 and 2023 by portfolio segment. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

December 31, 2024:	Real Estate	Commercial	Consumer	Unallocated	Total
Allowance for credit losses:
Balance, beginning of year	$1,879,272	$208,316	$626	$—	$2,088,214
Provision (reallocation)	32,625	15,189	24,518	93,692	166,024
Loans charged-off	(29,098)	(33,026)	(24,997)	—	(87,121)
Recoveries	—	37,590	—	—	37,590
Ending Balance	$1,882,799	$228,069	$147	$93,692	$2,204,707

December 31, 2023:	Real Estate	Commercial	Consumer	Unallocated	Total
Allowance for credit losses:
Balance, beginning of year	$618,847	$148,787	$364	$743,520	$1,511,518
Adoption of ASU 2016-13	158,521	17,572	53	—	176,146
Provision (reallocation)	1,101,904	222,905	209	(743,520)	581,498
Loans charged-off	(39,639)	(228,972)	—	—	(268,611)
Recoveries	39,639	48,024	—	—	87,663
Ending Balance	$1,879,272	$208,316	$626	$—	$2,088,214

Modifications to Borrowers Experiencing Financial Difficulty

The Bank periodically provides modifications to borrowers experiencing financial difficulty. These modifications include either payment deferrals, term extensions, interest rate reductions, principal forgiveness, or combinations of modification types. The determination of whether the borrower is experiencing financial difficulty is made on the date of the modification. When principal forgiveness is provided, the amount of principal forgiveness is charged-off against the allowance for credit losses with a corresponding reduction in the amortized cost basis of the loan. A modified loan is tracked for at least 12 months following the modifications granted.

F-23

Signature Bank of Georgia

Notes to Financial Statements

NOTE 3.	LOANS (Continued)

Modifications to Borrowers Experiencing Financial Difficulty (Continued)

The following table shows the amortized cost basis of the loans modified to borrowers experiencing financial difficulty, disaggregated by class of financing receivable and type of concession granted as of December 31, 2024. The were no loans modified to borrowers experiencing financial difficulty during the year ended December 31, 2023.

	Payment Deferral	Term Extension	Interest Rate Reduction	Combination Deferral and Extension	Total
December 31, 2024:
Real estate:
Residential	$—	$64,824	$—	$—	$64,824
Total	$—	$64,824	$—	$—	$64,824

The terms of the modification noted above for the year ended December 31, 2024 included the reamortization of the loan’s principal and interest payments through the new maturity date in 2034. The loan was performing in accordance with its modified terms at December 31, 2024.

No loans that were modified in the last twelve months to borrowers experiencing financial difficulty had a payment default during the years ended December 31, 2024 and 2023.

Related-Party Loans

In the ordinary course of business, the Bank has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related-party loans are as follows:

	Years Ended December 31,
	2024	2023
Balance, beginning of year	$5,600,455	$155,513
Advances	3,788,918	5,650,455
Repayments	(6,638,154)	(205,513)
Change in related parties	(1,344,500)	—
Balance, end of year	$1,406,719	$5,600,455
F-24

Signature Bank of Georgia

Notes to Financial Statements

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:

	December 31,
	2024	2023

Buildings and leasehold improvements	$809,369	$813,739
Furniture and equipment	770,371	860,760
Right of use assets	556,655	93,740
	2,136,395	1,768,239
Accumulated depreciation	(754,624)	(935,365)
	$1,381,771	$832,874

Depreciation expense, not including software amortization, totaled $104,937 and $94,494, respectively, for the years ended December 31, 2024 and 2023. Software costs of $391,227 and $442,057, net of accumulated amortization of $359,829 and $439,573, are included in other assets on the balance sheets as of December 31, 2024 and 2023, respectively.

Leases

The Bank leases its Sandy Springs banking facility and operations center under a noncancelable operating lease agreement with an original lease term of six years and renewal options totaling fifteen years. The lease was renewed effective June 1, 2024 and expires on May 31, 2027. The remaining renewal options were not considered in the right- of-use asset due to the uncertainty of renewal.

The Bank leases a loan production office (LPO) in Gwinnett County. The Bank entered into a noncancelable operating lease agreement with an unrelated third party for the LPO that was effective October 1, 2021 and expired September 30, 2023. The lease was renewed in 2023 and 2024 for one year each and now expires on September 30, 2025. The Bank has renewal options on this lease agreement through 2026. The remaining renewal options were not considered in the right-of-use asset due to the uncertainty of renewal.

The Bank has evaluated the leases above and determined them to be operating leases. The right-of-use assets and lease liabilities were measured and recorded with an assumed weighted-average discount rate of 5.33%, the federal funds rate at the date of lease commencement. The right of use assets, included within premises and equipment on the balance sheets, totaled $556,655 and $93,740 as of December 31, 2024 and 2023, respectively. The Bank’s operating lease liabilities, included within other liabilities on the balance sheets, totaled $556,655 and $93,740 as of December 31, 2024 and 2023, respectively. The weighted-average remaining lease term for these leases at December 31, 2024 was 2.2 years.

F-25

Signature Bank of Georgia

Notes to Financial Statements

NOTE 4.	PREMISES AND EQUIPMENT (Continued)

Leases (Continued)

Future minimum lease payments under operating leases, excluding any renewal options, are summarized as follows as of December 31, 2024:

2025	$265,916
2026	229,924
2027	96,591
Total future minimum lease payments	592,431
Less: imputed interest	(35,776)
Present value of operating lease liabilities	$556,655

Rental expense under all operating leases amounted to $204,359 and $284,319 for the years ended December 31, 2024 and 2023, respectively.

NOTE 5.	OTHER REAL ESTATE OWNED

A summary of other real estate owned is presented as follows:

	Years Ended December 31,
	2024	2023
Balance, beginning of year	$2,743,500	$4,355,950
Proceeds from externally financed sales	—	(1,199,000)
Loss on sale	—	(1,000)
Write-downs	(92,125)	(412,450)
Transfer to other assets	(276,375)	—
Balance, end of year	$2,375,000	$2,743,500

The Bank recorded a write-down on a foreclosed loan subject to a 75% SBA guarantee during 2024. Of the total write-down of $368,500, 25% or $92,125 was recorded as a loss on the statement of income, and 75% or $276,375 was transferred to other assets as an SBA receivable.

At December 31, 2024 and 2023, there were no residential properties included in other real estate owned, and there were no residential properties in process of foreclosure reported as loans.

NOTE 6.	OTHER ASSETS

A summary of other assets is presented as follows:

	December 31,
	2024	2023
Accrued interest receivable	$965,952	$989,482
Deferred tax assets, net of valuation allowance	4,371,157	4,328,967
Prepaid assets	789,443	878,517
Servicing assets	997,278	635,859
Receivables	701,385	1,181,964
Other assets	31,398	2,481
	$7,856,613	$8,017,270
F-26

Signature Bank of Georgia

Notes to Financial Statements

NOTE 6.	OTHER ASSETS (Continued)

Included within receivables above as of December 31, 2024 and 2023 was an insurance claim receivable of approximately $162,000 and $381,000, respectively, related to a cybersecurity incident that occurred at the end of 2023. The amounts recorded represented management’s estimate of the final proceeds to be received. Losses related to the incident of approximately $219,000 and $381,000 were recorded in other operating expenses during the years ended December 31, 2024 and 2023. Subsequent to December 31, 2024, the Bank reached a settlement with the insurance company in the amount of $400,000. As a result, income of approximately $238,000 related to settlement will be recorded in 2025.

NOTE 7.	DEPOSITS

The major classifications of deposits are as follows:

	December 31,
	2024	2023
Noninterest-bearing demand	$56,558,144	$85,967,806
Interest-bearing demand	122,716,371	97,939,113
Savings	820,025	1,413,380
Certificates of deposit of $250,000 or more	11,950,948	3,458,315
Other certificates of deposit	13,285,193	4,151,826
	$205,330,681	$192,930,440

The scheduled maturities of time deposits at December 31, 2024 are as follows:

2025	$22,400,958
2026	2,387,677
2027	121,308
2028	190,049
2029	136,149
$25,236,141

The Bank had no brokered deposits at December 31, 2024 and 2023. Overdraft demand deposit accounts reclassified to loans totaled $4,014 and $1,810 at December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, related-party deposits totaled $16,208,183 and $17,513,534, respectively. At December 31, 2024, the Bank had a concentration of deposits to two unrelated parties totaling $29,775,911. At December 31, 2023, the Bank had a concentration of deposits to three unrelated parties totaling $32,666,541.

NOTE 8.	FEDERAL HOME LOAN BANK ADVANCES AND AVAILABLE LINES OF CREDIT

As of December 31, 2024 and 2023, the Bank had credit availability with the Federal Home Loan Bank (“FHLB”) that totaled $60,211,250 and $57,240,750, respectively. At December 31, 2024, the Bank had one FHLB advance outstanding in the amount of $5,000,000. The advance is a fixed rate credit bearing interest at 4.60%, with interest due monthly and all principal and interest outstanding due at the maturity date of April 14, 2025. Loans pledged to this line totaled $58,044,370 at December 31, 2024. No advances were outstanding and no assets were pledged as of December 31, 2023.

F-27

Signature Bank of Georgia

Notes to Financial Statements

NOTE 8.	FEDERAL HOME LOAN BANK ADVANCES AND AVAILABLE LINES OF CREDIT (Continued)

The Bank also had credit availability through the Federal Reserve Bank as of December 31, 2024 and 2023. Securities pledged to this line totaled $1,625,873 and $802,812 at December 31, 2024 and 2023, respectively. No advances were outstanding at December 31, 2024 and 2023.

The Bank also had available unsecured federal funds lines of credit with three financial institutions totaling $15,000,000 at December 31, 2024 and 2023. There were no advances outstanding on these lines at December 31, 2024 and 2023.

NOTE 9.	CAPITAL RAISE, REVERSE STOCK SPLIT, AND PAR VALUE CHANGE

Capital Raise

During 2023, the Bank conducted a capital raise with a maximum number of shares to be issued of 7,777,777 at a stock price of $0.90 per share. The capital raise was fully subscribed and all new shares were issued as of June 30, 2023. Proceeds received from the capital raise totaled $6,999,999. Stock offering expenses of $53,011 were recorded as an offset to capital surplus.

Reverse Stock Split and Par Value Change

Subsequent to the completion of the capital raise, the Board of Directors and shareholders of the Bank approved a 1-for-14 reverse stock split, whereby one new share would be exchanged for every fourteen shares held. The reverse stock split was completed as of August 31, 2023. As a result of the reverse stock split, the total number of shares outstanding was reduced from 35,947,227 to 2,575,731, which includes 7,823 fractional shares that were converted to whole shares.

Concurrent with the reverse stock split, the Board of Directors and shareholders of the Bank approved a change in the stock’s par value from $1.00 per share to $2.00 per share.

NOTE 10.	STOCK-BASED COMPENSATION

Stock Options

The Bank has a stock option plan which grants key employees and Directors options to purchase shares of common stock of the Bank. Option prices and terms are determined by a committee appointed by the Board of Directors. The plan provides for a total of 183,126 options to be issued.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes, option-pricing model with the weighted-average assumptions listed in the table below. Expected volatility is a calculated value based on expected volatility of similar entities. The expected term of options granted is based on the shortcut method and represents the period of time that the options granted are expected to be outstanding. Expected dividends are based on dividend trends and the market price of the Bank’s stock price at grant. Historical data is used to estimate option exercises and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

F-28

Signature Bank of Georgia

Notes to Financial Statements

NOTE 10.	STOCK-BASED COMPENSATION (Continued)

Stock Options (Continued)

There were no stock options issued during the year ended December 31, 2024. The following table presents information about stock options issued during the year ended December 31, 2023:

2023
Dividend yield	0.00%
Expected life	6.5 years
Weighted-average risk-free interest rate	4.20%
Weighted-average expected volatility	67.66%

Other pertinent information related to stock options for the year ended December 31, 2024 is as follows:

		Weighted-
		Average
	Number	Exercise Price
Options outstanding, beginning of year	156,254	$12.11
Forfeited options	(40,596)	12.60
Options outstanding, end of year	115,658	11.93
Exercisable, end of year	69,436	11.43

Weighted-average fair value of options granted during the year		$—
Weighted-average remaining contractual life		6.95 years

Other pertinent information related to stock options for the year ended December 31, 2023 is as follows:

		Weighted-
		Average
	Number	Exercise Price

Options outstanding, beginning of year	896,331	$0.79
Granted before reverse stock split	155,000	0.90
Exercised before reverse stock split	(96,250)	0.65
Forfeited before reverse stock split	(20,000)	0.95
Expired before reverse stock split	(9,250)	0.65
Revaluation after reverse stock split	(859,700)	11.22
Granted after reverse stock split	90,123	12.60
Options outstanding, end of year	156,254	12.11
Exercisable, end of year	43,175	10.64

Weighted-average fair value of options granted during the year		$8.35
Weighted-average remaining contractual life		8.37 years
F-29

Signature Bank of Georgia

Notes to Financial Statements

NOTE 10.	STOCK-BASED COMPENSATION (Continued)

Stock Options (Continued)

Information pertaining to options outstanding at December 31, 2024 is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$8.40	13,143	1.06 years	$8.40	13,143	$8.40
$9.80	5,000	4.16 years	$9.80	5,000	$9.80
$11.48	18,733	5.63 years	$11.48	18,733	$11.48
$12.60	59,884	8.71 years	$12.60	19,961	$12.60
$13.30	18,898	7.55 years	$13.30	12,599	$13.30
	115,658			69,436

At December 31, 2024, unrecognized compensation cost related to stock-based payments totaled $317,033, which is to be expensed over 1.5 years. At December 31, 2024 and 2023, the aggregate intrinsic value of options outstanding and of options exercisable was insignificant.

NOTE 11.	INCOME TAXES

Income taxes consist of the following:

	Years Ended December 31,
	2024	2023
Current	$—	$—
Deferred	458,559	630,312
Adjustment for adoption of ASU 2016-13	—	(119,152)
Change in valuation allowance	(458,559)	(511,160)
Income tax expense	$—	$—

The Bank’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2024	2023
Income tax at statutory federal rate	$283,238	$504,408
State tax	49,053	88,778
Adjustment for adoption of ASU 2016-13	—	(119,152)
Change in tax rates	65,518	—
Other	60,750	37,126
Change in valuation allowance	(458,559)	(511,160)
Income tax expense	$—	$—
F-30

Signature Bank of Georgia

Notes to Financial Statements

NOTE 11.	INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2024	2023
Deferred income tax assets:
Net operating loss carryforward	$5,037,720	$5,628,012
Deferred loan fees	119,852	80,329
Other real estate owned	83,416	60,962
Credit loss reserves on loans	255,142	215,746
Credit loss reserves on unfunded commitments	86,812	55,498
Securities available for sale	821,157	778,967
Other	686	535
	6,404,785	6,820,049
Valuation allowance	(2,022,539)	(2,481,098)
	4,382,246	4,338,951
Deferred income tax liabilities:
Depreciation	11,089	9,984
	11,089	9,984
Net deferred income taxes	$4,371,157	$4,328,967

At December 31, 2024, the Bank has available net operating loss carryforwards of $19,696,615 for federal income tax purposes and $22,310,831 for state income tax purposes. If unused, the carryforwards will expire beginning in 2029.

The federal income tax returns for the Bank for 2021, 2022, and 2023 are subject to examination by the Internal Revenue Service, generally for three years after they are filed.

NOTE 12.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. A summary of the Bank’s commitments is as follows:

	December 31,
	2024	2023
Commitments to extend credit	$54,625,058	$36,852,350
Standby letters of credit	165,112	—
	$54,790,170	$36,852,350
F-31

Signature Bank of Georgia

Notes to Financial Statements

NOTE 12.	COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to clients. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

The following table details activity in the allowance for credit losses for unfunded commitments for the years ended December 31, 2024 and 2023.

	2024	2023
Balance, beginning of year	$219,398	$—
Adoption of ASU 2016-13	—	294,894
Provision (credit provision) for credit losses	127,292	(75,496)
Balance, end of year	$346,690	$219.398

Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Bank’s financial statements.

NOTE 13.	CONCENTRATIONS OF CREDIT

The Bank originates primarily commercial, residential, and construction loans to customers in Fulton, Gwinnett, and DeKalb Counties and the surrounding counties. The ability of the majority of the Bank’s customers to honor their contractual obligations is dependent on the economy in these areas and the metropolitan Atlanta area.

Ninety-two percent of the Bank’s loan portfolio is concentrated in loans secured by commercial and residential real estate, of which a substantial portion is secured by real estate located in the Bank’s primary market areas. Accordingly, the ultimate collectability of the Bank’s loan portfolio is susceptible to changes in real estate conditions in the Bank’s primary market areas. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Bank, as a matter of policy, does not generally extend new credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, as defined, or approximately $8,878,000.

F-32

Signature Bank of Georgia

Notes to Financial Statements

NOTE 14.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2024, no dividends could be declared without regulatory approval.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total capital, Tier 1 capital, and common equity Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. In addition, the Bank is subject to an institution-specific capital buffer which must exceed 2.50% to avoid limitations on distributions and discretionary bonus payments. The Bank’s capital conservation buffer at December 31, 2024 was 9.0992%. Management believes, as of December 31, 2024 and 2023, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2024, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2024:
Total Capital to Risk-Weighted Assets	$35,515	17.10%	$16,616	8.00%	$20,770	10.00%
Tier 1 Capital to Risk-Weighted Assets	$32,963	15.87%	$12,462	6.00%	$16,616	8.00%
CET 1 Capital to Risk-Weighted Assets	$32,963	15.87%	$9,347	4.50%	$13,501	6.50%
Tier 1 Capital to Average Assets	$32,963	13.67%	$9,647	4.00%	$12,058	5.00%

December 31, 2023:
Total Capital to Risk-Weighted Assets	$33,431	19.98%	$13,388	8.00%	$16,735	10.00%
Tier 1 Capital to Risk-Weighted Assets	$31,337	18.73%	$10,041	6.00%	$13,388	8.00%
CET 1 Capital to Risk-Weighted Assets	$31,337	18.73%	$7,531	4.50%	$10,878	6.50%
Tier 1 Capital to Average Assets	$31,337	14.36%	$8,727	4.00%	$10,909	5.00%
F-33

Signature Bank of Georgia

Notes to Financial Statements

NOTE 15.	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with fair value guidance, the Bank groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There were no transfers between fair value levels during the years ended December 31, 2024 and 2023.

F-34

Signature Bank of Georgia

Notes to Financial Statements

NOTE 15.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets Measured at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
December 31, 2024
Securities available for sale:
U.S. Government agency securities	$—	$12,560,976	$—	$12,560,976
Municipal securities	—	6,235,921	—	6,235,921
Mortgage-backed GSE residential securities	—	7,564,033	—	7,564,033
	$—	$26,360,930	$—	$26,360,930

December 31, 2023
Securities available for sale:
U.S. Treasury securities	$—	$1,989,609	$—	$1,989,609
U.S. Government agency securities	—	13,683,571	—	13,683,571
Municipal securities	—	6,377,798	—	6,377,798
Mortgage-backed GSE residential securities	—	7,532,839	—	7,532,839
	$—	$29,583,817	$—	$29,583,817

Securities Available for Sale

Where quoted prices are available in an active market, the Bank classifies the securities within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities. If quoted market prices are not available, fair values are estimated using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, the Bank classifies those securities in Level 3.

Assets Measured at Fair Value on a Nonrecurring Basis

Under certain circumstances, adjustments are made to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded:

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Signature Bank of Georgia

Notes to Financial Statements

NOTE 15.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis (Continued)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2024
Other real estate owned	$—	$—	$2,375,000	$2,375,000
Total	$—	$—	$2,375,000	$2,375,000

December 31, 2023
Other real estate owned	$—	$—	$2,743,500	$2,743,500
Total	$—	$—	$2,743,500	$2,743,500

Other Real Estate Owned: Other real estate owned, consisting of properties obtained through foreclosure or in satisfaction of loans, is recorded at the fair value less estimated costs to sell upon transfer of the loans to foreclosed assets. Subsequently, other real estate owned is carried at the lower of the carrying value or fair value less costs to sell. Fair values are generally based on third-party appraisals of the property and are classified within Level 3 of the fair value hierarchy. The appraisals are sometimes further discounted based on management’s historical knowledge, and/or changes in market conditions from the date of the most recent appraisal. Such discounts, which typically constitute zero to ten percent of the appraised value, are inherently subjective and thus are considered significant unobservable inputs for determining fair value. In cases where the carrying amount exceeds the fair value, less estimated costs to sell, a write-down is recognized in other expense.

Fair Value of Financial Instruments

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Cash, Due from Banks, and Interest-Bearing Deposits in Banks: The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.

Securities Available for Sale: Securities available for sale are carried at fair value using the methods and assumptions described above under Assets Measured at Fair Value on a Recurring Basis.

Restricted Equity Securities: The carrying amount of restricted equity securities with no readily determinable fair value approximates fair value.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair value for fixed rate loans are estimated using discounted cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

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Signature Bank of Georgia

Notes to Financial Statements

NOTE 15.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value of Financial Instruments (Continued)

Deposits: The fair values disclosed for demand deposits (for example, interest and noninterest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances: Current market rates for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Fair value of long-term debt is based on quoted market prices or dealer quotes for the identical liability when traded as an asset in an active market. If a quoted market price is not available, an expected present value technique is used to estimate fair value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

Off-Balance Sheet Credit-Related Instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The carrying amount and estimated fair value of the Bank’s financial instruments were as follows:

	December 31,
	2024		2023
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, and interest-bearing deposits in banks	$17,730,206	$17,730,206	$21,372,341	$21,372,341
Securities available for sale	26,360,930	26,360,930	29,583,817	29,583,817
Restricted equity securities	395,700	395,700	140,500	140,500
Loans, net	189,559,883	185,748,914	163,205,173	158,368,424
Accrued interest receivable	965,952	965,952	989,482	989,482
Financial liabilities:
Deposits	205,330,681	205,499,714	192,930,440	192,778,779
Federal Home Loan Bank advances	5,000,000	5,014,382	—	—
Accrued interest payable	150,642	150,642	47,726	47,726

NOTE 16.	REVENUE FROM CONTRACTS WITH CUSTOMERS

Substantially all of the Bank’s revenue from contracts with customers in the scope of ASC 606 is recognized within service charges on deposit accounts and other service charges and fees on the statements of income. The following table presents the Bank’s sources of revenue from contracts with customers for the years ended December 31, 2024 and 2023.

	2024	2023

Service charges on deposit accounts	$54,562	$49,682
Other service charges and fees	133,768	136,555

Total revenue from contracts with customers	$188,330	$186,237
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Signature Bank of Georgia

Notes to Financial Statements

NOTE 16.	REVENUE FROM CONTRACTS WITH CUSTOMERS (Continued)

Service charges on deposit accounts: Revenue from service charges on deposit accounts is earned through cash management, overdraft, nonsufficient funds, and other deposit-related services. Revenue is recognized for these services either over time, corresponding with deposit accounts’ monthly cycle, or at a point in time for transaction-related services and fees. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Other service charges and fees: Other service charges and fees include revenues generated from ATM fees and interchange fees from consumer credit and debit cards. ATM fees are recognized concurrently with the delivery of service on a daily basis as transactions occur. Interchange rates are generally set by the credit card associations and based on purchase volumes and other factors. Interchange fees and merchant discounts are recognized concurrently with the delivery of service on a daily basis as transactions occur. Payment is typically received immediately or in the following month.

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